Filed Pursuant to Rule 424(b)(3)

Registration No. 333-248742

PROSPECTUS

GENERATIONS BANCORP NY, INC.

(Proposed Holding Company for Generations Bank)

Up to 1,727,875 Shares of Common Stock

Generations Bancorp NY, Inc. a Maryland corporation (“Generations Bancorp”) is offering shares of common stock for sale on a best efforts basis in connection with the conversion of The Seneca Falls Savings Bank, MHC from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in Seneca-Cayuga Bancorp, Inc. (“Seneca-Cayuga Bancorp”) currently owned by The Seneca Falls Savings Bank, MHC. Seneca-Cayuga Bancorp’s common stock currently is quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the symbol “SCAY.” We have applied to list Generations Bancorp’s common stock on the Nasdaq Capital Market under the symbol “GBNY.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors of Generations Bank and Generations Commercial Bank as of specified eligibility dates and to tax-qualified employee benefit plans of Generations Bank. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by Generations Bank and then to existing stockholders of Seneca-Cayuga Bancorp. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated community offering. The syndicated community offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated community offering. We must sell a minimum of 1,277,125 shares to complete the offering.

In addition to the shares we are selling in the offering, the shares of common stock of Seneca-Cayuga Bancorp currently owned by the public will be exchanged for shares of common stock of Generations Bancorp based on an exchange ratio that will result in existing public stockholders of Seneca-Cayuga Bancorp owning approximately the same percentage of common stock of Generations Bancorp as they owned in the common stock of Seneca-Cayuga Bancorp immediately before the completion of the conversion. We expect to issue up to 1,147,125 shares in the exchange.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 60,000 shares ($600,000) of common stock in all categories of the offering combined.

The subscription offering will expire at 2:00 p.m., Eastern time, on December 15, 2020. We expect that the community offering, if held, will expire at the same time. We may extend the expiration date of the subscription and/or community offerings without notice to you until January 29, 2021, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by December 22, 2022. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond January 29, 2021, or the number of shares of common stock to be sold is increased to more than 1,727,875 shares or decreased to less than 1,277,125 shares. If the subscription and community offerings are extended past January 29, 2021, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 1,727,875 shares or decreased to less than 1,277,125 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Generations Bank and will earn interest at 0.10% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated community offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum
Number of shares	1,277,125	1,502,500	1,727,875
Gross offering proceeds	$12,771,250	$15,025,000	$17,278,750
Estimated offering expenses, excluding selling agent fees and expenses (1) (2)	$900,000	$900,000	$900,000
Selling agent fees and expenses (1)	$400,000	$400,000	$400,000
Estimated net proceeds	$11,471,250	$13,725,000	$15,978,750
Estimated net proceeds per share (1)	$8.98	$9.13	$9.25

(1)	See “The Conversion and Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Keefe, Bruyette & Woods, Inc.’s compensation for this offering and the compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in the syndicated community offering.
(2)	Excludes records agent fees and expenses payable to Keefe, Bruyette & Woods, Inc., which are included in estimated offering expenses. See “The Conversion and Offering – Records Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 15.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods

A Stifel Company

For assistance, contact the Stock Information Center at (877) 643-8217.

The date of this prospectus is November 12, 2020.

generations bank

Medina
Albion
Rochester
Niagara Falls
Buffalo
90
Farmington
Waterloo
Phelps
Corporate Headquarters
Geneva
Seneca Falls
Auburn
Union Springs
390
86
NEW YORK

Corporate Headquarters
20 East Bayard Street
Seneca Falls, NY

Seneca Falls
19 Cayuga Street

Auburn
10 Osborne Street
621 North Seward Avenue

Union Springs
152 Cayuga Street

Waterloo
1865 North Road

Geneva
342 Hamilton Street

Phelps
89 Main Street

Farmington
6120 State Route 96

Albion
13858 State Route 31
(Inside Walmart)

Medina
11182 Maple Ridge Road

NEW YORK

TABLE OF CONTENTS

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Seneca-Cayuga Bancorp common stock for shares of Generations Bancorp common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”

Our Organizational Structure and the Proposed Conversion

Seneca-Cayuga Bancorp is a federal corporation that owns all of the outstanding shares of common stock of Generations Bank. At June 30, 2020, Seneca-Cayuga Bancorp had consolidated total assets of $372.3 million, deposits of $304.6 million and stockholders’ equity of $29.3 million. At that date, Seneca-Cayuga Bancorp had 2,463,507 shares of common stock outstanding, of which 1,480,715 shares, or 60.1%, were owned by The Seneca Falls Savings Bank, MHC, and the remaining 982,792 shares were held by the public.

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the plan of conversion, we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, The Seneca Falls Savings Bank, MHC and Seneca-Cayuga Bancorp will cease to exist and Generations Bancorp will become the successor corporation to Seneca-Cayuga Bancorp. The conversion will be accomplished by the merger of The Seneca Falls Savings Bank, MHC with and into Seneca-Cayuga Bancorp, followed by the merger of Seneca-Cayuga Bancorp with and into Generations Bancorp. The shares of Generations Bancorp common stock being offered for sale represent the majority ownership interest in Seneca-Cayuga Bancorp currently owned by The Seneca Falls Savings Bank, MHC. Public stockholders of Seneca-Cayuga Bancorp will receive shares of common stock of Generations Bancorp in exchange for their shares of Seneca-Cayuga Bancorp at an exchange ratio intended to preserve the same aggregate ownership interest in Generations Bancorp as they had in Seneca-Cayuga Bancorp, adjusted downward to reflect certain assets held by The Seneca Falls Savings Bank, MHC, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The shares of Seneca-Cayuga Bancorp common stock owned by The Seneca Falls Savings Bank, MHC will be cancelled.

The following diagram shows our current organizational structure, reflecting ownership percentages at June 30, 2020:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

In the future we may consider converting Generations Bank to a commercial bank charter. In such event, we may also consider the merger of Generations Commercial Bank into Generations Bank.

Our Business

Our business consists primarily of taking deposits from the general public and, through our commercial bank subsidiary, Generations Commercial Bank, from New York State and County municipalities and agencies, and investing those deposits, together with borrowings and funds generated from operations, in the origination and purchase of one- to four-family residential real estate loans, including home equity loans and lines of credit. We also purchase and originate a substantial amount of consumer loans, including automobile loans, recreational vehicle loans and manufactured home loans. To a lesser extent, we originate commercial real estate and multifamily loans, commercial business loans and residential and commercial construction loans. Most of our one- to four-family residential real estate loans are originated to borrowers in our market area. To diversify our loan portfolio more geographically, we purchase loans that have been originated outside of the region, including automobile loans, recreational vehicle loans and manufactured home loans originated throughout the United States. We also invest in securities, which currently consist primarily of municipal bonds issued by states, local municipalities and schools in the northeastern United States, and to a far lesser extent mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank of New York (“Federal Home Loan Bank”) stock. Additionally, through our subsidiary Generations Agency, Inc., we provide insurance as well as certain other financial products.

We offer a variety of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit accounts. We also utilize advances from the Federal Home Loan Bank for liquidity and for asset/liability management purposes.

On September 29, 2018, Generations Bank completed its acquisition of Medina Savings and Loan Association, a mutual savings association headquartered in Medina, New York.

Generations Bank is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

On September 10, 2020, based on its supervisory profile, Generations Bank was notified by the Office of the Comptroller of the Currency that it established individual minimum capital ratios for Generations Bank. Specifically, effective September 10, 2020, Generations Bank is required to maintain a leverage ratio of 8.0% and a total capital ratio of 12.0%. At September 30, 2020, Generations Bank’s leverage ratio was 8.54% and its total capital ratio was 13.26%. For more information, see “Supervision and Regulation – Individual Minimum Capital Ratios” and “Risk Factors.”

Generations Bancorp is a newly formed Maryland corporation. Following the completion of the conversion and offering, Generations Bancorp will be the holding company for Generations Bank and will succeed Seneca-Cayuga Bancorp as the publicly traded holding company of Generations Bank. Our executive offices are located at 20 East Bayard Street, Seneca Falls, New York 13148 and our telephone number is (315) 568-5855. Generations Bank’s website address is www.mygenbank.com. Information on this website is not and should not be considered a part of this prospectus.

Business Strategy

Our current business strategy is to operate as a well-capitalized and profitable community bank dedicated to serving the needs of our consumer and business customers, and offering personalized and efficient customer service. Our goals are to increase interest income through loan portfolio growth, including expected material growth in our purchases of automobile, recreational vehicle and manufactured home loans, as well as increased originations and purchases of one- to four-family residential real estate loans, decrease interest expense by increasing core deposits, and achieve economies of scale through managed balance sheet growth. Highlights of our current business strategy include:

•	Increasing our purchases and originations of automobile, recreational vehicle and manufactured home loans. In recent years we have increased our emphasis on the purchase and origination of automobile, recreational vehicle and manufactured home loans. At June 30, 2020, these loans totaled $61.0 million, or 21.9%, of our total loan portfolio. For the six months ended June 30, 2020 and the year ended December 31, 2019, we purchased $22.4 million and $22.5 million of automobile, recreational vehicle and manufactured home loans. We intend to continue to increase our purchases and origination of these types of loans following completion of the conversion.

Automobile, recreational vehicle and manufactured home lending can increase loan yields with shorter repricing terms than one- to four-family residential real estate loans. At June 30, 2020, the weighted average rate on our automobile, recreational vehicle and manufactured home loans was 6.87%.

We believe that we have the experience and policies and procedures in place to increase loan purchases without undue risk. We began purchasing manufactured home loans in 2006. In part based on this experience, in 2016 we began purchasing automobile loans from one vendor and began purchasing automobile and recreational vehicle loans from a second vendor in February 2020, and additionally began purchasing manufactured home loans from a second vendor in 2019. To date, our credit experience on these loans has been satisfactory. See “Business of Generations Bank – Lending Activities – Manufactured Home Lending and “– Automobile Lending” and “– Other Consumer Lending.”

•	Continuing to emphasize one- to four-family residential real estate lending. We will continue to focus on originating one- to four-family residential real estate loans for retention in our portfolio. At June 30, 2020, $135.9 million, or 49.0%, of our total loans consisted of one- to four-family residential real estate loans. We recently contracted with a third party to assist with one- to four-family residential real estate loan generation, and expect to increase our purchases of one- to four-family residential real estate loans.

•	Increasing our “core” deposit base. We seek to increase our core deposit base, particularly checking accounts. Core deposits include all deposit account types except certificates of deposit. Core deposits are our least costly source of funds, which improves our interest rate spread, and represent our best opportunity to develop customer relationships that enable us to cross-sell our full complement of products and services. Core deposits also contribute noninterest income from account-related fees and services and are generally less sensitive to withdrawal when interest rates fluctuate. We have continued our marketing efforts for checking accounts through digital, print and outdoor advertising channels. Core deposits at June 30, 2020 increased $29.3 million, or 16.8%, from December 31, 2019 as customers have increased their balances in these accounts, we believe, due to the economic uncertainty caused by the Covid-19 pandemic. In recent years, we have significantly expanded and improved the products and services we offer our retail and business deposit customers who maintain core deposit accounts and have improved our infrastructure for electronic banking services, including online banking, mobile banking, bill pay, and e-statements. We believe that the deposit infrastructure we have established can accommodate significant increases in retail and business deposit accounts without additional capital expenditure. Primarily for municipal deposits we have accepted in Generations Commercial Bank, we participate in reciprocal deposit services for our customers through the Certificate Deposit Account Registry Service (CDARS) and Insured Cash Sweep networks, which are currently considered by the bank regulators, to be brokered deposits, as a source of funds, in accordance with our asset/liability policies and funding strategies.

•	Implementing a managed growth strategy without undue risk. We intend to pursue a growth strategy for the foreseeable future, with the goal of improving the profitability of our business through increased net interest income and retail deposit growth. Subject to market conditions, we intend to grow our one- to four-family residential fixed-rate, automobile, recreational vehicle and manufactured home loan portfolios. To a lesser extent we intend to grow our commercial real estate and multifamily home loan portfolios.

•	Remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1870 and have been operating continuously since that time in the northern Finger Lakes region of New York State which is located in the central to northwestern portion of New York State. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. While Generations Bank exceeds all regulatory capital requirements, the proceeds from the offering will significantly augment our capital position and enable us to support our planned growth by increasing our regulatory loans-to-one borrower limit and by reducing our loan concentrations as a percent of capital. The augmented capital will be essential to the continued implementation of our business strategy.

•	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure is a more flexible form of organization that will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for Generations Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Maximize shareholder value. Although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive merger and acquisition candidate for other institutions. Applicable regulations prohibit the merger and acquisition of Generations Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Terms of the Offering

We are offering for sale between 1,277,125 and 1,727,875 shares of common stock to eligible depositors of Generations Bank and Generations Commercial Bank, to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in the New York counties of Cayuga, Seneca, Ontario and Orleans, and then to existing public stockholders of Seneca-Cayuga Bancorp as of the close of business on November 2, 2020. If necessary, we will also offer for sale shares to the general public in a syndicated community offering. Unless the number of shares of common stock to be offered is increased to more than 1,727,875 shares or decreased to fewer than 1,277,125 shares, or the subscription and community offerings are extended beyond January 29, 2021, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past January 29, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond to the notice of extension, your order will be cancelled and we will promptly return your funds with interest at 0.10% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 1,727,875 shares or decreased to less than 1,277,125 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.10% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated community offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated community offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc. (“KBW”), our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Purchase Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Seneca-Cayuga Bancorp for shares of Generations Bancorp are based on an independent appraisal of the estimated market value of Generations Bancorp, assuming the offering has been completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of August 21, 2020 this market value was $25.0 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $21.3 million and a maximum of $28.8 million. Based on this valuation range, the 60.1% ownership interest of The Seneca Falls Savings Bank, MHC in Seneca-Cayuga Bancorp as of June 30, 2020 being sold in the offering, certain assets held by The Seneca Falls Savings Bank, MHC and the $10.00 per share price, the number of shares of common stock being offered for sale by Generations Bancorp ranges from 1,277,125 shares to 1,727,875 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 0.8627 shares at the minimum of the offering range to 1.1672 shares at the maximum of the offering range, and will generally preserve in Generations Bancorp the percentage ownership of public stockholders in Seneca-Cayuga Bancorp immediately before the completion of the conversion. Keller & Company, Inc. will update its appraisal before we complete the conversion and offering. If our pro forma market value at that time is either below $21.3 million or above $28.8 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on Seneca-Cayuga Bancorp’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan and holding companies that Keller & Company, Inc. considers comparable to Seneca-Cayuga Bancorp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			($ in millions)
Eagle Financial Bancorp, Inc.	EFBI	Cincinnati, OH	$154.4
Equitable Financial Corp.	EQFN	Grand Island, NE	$395.3
First Savings Financial Group	FSFG	Jeffersonville, IN	$1,658.4
HMN Financial, Inc.	HMNF	Rochester, MN	$862.0
Home Fed Bancorp of Louisiana	HFBL	Shreveport, LA	$518.9
IF Bancorp, Inc.	IROQ	Watseka, IL	$735.4
Mid-Southern Bancorp, Inc.	MSVB	Salem, IN	$217.5
Prudential Bancorp, Inc.	PBIP	Philadelphia, PA	$1,187.8
Severn Bancorp, Inc.	SVBI	Annapolis, MD	$913.4
WVS Financial Corp.	WVFC	Pittsburgh, PA	$355.0

(1)                 Asset size for all companies is as of June 30, 2020.

The following table presents a summary of selected pricing ratios for Generations Bancorp (on a pro forma basis) as of and for the twelve months ended June 30, 2020, and for the peer group companies based on earnings and other information as of and for the twelve months ended June 30, 2020, with stock prices as of August 21, 2020, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 32.21% on a price-to-book value basis, a discount of 31.72% on a price-to-tangible book value basis, and a premium of 72.40% on a price-to-earnings basis.

	Price-to-earnings multiple (1) (2)		Price-to-book value ratio	Price-to-tangible book value ratio
Generations Bancorp (on a pro forma basis, assuming completion of the conversion)
Maximum	30.26	x	66.45%	69.11%
Midpoint	26.48	x	60.53%	63.09%
Minimum	22.64	x	54.05%	56.47%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	16.26	x	89.29%	92.40%
Medians	12.08	x	84.55%	88.79%

(1)	Price-to-earnings multiples calculated by Keller & Company, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”
(2)	As of the August 21, 2020, based on each of the peer group company’s reported earnings for the twelve months ended June 30, 2020, the price to earnings multiple for the common stock of each of the peer group companies was: Eagle Financial Bancorp, Inc. (29.36x); Equitable Financial Corp. (14.45x); First Savings Financial Group (8.43x); HMN Financial, Inc. (8.31x); Home Fed Bancorp of Louisiana (10.17x); IF Bancorp, Inc. (14.64x); Mid-Southern Bancorp, Inc. (39.25x); Prudential Bancorp, Inc. (8.96x); Severn Bancorp, Inc. (10.81x); and WVS Financial Corp. 9.20x).

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering − Stock Pricing and Number of Shares to be Issued.”

Effect of The Seneca Falls Savings Bank, MHC’s Assets on Minority Stock Ownership

Public stockholders of Seneca-Cayuga Bancorp will receive shares of common stock of Generations Bancorp in exchange for their shares of common stock of Seneca-Cayuga Bancorp pursuant to an exchange ratio that is designed to provide, subject to adjustment, public stockholders with the same ownership percentage of the common stock of Generations Bancorp after the conversion as their ownership percentage in Seneca-Cayuga Bancorp immediately before the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. The exchange ratio will be adjusted downward to reflect assets held by The Seneca Falls Savings Bank, MHC (other than shares of common stock of Seneca-Cayuga Bancorp) at the completion of the conversion, which assets consist of cash totaling $16,000 at June 30, 2020. However, this amount of assets held by The Seneca Falls Savings Bank, MHC would not change the exchange ratio, which is rounded to four decimal places.

The Exchange of Existing Shares of Seneca-Cayuga Bancorp Common Stock

If you are a stockholder of Seneca-Cayuga Bancorp immediately before the completion of the conversion, your shares will be exchanged for shares of common stock of Generations Bancorp. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Seneca-Cayuga Bancorp common stock owned by public stockholders immediately before the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of Generations Bancorp as of August 21, 2020, assuming public stockholders of Seneca-Cayuga Bancorp own 60.1% of Seneca-Cayuga Bancorp common stock and The Seneca Falls Savings Bank, MHC had assets (excluding its shares of Seneca-Cayuga Bancorp common stock) of $16,000 immediately before the completion of the conversion. The table also shows the number of shares of Generations Bancorp common stock a hypothetical owner of Seneca-Cayuga Bancorp common stock would receive in exchange for 100 shares of Seneca-Cayuga Bancorp common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of Generations Bancorp to be Issued for Shares of Seneca-Cayuga Bancorp		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Whole Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)
Minimum	1,277,125	60.1	847,875	39.9	2,125,000	0.8627	$8.63	$17.71	86
Midpoint	1,502,500	60.1	997,500	39.9	2,500,000	1.0150	10.15	15.85	101
Maximum	1,727,875	60.1	1,147,125	39.9	2,875,000	1.1672	11.67	14.47	116

(1)	Represents the value of shares of Generations Bancorp common stock to be received in the conversion by a holder of one share of Seneca-Cayuga Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of Generations Bancorp common stock will be issued to any public stockholder of Seneca-Cayuga Bancorp. For each fractional share that otherwise would be issued, Generations Bancorp will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Intended Use of the Proceeds From the Offering

To the extent we have sufficient net proceeds, we intend to invest up to $10.0 million into Generations Bank, provided however that Generations Bancorp will retain sufficient funds in order to fund the following: (i) a loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering, (ii) repayment of a $500,000 borrowing that will come due in February 2021, (iii) repayment of a $735,000 subordinated note that will come due in June 2021 and (iv) repayment of litigation fees and expense equal to $119,000. At the minimum of the offering range, the amount to be infused into Generations Bank will equal approximately $9.0 million. Assuming we sell 1,502,500 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $13.7 million, we intend to invest $10.0 million in Generations Bank, loan $1.2 million to our employee stock ownership plan to fund its purchase of shares of common stock, repay $1.235 million of borrowings and subordinated notes, repay $119,000 of litigation fees and expenses and retain the remaining $1.17 million of the net proceeds at Generations Bancorp.

To the extent that net proceed funds remain at Generations Bancorp, Generations Bancorp may use the funds it retains for investment in securities, to repurchase shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. However, we do not currently anticipate paying cash dividends. Additionally, we will consider share repurchases on an ongoing basis, but we would not expect to engage in share repurchases in the years immediately following consummation of the conversion unless we are able to retain a substantial amount of the net offering proceeds at the holding company level.

Generations Bank may use the proceeds it receives to support increased lending, enhance existing, or support growth and the development of, new products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition transactions.

See “How We Intend to Use the Proceeds from the Offering” for additional information.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock for sale in a subscription offering in the following descending order of priority:

(i)	To depositors with accounts at Generations Bank or Generations Commercial Bank with aggregate balances of at least $50.00 at the close of business on July 31, 2019.

(ii)	To our tax-qualified employee benefit plans (including Generations Bank’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the stock offering.

(iii)	To depositors with accounts at Generations Bank or Generations Commercial Bank with aggregate balances of at least $50.00 at the close of business on September 30, 2020.

(iv)	To depositors of Generations Bank at the close of business on November 2, 2020.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in the New York counties of Cayuga, Seneca, Ontario and Orleans, and then to Seneca-Cayuga Bancorp’s public stockholders as of the close of business on November 2, 2020. The community offering is expected to begin concurrently with the subscription offering, but may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated community offering. KBW will act as sole manager for the syndicated community offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated community offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 30,000 shares ($300,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 60,000 shares ($600,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 60,000 shares ($600,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Seneca-Cayuga Bancorp other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Seneca-Cayuga Bancorp common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock of Generations Bancorp to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of Seneca-Cayuga Bancorp common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection before acquiring 10% or more of Generations Bancorp’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering – Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Generations Bancorp; or

(ii)	authorizing us to withdraw available funds (without any early withdrawal penalty) from your Generations Bank or Generations Commercial Bank deposit account(s), other than checking accounts or individual retirement accounts (IRAs).

Generations Bank or Generations Commercial Bank is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use any type of third-party check to pay for shares of common stock. Do not submit cash. Wire transfers will not be accepted. Applicable regulations prohibit Generations Bank or Generations Commercial Bank from lending funds or extending credit to any person to purchase shares of common stock in the offering. You may not submit a Generations Bank line of credit check. You may not designate withdrawal from Generations Bank or Generations Commercial Bank accounts with check-writing privileges; rather, submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Generations Bank individual retirement account, or IRA. See “ − Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Generations Bancorp or authorization to withdraw funds from one or more of your Generations Bank or Generations Commercial Bank deposit accounts, provided that the stock order form is received before 2:00 p.m., Eastern time, on December 15, 2020, which is the expiration of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. We will use our best effort to allow hand-delivery of stock order forms to our executive office, located at 20 East Bayard Street, Seneca Falls, New York, which is open between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday. However, due to the Covid-19 pandemic and possible closures of public spaces, we ask that you call the stock information center at (877) 643-8217 to confirm the availability of hand-delivery. We will not accept stock order forms at our other offices. Do not mail stock order forms to Generations Bank’s offices.

See “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your IRA or other retirement account. If you wish to use some or all of the funds in your Generations Bank IRA or other retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the December 15, 2020 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Generations Bank or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Payment for Shares” and “ – Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the stock offering.

Market for Common Stock

Existing publicly held shares of Seneca-Cayuga Bancorp’s common stock are quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the symbol “SCAY.” Upon completion of the conversion, the shares of common stock of Generations Bancorp will be issued in exchange for the existing shares of Seneca-Cayuga Bancorp. We have applied to list the shares of Generations Bancorp common stock on the Nasdaq Capital Market under the symbol “GBNY.” To list our stock on the Nasdaq Capital Market, we must have at least three broker-dealers who will make a market in our common stock and at least 300 round-lot holders (i.e., a holder of at least 100 shares). We cannot assure you that we will satisfy these requirements. At June 30, 2020, Seneca-Cayuga Bancorp had approximately nine registered market makers in its common stock. KBW has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

Historically and in recent years Seneca Cayuga Bancorp has not paid dividends to its shareholders and we do not currently intend to pay dividends on our common stock following completion of the stock offering. In the unlikely event that we do determine to pay dividends in the future, the payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” in this prospectus for additional information regarding our dividend policy.

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 45,700 shares of common stock in the offering, representing 3.6% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 139,517 shares of common stock, or 6.6% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own in Seneca-Cayuga Bancorp that will be exchanged for shares of Generations Bancorp.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription and community offerings is 2:00 p.m., Eastern time, on December 15, 2020, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 2:00 p.m., Eastern time, on December 15, 2020, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering – Procedure for Purchasing Shares in the Subscription and Community Offerings – Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “ − Conditions to Completion of the Conversion.” Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by a majority of votes eligible to be cast by members of The Seneca Falls Savings Bank, MHC (i.e., depositors of Generations Bank) as of the close of business on November 2, 2020;

•	The plan of conversion is approved by Seneca-Cayuga Bancorp stockholders holding at least two-thirds of the outstanding shares of common stock of Seneca-Cayuga Bancorp as of the close of business on November 2, 2020, including shares held by The Seneca Falls Savings Bank, MHC;

•	The plan of conversion is approved by Seneca-Cayuga Bancorp stockholders holding a majority of the outstanding shares of common stock of Seneca-Cayuga Bancorp as of the close of business on November 2, 2020, excluding shares held by The Seneca Falls Savings Bank, MHC;

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board and approval from the New York State Department of Financial Services with respect to the change in control of Generations Commercial Bank; and

•	The Office of the Comptroller of the Currency approves an amendment to Generations Bank’s charter to provide for a liquidation account.

The Seneca Falls Savings Bank, MHC intends to vote its shares in favor of the plan of conversion. At the close of business on November 2, 2020, The Seneca Falls Savings Bank, MHC owned 1,480,715 shares, or approximately 60.1%, of the outstanding shares of common stock of Seneca-Cayuga Bancorp. At the close of business on November 2, 2020, our directors and executive officers and their affiliates owned 108,754 shares of Seneca-Cayuga Bancorp, or 4.4% of the outstanding shares of common stock and 11.1% of the outstanding shares of common stock excluding shares held by The Seneca Falls Savings Bank, MHC. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,277,125 shares of common stock, we may take one or more steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond January 29, 2021, so long as we resolicit subscribers who previously submitted subscriptions in the offering; and/or

(iii)	increase the shares purchased by the employee stock ownership plan.

If we extend the offering past January 29, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the conversion and offering. If our pro forma market value at that time is either below $21.3 million or above $28.8 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.10% per annum, for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time before the special meeting of members of The Seneca Falls Savings Bank, MHC and the special meeting of stockholders of Seneca-Cayuga Bancorp that have been called to vote on the conversion, and at any time after these approvals with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.10% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of Generations Bank’s employees, to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. We have not determined whether we would adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the definitive number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management – Benefits to be Considered Following Completion of the Conversion – Stock-Based Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that will be available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution
			As a Percentage of Common	Resulting From Issuance of	Value of Grants (1)
	At Minimum of Offering Range	At Maximum of Offering Range	Stock to be Sold in the Offering	Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Maximum of Offering Range
Employee stock ownership plan	102,000	138,000	8.0%	n/a (2)	$1,020,000	$1,380,000
Restricted stock awards	51,000	69,000	4.0	3.85%	510,000	690,000
Stock options	127,500	173,000	10.0	9.09%	225,675	306,210
Total	280,500	380,000	22.0%	12.94%	$1,755,675	$2,376,210

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for restricted stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $1.77 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 0.65%; and expected volatility of 11.80%. The actual value of stock options granted will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock. However, to the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds in Generations Bank, and accordingly, we may not have sufficient funds to conduct share repurchases in the future.

Tax Consequences

The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Generations Bank and Generations Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of Bonadio & Co., LLP regarding the material New York tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Generations Bank, Generations Bancorp, persons eligible to subscribe in the subscription offering, or existing stockholders of Seneca-Cayuga Bancorp (except as to cash paid for fractional shares). Existing stockholders of Seneca-Cayuga Bancorp who receive cash in lieu of fractional shares of Generations Bancorp will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors – Risks Related to Our Business – We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation – Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Risk Factors

An investment in Generations Bancorp’s common stock is subject to risk, including risks related to our business and this offering.

Specific risks related to our business include those related to our consumer loan portfolio; economic or regulatory changes due to the Covid-19 pandemic; the ongoing historically low interest rate environment; our allowance for loan losses; changes in local and general economic conditions; competition; dependence on technology; changes in management’s estimate and assumptions underlying our consolidated financial statements; reliance on our management team; reliance on our reputation; changes in and compliance with laws and regulations; and environmental risks with our lending activities and properties we own.

Specific risks related to this offering include those related to the future trading price of the common stock of Generations Bancorp; use of the net offering proceeds, including the possibility that depending on the amount of the net proceeds from the offering, we will not retain a significant amount of funds at the holding company level; return on equity after the completion of the offering; intended new stock-based benefit plans; anti-takeover factors; forum selection provision for certain litigation; trading market for the common stock of Generations Bancorp; and the irrevocability of your investment decision.

Before making an investment decision, you should read this entire document carefully, including the section entitled “Risk Factors” that immediately follows and that discusses the above risks in further detail.

How You Can Obtain Additional Information – Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (877) 643-8217 (toll-free). The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, and will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Our loan portfolio has greater risk than those of many other savings institutions due to the substantial amount of automobile, recreational vehicle, manufactured homes and other consumer loans in our portfolio.

Our loan portfolio includes a substantial amount of consumer loans, including automobile, recreational vehicle and manufactured home loans, most of which we purchase from third parties. At June 30, 2020, our consumer loans totaled $67.1 million, or 24.1%, of our total loan portfolio, of which indirect automobile loans totaled $21.2 million, or 7.6%, of total loans, recreational vehicle loans totaled $7.9 million, or 2.8%, of our total loan portfolio and manufactured home loans totaled $30.0 million, or 10.8%, of our total loan portfolio. At June 30, 2020, $760,000, or 1.1%, of our consumer loans, consisted of automobile, recreational vehicle or manufactured home loans which, based on our internal analysis and credit scoring system, we believe may be considered subprime.

As of June 30, 2020, we had $662,000 of consumer loans (consisting of automobile, manufactured homes, student and other loans) delinquent 60 days or more, which was 9.7% of total delinquent loans 60 days or more past due. Of this amount, $52,000 were non-performing consumer loans, which includes non-accrual loans. For the six months ended June 30, 2020 and the year ended December 31, 2019, we had net recoveries and charge-offs of $1,000 and $172,000, respectively, in our consumer loan portfolio.

Consumer loans generally have a greater risk of loss or default than one- to four-family residential real estate loans, particularly in the case of loans that are secured by rapidly depreciable assets, such as automobiles and recreational vehicles, or loans that are unsecured.  In these cases, we face the risk that any collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. Thus, the recovery and sale of such property could be insufficient to compensate us for the principal outstanding on these loans.  Furthermore, the application of various federal and state laws and executive orders imposed by the New York governor, including bankruptcy and insolvency laws, may limit our ability to recover on such loans. Finally, because indirect automobile and recreational vehicle loan applications are originated by dealerships, although we underwrite the loans, we assume the risks associated with unsatisfactory origination procedures, including compliance with federal, state and local laws. As a result of our relatively large portfolio of consumer loans, it may become necessary to increase our provision for loan losses in the event our losses on these loans increase, which would reduce our profits.

We believe that indirect automobile, recreational vehicle and manufactured home loans will provide growth opportunities in the future and we intend to continue to emphasize the purchases of these types of loans consistent with market conditions and risk management considerations.

We use third-party vendors to originate most of our automobile, recreational vehicle and manufactured home loans and expect to use a third-party to originate a portion of our one- to four-family residential real estate loans. Some of these relationships are new to Generations Bank.

Since 2006, we have used a third-party vendor to underwrite, process and close most of our manufactured home loans. In 2019, we began purchasing manufactured home loans from a second vendor, and in 2016 and in 2020, we began utilizing third-party vendors to underwrite, process and close most of our automobile and recreational vehicle loans. We have used these companies to grow our loan portfolio and diversify our loan portfolio away from primarily one- to four-family residential real estate loans collateralized by properties in our market area. At June 30, 2020, purchased automobile, recreational vehicle and manufactured home loans totaled $59.0 million, or 21.2% of our loan portfolio. Additionally, beginning in the 2020 we expect to use a third-party to originate one- to four-family residential real estate loans in an effort to grow this segment of our portfolio. Should we be unable to use these vendors in the future, our ability to acquire automobile, recreational vehicle, manufactured home or one- to four-family residential real estate loans that meet our guidelines may be disrupted. Moreover, because these loans are originated by third-parties which are not our employees, we assume the risks associated with unsatisfactory origination procedures, including compliance with federal, state and local laws. Finally, although we believe that we have procedures in place to review and assess the risks of any third-party vendor relationship, three of our existing relationships, and the relationship we expect to begin in the fourth quarter of 2020, have not been in existence for a sufficient period of time to demonstrate fully performance and indicate the potential risks in the loan portfolio.

We are in a slow growth market area, and adverse economic conditions, especially those affecting our market area, could adversely affect our financial condition and results of operations.

In recent years, we have added geographic diversity to our loan portfolio through an increase of consumer loans, much of which is collateralized by automobiles, recreational vehicles and manufactured homes outside of our market area. However, our success still largely depends primarily on the general economic conditions in our market area, which is the Finger Lakes region of New York consisting primarily of Monroe, Cayuga, Seneca, Ontario and Orleans counties, New York. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in this area. The local economic conditions in our market area, therefore, have a significant impact on our lending, the ability of the borrowers to repay their loans and the value of the collateral securing loans.

Our market area is largely rural and has experienced a population decline. It also has limited industrial development compared to more urban and suburban areas. Other than Monroe County which includes Rochester, New York and is more heavily populated, according to the United States Census Bureau, the total populations in July 2019 for Cayuga, Seneca, Ontario and Orleans counties, New York were approximately 76,000, 34,000, 110,000 and 40,000, respectively. Additionally, each of these counties, other than Ontario County (which increased by 1.6%) experienced a population decrease from 2010 through July 2019.

A deterioration in economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by the Covid-19 pandemic, inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact our local economy, which would negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

The economic impact of the Covid-19 outbreak could adversely affect our financial condition and results of operations.

In March 2020, the World Health Organization declared Covid-19 a pandemic. The Covid-19 pandemic has caused significant economic dislocation in the United States as many state and local governments have ordered non-essential businesses to close and residents to shelter in place at home. This has resulted in an unprecedented slow-down in economic activity and a related increase in unemployment. Since the Covid-19 outbreak, millions of individuals have filed claims for unemployment, and bank stocks have significantly declined in value. In response to the Covid-19 outbreak, the Federal Reserve has reduced the benchmark fed funds rate to a target range of 0% to 0.25%, and the yields on 10- and 30-year treasury notes have declined to historic lows. Various state governments and federal agencies are requiring lenders to provide forbearance and other relief to borrowers (e.g., waiving late payment and other fees). The federal banking agencies have encouraged financial institutions to prudently work with affected borrowers, and recently passed legislation has provided relief from reporting loan classifications due to modifications related to the Covid-19 outbreak. Certain industries have been particularly hard-hit, including the travel and hospitality industry, the restaurant industry and the retail industry. Finally, the spread of Covid-19 has caused us to modify our business practices, including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences. We have many employees working remotely and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners.

Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the full impact of the Covid-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the Covid-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;

•	if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;

•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;

•	limitations may be placed on our ability to foreclose on properties during the pandemic;

•	our allowance for loan losses may have to be increased if borrowers experience financial difficulties beyond forbearance periods, which will adversely affect our net income;

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;

•	as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income;

•	our cyber security risks are increased as the result of an increase in the number of employees working remotely;

•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;

•	litigation, regulatory enforcement risk and reputation risk regarding our participation in the Paycheck Protection Program (“PPP”) and the risk that the SBA may not fund some or all PPP loan guaranties;

•	the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors.

•	we rely on third party vendors for certain services and the unavailability of a critical service due to the Covid-19 outbreak could have an adverse effect on us; and

•	Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs.

Moreover, our future success and profitability substantially depends on the management skills of our executive officers and directors, many of whom have held officer and director positions with us for many years. The unanticipated loss or unavailability of key employees due to the outbreak could harm our ability to operate our business or execute our business strategy. We may not be successful in finding and integrating suitable successors in the event of key employee loss or unavailability.

Any one or a combination of the factors identified above could negatively impact our business, financial condition and results of operations and prospects.

Customary means to collect nonperforming assets may be prohibited or impractical during the Covid-19 pandemic, and there is a risk that collateral securing a nonperforming asset may deteriorate if we choose not to, or are unable to, foreclose on collateral on a timely basis.

Pursuant to an executive order of the New York Governor and additional legislation to protect residential renters and homeowners from foreclosure or eviction due to financial hardship related to the Covid-19 pandemic, we suspended all foreclosures and repossessions beginning in March 2020. Repossession forbearance was lifted in June 2020 but foreclosure forbearance was extended until September 2020. We may be subjected to additional extensions or future regulations or executive orders that restrict or limit our ability to take certain actions with respect to delinquent borrowers that we would otherwise take in the ordinary course, such as customary collection and foreclosure procedures. These law may prohibit landlords and lenders from initiating or completing evictions and foreclosures during the current state of emergency. The laws also may require lenders to provide forbearance to mortgage borrowers who submit a request affirming that they have experienced a financial impact from Covid-19. There is a risk that the collateral securing a nonaccrual loan may deteriorate if we choose not to, or are unable to, foreclose on the collateral on a timely basis during restrictions in place due to the Covid-19 pandemic.

As a result of the decline in cash flow that some of our borrowers have experienced as a result of Covid-19, some of those borrowers have been and may continue to seek payment deferments on their indebtedness and we may experience an increase in credit costs in 2020.

The effects on the economy from Covid-19 in our market area have significantly reduced the cash flow for some of our borrowers. As a consequence, some of those borrowers have sought payment deferments on their indebtedness.

In March 2020, we began communicating with business customers to ascertain whether the pandemic and economic shutdown had or was expected to have a significant adverse effect on their respective businesses. We also provided all loan customers an opportunity to defer payments for up to five months. At June 30, 2020, 227 customers with loan balances of $28.9 million were on the deferment program. At September 30, 2020, all of these loans have returned to their regular payments cycles. When the loans come off deferment, the maturity has been extended such that the monthly payment remains the same, except for those loans with escrow. For loans with escrow, an escrow analysis was performed and the escrow portion of the payment was adjusted to make up any shortage. We are monitoring these loans and we have identified customers with loans totaling $10.4 million that we believe may experience significant adverse impact to their finances or related businesses due to the Covid-19 pandemic.

At September 30, 2020, a one- to four-family residential real estate loan with a $65,000 balance was 90 days delinquent and a one- to four-family residential real estate loan with a balance of $391,000 was 30 days delinquent. Additionally, at this date, one relationship with five loans totaling $515,000 were 60 days delinquent and had been classified as substandard subsequent to June 30, 2020.  The loans are secured by residential investor properties.

Our loan loss provision for the six months ended June 30, 2020 was $180,000, as compared to our loan loss provision of $360,000 and $175,000 for the years ended December 31, 2019 and 2018, respectively. The increase in our provision was driven primarily by our perception of the economic distress being experienced by many of our borrowers due to the Covid-19 recession.

Our nonperforming loans may increase significantly later in 2020 as loan modifications expire and the impact of current government stimulus programs wanes, and therefore we anticipate that our loan loss provision will be greater in the remainder of the year ending December 31, 2020, as compared to comparable periods in 2019, when our provision was relatively low by historical standards due to the positive economic conditions at that time.

Our commercial real estate and multifamily loans carry greater credit risk than loans secured by one- to four-family, owner-occupied real estate loans.

At June 30, 2020, commercial real estate loans totaled $34.9 million, or 12.6% of our loan portfolio and multifamily loans totaled $5.2 million, or 1.9% of our loan portfolio. Commercial real estate and multifamily loans, which generally have larger principal balances than one- to four-family residential real estate loans, generally have greater credit risk than owner-occupied residential real estate loans. Repayment of commercial real estate and multifamily loans depends primarily on the income generated by the property being sufficient to cover operating expenses, property maintenance and debt service.

In addition, commercial real estate and multifamily loans, particularly those secured by non-owner-occupied properties, expose us to greater risk of non-payment and loss than loans secured by owner-occupied one- to four-family properties because repayment of such loans depend primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. Due to significant economic slowdown resulting from the Covid-19 pandemic, we believe that these repayment risks have increased in 2020 compared to our historical experiences in these portfolios. In addition, the physical condition of non-owner-occupied properties is often below that of owner-occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties.

The Federal Open Market Committee’s reduction in the target range for the federal funds rate to between 0.0% and 0.25% in March 2020 to help mitigate the effects of the Covid-19 recession will likely have an adverse effect on our 2020 operating results.

Anticipating the Covid-19 recession, the Federal Open Market Committee (“FOMC”) of the Federal Reserve in March 2020 reduced the target range for the federal funds rate to between 0.0% and 0.25%, compared to the previous target of between 1.00% and 1.25%. The FOMC has provided guidance that it expects these historically low rates to continue through at least 2021.

Changes in interest rates can have a material effect on many areas of our business, including our net interest and net interest margin. When interest rates on our interest-earning assets decline at a faster pace than interest rates on our interest-bearing liabilities, our net interest income is adversely affected. Although we have increased and intend to continue to increase the purchase and origination of consumer loans in order to reduce the average maturities of our loans and increase yield, we expect that our net interest and net interest margin will remain low due to the current market interest rate environment. To the extent that our operating expenses increase, including additional expenses which we may incur as a result of outside policies imposed on financial institutions due to the Covid-19, our net interest would be further impacted and will make it more difficult for us to operate profitably.

To the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds from the stock offering in Generations Bank and as a result, on an unconsolidated basis, Generations Bancorp may have very limited funds in the years immediately after the conversion to pay dividends or conduct share repurchases.

To the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds from the offering into Generations Bank. Additionally, we intend to use portions of the net proceeds to fund a loan to our employee stock ownership plan, to repay holding company borrowings and subordinated debt notes as well as litigation costs and expenses. See, “How We Intend to Use the Proceeds from the Offering.” As a result of these planned uses of proceeds, following completion of the conversion, on an unconsolidated basis, we do not expect Generations Bancorp to have significant capital, and therefore, we do not intend to pay cash dividends on our common stock. Additionally, it is unlikely that we will have the capital available to engage in share repurchases. However, on an ongoing basis as capital management tools, we will review the propriety of the payment of cash dividends and/or share repurchases, and any future declaration and payment of cash dividends or share repurchase programs will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant.

The OCC has imposed individual minimum capital ratios on Generations Bank and our failure to comply with the imposed individual minimum capital ratios may result in further regulatory enforcement actions, including restrictions on our operations.

By letter dated September 10, 2020, based on its supervisory profile, the Office of the Comptroller of the Currency (“OCC”) established higher individual minimum capital ratios for Generations Bank. Specifically, effective September 10, 2020, Generations Bank is required to maintain a leverage ratio of 8.0% and a total capital ratio of 12.0%. At September 30, 2020, Generations Bank’s leverage ratio was 8.54% and its total capital ratio was 13.26%. For more information, see “Supervision and Regulation – Individual Minimum Capital Ratios.”

The consummation of the conversion and stock offering will result in increased capital levels for Generations Bank. See, “Historical and Pro Forma Regulatory Capital Compliance.” However, we may not remain in compliance with the imposed individual minimum capital ratios following the completion of the conversion and offering. Failure to remain in compliance with the imposed individual minimum capital ratios following the completion of the conversion and offering may result in our needing to reduce our total assets in order to meet our individual minimum capital ratios, which would likely reduce our earnings. Moreover, in the event that we are in material non-compliance with the individual minimum capital ratios, the OCC has the authority to subject us to more restrictive enforcement actions, such as a cease and desist order, civil money penalties or removal of directors and officers from their positions with Generations Bank.

The individual minimum capital ratios will remain in effect until terminated, modified, or suspended in writing by the OCC. There can be no assurance that Generations Bank will be successful in complying fully with the individual minimum capital ratios. Only the OCC has the ability to determine whether or not the individual minimum capital ratios have been met. The individual minimum capital ratios may result in increased regulatory compliance expense.

A continuation of the historically low interest rate environment may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Most recently, in response to the disruption of global economic activity due to actions taken to mitigate the spread of Covid-19, on March 3, 2020, the Federal Open Market Committee (“FOMC”) reduced the target range for the federal funds rate by 50 basis points, to 1.00% to 1.25%, and on March 15, 2020, the FOMC further reduced the target range for the federal funds rate to 0.00% to 0.25%.

Our ability to reduce our interest expense is limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease, and our interest expense may be adversely affected if we access non-core funding sources or increase deposit rates to fund our operations.

The Covid-19 recession may have other adverse effects on our operating results for the year ending December 31, 2020 and possibly beyond.

Factors due to the Covid-19 pandemic and recession may have an adverse effect on our operating results, including:

•	reduced fees as we waive certain fees for our customers impacted by the Covid-19 pandemic;

•	possible constraints on liquidity and capital, due to supporting client activities or regulatory actions;

•	potential losses in our investment securities portfolio due to volatility in the financial markets; and

•	higher operating costs, increased cybersecurity risks and a potential loss of productivity while we work remotely and must address a higher level of loan modifications, distressed credit management and PPP loan originations.

In addition, because both the Covid-19 pandemic and the associated recession are unprecedented, it may be challenging for management to make certain judgments and estimates that are material to our consolidated financial statements while the Covid-19 pandemic continues, given the inherently uncertain operating environment.

We may experience additional expense and reputational risk arising out of our origination of PPP loans if one or more companies, individuals or public officials allege that we acted unfairly in connection with PPP lending, including by choosing not to process certain PPP applications or in favoring our customers over other eligible PPP borrowers.

Through June 30, 2020, we originated 305 loans to PPP borrowers, representing in the aggregate $10.0 million of PPP loans. The vast majority of our PPP borrowers are existing commercial and small business borrowers, non-profit customers, retail banking customers and clients of Generations Agency, Inc.

As of the date of this prospectus, federal and state officials are investigating how participating PPP lenders process applications and whether certain PPP lenders may have inappropriately or unfairly prioritized certain customers to the detriment of other eligible borrowers. Similarly, there are pending lawsuits against other banks brought by eligible PPP borrowers alleging that various PPP lenders improperly prioritized existing customers when those lenders approved PPP loans. In addition, there are pending lawsuits against other banks alleging that various PPP lenders failed to pay required agency fees to third parties who allegedly assisted businesses with PPP loan applications. We are proud of our efforts to provide PPP funding to small businesses and non-profits in our community, but there can be no assurance that we will not be the target of government scrutiny or that private parties will not bring claims similar to those brought against other banks.

Changes in interest rates may have an adverse effect on our profitability.

Net interest income historically has been, and we expect that it will remain, a significant component of our total revenue. This is due to the fact that a high percentage of our assets and liabilities have been and will continue to be in the form of interest-bearing or interest-related instruments. Changes in interest rates can have a material effect on many areas of our business, including net interest income, deposit costs, and loan volume and delinquency. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the FOMC. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect our ability to originate loans and obtain deposits and the fair value of our financial assets and liabilities. If the interest rates on our interest-bearing liabilities increase at a faster pace than the interest rates on our interest-earning assets, our net interest income may decrease and, with it, a decrease in our earnings may occur. Our net interest income and our earnings would be similarly affected if the interest rates on our interest-earning assets decreased at a faster pace than the interest rates on our interest-bearing liabilities.

The current historically low interest rate environment may impact our ability to generate attractive earnings through our lending and investment portfolios, and we are unable to control or predict with certainty changes in market interest rates. Global, national, regional and local economic conditions, the effects of a widespread outbreak of disease pandemics such as Covid-19, competitive pressures and the policies of regulatory authorities, including monetary policies of the Federal Reserve Board, affect interest income and interest expense. Although we have policies and procedures designed to manage the risks associated with changes in market interest rates, changes in interest rates still may have an adverse effect on our profitability.

We monitor interest rate risk through the use of a simulation model that estimates the net present value of cash flows from our assets, liabilities and off-balance sheet items, which is referred to as our net portfolio value, or NPV, under a range of assumed changes in market interest rates. At June 30, 2020, assuming an instantaneous 300 basis point increase in market interest rates, we estimate that our NPV would decline by 34.5%. For further discussion of how changes in market interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of automobile, recreational vehicle and manufactured home loans, as well as any future credit deterioration, could require us to increase our allowance for loan losses in the future. At June 30, 2020, our allowance for loan losses was 0.72% of total loans and 42.4% of nonperforming loans. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has delayed the effective date of the Current Expected Credit Loss, or CECL, standard. CECL will be effective for Generations Bancorp and Generations Bank on January 1, 2023. CECL will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are incurred or probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and, based on judgments different than management’s, we may determine to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities or otherwise may have a material adverse effect on our financial condition and results of operations.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. In addition to local economic conditions, which could have a significant impact on ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, in turn reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans;

•	the value of our securities portfolio may decline; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our cost of operations is high relative to our revenues.

Our noninterest expense totaled $6.0 million, $12.9 million and $12.3 million for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively. We continue to analyze our expenses and seek to achieve efficiencies where available, however, our efficiency ratio remains high as compared to most of our peer institutions. Our efficiency ratio (the ratio of noninterest expense to the sum of net interest income and noninterest income) totaled 90.2%, 97.8% and 101.5% (representing a net loss for 2018) for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, respectively.

Municipal deposits are price sensitive and could result in an increase in interest expense or funding fluctuations.

Since we established Generations Commercial Bank on January 2, 2019, we have relied on municipal deposits as a source of funds for our lending and investment activities. At June 30, 2020, $43.0 million, or 14.1% of our total deposits, consisted of municipal deposits from local government entities such as towns, cities, school districts and other municipalities, which are collateralized by letters of credit from the Federal Home Loan Bank and investment securities. Given our dependence on high-average balance municipal funds deposits as a source of funds, our inability to retain such funds could significantly and adversely affect our liquidity. If we are forced to pay higher rates on our municipal accounts to retain those funds, or if we are unable to retain such funds and we are forced to resort to other sources of funds for our lending and investment activities, the interest expense associated with these other funding sources may be higher than the rates we are currently paying on our municipal deposits, which would adversely affect our net income. Finally, in light of the current historically low interest rate environment, in October 2020 we may allow a significant amount of municipal deposits to roll off at maturity without bidding for these ongoing relationships. In the future it may be difficult to regain these deposit relationships if we wish to utilize them as a funding source.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In all of our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets. For additional information see “Business of Generations Bank – Competition.”

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to certain third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service level agreements, or we also could be adversely affected if such an agreement is not renewed by the third party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the services and programs provided to us by third parties have not suffered any security breaches. However, the existence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

When preparing our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, our valuation of investment securities, and our determination of fair value measurements.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend upon the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess expertise in our markets and key business relationships, and have been integral in the restructuring of our operations, including the implementation of a more aggressive sales culture within our institution. Any one of them could be difficult to replace. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key component of our business strategy is to rely on our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Generations Bank is subject to extensive regulation, supervision and examination by the Office of the Comptroller of the Currency, Generations Commercial Bank is subject to extensive regulation, supervision and examination by the New York State Department of Financial Services and the FDIC, and The Seneca Falls Savings Bank, MHC and Seneca-Cayuga Bancorp are, and Generations Bancorp will be, subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors of Generations Bank, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

We are subject to stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

Federal regulations establish minimum capital requirements for insured depository institutions, including minimum risk-based capital and leverage ratios, and defines “capital” for calculating these ratios. The minimum capital requirements are: (i) a common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6%; (iii) a total capital ratio of 8%; and (iv) a Tier 1 leverage ratio of 4%. The regulations also establish a “capital conservation buffer” of 2.5%, and the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the capital conservation buffer amount.

The application of these capital requirements could, among other things, result in lower returns on equity, and result in regulatory actions if we are unable to comply with such requirements. Specifically, following the completion of the offering, Generations Bank’s ability to pay dividends to Generations Bancorp will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit Generations Bancorp’s ability to pay dividends to its stockholders. See “Supervision and Regulation – Federal Banking Regulation – Capital Requirements.”

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are an emerging growth company within the meaning of the Securities Act, and if we decide to take advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933 (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, reduced disclosure about our executive compensation and omission of compensation discussion and analysis, and an exemption from the requirement of holding a non-binding advisory vote on executive compensation. In addition, we will not be subject to certain requirements of Section 404 of the Sarbanes-Oxley Act of 2002, including the additional level of review of our internal control over financial reporting as may occur when outside auditors attest as to our internal control over financial reporting. As a result, our stockholders may not have access to certain information they may deem important. Taking advantage of any of these exemptions may adversely affect the value and trading price of our common stock.

We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period.

Risks Related to the Offering

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Generations Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

To the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds from the offering in Generations Bank. Additionally, we intend to use portions of the net proceeds to fund a loan to our employee stock ownership plan, to repay holding company borrowings and subordinated debt notes as well as litigation costs and expenses. As a result of these planned uses of proceeds, following completion of the conversion, on an unconsolidated basis, we do not expect Generations Bancorp to have significant capital. Generations Bank may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, except for the funding the loan to the employee stock ownership plan, the repayment of holding company borrowings and subordinated debt and the repayment of litigation fees and expenses, on a consolidated basis, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

We do not intend to pay dividends on our common stock and we might not have the requisite amount of capital to engage in share repurchases.

Following completion of the conversion, we do not intend to pay dividends on our common stock. However, any future declaration and payment of cash dividends will be subject to, among other things, our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant. Additionally, depending on the amount of net proceeds we are able to retain at the holding company as well as our capital resources and needs, we may not have the requisite capital to engage in share repurchases. However, on an ongoing basis, we will assess the propriety of a share repurchase program in consideration of our then current and projected consolidated operating results, financial condition, tax considerations, future growth plans, general economic conditions, and other factors our board of directors deems relevant.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. Until we can increase our net interest income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $212,000 ($167,000 after tax) at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management – Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. Depending on the amount of net proceeds we are able to retain at the holding company as well as our capital resources and needs, Generations Bancorp may not have the requisite capital to engage in share repurchases. If we are not able to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the shares sold in the offering, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the shares sold in the offering. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “ − Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “ − The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Generations Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Generations Bank’s charter will contain a similar restriction on acquisitions of 10% or more of its common stock, directly or indirectly, for five years following the conversion. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Generations Bancorp without the consent of our board of directors. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Generations Bancorp” and “Management − Benefits to be Considered Following Completion of the Conversion.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

The Articles of Incorporation of Generations Bancorp provide that, unless Generations Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Generations Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Generations Bancorp to Generations Bancorp or Generations Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Generations Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

Before the conversion and offering, transactions in shares of Seneca-Cayuga Bancorp common stock have been quoted on the OTC Pink Marketplace operated by OTC Markets Group Inc., but the shares have not been actively traded. We have applied to list the shares of Generations Bancorp common stock on the Nasdaq Capital Market following the conversion and offering. In order to list on the Nasdaq Capital Market, we must have at least three broker-dealers who will make a market in our common stock and at least 300 round-lot holders. We cannot assure you that we will satisfy these requirements. KBW has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.  The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  Persons purchasing the common stock may not be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

You may not revoke your decision to purchase Generations Bancorp common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated community offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Keller & Company, Inc., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond January 29, 2021, or the number of shares to be sold in the offering is increased to more than 1,727,875 shares or decreased to fewer than 1,277,125 shares.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price. Additionally, depending on the amount of net proceeds we are able to retain at the holding company as well as our capital resources and needs, Generations Bancorp may not have the requisite capital to engage in share repurchases. Finally, any share repurchase will require the non-objection of the Federal Reserve Board which, in the current uncertain economic environment resulting from the Covid-19 pandemic, has provided guidance that it may not provide its non-objection to share repurchases.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the stock offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at each date or for each of the periods presented is derived in part from the consolidated financial statements of Seneca-Cayuga Bancorp. The information at and for the years ended December 31, 2019 and 2018 was derived from the audited consolidated financial statements of Seneca-Cayuga Bancorp included elsewhere in this prospectus. The information at and for the years ended December 31, 2017, 2016 and 2015 was derived in part from the audited consolidated financial statements of Seneca-Cayuga Bancorp that are not included in this prospectus. The information at June 30, 2020 and for the six months ended June 30, 2020 and 2019 is unaudited and reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. Such adjustments are the only adjustments included in the interim data. The results of operations for the six months ended June 30, 2020 are not necessarily indicative of the results of operations for the entire year or any other interim period. The following information is only a summary, and should be read in conjunction with the consolidated financial statements and notes thereto of Seneca-Cayuga Bancorp beginning on page F-1 of this prospectus.

	At June 30,	At December 31,
	2020	2019	2018	2017	2016	2015
	(In thousands)
Selected Financial Condition Data:

Total assets	$372,320	$347,549	$318,162	$290,512	$272,684	$281,804
Cash and cash equivalents	13,531	13,448	9,135	6,276	5,253	9,028
Available-for-sale securities	32,556	30,627	11,726	24,814	20,772	30,573
Securities held to maturity	1,819	2,078	2,764	4,530	5,447	6,604
Equity securities	1,081	2,579	10,902	—	—	—
Loans, net	283,451	259,620	244,100	219,238	204,236	201,613
Premises and equipment, net	17,187	17,588	18,489	17,917	18,856	18,006
Bank-owned life insurance	6,960	6,893	6,762	6,635	6,506	6,365
Pension plan asset	8,256	7,605	6,362	4,800	4,606	1,968
Federal Home Loan Bank stock, at cost	2,271	2,267	2,087	2,554	3,018	3,479
Accrued interest receivable	1,547	1,215	1,046	1,127	881	801
Goodwill and intangible assets, net	1,673	1,705	1,760	796	797	327
Other assets	1,963	1,854	2,979	1,687	2,138	2,308
Foreclosed real estate and repossessed assets	25	70	50	138	174	732
Total liabilities	342,982	319,318	290,793	264,740	247,806	252,477
Deposits	304,649	283,338	260,443	225,680	200,297	197,709
Borrowings	32,603	31,448	25,569	34,780	42,667	50,492
Holding company borrowings and subordinated debt	735	735	735	735	735	735
Other liabilities	4,995	3,797	4,046	3,545	4,107	3,541
Total equity	29,338	28,231	27,369	25,772	24,878	29,327

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(In thousands)
Selected Data:

Interest and dividend income	$6,665	$6,267	$12,768	$11,614	$11,465	$10,931	$11,824
Interest expense	1,581	1,510	3,167	2,628	2,375	2,374	2,469
Net interest income	5,084	4,757	9,601	8,986	9,090	8,557	9,355
Provision for loan losses	180	180	360	175	420	2,315	950
Net interest income after provision for loan losses	4,904	4,577	9,241	8,811	8,670	6,242	8,405
Noninterest income	1,514	1,735	3,548	3,114	2,712	2,727	3,268
Noninterest expense	5,951	6,401	12,857	12,284	10,667	10,921	10,136
Income (expense) before income tax provision (credit)	467	(89)	(68)	(359)	715	(1,952)	1,537
Provision (credit) for income tax	(224)	—	(155)	(146)	—	(756)	445
Net income (loss)	$691	$(89)	$87	$(213)	$715	$(1,196)	$1,092

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
Selected Financial Ratios and Other Data:

Performance Ratios: (1)
Return on average assets	0.39%	(0.06)%	0.03%	(0.07)%	0.25%	(0.43)%	0.38%
Return on average equity	4.84%	(0.64)%	0.32%	(0.81)%	2.79%	(4.60)%	3.57%
Interest rate spread (2)	3.29%	3.52%	3.46%	3.59%	3.71%	3.57%	3.77%
Net interest margin (3)	3.26%	3.48%	3.40%	3.54%	3.67%	3.54%	3.76%
Efficiency ratio (4)	90.19%	98.60%	97.78%	101.52%	90.38%	96.78%	80.30%
Non-interest expense to average total assets	3.34%	4.03%	3.97%	4.20%	3.75%	3.94%	3.57%
Average interest-earning assets to average interest-bearing liabilities	96.33%	95.86%	95.57%	95.57%	96.15%	96.76%	98.81%
Average equity to average total assets	8.10%	8.71%	8.51%	9.00%	9.00%	9.40%	10.79%

Asset Quality Ratios:
Non-performing assets to total assets	1.27%	1.75%	1.80%	0.95%	1.48%	1.59%	1.62%
Non-performing loans to total loans	1.70%	2.25%	2.40%	1.22%	1.91%	2.04%	1.91%
Allowance for loan losses to non-performing loans	42.40%	30.38%	26.90%	52.28%	59.53%	75.78%	57.88%
Allowance for loan losses to total loans	0.72%	0.68%	0.65%	0.64%	1.14%	1.54%	1.11%

Capital Ratios:
Common equity Tier 1 capital to risk-weighted assets	11.39%	11.75%	11.23%	10.94%	12.42%	12.35%	12.43%
Total capital (to risk-weighted assets)	13.09%	13.55%	12.82%	12.57%	13.57%	13.60%	13.47%
Tier 1 capital (to risk-weighted assets)	12.28%	12.82%	12.13%	11.94%	12.42%	12.35%	12.43%
Tier 1 capital (to total assets)	8.30%	9.34%	8.37%	9.08%	9.28%	9.44%	9.40%

Other Data:
Number of full-service offices	11	11	12	12	10	10	10
Number of full-time equivalent employees	102	103	104	119	102	98	95

(1)	Annualized for the six-month periods ended June 30, 2020 and 2019.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

RECENT DEVELOPMENTS

The following tables set forth selected historical financial and other data of Seneca-Cayuga Bancorp for the periods and at the dates indicated. This information is only a summary and it should be read in conjunction with the business and financial information contained elsewhere in this prospectus, including the financial statements beginning on page F-1. The information at December 31, 2019 is derived in part from, and should be read together with, the audited consolidated financial statements and notes thereto of Seneca-Cayuga Bancorp at page F-1 of this prospectus. The information at September 30, 2020 and for the three months and nine months ended September 30, 2020 and 2019 is unaudited, but reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months and nine months ended September 30, 2020 are not necessarily indicative of the results to be achieved for the remainder of the year ending December 31, 2020 or any other period.

	At September 30, 2020	At December 31, 2019
	(In thousands)
Selected Financial Condition Data:

Total assets	$367,690	$347,549
Cash and cash equivalent	12,248	13,448
Available-for-sale securities	23,132	30,627
Securities held to maturity	1,616	2,078
Equity securities	594	2,579
Loans, net	290,747	259,620
Premises and equipment, net	16,946	17,588
Bank-owned life insurance	6,997	6,893
Pension plan asset	8,440	7,605
Federal Home Loan Bank stock, at cost	2,120	2,267
Accrued interest receivable	1,426	1,215
Goodwill and intangible assets, net	1,656	1,705
Other assets	1,760	1,854
Foreclosed real estate and repossessed assets	8	70
Total liabilities	337,912	319,318
Deposits	303,368	283,338
Borrowings	30,064	31,448
Holding company borrowings and subordinated debt	1,235	735
Other liabilities	1,908	1,085
Escrowed funds	1,337	2,712
Total equity	29,778	28,231

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
	(In thousands)
Selected Operating Data:
Interest and dividend income	$3,392	$3,133	$10,057	$9,400
Interest expense	727	773	2,308	2,283
Net interest income	2,665	2,360	7,749	7,117
Provision for loan losses	150	90	330	270
Net interest income after provision for loan losses	2,515	2,270	7,419	6,847
Noninterest income	1,145	1,032	2,675	2,767
Noninterest expenses	2,997	3,129	8,948	9,530
Income before income tax (provision) credit	663	173	1,146	84
Provision (credit) for income tax	23	—	(201)	—
Net income	$640	$173	$1,347	$84

	For the Three Months Ended September 30, (1)		For the Nine Months Ended September 30, (1)
	2020	2019	2020	2019

Performance Ratios:
Return on average assets	0.69%	0.22%	0.50%	0.04%
Return on average equity	8.66%	2.50%	6.20%	0.41%
Interest rate spread (2)	3.26%	3.44%	3.28%	3.49%
Net interest margin (3)	3.25%	3.40%	3.25%	3.45%
Noninterest expense to average total assets	3.25%	3.94%	3.32%	4.02%
Efficiency ratio (4)	78.66%	92.25%	85.84%	96.40%
Average interest-earning assets to average interest-bearing liabilities	97.88%	96.64%	97.28%	96.41%
Average equity to average total assets	8.00%	8.70%	8.07%	8.71%

Asset Quality Ratios:
Non-performing assets to total assets	1.08%	2.64%	1.08%	2.64%
Non-performing loans to total loans	1.40%	3.41%	1.40%	3.41%
Allowance for loan losses to non-performing loans	53.56%	20.24%	53.56%	20.24%
Allowance for loan losses to total loans	0.75%	0.69%	0.75%	0.69%

Capital Ratios:
Common equity Tier 1 capital to risk-weighted assets	11.56%	11.62%	11.56%	11.62%
Total capital (to risk-weighted assets)	13.26%	13.47%	13.26%	13.47%
Tier 1 capital (to risk-weighted assets)	12.43%	12.71%	12.43%	12.71%
Tier 1 capital (to total assets)	8.54%	8.94%	8.54%	8.94%

Other:
Number of full-service offices	11	12	11	12
Number of full-time equivalent employees	102	104	102	104

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at September 30, 2020 and December 31, 2019

Total Assets. Total assets increased $20.1 million, or 5.8%, to $367.7 million at September 30, 2020 from $347.5 million at December 31, 2019. The increase resulted primarily from increases in net loans of $31.1 million and in pension plan assets of $835,000, offset in part by decreases in cash and cash equivalents of $1.2 million, in equity securities of $2.0 million and in securities held available-for-sale of $7.5 million.

Net Loans. Net loans increased $31.1 million, or 12.0%, to $290.7 million at September 30, 2020 from $259.6 million at December 31, 2019. The increase resulted primarily from increases in manufactured home loans of $14.3 million, or 60.2%, recreational vehicle loans of $13.3 million, or 5,070.6%, commercial business loans of $13.0 million, which includes $10.0 million of PPP loans, or 89.8%, other consumer loans of $2.2 million, or 105.4%, and automobile loans of $921,000, or 4.4%, offset in part by decreases in one- to four-family residential real estate loans of $7.6 million, or 5.5%, and nonresidential loans of $8.4 million, or 23.5%. Net deferred fees increased $5.6 million, or 114.8%, during the nine months ended September 30, 2020, representing primarily fees paid for purchased loans which are amortized over the estimated loan lives.

Consistent with our business strategy, we intend to continue to increase the purchase and origination of automobile, recreational vehicle and manufactured home loans. During the nine months ended September 30, 2020, we purchased $7.6 million of automobile loans, $13.5 million of recreational vehicle loans and $17.5 million of manufactured home loans.  Additionally, to supplement originations, we intend to begin purchasing one- to four-family residential real estate loans.

Investment Securities. Securities available-for-sale decreased $7.5 million, or 24.5%, to $23.1 million at September 30, 2020 from $30.6 million at December 31, 2019. The decrease in securities available-for-sale resulted from the sale of $8.8 million of municipal bonds, partially offset by purchases of $1.1 million of municipal bonds and a $523,000 increase in unrealized gains.

Equity investment securities, which are comprised of mutual funds invested in preferred stock and municipal bonds and equity securities held in a directors’ retirement plan rabbi trust decreased $2.0 million, or 77.0%, to $594,000 at September 30, 2020 from $2.6 million at December 31, 2019 as a result of management’s decision to sell the mutual funds to eliminate the volatility of changing market prices.

Premises and Equipment.  Premises and equipment decreased $642,000, or 3.7%, to $16.9 million at September 30, 2020 from $17.6 million at December 31, 2019.  The decrease resulted primarily from recognition of depreciation expense of $795,000.

Pension Plan Assets. Pension plan assets increased $835,000, or 11.0%, to $8.4 million at September 30, 2020 from $7.6 million at December 31, 2019.  The increase resulted from estimated returns on pension assets of $1.3 million and employer contributions of $281,000, offset by estimated benefits paid of $330,000 and interest costs of $443,000.

Deposits.  Deposits increased $20.0 million, or 7.1%, to $303.4 million at September 30, 2020 from $283.3 million at December 31, 2019. Noninterest-bearing deposits increased $13.7 million, or 36.1%, to $51.9 million at September 30, 2020 from $38.1 million as of December 31, 2019. Interest-bearing accounts increased $6.3 million, or 2.6%, to $251.5 million at September 30, 2020 from $245.2 million at December 31, 2019. Interest-bearing checking accounts increased $4.9 million, or 17.8%, to $32.4 million at September 30, 2020 from $27.5 million at December 31, 2019.  The largest increase in interest-bearing deposits was in savings accounts which increased $19.9 million, or 23.4%.  Additionally, money market accounts increased $794,000, or 3.2%, to $25.7 million at September 30, 2020 from $24.9 million at December 31, 2019 and certificates of deposit decreased $19.4 million, or 18.0%, to $88.2 million at September 30, 2020 from $107.6 million at December 31, 2019.

Municipal deposits held at Generations Commercial Bank totaled $43.5 million at September 30, 2020 and at December 31, 2019.  Also, in light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits to roll off at maturity without bidding for these ongoing relationships.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances decreased $1.4 million, or 4.4%, to $30.1 million at September 30, 2020 from $31.4 million at December 31, 2019.  The average cost of outstanding advances from the Federal Home Loan Bank was 2.11% at September 30, 2020, compared to our weighted average rate on deposits of 0.82% at that date.

Subordinated Debt and Other Borrowings.  Subordinated debt and other borrowings increased $500,000, or 68.0%, to $1.2 million at September 30, 2020 from $735,000 at December 31, 2019. In July 2020, we obtained $500,000 of debt at a fixed rate of 6.0% maturing February 15, 2021. It is our intention to repay this debt with net proceeds of the offering. The subordinated debt matures June 30, 2021.

Total Equity. Total equity increased $1.5 million, or 5.5%, to $29.8 million at September 30, 2020 from $28.2 million at December 31, 2019. The increase resulted primarily from net income of $1.3 million during the period and a $492,000 decrease in other comprehensive loss, offset in part, by recording the $290,000 fair value of our shares of common stock held in supplemental executive retirement plans.

Forbearances Programs in Response to Government actions and the Covid-19 Pandemic

In March 2020, we began communicating with our business customers to ascertain whether the Covid-19 pandemic and economic shutdown had or was expected to have a significant adverse effect on their respective businesses. We also provided loan customers an opportunity to defer payments for up to five months. At June 30, 2020, 227 customers with loan balances of $28.9 million had deferred loan payments pursuant to this program. At September 30, 2020, all of these loans had returned to their regular payments cycles. When the loans come off deferment, the maturity has been extended such that the monthly payment remains the same, except for those loans with escrow. For loans with escrow, an escrow analysis was performed and the escrow portion of the payment was adjusted to make up any shortage. We have not deferred our recognition of interest income with respect to loans subject to deferment. As of the date of this prospectus, we are unable to determine the aggregate amount of loans that will likely become delinquent after the respective deferral; however, we are monitoring these loans and we have identified customers with loans totaling $10.4 million that we believe may experience significant adverse impact to their finances or related businesses due to the Covid-19 pandemic.

At September 30, 2020, a one- to four-family residential real estate loan with a $65,000 balance was 90 days delinquent and a one- to four-family residential real estate loan with a balance of $391,000 was 30 days delinquent. Additionally, at this date, one relationship with five loans totaling $515,000 were 60 days delinquent and had been classified as substandard subsequent to June 30, 2020.  The loans are secured by residential investor properties.

Our nonperforming loans may increase significantly later in 2020 as loan modifications expire and the impact of current government stimulus programs wanes, and therefore we anticipate that our loan loss provision will be greater in the remainder of the year ending December 31, 2020, as compared to comparable periods in 2019, when our provision was relatively low by historical standards due to the positive economic conditions at that time.

Comparison of Operating Results for the Three Months Ended September 30, 2020 and 2019

General.  Net income for the three months ended September 30, 2020 was $640,000, compared to $173,000 for the three months ended September 30, 2019, an increase of $467,000 or 269.9%.  The increase was primarily due to a $305,000 increase in net interest income, a $132,000 decrease in noninterest expense and a $113,000 increase in noninterest income.

Interest and Dividend Income.  Interest and dividend income increased $259,000, or 8.3%, to $3.4 million for the three months ended September 30, 2020 from $3.1 million for the three months ended September 30, 2019.  This increase was primarily attributable to increases of $257,000 in interest on loans receivable.  The average balance of loans increased $40.2 million, or 16.2%, to $288.0 million for the three months ended September 30, 2020 from $247.8 million for the three months ended September 30, 2019, while the average yield on loans decreased 30 basis points to 4.37% for the 2020 period from 4.67% for the 2019 period, reflecting the lower market interest rate environment period to period.

Interest Expense.  Total interest expense decreased $46,000, or 6.0%, to $727,000 for the three months ended September 30, 2020 from $773,000 for the three months ended September 30, 2019.  Interest expense on total interest-bearing deposits decreased $48,000, or 7.9%, to $561,000 for the three months ended September 30, 2020 from $609,000 for the three months ended September 30, 2019, primarily due to the lower market interest rate environment resulting in a decrease of $27,000 in interest expense for money market accounts and a decrease of $18,000 in interest expense for certificates of deposit. The average rates paid on our money market accounts decreased 47 basis points and on our certificates of deposit decreased 36 basis points when comparing the 2020 and 2019 periods. There was no significant change in borrowings cost during the comparable periods as most of the advances are fixed rate.

Net Interest Income.  Net interest income increased $305,000, or 12.9%, to $2.7 million for the three months ended September 30, 2020 from $2.4 million for the three months ended September 30, 2019.  Our net interest rate spread decreased to 3.26% for the three months ended September 30, 2020 from 3.44% for the three months ended September 30, 2019.  Our net interest margin decreased to 3.25% for the 2020 period from 3.40% for the 2019 period.  Net interest rate spread and net interest margin were affected by the decrease in market interest rates between the comparable periods.

Provision for Loan Losses.  Based on management’s analysis of the allowance for loan losses described in Note 2(g) of our consolidated financial statements “Summary of Significant Accounting Policies – Allowance for Loan Losses,” we recorded a provision for loan losses of $150,000 for the three months ended September 30, 2020 and a provision for loan losses of $90,000 for the three months ended September 30, 2019.  The allowance for loan losses was $2.1 million, or 0.75% of total loans, at September 30, 2020, compared to $1.7 million, or 0.65% of total loans, at December 31, 2019.  The increase provision for loan losses in the 2020 period was due primarily to an increase in total loans with an emphasis on loans purchased secured by manufactured homes, automobiles and recreational vehicles.

Noninterest Income.  Noninterest income increased $113,000, or 10.9%, to $1.1 million for the three months ended September 30, 2020 from $1.0 million for the three months ended September 30, 2019.  The increase was primarily due to a $272,000 increase in net gains on securities sold, offset partially by decreases in several noninterest income sources. Net unrealized losses on equity securities increased $60,000. Service fees decreased $54,000 as fewer fees were assessed when the Covid-19 crisis began. Investment services commissions decreased $42,000 and we experienced a $14,000 decrease in insurance commissions.

Noninterest Expense.  Noninterest expense decreased $132,000, or 4.2%, to $3.0 million for the three months ended September 30, 2020 from $3.1 million for the three months ended September 30, 2019.  Compensation and benefits decreased $148,000, or 10.3%, due to a reduction in the number of employees. Occupancy and equipment expense decreased $42,000, or 7.4%, due to savings realized on maintenance contracts. Service charges decreased $45,000, or 8.2%, due to the elimination of duplicative IT service fees related to our 2018 merger with Medina Savings and Loan Association. These savings were partially offset by a $56,000 increase in regulatory assessments and a $25,000 loss on other real estate owned.

Federal Income Taxes. An income tax expense of $23,000 was recorded during the three months ended September 30, 2020 compared to no income tax expense for the three months ended September 30, 2019.

Comparison of Operating Results for the Nine Months Ended September 30, 2020 and 2019

General.  Net income for the nine months ended September 30, 2020 was $1.3 million, compared to $84,000 for the nine months ended September 30, 2019, an increase of $1.3 million.  The increase was primarily due to a $632,000 increase in net interest income, a $582,000 decrease in noninterest expense and an income tax benefit of $201,000, partially offset by a $92,000 decrease in noninterest income.

Interest and Dividend Income.  Interest and dividend income increased $657,000, or 7.0%, to $10.1 million for the nine months ended September 30, 2020 from $9.4 million for the nine months ended September 30, 2019.  The increase was primarily attributable to increases of $467,000 in interest on loans receivable and $211,000 in interest from securities. The average balance of loans increased $28.2 million, or 11.4%, to $274.6 million for the nine months ended September 30, 2020 from $246.4 million for the nine months ended September 30, 2019, due to the purchase of loans secured by manufactured homes, automobiles and recreational vehicles. The average yield on loans decreased 26 basis points to 4.46% for the 2020 period from 4.72% for the 2019 period, reflecting the lower market interest rate environment period to period.

The average balance of investment securities increased $10.4 million to $33.6 million for the nine months ended September 30, 2020 from $23.2 million for the nine months ended September 30, 2019. The increase resulted primarily from the purchase of municipal securities and an increase in unrealized gains in the portfolio. The average yield on investment securities decreased 15 basis points to 3.01% during the 2020 period from 3.16% from the 2019 period.

Interest Expense.  Interest expense was $2.3 million for the nine months ended September 30, 2020 and 2019. Increases in interest expense of certificates of deposit of $132,000 and in borrowings of $56,000 between the comparable periods were offset by decreases of $85,000 and $77,000 in money market accounts interest expense and savings accounts interest expense, respectively. The average cost of deposits and borrowings all decreased during the comparable periods due to the lower market interest rate environment.

Net Interest Income.  Net interest income increased $632,000, or 8.9%, to $7.8 million for the nine months ended September 30, 2020 from $7.1 million for the nine months ended September 30, 2019.  Our net interest rate spread decreased 21 basis points to 3.28% for the nine months ended September 30, 2020 from 3.49% for the nine months ended September 30, 2019.  Our net interest margin decreased 20 basis points to 3.25% for the 2020 period from 3.45% for the 2019 period.  Net interest rate spread and net interest margin were affected by the decrease in interest rates during the comparative periods in the 2020 and 2019 periods.

Provision for Loan Losses.  Based on management’s analysis of the allowance for loan losses described in Note 2(g) of our consolidated financial statements “Summary of Significant Accounting Policies – Allowance for Loan Losses,” we recorded a provision for loan losses of $330,000 for the nine months ended September 30, 2020 and a provision for loan losses of $270,000 for the nine months ended September 30, 2019.  The increased provision for loan losses in the 2020 period was due primarily to an increase in total loans with an emphasis on loans purchased secured by manufactured homes, automobiles and recreational vehicles.

Noninterest Income.  Noninterest income decreased $92,000, or 3.3%, to $2.7 million for the nine months ended September 30, 2020 from $2.8 million for the nine months ended September 30, 2019.  The decrease was primarily due to a $449,000 increase in unrealized losses on equity securities, a $127,000 decrease on investment securities revenue and a $92,000 decrease in service fees, offset in part by a $245,000 net gain realized on the sale of securities and $330,000 gain realized on the sale of the investment services book of business.

Noninterest Expense.  Noninterest expense decreased $582,000, or 6.1%, to $8.9 million for the nine months ended September 30, 2020 from $9.5 million for the nine months ended September 30, 2019.  Compensation and benefits decreased $510,000, or 11.2%, due to a reduction of employees. Occupancy and equipment expense decreased $121,000, or 7.1%, due to savings realized on maintenance contracts. Service charges decreased $129,000, or 8.2%, due to the elimination of IT-related service fees related to our 2018 merger with Medina Savings and Loan Association. These savings were partially offset by an $85,000, or 26.9%, increase in professional and other services fees due to higher legal and accounting costs and a $51,000 increase in regulatory assessments.

Federal Income Taxes.  An income tax benefit of $201,000 was recorded during the nine months ended September 30, 2020 compared to no income tax expense for the nine months ended September 30, 2019. The benefit recorded in 2020 resulted from our ability to carryback a net operating loss pursuant to The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	conditions relating to the Covid-19 pandemic, including the severity and duration of the associated economic slowdown either nationally or in our market area, that are worse than expected;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	government-imposed limitations on our ability to foreclose on or repossess collateral for our loans;

•	government-mandated forbearance programs;

•	the success of our consumer loan portfolio, much of which is purchased from third-party originators, and is secured by collateral outside of our market area, including in particular, automobile, recreational vehicle and manufactured home loans,

•	our ability to access cost-effective funding, including by increasing core deposits and reducing reliance on wholesale funds;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	the performance and availability of purchased loans;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments, or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third-party providers to perform as expected, including third-party loan originators;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 15. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $11.5 million and $16.0 million.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	1,277,125 Shares		1,502,500 Shares		1,727,875 Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Gross offering proceeds	$12,771	111.33%	$15,025	109.47%	$17,279	108.14%
Less: offering expenses	(1,300)	(11.33)%	(1,300)	(9.47)%	(1,300)	(8.14)%
Net offering proceeds	$11,471	100.00%	$13,725	100.00%	$15,979	100.00%

Distribution of net proceeds:
To Generations Bank	$(9,000)	(78.46)%	$(10,000)	(72.86)%	$(10,000)	(62.58)%
To repay holding company borrowings and subordinated debt (1)	(1,235)	(10.77)%	(1,235)	(9.00)%	(1,235)	(7.73)%
To repay litigation costs and expenses (2)	(119)	(1.03)%	(119)	(0.86)%	(119)	(0.74)%
To fund loan to employee stock ownership plan	$(1,022)	(8.91)%	$(1,202)	(8.76)%	$(1,382)	(8.65)%
Retained by Generations Bancorp	$95	0.83%	$1,169	8.52%	$3,243	20.30%

(1)	Represents $735,000 in fixed-rate subordinated debt notes with an interest rate of 8.0% and maturity dates of June 30, 2021 and $500,000 of borrowings with an interest rate of 6.0% and a maturity date of February 15, 2021. The $500,000 of borrowings was infused into Generations Bank as working capital.

(2)	Reimbursement of litigation fees and expenses to Stilwell Group pursuant to a Settlement Agreement dated May 4, 2020.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will reduce Generations Bank’s or Generation Commercial Bank’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated community offering.

Depending on the amount of net proceeds from the offering, Generations Bancorp may retain a very limited amount funds, and therefore, we do not intend to pay cash dividends to shareholders. Additionally, depending on the amount of net proceeds we retain at the holding company level as well as our capital resources and needs, we may not have the requisite capital to engage in share repurchases. However, subject to funds available, Generations Bancorp may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock;

•	to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans. See “Risk Factors – Risks Related to Our Business – To the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds from the stock offering in Generations Bank and as a result, on an unconsolidated basis, Generations Bancorp may have very limited funds in the years immediately after the conversion to pay dividends or conduct share repurchases.”

Generations Bank may use the net proceeds it receives from the offering:

•	to fund new loans;

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•	to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and noninterest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors – Risks Related to the Offering – Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

We do not intend to pay dividends following completion of the offering. However, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors would take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the Federal Reserve Board and the OCC, may be paid in addition to, or in lieu of, regular cash dividends.

We will not be permitted to pay dividends on our common stock if our stockholders’ equity would be reduced below the amount of the liquidation account we establish in connection with the conversion. The source of dividends will depend on the net proceeds we retain and earnings thereon, and dividends we receive from Generations Bank. In addition, we will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Generations Bank will not be permitted to pay dividends on its capital stock owned by Generations Bancorp, its sole stockholder, if Generations Bank’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Generations Bank will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Generations Bank must provide a provide to the Federal Reserve Board and file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of its net income for that year to date plus its retained net income for the preceding two years, or it would not be at least adequately capitalized following the distribution.

Any payment of dividends by Generations Bank to Generations Bancorp that would be deemed to be drawn from Generations Bank’s bad debt reserves established before 1988, if any, would require a payment of taxes at the then-current tax rate by Generations Bank on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Generations Bank does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering – Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Generations Bank to make capital distributions, including the payment of dividends to Generations Bancorp, see “Taxation – Federal Taxation.”

We intend to file a consolidated federal tax return with Generations Bank. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Publicly held shares of Seneca-Cayuga Bancorp’s common stock are quoted on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the symbol “SCAY.” Upon completion of the conversion, the shares of common stock of Generations Bancorp will be issued in exchange for the existing shares of Seneca-Cayuga Bancorp. Following completion of the conversion, if we meet the Nasdaq listing requirements, we will use our best efforts to seek approval to list our common stock on the Nasdaq Capital Market. We have applied to list the shares of Generations Bancorp common stock on the Nasdaq Capital Market under the symbol “GBNY.” To list our stock on the Nasdaq Capital Market, we must have at least three broker-dealers who will make a market in our common stock and at least 300 round-lot holders (i.e., a holder of at least 100 shares). We cannot assure you that we will satisfy these requirements. At June 30, 2020, Seneca-Cayuga Bancorp had approximately nine registered market makers in its common stock. KBW has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

The following tables set forth the high and low closing bid prices per share of common stock of Seneca-Cayuga Bancorp for the periods indicated as reported on the OTC Pink Market. The indicated prices do not include retail markups or markdowns or any commissions and do not necessarily reflect prices in actual transactions. During the time periods presented there were no dividends paid on the common stock.

Fiscal Year Ending December 31, 2020:
Quarter Ended:	Low	High
December 31, 2020 (through November 2, 2020)	$8.60	$9.40
September 30, 2020	6.67	9.79
June 30, 2020	5.85	9.45
March 31, 2020	7.26	11.25

Fiscal Year Ended December 31, 2019
Quarter Ended:	Low	High
December 31, 2019	$10.32	$10.76
September 30, 2019	10.37	10.90
June 30, 2019	10.14	11.10
March 31, 2019	10.05	11.70

Fiscal Year Ended December 31, 2018:
Quarter Ended:	Low	High
December 31, 2018	$9.01	$12.50
September 30, 2018	12.00	13.00
June 30, 2018	10.60	12.30
March 31, 2018	9.70	12.10

At the close of business on September 30, 2020, there were 2,463,507 shares of common stock outstanding, including 982,792 publicly held shares (shares held by stockholders other than The Seneca Falls Savings Bank, MHC), and approximately 222 stockholders of record (excluding stockholders who hold shares in street name through a broker).

On May 5, 2020, the business day immediately preceding the public announcement of the conversion, and on November 2, 2020, the closing prices of Seneca-Cayuga Bancorp common stock as reported on the OTC Pink Marketplace were $7.75 per share and $9.38 per share, respectively. On the effective date of the conversion, all publicly held shares of Seneca-Cayuga Bancorp common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Generations Bancorp common stock determined pursuant to the exchange ratio. The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. See “Beneficial Ownership of Common Stock” and “The Conversion and Offering – Share Exchange Ratio for Current Stockholders.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2020, Generations Bank exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Generations Bank at June 30, 2020, and the pro forma equity capital and regulatory capital of Generations Bank after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes that Generations Bank receives $9.0 million of the net offering proceeds at the minimum of the offering range and $10.0 million of the net proceeds at the midpoint and maximum of the offering range. See “How We Intend to Use the Proceeds from the Offering.”

	Generations Bank		Generations Bank Pro Forma at June 30, 2020 Based Upon the Sale in the Offering of:
	Historical at June 30, 2020		1,277,125 Shares		1,502,500 Shares		1,727,875 Shares
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Equity	$30,443	8.2%	$37,910	9.9%	$38,640	10.1%	$38,370	10.0%

Tier 1 leverage capital (1)(2)	$30,394	8.3%	$37,861	10.1%	$38,951	10.3%	$38,321	10.2%
Tier 1 leverage requirement	18,301	5.0	18,751	5.0	18,801	5.0	18,801	5.0
Excess	$12,093	3.3%	$19,110	5.1%	$19,790	5.3%	$19,520	5.2%

Tier 1 risk-based capital (1)(2)	$28,178	12.3%	$35,645	14.3%	$36,375	14.6%	$36,105	14.5
Tier 1 risk-based requirement	19,796	8.0	19,940	8.0	19,956	8.0	19,956	8.0
Excess	$8,382	4.3%	$15,705	6.3%	$16,419	6.6%	$16,149	6.5%

Total risk-based capital (1)(2)	$32,390	13.1%	$39,857	16.0%	$40,587	16.3%	$40,317	16.2%
Total risk-based requirement	24,745	10.0	24,925	10.0	24,945	10.0	24,925	10.0
Excess	$7,645	3.1%	$14,932	6.0%	$15,642	6.3%	$15,392	6.2%

Common equity tier 1 risk-based capital (1)(2)	$28,178	11.4%	$35,645	14.3%	$36,375	14.6%	$36,105	14.5%
Common equity tier 1 risk-based requirement	16,084	6.5	16,201	6.5	16,214	6.5	16,214	6.5
Excess	$12,094	4.9%	$19,444	7.8%	$20,161	8.1%	$19,891	8.0%

Reconciliation of capital infused into Generations Bank:(3)
Net proceeds			$11,471		$13,725		$15,979
Proceeds to Bank			9,000		10,000		10,000
Less: Common stock acquired by stock-based benefit plan			511		601		691
Less: Common stock acquired by employee stock ownership plan			1,022		1,202		1,382
Pro forma increase			$7,467		$8,197		$7,927

(1)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

(3)	Generations Bancorp will retain $95,000, $1.2 million and $3.2 million at the minimum, midpoint and maximum of the offering range.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Seneca-Cayuga Bancorp at June 30, 2020 and the pro forma consolidated capitalization of Generations Bancorp after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Seneca-Cayuga Bancorp	Generations Bancorp Pro Forma at June 30, 2020 Based upon the Sale in the Offering at $10.00 per share of:
	Historical at June 30, 2020	1,277,125 Shares	1,502,500 Shares	1,727,875 Shares
	(Dollars in thousands)
Deposits (1)	$304,649	$304,649	$304,649	$304,649
Borrowed funds	33,338	33,338	33,338	33,338
Total deposits and borrowed funds	$337,987	$337,987	$337,987	$337,987

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized (post-conversion) (2)	—	—	—	—
Common stock, $0.01 par value, 14,000,000 shares authorized (post-conversion); shares to be issued as reflected (2) (3)	$26	$21	$25	$29
Additional paid-in capital (2)	11,958	22,819	25,069	27,319
Retained earnings (4)	19,262	19,262	19,262	19,262
Unrealized gain (loss)	(941)	(941)	(941)	(941)
MHC consolidation		16	16	16
Less:
Treasury stock	(615)	—	—	—
Unearned employee stock ownership plan shares	(62)	(62)	(62)	(62)
Stock held by rabbi trust	(290)	(290)	(290)	(290)
Common stock to be acquired by employee stock ownership plan (5)	—	(1,022)	(1,202)	(1,382)
Common stock to be acquired by stock-based benefit plan (6)	—	(511)	(601)	(691)
Total stockholders’ equity	$29,338	$39,292	$41,276	$43,260

Pro Forma Shares Outstanding
Shares offered for sale	—	1,277,125	1,502,500	1,727,875
Exchange shares issued	—	847,875	997,500	1,147,125
Total shares outstanding	2,463,507	2,125,000	2,500,000	2,875,000

Assets	$372,321	$382,275	$384,258	$386,242
Total stockholders’ equity as a percentage of total assets	7.88%	10.28%	10.74%	11.20%
Tangible equity as a percentage of total assets	7.43%	9.84%	10.31%	10.77%

(1)	Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(2)	Seneca-Cayuga Bancorp currently has 9,000,000 authorized shares of common stock, $0.01 par value per share, and 1,000,000 authorized shares of preferred stock, par value $0.01 per share. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Generations Bancorp common stock to be outstanding.
(3)	No effect has been given to the issuance of additional shares of Generations Bancorp common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Generations Bancorp common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans.
(4)	The retained earnings of Generations Bank will be substantially restricted after the conversion. See “The Conversion and Offering – Liquidation Rights” and “Supervision and Regulation – Federal Banking Regulation – Capital Distributions.”
(5)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Generations Bancorp. The loan will be repaid principally from Generations Bank’s contributions to the employee stock ownership plan. Since Generations Bancorp will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Generations Bancorp’s consolidated financial statements. Accordingly, the number of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(6)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by Generations Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share purchase price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the purchase price in the offering. Generations Bancorp will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Seneca-Cayuga Bancorp and pro forma data of Generations Bancorp at and for the six months ended June 30, 2020 and at and for the year ended December 31, 2019. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Generations Bancorp. The existing loan obligation of our employee stock ownership plan, equal to $120,000 at June 30, 2020, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 25 years. Interest income that we earn on the loan will offset the interest paid by Generations Bank. The effect on earnings for the employee stock ownership plan is the cost of amortizing the combined loan over 25 years, net of historical expense for the period;

(iii)	we will pay KBW a success fee of $300,000; and

(iv)	total expenses of the offering, including fees and expenses to be paid to KBW, will be $1.3 million.

We calculated pro forma consolidated net income for each period as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 0.31% (0.24% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note at July 1, 2020, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data give effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $1.77 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” to the extent we have sufficient net proceeds, we intend to invest up to $10.0 million of the net proceeds from the stock offering in Generations Bank, and use portions of the proceeds to fund a loan to the employee stock ownership plan, to repay holding company borrowings and subordinated debt and reimburse litigation fees and expenses. We will retain the rest of the proceeds for future use.

The pro forma data do not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Generations Bank, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering – Liquidation Rights.”

At or for the Six Months Ended June 30, 2020 Based upon the Sale at $10.00 Per Share of:
1,277,125 Shares	1,502,500 Shares	1,727,875 Shares
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$12,771	$15,025	$17,279
Market value of shares issued in the exchange	8,479	9,975	11,471
Pro forma market capitalization	$21,250	$25,000	$28,750

Gross proceeds of offering	$12,771	$15,025	$17,279
Expenses	(1,300)	(1,300)	(1,300)
Estimated net proceeds	11,471	13,725	15,979
Assets received from The Seneca Falls Savings Bank, MHC	16	16	16
Common stock purchased by employee stock ownership plan	(1,022)	(1,202)	(1,382)
Common stock purchased by stock-based benefit plans	(511)	(601)	(691)
Estimated net proceeds, as adjusted	$9,954	$11,938	$13,922

For the Six Months Ended June 30, 2020
Consolidated net earnings:
Historical	$691	$691	$691
Income on adjusted net proceeds	12	15	17
Employee stock ownership plan (1)	(16)	(19)	(22)
Stock awards (2)	(40)	(47)	(55)
Stock options (3)	(21)	(25)	(29)
Pro forma net income	$626	$615	$602

Earnings per share (4):
Historical	$0.34	$0.29	$0.25
Income on adjusted net proceeds	0.01	0.01	0.01
Employee stock ownership plan (1)	(0.01)	(0.01)	(0.01)
Stock awards (2)	(0.02)	(0.02)	(0.02)
Stock options (3)	(0.01)	(0.01)	(0.01)
Pro forma earnings per share (4)	$0.31	$0.26	$0.22

Offering price to pro forma net earnings per share	32.35	x	38.74	x	45.51	x
Number of shares used in earnings per share calculations	2,024,873	2,382,204	2,739,535

At June 30, 2020
Stockholders’ equity:
Historical	$29,338	$29,338	$29,338
Estimated net proceeds	11,471	13,725	15,979
Equity increase from The Seneca Falls Savings Bank, MHC	16	16	16
Common stock acquired by employee stock ownership plan (1)	(1,022)	(1,202)	(1,382)
Common stock acquired by stock-based benefit plans (2)	(511)	(601)	(691)
Pro forma stockholders’ equity (5)	$39,292	$41,276	$43,260
Intangible assets	$(1,673)	$(1,673)	$(1,673)
Pro forma tangible stockholders’ equity (5)	$37,619	$39,603	$41,587

Stockholders’ equity per share (6):
Historical	$13.81	$11.74	$10.20
Estimated net proceeds	5.40	5.49	5.56
Equity increase from the mutual holding company	0.01	0.01	0.01
Common stock acquired by employee stock ownership plan (1)	(0.48)	(0.48)	(0.48)
Common stock acquired by stock-based benefit plans (2)	(0.24)	(0.24)	(0.24)
Pro forma stockholders’ equity per share (5) (6)	$18.50	$16.52	$15.05
Intangible assets	$(0.79)	$(0.67)	$(0.58)
Pro forma tangible stockholders’ equity per share (5) (6)	$17.71	$15.85	$14.47

Offering price as percentage of pro forma stockholders’ equity per share	54.05%	60.53%	66.45%
Offering price as percentage of pro forma tangible stockholders’ equity per share	56.47%	63.09%	69.11%
Public shares outstanding	982,792	982,792	982,792
Exchange ratio	0.8627	1.0150	1.1672
Number of shares outstanding for pro forma book value per share calculations	2,125,000	2,500,000	2,875,000

(footnotes begin on second following page)

	At or for the Year Ended December 31, 2019 Based upon the Sale at $10.00 Per Share of:
	1,277,125 Shares		1,502,500 Shares		1,727,875 Shares
	(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$12,771		$15,025		$17,279
Market value of shares issued in the exchange	8,479		9,975		11,471
Pro forma market capitalization	$21,250		$25,000		$28,750

Gross proceeds of offering	$12,771		$15,025		$17,279
Expenses	(1,300)		(1,300)		(1,300)
Estimated net proceeds	11,471		13,725		15,579
Assets received from mutual holding company	16		16		16
Common stock purchased by employee stock ownership plan	(1,022)		(1,202)		(1,382)
Common stock purchased by stock-based benefit plans	(511)		(601)		(691)
Estimated net proceeds, as adjusted	$9,954		$11,938		$13,922

For the Year Ended December 31, 2019
Consolidated net earnings:
Historical	$87		$87		$87
Income on adjusted net proceeds	24		29		34
Employee stock ownership plan (1)	(32)		(38)		(44)
Stock awards (2)	(81)		(95)		(109)
Stock options (3)	(43)		(50)		(58)
Pro forma net income	$(45)		$(67)		$(90)

Earnings per share (4):
Historical	$0.04		$0.04		$0.03
Income on adjusted net proceeds	0.01		0.01		0.01
Employee stock ownership plan (1)	(0.02)		(0.02)		(0.02)
Stock awards (2)	(0.04)		(0.04)		(0.04)
Stock options (3)	(0.02)		(0.02)		(0.02)
Pro forma earnings per share (5)	$(0.03)		$(0.03)		$(0.04)

Offering price to pro forma net earnings per share	(450.43	)x	(355.91	)x	(304.70	)x
Number of shares used in earnings per share calculations	2,026,917		2,384,608		2,742,299

At December 31, 2019
Stockholders’ equity:
Historical	$28,231		$28,231		$28,231
Estimated net proceeds	11,471		13,725		15,979
Equity increase from The Seneca Falls Savings Bank, MHC	16		16		16
Common stock acquired by employee stock ownership plan (1)	(1,022)		(1,200)		(1,382)
Common stock acquired by stock-based benefit plans (2)	(511)		(601)		(691)
Pro forma stockholders’ equity (5)	$38,185		$40,171		$42,153
Intangible assets	$(1,705)		$(1,705)		$(1,705)
Pro forma tangible stockholders’ equity (5)	$36,480		$38,466		$40,448

Stockholders’ equity per share (6):
Historical	$13.29		$11.29		$9.82
Estimated net proceeds	5.40		5.49		5.56
Equity increase from the mutual holding company	0.01		0.01		0.01
Common stock acquired by employee stock ownership plan (1)	(0.48)		(0.48)		(0.48)
Common stock acquired by stock-based benefit plans (2)	(0.24)		(0.24)		(0.24)
Pro forma stockholders’ equity per share (5) (6)	$17.98		$16.07		$14.67
Intangible assets	$(0.80)		$(0.68)		$(0.59)
Pro forma tangible stockholders’ equity per share (5) (6)	$17.18		$15.39		$14.08

Offering price as percentage of pro forma stockholders’ equity per share	55.62%		62.23%		68.17%
Offering price as percentage of pro forma tangible stockholders’ equity per share	58.21%		64.98%		71.02%
Public shares outstanding	982,792		982,792		982,792
Exchange ratio	0.8627		1.0150		1.1672
Number of shares outstanding for pro forma book value per share calculations	2,125,000		2,500,000		2,875,000

(footnotes begin on following page)

(1)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Generations Bancorp, and the outstanding loan with respect to existing shares of Seneca-Cayuga Bancorp held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Generations Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Generations Bank’s total annual payments on the employee stock ownership plan debt are based upon 25 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation – Stock Compensation – Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Generations Bank, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 21.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 2,043, 2,404 and 2,764 shares were committed to be released during the six months ended June 30, 2020 at the minimum, midpoint and maximum of the offering range, respectively, that 4,086, 4,808 and 5,529 shares were committed to be released during the year ended December 31, 2019 at the minimum, midpoint and maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(2)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Generations Bancorp or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Generations Bancorp The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 10% of the amount contributed to the plan is amortized as an expense during the six months ended June 30, 2020, (iii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2019, and (iv) the plan expense reflects an effective combined federal and state tax rate of 21.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.
(3)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $1.77 for each option and that the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options using an effective combined federal and state tax rate of 21.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 9.09%.
(4)	Per share figures include publicly held shares of Seneca-Cayuga Bancorp common stock that will be issued in exchange for shares of Generations Bancorp common stock in the conversion. See “The Conversion and Offering – Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See footnote 1, above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(5)	The retained earnings of Generations Bank will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering – Liquidation Rights” and “Supervision and Regulation – Federal Banking Regulation – Capital Distributions.”
(6)	Per share figures include publicly held shares of Seneca-Cayuga Bancorp common stock that will be issued in exchange for shares of Generations Bancorp common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 0.8627, 1.0150 and 1.1672 at the minimum, midpoint and maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information at and for the years ended December 31, 2019 and 2018 is derived in part from the audited consolidated financial statements that appear elsewhere in this prospectus. The information at June 30, 2020 and for the six months ended June 30, 2020 and 2019 is unaudited. You should read the information in this section in conjunction with the other business and financial information contained in this prospectus, including the consolidated financial statement and notes thereto of Seneca-Cayuga Bancorp provided elsewhere in this prospectus.

Overview

Generations Bancorp will succeed to Seneca-Cayuga Bancorp as the holding company for Generations Bank upon the completion of the conversion. Like Seneca-Cayuga Bancorp, Generations Bancorp will conduct its operations primarily through Generations Bank and Generations Commercial Bank.

We operate from our main office located in Seneca Falls, New York, our eight full-service branch offices, one drive-through facility and one in-store branch located in a Wal-Mart super center, located in Albion, Auburn, Farmington, Geneva, Medina, Phelps, Seneca Falls, Union Springs and Waterloo, New York which are located throughout the northern Finger Lakes region of New York State, which includes parts of Cayuga, Seneca, Wayne, Yates and Ontario counties as well as Orleans County as a result of the 2018 merger with Medina Savings and Loan Association. Our market area for deposits includes the communities in which we maintain our banking office locations, while our primary deposit market area is Seneca County and our primary lending market area is broadly defined as Cayuga, Seneca, Ontario and Orleans counties, New York. Our address at our home office is 20 East Bayard Street, Seneca Falls, New York 13148 and the telephone number at our main office is (315) 568-5855.

Our business consists primarily of taking deposits from the general public and, through our commercial bank subsidiary, Generations Commercial Bank, from New York State and County municipalities and agencies, and investing those deposits, together with borrowings and funds generated from operations, in the origination and purchase of one- to four-family residential real estate loans, including home equity loans and lines of credit. We also purchase and originate a substantial amount of consumer loans, including automobile, recreational vehicle and manufactured home loans. To a lesser extent, we originate commercial real estate and multifamily loans, commercial business loans and residential and commercial construction loans. Most of our one- to four-family residential real estate loans are originated to borrowers in our market area. To diversify our loan portfolio more geographically, we purchase loans that have been originated outside of the region, including automobile loans, recreational vehicle loans and manufactured home loans originated in the northeastern United States, and modular home loans originated throughout the United States. We also invest in securities, which currently consist primarily of municipal bonds issued by states, local municipalities and schools in the Northeastern United States, and to a far lesser extent mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank stock. Additionally, through our subsidiary, Generations Agency, Inc., we provide insurance as well as certain other financial products.

We offer a variety of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit accounts. We also utilize advances from the Federal Home Loan Bank for liquidity and for asset/liability management purposes.

On September 29, 2018, Generations Bank completed its acquisition of Medina Savings and Loan Association, a mutual savings association headquartered in Medina, New York.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for loan losses, noninterest income and noninterest expense. Noninterest income currently consists primarily of banking fees and service charges, insurance commissions, investment services commissions, unrealized gains on equity securities and gains on sales of available-for-sale securities and income from bank owned life insurance. Noninterest expense currently consists primarily of expenses related to compensation and employee benefits, occupancy and equipment, service charges data processing, franchise taxes, federal deposit insurance premiums and other operating expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our current business strategy is to operate as a well-capitalized and profitable community bank dedicated to serving the needs of our consumer and business customers, and offering personalized and efficient customer service. Our goals are to increase interest income through loan portfolio growth, including expected material growth in our purchases of automobile, recreational vehicle and manufactured home loans, as well as increased originations and purchases of one- to four-family residential real estate loans, decrease interest expense by increasing core deposits, and achieve economies of scale through managed balance sheet growth. Highlights of our current business strategy include:

•	Increasing our purchases and originations of automobile, recreational vehicle and manufactured home loans. In recent years we have increased our emphasis on the purchase and origination of automobile, recreational vehicle and manufactured home loans. At June 30, 2020, these loans totaled $61.0 million, or 21.9% of our total loan portfolio. For the six months ended June 30, 2020 and the year ended December 31, 2019, we purchased $22.4 million and $22.5 million of automobile, recreational vehicle and manufactured home loans. We intend to continue to increase our purchases and origination of these types of loans following completion of the conversion.

Automobile, recreational vehicle and manufactured home lending can increase loan yields with shorter repricing terms than one- to four-family residential real estate loans. At June 30, 2020, the weighted average rate on our automobile, recreational vehicle and manufactured home loans was 6.87%.

We believe that we have the experience and policies and procedures in place to increase loan purchases without undue risk. We began purchasing manufactured home loans in 2006. In part based on this experience, in 2016 we began purchasing automobile loans from one vendor and began purchasing automobile and recreational vehicle loans from a second vendor in February 2020, and additionally began purchasing manufactured home loans from a second vendor in 2019. To date, our credit experience on these loans has been satisfactory. See “Business of Generations Bank – Lending Activities – Manufactured Home Lending and “– Automobile Lending” and “– Other Consumer Lending.”

•	Continuing to emphasize one- to four-family residential real estate lending. We will continue to focus on originating one- to four-family residential real estate loans for retention in our portfolio. At June 30, 2020, $135.9 million, or 49.0%, of our total loans consisted of one- to four-family residential real estate loans. We recently contracted with a third party to assist with one- to four-family residential real estate loan generation, and expect to increase our purchases of one- to four-family residential real estate loans.

•	Increasing our “core” deposit base. We seek to increase our core deposit base, particularly checking accounts. Core deposits include all deposit account types except certificates of deposit. Core deposits are our least costly source of funds, which improves our interest rate spread, and represent our best opportunity to develop customer relationships that enable us to cross-sell our full complement of products and services. Core deposits also contribute non-interest income from account-related fees and services and are generally less sensitive to withdrawal when interest rates fluctuate. We have continued our marketing efforts for checking accounts through digital, print and outdoor advertising channels. Core deposits at June 30, 2020 increased $29.3 million, or 16.8%, from December 31, 2019 as customers have increased their balances in these accounts, we believe, due to the economic uncertainty caused by the Covid-19 pandemic. In recent years, we have significantly expanded and improved the products and services we offer our retail and business deposit customers who maintain core deposit accounts and have improved our infrastructure for electronic banking services, including online banking, mobile banking, bill pay, and e-statements. The deposit infrastructure we have established can accommodate significant increases in retail and business deposit accounts without additional capital expenditure. Primarily for municipal deposits we have accepted in Generations Commercial Bank, we participate in reciprocal deposit services for our customers through the Certificate Deposit Account Registry Service (CDARS) and Insured Cash Sweep networks, which are currently considered by the bank regulators, to be brokered deposits, as a source of funds, in accordance with our asset/liability policies and funding strategies.

•	Implementing a managed growth strategy without undue risk. We intend to pursue a growth strategy for the foreseeable future, with the goal of improving the profitability of our business through increased net interest income and retail deposit growth. Subject to market conditions, we intend to grow our one- to four-family residential fixed-rate, automobile, recreational and manufactured home loan portfolios. To a lesser extent we intend to grow our commercial real estate and multifamily home loan portfolios.

•	Remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1870 and have been operating continuously since that time in the northern Finger Lakes region of New York State which is located in the central to northwestern portion of New York State. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a solid base of local retail customers on which we hope to continue to build our banking business.

Summary of Critical Accounting Policies

The discussion and analysis of the financial condition and results of operations are based on our consolidated financial statements, which are prepared in conformity with U.S. generally accepted accounting principles. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policies discussed below to be critical accounting policies. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

The following represent our critical accounting policies:

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction of loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable is charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Consumer loans not secured by residential real estate are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying amount of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, automobile loans identified in pools by product and underwriting standards, as well as smaller balance homogeneous consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative risk factors. These qualitative risk factors include:

•	Asset quality trends

•	The trend in loan growth and portfolio mix

•	Regional and local economic conditions

•	Historical loan loss experience

•	Underlying credit quality

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation.

The risk characteristics within the loan portfolio vary depending on the loan segment. Consumer loans generally are repaid from personal sources of income. Risks associated with consumer loans primarily include general economic risks such as declines in the local economy creating higher rates of unemployment. Those conditions may also lead to a decline in collateral values should we be required to repossess the collateral securing consumer loans. These economic risks also impact the commercial loan segment, however commercial loans are considered to have greater risk than consumer loans as the primary source of repayment is from the cash flow of the business customer. Loans secured by real estate provide the best collateral protection and thus significantly reduce the inherent risk in the portfolio.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans, by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying amount exceeds its estimated fair value. The estimated fair values of substantially all of our impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, including those in construction, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made as to whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial business loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if we grant such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Loans classified as troubled restructurings are designated as impaired.

The indirect automobile program loans, and the loans originated under a direct sub-prime automobile program, are evaluated separately from the rest of the consumer loan portfolio. Due to the inherent risk of the program loans, they are evaluated based on the historical losses in the portfolio and discounted collateral values. Since this piece of the portfolio no longer enjoys the participation of the dealers, their continuing reserves and dealer cooperation, there are no longer available cash reserves accumulated as part of the indirect loan assignment agreements with local dealers. The direct sub-prime automobile program was offered to consumers for approximately six months in 2014. The program was discontinued after a detailed analysis revealed that the loan type carried higher risk characteristics than the other automobile portfolios. We have analyzed the historical loss factors to date and have assigned higher reserve factors to these loans to represent the associated risk. Reserves for this loan type are based on the rate of delinquency, the prospect of payment established by collection efforts and discounted collateral values.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for all loans.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as loss are considered uncollectible and are charged to the allowance for loans losses. Loans not classified are rated as pass.

In addition, federal regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses and may have judgments different than management’s, and we may determine to increase our allowance as a result of these regulatory reviews. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Income Taxes. Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating losses, capital losses and contribution carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. To the extent that current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established. The judgment about the level of future taxable income, including that which is considered capital, is inherently subjective and is reviewed on a continual basis as regulatory and business factors change. Interest and penalties are included as a component of noninterest expense if incurred.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50%. The terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

Average Balances and Yields. The following tables set forth average balance sheets, average yields and costs, and certain other information at the dates and for the periods indicated. No tax-equivalent yield adjustments have been made. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

		For the Six Months Ended June 30,
	At June 30, 2020	2020			2019
	Yield/ Cost	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	5.07%	$267,845	$6,034	4.51%	$245,656	$5,824	4.74%
Securities	2.77%	35,764	550	3.08	22,592	349	3.09
Interest-earning deposits	0.05%	5,904	10	0.34	3,560	34	1.91
Other	6.00%	2,307	71	6.16	2,058	60	5.83
Total interest-earning assets		311,820	6,665	4.27	273,866	6,267	4.58
Noninterest-earning assets		42,106			41,382
Total assets		$353,926			$315,248

Interest-bearing liabilities:
Demand accounts	0.05%	$72,614	$21	0.06%	$65,880	$23	0.07%
Money market accounts	0.35%	24,601	56	0.46	23,408	113	0.97
Savings accounts	0.42%	89,839	205	0.46	89,812	278	0.62
Certificates of deposit	1.66%	103,861	957	1.84	81,317	808	1.99
Total interest-bearing deposits		290,915	1,239	0.85	260,417	1,222	0.94
Borrowings	1.88%	32,768	342	2.09	25,268	288	2.28
Total interest-bearing liabilities		323,683	1,581	0.98	285,685	1,510	1.06
Other noninterest-bearing liabilities		1,579			2,093
Total liabilities		325,262			287,778
Equity		28,664			27,470
Total liabilities and equity		$353,926			$315,248

Net interest income			$5,084			$4,757
Net interest rate spread (2)		3.29%			3.52%
Net interest-earning assets (3)		$(11,863)			$(11,819)
Net interest margin (4)		3.26%			3.47%
Average interest-earning assets to interest-bearing liabilities		96.33%			95.86%

	For the Year Ended December 31,
	2019			2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$249,057	$11,742	4.71%	$223,615	$10,640	4.76%	$212,372	$10,256	4.83%
Securities	25,061	795	3.17	24,013	747	3.11	29,580	1,023	3.46
Interest-bearing deposits	5,707	102	1.79	3,602	58	1.61	2,846	14	0.49
Other	2,176	129	5.93	2,398	169	7.05	3,008	172	5.72
Total interest-earning assets	282,001	12,768	4.53	253,628	11,614	4.58	247,806	11,465	4.63
Noninterest-earning assets	41,937			39,079			36,400
Total assets	$323,938			$292,707			$284,206

Interest-bearing liabilities:
Demand accounts	$66,231	$46	0.07	$54,226	$47	0.09	$49,581	$51	0.10
Money market accounts	23,752	205	0.86	13,181	59	0.45	11,094	20	0.18
Savings accounts	89,250	539	0.60	84,724	455	0.54	84,893	479	0.56
Certificates of deposit	86,755	1,743	2.01	80,501	1,387	1.72	67,951	1,018	1.50
Total interest-bearing deposits	265,988	2,533	0.95	232,632	1,948	0.84	213,519	1,568	0.73
Borrowings	29,095	634	2.18	32,745	680	2.07	44,209	807	1.82
Total interest-bearing liabilities	295,083	3,167	1.07	265,377	2,628	0.99	257,728	2,375	0.92
Other noninterest-bearing deposits	1,274			995			892
Total liabilities	296,357			266,372			258,620
Equity	27,581			26,335			25,586
Total liabilities and equity	$323,938			$292,707			$284,206

Net interest income		$9,601			$8,986			$9,090
Net interest rate spread (2)			3.46%	3.59%			3.71%
Net interest-earning assets (3)	$(13,082)			$(11,749)			$(9,922)
Net interest margin (4)			3.40%	3.54%			3.67%

(1)	Yields and rates are annualized for the six months ended June 30, 2020 and 2019.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents total interest-earning assets less total interest-bearing liabilities.
(4)	Represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended June 30, 2020 vs. 2019			Years Ended December 31, 2019 vs. 2018
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$526	$(316)	$210	$1,211	$(109)	$1,102
Securities	203	(2)	201	33	15	48
Interest-earning deposits	22	(46)	(24)	34	10	44
Other	7	4	11	(16)	(24)	(40)

Total interest-earning assets	758	(360)	398	1,262	(108)	1,154

Interest-bearing liabilities:
Demand accounts	2	(4)	(2)	11	(12)	(1)
Money market accounts	6	(63)	(57)	47	99	146
Savings accounts	—	(73)	(73)	24	60	84
Certificates of deposit	224	(75)	149	108	248	356
Total interest-bearing deposits	232	(215)	17	190	395	585

Borrowings	86	(32)	54	(76)	30	(46)

Total interest-bearing liabilities	318	(247)	71	114	425	539

Change in net interest income	$440	$(113)	$327	$1,148	$(533)	$615

Comparison of Financial Condition at June 30, 2020 and December 31, 2019

Total Assets. Total assets increased $24.8 million, or 7.1%, to $372.3 million at June 30, 2020 from $347.5 million at December 31, 2019. The increase resulted primarily from increases in net loans of $23.8 million, in available-for-sale securities of $1.9 million and $651,000 in pension plan funded status, offset in part by decreases in equity securities of $1.5 million and in securities held to maturity of $259,000.

Net Loans. Net loans increased $23.8 million, or 9.2%, to $283.5 million at June 30, 2020 from $259.6 million at December 31, 2019. The increase resulted primarily from increases in manufactured home loans of $6.3 million, or 26.3%, other consumer loans, consisting of recreational vehicle loans, of $9.3 million, or 396.6%, commercial business loans of $8.2 million which includes $10.0 million of PPP loans, or 56.8%, and automobile loans of $2.1 million, or 9.8%, offset in part by decreases in one- to four-family residential real estate loans of $2.8 million, or 2.0%, and residential construction loans of $607,000, or 73.3%.

Consistent with our business strategy, we intend to continue to increase the purchase and origination of automobile, recreational vehicle and manufactured home loans. During the six months ended June 30, 2020, we purchased $6.4 million of automobile loans, $7.9 million of recreational vehicle loans and $8.1 million of manufactured home loans. Additionally, to supplement originations, we intend to increase our purchases of one- to four-family residential real estate loans.

Investment Securities. Available-for-sale securities increased $1.9 million, or 6.3%, to $32.6 million at June 30, 2020 from $30.6 million at December 31, 2019. The increase in available-for-sale securities resulted from the purchase of $1.1 million of municipal bonds and an $846,000 increase in unrealized gains.

Equity investment securities, which are comprised of mutual funds invested in preferred stock and municipal bonds at fair value, decreased $1.5 million, or 58.1%, to $1.1 million at June 30, 2020 from $2.6 million at December 31, 2019 as a result of management’s decision to sell these securities to eliminate the volatility of changing market prices.

Premises and Equipment. Premises and equipment decreased $401,000, or 2.3%, to $17.2 million at June 30, 2020 from $17.6 million at December 31, 2019. The decrease resulted primarily from recognition of depreciation expense of $532,000.

Pension Plan Assets. The funded status of the pension plan increased $651,000, or 8.6%, to $8.3 million at June 30, 2020 from $7.6 million at December 31, 2019. The increase is the result of $885,000 of estimated returns on pension assets and employer contributions of $281,000, offset by estimated benefits paid of $220,000 and estimated service costs, interest costs and actuarial losses totaling $295,000.

Bank-Owned Life Insurance. At June 30, 2020, our investment in bank-owned life insurance was $7.0 million, an increase of $67,000, or 1.0%, from $6.9 million at December 31, 2019. We invest in bank-owned life insurance to provide us with a funding offset for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Federal bank regulatory guidance cautions against an investment in bank-owned life insurance that exceeds 25% of an institution’s Tier 1 capital. The guidance states that an institution which has an investment in bank-owned life insurance exceeding this amount make a determination that the amount of investment does not constitute an imprudent capital concentration. We have not made additional contributions to bank-owned life insurance since 2012.

Deposits.  Deposits increased $21.3 million, or 7.5%, to $304.6 million at June 30, 2020 from $283.3 million at December 31, 2019. Noninterest-bearing checking accounts increased $14.2 million, or 37.2%, to $52.3 million at June 30, 2020 from $38.1 million as of December 31, 2019. Interest-bearing accounts increased $7.1 million, or 2.9%, to $252.4 million at June 30, 2020 from $245.2 million at December 31, 2019. Interest-bearing checking accounts increased $4.6 million, or 16.7% to $32.1 million at June 30, 2020 from $27.5 million at December 31, 2019. The largest increase in interest-bearing deposits was in savings accounts which increased $10.1 million, or 11.8%.

Additionally, money market accounts increased $381,000, or 1.5%, to $25.2 million at June 30, 2020 from $24.9 million at December 31, 2019 and certificates of deposit decreased $7.9 million, or 7.4%, to $99.6 million at June 30 2020 from $85.3 million at December 31, 2019.

Effective December 31, 2018, we established Generations Commercial Bank (the “Commercial Bank”), a New York State chartered limited-purpose commercial bank, formed expressly to enable local municipalities to deposit public funds with the Commercial Bank in accordance with existing New York State municipal law. The Commercial Bank opened for business on January 2, 2019. The addition of the Commercial Bank enabled deposit growth in public funds of $43.0 million through June 30, 2020, with $35.7 million of that amount held in short-term time deposits. The requirement to collateralize these public funds has been met by pledging municipal bonds with a fair value of $13.2 million at June 30, 2020 and by entering the remaining uninsured balances into a reciprocal deposit network. The depository network arranges for the “redeposit” of the local government’s funds in one or more “banking institutions,” through a “deposit placement program,” in which the municipalities’ deposits are divided into multiple deposits, all under the $250,000 FDIC limit. The smaller deposits are made into other FDIC-insured banking institutions, thereby increasing the available FDIC coverage for the government entity. At the same time, each of the banking institutions into which a piece of the original deposit was made, makes a “reciprocal deposit” back into the institution that holds the local government’s original deposit. At June 30, 2020, the Commercial Bank held $27.6 million in reciprocal deposit balances.

In light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits to roll off at maturity without bidding for these ongoing relationships.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances totaled $32.6 million at June 30, 2020 and $31.4 million at December 31, 2019, an increase of $1.2 million, or 3.7%. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 1.88% at June 30, 2020, compared to our weighted average rate of deposits of 0.79% at that date.

Subordinated Debt and Other Borrowings. At June 30, 2020 and December 31, 2019, we had $735,000 in fixed-rate subordinated debt. The $735,000 subordinated debt notes have an interest rate of 8.0% and maturity dates of June 30, 2021, however, we may, at our option redeem some or all of any of the subordinated notes on any January 15 or July 15 interest payment date. We intend to use net proceeds from the offering to repay these subordinated debt notes.

Total Equity. Total equity increased $1.1 million, or 3.9%, to $29.3 million at June 30, 2020 from $28.2 million at December 31, 2019. The increase resulted primarily from net income of $691,000, recognition of ESOP shares of $31,000 and a $721,000 decrease in other comprehensive loss, offset in part, by a $290,000 increase in stock held in a Rabbi Trust resulting primarily from the recording of the fair value of shares held in supplemental executive retirement plans.

Comparison of Financial Condition at December 31, 2019 and December 31, 2018

Total Assets. Total assets increased $29.4 million, or 9.2%, to $347.5 million at December 31, 2019 from $318.2 million at December 31, 2018. The increase resulted primarily from increases in net loans of $15.5 million, in available-for-sale securities of $18.9 million and in cash and cash equivalents of $4.3 million, offset in part by decreases in securities held to maturity of $686,000, in equity securities of $8.3 million and in other assets of $1.1 million.

Cash and cash equivalents. Cash and cash equivalents increased $4.3 million, or 47.2%, to $13.4 million at December 31, 2019 from $9.1 million at December 31, 2018. The increase resulted primarily as a result of increased cash activity associated with Generations Commercial Bank.

Net Loans. Net loans increased $15.5 million, or 6.4%, to $259.6 million at December 31, 2019 from $244.1 million at December 31, 2018. The increase resulted primarily from increases in automobile loans of $7.0 million, or 49.9%, in manufactured home loans of $4.8 million, or 25.3%, in one- to four-family residential real estate loans of $2.9 million, or 2.1%, and in home equity loans and lines of credit of $1.4 million, or 13.3%, offset in part by a decrease in commercial business loans of $2.9 million, or 16.7%.

Consistent with our business strategy, we intend to continue to increase the purchase and origination of automobile, recreational vehicle and manufactured home loans. During the year ended December 31, 2019, we purchased $9.0 million of manufactured home loans, $13.9 million of automobile loans and no recreational vehicle loans, respectively. Additionally, to supplement originations, we intend to increase our purchases of one- to four-family residential real estate loans.

Investment Securities. Available-for-sale securities increased $18.9 million, or 161.2%, to $30.6 million at December 31, 2019 from $11.7 million at December 31, 2018. The increase in available-for-sale securities resulted from an increase in municipal securities as a result of deposit growth in Generations Commercial Bank.

Equity investment securities, which are comprised of mutual funds invested in preferred stock and municipal bonds, at fair value decreased $8.3 million, or 76.3% to $2.6 million at December 31, 2019 from $10.9 million at December 31, 2018 as a result of management’s decision to sell these securities to eliminate the volatility of changing market prices.

Premises and Equipment. Premises and equipment decreased $901,000, or 4.9%, to $17.6 million at December 31, 2019 from $18.5 million at December 31, 2018. The decrease resulted primarily from recognition of depreciation expense of $1.1 million.

Pension Plan Assets. The funded status of the pension plan increased $1.2 million, or 19.5%, to $7.6 million at December 31, 2019 from $6.4 million at December 31, 2018. The increase is the result of $3.8 million of returns on pension assets and employer contributions of $407,000, offset by net benefits paid of $256,000 and service costs, interest costs and actuarial losses totaling $2.9 million.

Bank-Owned Life Insurance. At December 31, 2019, our investment in bank-owned life insurance was $6.9 million, an increase of $131,000, or 1.9%, from $6.8 million at December 31, 2018. We invest in bank-owned life insurance to provide us with a funding offset for our benefit plan obligations. Bank-owned life insurance also generally provides us noninterest income that is non-taxable. Federal bank regulatory guidance cautions against an investment in bank-owned life insurance that exceeds 25% of an institution’s Tier 1 capital. The guidance states that an institution which has an investment in bank-owned life insurance exceeding this amount make a determination that the amount of investment does not constitute an imprudent capital concentration. We have not made additional contributions to bank-owned life insurance since 2012.

Deposits.  Deposits increased $22.9 million, or 8.8%, to $283.3 million at December 31, 2019 from $260.4 million at December 31, 2018. Noninterest-bearing checking accounts decreased $403,000, or 1.0%, to $38.1 million as of December 31, 2019 compared to $38.5 million as of December 31, 2018. Interest-bearing accounts increased $23.3 million, or 10.5%, to $245.2 million at December 31, 2019 from $221.9 million at December 31, 2018. Interest-bearing checking accounts increased $1.3 million, or 4.9%, to $27.5 million at December 31, 2019 from $26.2 million at December 31, 2018. The largest increase in interest-bearing deposits was in certificates of deposit which increased $30.7 million, or 40.0%.

Additionally, money market accounts increased $3.1 million, or 14.4%, to $24.9 million at December 31, 2019 compared to $21.7 million at December 31, 2018, savings accounts decreased $6.6 million, or 7.2%, to $85.3 million at December 31, 2019, compared to $91.9 million at December 31, 2018 and brokered certificates of deposits (other than the below-mentioned reciprocal deposits, which are considered for regulatory purposes to be brokered deposits) decreased $5.2 million, or 100.0%, to $0 at December 31, 2019 from $5.2 million at December 31, 2018.

Effective December 31, 2018, we established Generations Commercial Bank (the “Commercial Bank”), a New York State chartered limited-purpose commercial bank, formed expressly to enable local municipalities to deposit public funds with the Commercial Bank in accordance with existing New York State municipal law. The Commercial Bank opened for business on January 2, 2019. The addition of the Commercial Bank enabled deposit growth in public funds of $43.5 million in 2019, with $36.8 million of that amount held in short-term time deposits. The requirement to collateralize these public funds has been met by pledging municipal bonds with a fair value of $12.9 million at December 31, 2019 and by entering the remaining uninsured balances into a reciprocal deposit network. The depository network arranges for the “redeposit” of the local government’s funds in one or more “banking institutions,” through a “deposit placement program”, in which the municipalities’ deposits are divided into multiple deposits, all under the $250,000 FDIC limit. The smaller deposits are made into other FDIC-insured banking institutions, thereby increasing the available FDIC coverage for the government entity. At the same time, each of the banking institutions into which a piece of the original deposit was made, makes a “reciprocal deposit” back into the institution that holds the local government’s original deposit. At December 31, 2019, the Commercial Bank held $28.4 million in reciprocal deposit balances.

In light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits to roll off at maturity without bidding for these ongoing relationships.

Federal Home Loan Bank Advances. Federal Home Loan Bank advances totaled $31.4 million at December 31, 2019 and $25.6 million at December 31, 2018, an increase of $5.9 million, or 23.0%. The aggregate cost of outstanding advances from the Federal Home Loan Bank was 2.0% at December 31, 2019, compared to our cost of deposits of 0.57% at that date.

Subordinated Debt and Other Borrowings. At December 31, 2019 and 2018, we had $735,000 in fixed-rate subordinated debt. The notes have an interest rate of 8.0% and maturity dates of June 30, 2021, however, we may, at our option redeem some or all of the subordinated notes on any January 15 or July 15 interest payment date. We intend to use a portion of the net proceeds from the offering to repay these subordinated debt notes.

Total Equity. Total equity increased $862,000, or 3.1%, to $28.2 million at December 31, 2019 from $27.4 million at December 31, 2018. The increase resulted primarily from net income of $87,000, recognition of ESOP shares of $63,000 and a $749,000 decrease in other comprehensive loss.

Comparison of Operating Results for the Six Months Ended June 30, 2020 and 2019

General. Net income for the six months ended June 30, 2020 was $691,000, compared to a net loss of $89,000 for the six months ended June 30, 2019, an increase of $780,000 or 876.4%. The increase was primarily due to a $327,000 increase in net interest income, a $450,000 decrease in noninterest expense and an income tax benefit of $224,000, partially offset by a $221,000 decrease in noninterest income.

Interest and Dividend Income. Interest and dividend income increased $398,000, or 6.4%, to $6.7 million for the six months ended June 30, 2020 from $6.3 million for the six months ended June 30, 2019. This increase was primarily attributable to increases of $210,000 in interest on loans receivable and $201,000 in interest on securities. The average balance of loans increased $22.2 million, or 9.0%, to $267.8 million for the six months ended June 30, 2020 from $246.7 million for the six months ended June 30, 2019, while the average yield on loans decreased 23 basis points to 4.51% for the 2020 period from 4.74% for the 2019 period, reflecting the lower market interest rate environment period to period.

The average balance of investment securities increased $13.2 million to $35.8 million for the six months ended June 30, 2020 from $22.6 million for the six months ended June 30, 2019. The increase resulted, in part, from the purchase of municipal securities and an increase in unrealized gains in the portfolio. The average yield on investment securities decreased one basis point to 3.08% for the 2020 period from 3.09% for the 2019 period resulting from the purchase of longer duration securities mitigating the effects of a lower interest rate environment. The average balance of interest-earning deposits increased $2.3 million to $5.9 million for the six months ended June 30, 2020 from $3.6 million for the six months ended June 30, 2019. The increase resulted from increased cash activity associated with the Commercial Bank. The average yield for interest-earning assets decreased 157 basis points to 0.34% for the six months ended June 30, 2020 from 1.91% for the six months ended June 30, 2019, reflecting lower market interest rates, including the significant drop in market interest rates during the second quarter of 2020.

Interest Expense. Total interest expense increased $71,000, or 4.7%, to $1.6 million for the six months ended June 30, 2020 from $1.5 million for the six months ended June 30, 2019. Interest expense on total interest-bearing deposits increased $17,000, or 1.4%, to $1.2 million for the six months ended June 30, 2020 from $1.2 million for the six months ended June 30, 2019. Interest expense on certificates of deposits increased $149,000, or 18.4%, to $957,000 for the 2020 period from $808,000 for the 2019 period. The average balance of certificates of deposit increased $22.5 million, or 27.7%, primarily as a result of the deposits gathered through the Commercial Bank while the average rate paid on certificates of deposit decreased 15 basis points to 1.84% for the 2020 period from 1.99% for the 2019 period as a result of lower market interest rates. Interest expense for money market deposits decreased $57,000, or 50.4%, to $56,000 for the 2020 period from $113,000 for the 2019 period. The average balance of money market accounts increased $1.2 million period to period but the average yield on money markets decreased 51 basis points to 0.46% for the 2020 period from 0.97% for the 2019 period reflecting lower market interest rates. Interest expense on savings accounts decreased $73,000, or 26.3%, to $205,000 for the 2020 period from $278,000 for the 2019 period. The average balance of savings accounts increased $27,000 period to period and the average rate paid on these accounts decreased 16 basis points to 0.46% for the 2020 period from 0.62% for the 2019 period.

Interest expense on Federal Home Loan Bank advances increased $55,000, or 21.3% to $313,000 for the six months ended June 30, 2020 from $258,000 for the six months ended June 30, 2019 and interest expense for subordinated debt was unchanged at $29,000 for the 2020 and 2019 periods. The average balance of borrowings increased $7.5 million to $32.8 million for the six months ended June 30, 2020 from $25.3 million for the six months ended June 30, 2019, while the average cost of borrowings decreased 19 basis points to 2.09% from 2.28%. The increase in the average balance of borrowings was due to additional advances taken from the Federal Home Loan Bank to fund loan growth.

Net Interest Income. Net interest income increased $327,000, or 6.9%, to $5.1 million for the six months ended June 30, 2020 from $4.8 million for the six months ended June 30, 2019. Average net interest-earning assets decreased $44,000 in the 2020 period compared to the 2019 period. Our net interest rate spread decreased to 3.29% for the six months ended June 30, 2020 from 3.52% for the six months ended June 30, 2019. Our net interest margin decreased to 3.26% for the 2020 period from 3.47% for the 2019 period. Net interest rate spread and net interest margin were impacted by the decrease in interest rates when comparing the 2020 and 2019 periods.

Provision for Loan Losses. Based on management’s analysis of the allowance for loan losses described in Note 2(g) of our consolidated financial statements “Summary of Significant Accounting Policies – Allowance for Loan Losses,” we recorded a provision for loan losses of $180,000 for the six months ended June 30, 2020 and a provision for loan losses of $180,000 for the six months ended June 30, 2019. The allowance for loan losses was $2.0 million, or 0.72% of total loans at June 30, 2020, compared to $1.7 million, or 0.65% of total loans, at December 31, 2019. The unchanged provision for loan losses in the 2020 and 2019 periods was due primarily to a decrease in nonaccrual loans, no significant negative trends in delinquencies and continued low net charge-offs. The allowance for loan and lease losses methodology establishes a range of historic loss factors based on a three-year look-back period to mirror actual portfolio loss experience.

The allowance for loan losses reflects the estimate we believe to be adequate to cover incurred probable losses which were inherent in the loan portfolio at June 30, 2020 and December 31, 2019. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, as an integral part of their examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than management’s, and we may determine to increase our allowance as a result of these regulatory reviews.

Noninterest Income. Noninterest income decreased $221,000, or 12.7%, to $1.5 million for the six months ended June 30, 2020 from $1.7 million for the six months ended June 30, 2019. The decrease was primarily due to a $418,000 increase in unrealized losses on equity securities, an $85,000 decrease on investment securities revenue and a $38,000 decrease in service fees, offset in part by a $330,000 gain realized on the sale of the investment services book of business.

Noninterest Expense. Noninterest expense decreased $450,000, or 7.0%, to $6.0 million for the six months ended June 30, 2020 from $6.4 million for the six months ended June 30, 2019. Compensation and benefits decreased $362,000, or 11.6%, due to a reduction of full-time equivalents. Occupancy and equipment expense decreased $79,000, or 7.0%, due to savings realized on maintenance contracts. Service charges decreased $84,000, or 8.1%, due to the elimination of duplicative information technology service fees related to our 2018 merger with Medina Savings and Loan Association. These savings were offset by a $76,000, or 40.0%, increase in professional and other services fees due to higher legal and accounting costs.

Federal Income Taxes. Income tax (benefit) increased $224,000 to a benefit of ($224,000) for the six months ended June 30, 2020 from no tax benefit year for the six months ended June 30, 2019. The increased benefit resulted from our ability to carryback a net operating loss to 2020 pursuant to The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

Comparison of Operating Results for the Years Ended December 31, 2019 and 2018

General. Net income for the year ended December 31, 2019 was $87,000, compared to a net loss of $213,000 for the year ended December 31, 2018, an increase of $300,000 or 140.8%. The increase was primarily due to a $615,000 increase in net interest income, and a $434,000 increase in noninterest income, partially offset by a $185,000 increase in provision for loan losses and a $573,000 increase in noninterest expense.

Interest and Dividend Income. Interest and dividend income increased $1.2 million, or 9.9%, to $12.8 million for the year ended December 31, 2019 from $11.6 million for the year ended December 31, 2018. This increase was primarily attributable to a $1.1 million increase in interest on loans receivable. Interest on interest-earning deposits increased $44,000 and interest on securities increased $48,000. The average balance of loans increased $25.4 million, or 11.4%, to $249.1 million for the year ended December 31, 2019 from $223.6 million for the year ended December 31, 2018, while the average yield on loans decreased five basis points to 4.71% for 2019 from 4.76% for 2018, reflecting the lower market interest rate environment year to year.

The average balance of investment securities increased $1.0 million to $25.1 million for the year ended December 31, 2019 from $24.0 million for the year ended December 31, 2018. The increase resulted, in part, from the purchase of municipal securities with deposits generated primarily from the Commercial Bank. The average yield on investment securities increased six basis points to 3.17% for 2019 from 3.11% for 2018 resulting from the purchase of longer duration securities mitigating the effects of a lower interest rate environment. The average balance of interest-earning deposits increased $2.1 million to $5.7 million for the year ended December 31, 2019 from $3.6 million for the year ended December 31, 2018. The increase resulted from increased cash activity associated with the Commercial Bank. The average yield for interest-earning assets increased 18 basis points to 1.79% for the year ended December 31, 2019 from 1.61% for the year ended December 31, 2018, reflecting higher rates paid on larger balances through most of 2019 as compared to 2018.

Interest Expense. Total interest expense increased $539,000, or 20.5%, to $3.2 million for the year ended December 31, 2019 from $2.6 million for the year ended December 31, 2018. Interest expense on total interest-bearing deposits increased $585,000, or 30.0%, to $2.5 million for 2019 from $1.9 million for 2018. Interest expense on certificates of deposits increased $355,000, or 25.6%, to $1.7 million for 2019 from $1.4 million for 2018. The average balance of certificates of deposit increased $6.3 million, or 7.8%, primarily as a result of the deposits gathered in 2019 through the Commercial Bank while the average rate paid on certificates of deposit increased 29 basis points to 2.01% for 2019 from 1.72% for 2018 as a result of a switch in the mix of these deposits to longer-duration maturities. Interest expense for money market deposits increased $146,000, or 249.3%, to $205,000 for 2019 from $59,000 for 2018. The increase resulted from higher rates paid on large municipal accounts opened at the Commercial Bank.

Interest expense on Federal Home Loan Bank advances decreased $45,000, or 7.3%, to $575,000 for the year ended December 31, 2019 from $621,000 for the year ended December 31, 2018 and interest expense for subordinated debt was unchanged at $59,000 for 2019 and 2018. The average balance of Federal Home Loan Bank advances decreased $3.7 million to $29.1 million for the year ended December 31, 2019 compared to $32.7 million for the year ended December 31, 2018, while the average cost of these advances increased 11 basis points to 2.18% from 2.07%. The decrease in the average balance of advances is due to the increase in deposits.

Net Interest Income. Net interest income increased $615,000, or 6.8%, to $9.6 million for the year ended December 31, 2019 from $9.0 million for the year ended December 31, 2018. Average net interest-earning assets increased $1.3 million in 2019 compared to 2018. Our net interest rate spread decreased to 3.46% for the year ended December 31, 2019 from 3.59% for the year ended December 31, 2018, and our net interest margin decreased to 3.40% for the year ended December 31, 2019 from 3.54% for the year ended December 31, 2018. Net interest rate spread and net interest margin were impacted by the decrease in interest rates during 2019.

Provision for Loan Losses. Based on management’s analysis of the allowance for loan losses described in Note 2(g) of our consolidated financial statements “Summary of Significant Accounting Policies – Allowance for Loan Losses,” we recorded a provision for loan losses of $360,000 for the year ended December 31, 2019 and a provision for loan losses of $175,000 for the year ended December 31, 2018. The allowance for loan losses was $1.7 million, or 0.65% of total loans, at December 31, 2019, compared to $1.5 million, or 0.64% of total loans, at December 31, 2018. The increase in the provision for loan losses in 2019 compared to 2018 was due primarily to loan growth and the increase of consumer loans in our portfolio, consistent with our strategy to increase automobile and manufactured home loans. The allowance for loan and lease losses methodology establishes a range of historic loss factors based on a three-year look-back period to mirror actual portfolio loss experience.

The allowance for loan losses reflects the estimate we believe to be adequate to cover incurred probable losses which were inherent in the loan portfolio at December 31, 2019 and 2018. While we believe the estimates and assumptions used in our determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations. In addition, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, as an integral part of their examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than management’s, and we may determine to increase our allowance as a result of these regulatory reviews.

Noninterest Income. Noninterest income increased $434,000, or 13.9%, to $3.5 million for the year ended December 31, 2019 from $3.1 million for the year ended December 31, 2018. The increase was primarily due to increases of

$732,000 in unrealized gain on equity securities, $261,000 in banking fees and service charges and $245,000 in net gain on sale of available-for-sale securities, offset in part by a decrease of $696,000 in other gains, charges, commissions and fees.

Noninterest Expense. Noninterest expense increased $573,000, or 4.7%, to $12.9 million for 2019 from $12.3 million for 2018. Service charges expense increased $595,000 to $2.3 million in 2019 from $1.7 million in 2018 and other expense increased $300,000 year to year. These increases were offset in part from a decrease of $392,000 in professional and other service expense and a $38,000 decrease in regulatory expense year to year.

Federal Income Taxes. Income tax (benefit) increased $9,000 to a benefit of ($155,000) for the year ended December 31, 2019 from a benefit of ($146,000) for the year ended December 31, 2018. The increased benefit resulted from our ability to carryback a net operating loss to 2019 pursuant to The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act’).

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are monetary in nature and sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. Our Asset/Liability Committee is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the policy and guidelines approved by our board of directors.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we use to manage interest rate risk are:

•	purchasing and originating consumer loans, including automobile, recreational vehicle and manufactured home loans, and commercial real estate and multifamily loans, all of which tend to have shorter terms and higher interest rates than one- to four-family residential real estate loans, and which, if originated, may generate customer relationships that can result in larger non-interest bearing checking accounts;

•	utilizing long-term Federal Home Loan Bank advances which are a closer match in duration to partially fund loan originations and purchases; and

•	reducing our dependence on certificates of deposit to support lending and investment activities and increasing our reliance on core deposits, including checking accounts and savings accounts, which are less interest rate sensitive than certificates of deposit.

Our board of directors is responsible for the review and oversight of our Asset/Liability Committee, which is comprised of our executive management team and other essential operational staff. This committee is charged with developing and implementing an asset/liability management plan, and meets at least quarterly to review pricing and liquidity needs and assess our interest rate risk. We currently utilize a third-party modeling program, prepared on a quarterly basis, to evaluate our sensitivity to changing interest rates, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

Net Portfolio Value. We compute amounts by which the net present value of our cash flow from assets, liabilities and off-balance sheet items (net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. We measure our interest rate risk and potential change in our NPV through the use of a financial model. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current level of market interest rates, an NPV calculation for an interest rate decrease of greater than 100 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below.

The following tables set forth, at June 30, 2020, the calculation of the estimated changes in our net portfolio value that would result from the specified immediate changes in the United States Treasury yield curve. For purposes of these tables, 100 basis points equals 1%.

June 30, 2020:
				NPV as a Percentage of Present Value of Assets (3)
Change in Interest Rates (basis	Estimated	Estimated Increase (Decrease) in Net Portfolio Value			Increase (Decrease)
points) (1)	NPV (2)	Amount	Percent	NPV Ratio (4)	(basis points)
		(Dollars in thousands)
+300	$16,593	$(8,745)	(34.5)%	4.92%	(198)
+200	18,688	(6,650)	(26.2)%	5.39%	(151)
+100	21,609	(3,729)	(14.7)%	6.06%	(84)
—	25,338	—	—	6.90%	—
-100	27,805	2,467	9.7%	7.32%	42

(1)       Assumes an immediate uniform change in interest rates at all maturities.

(2)       NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

(3)       Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.

(4)       NPV Ratio represents NPV divided by the present value of assets.

The tables above indicate that at June 30, 2020, in the event of an instantaneous 100 basis point increase in interest rates, we would experience a 14.7% decrease in net portfolio value. In the event of an instantaneous 100 basis point decrease in interest rates, we would experience a 9.7% increase in net portfolio value.

The following tables set forth, at June 30, 2020, the expected change in net interest income that would result from the specified immediate changes in the United States Treasury yield curve. For purposes of these tables, 100 basis points equals 1%.

June 30, 2020:

Change in Interest Rates (Basis Points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level Scenario	Year 1 Change from Level Scenario
	(Dollars in thousands)

+300	$20,639	$1,511	7.90%
+200	20,184	1,056	5.52%
+100	19,659	531	2.78%
—	19,128	—	—
-100	20,184	1,056	5.52%

(1)	The calculated changes assume an immediate shock of the static yield curve.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank. At June 30, 2020, we had $32.6 million outstanding in advances from the Federal Home Loan Bank, and had the capacity to borrow approximately an additional $67.6 million based on our collateral capacity. At June 30, 2020, we had an additional $8.0 million line of credit available with a correspondent bank and an additional $5.5 million fed funds line of credit with other financial institutions.

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments including interest-bearing demand deposits. The levels of these assets are dependent on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities, and financing activities. Net cash provided by operating activities was $786,000 for the six months ended June 30, 2020. Net cash provided by operating activities was $1.4 million for the year ended December 31, 2019 and net cash used in operating activities was $464,000 for the year ended December 31, 2018. Net cash used in investing activities was $23.1 million for the six months ended June 30, 2020. Net cash used in investing activities, which consists primarily of purchases of available-for-sale investment securities and disbursements for loan purchases and originations, offset by sale of equity securities, proceeds from maturities and principal reductions of available-for-sale investment securities and purchases of premises and equipment, was $25.8 million for the year ended December 31, 2019. Net cash provided by investing activities was $28.5 million for the year ended December 31, 2018. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and Federal Home Loan Bank advances, was $22.4 million for the six months ended June 30, 2020. Net cash provided by financing activities, consisting primarily of the activity in deposit accounts and Federal Home Loan Bank advances, was $28.7 million for the year ended December 31, 2019. Net cash used in financing activities was $25.2 million for the year ended December 31, 2018.

We are committed to maintaining a strong liquidity position. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. In light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits to roll off at maturity without bidding for these ongoing deposit relationships. We funded the outflow of these deposits, in part, through the sale of municipal securities.

Seneca-Cayuga Bancorp is, and Generations Bancorp as its successor will be, a separate corporate entity from Generations Bank and it must provide for its own liquidity to pay any dividends to its stockholders, to repurchase any shares of its common stock, and for other corporate purposes. Seneca-Cayuga Bancorp’s primary source of liquidity is any dividend payments it may receive from Generations Bank. Generations Bank paid no dividends to Seneca-Cayuga Bancorp during the six months ended June 30, 2020 or the year ended December 31, 2019. See “Supervision and Regulation – Federal Banking Regulation – Capital Distributions” for a discussion of the regulations applicable to the ability of Generations Bank to pay dividends. At June 30, 2020, Seneca-Cayuga Bancorp (on an unconsolidated, stand-alone basis) had liquid assets totaling $33,000.

At June 30, 2020, Generations Bank exceeded all its regulatory capital requirements and was categorized as well capitalized. See Note 15 to the Consolidated Financial Statements. Management is unaware of any conditions or events since the most recent notification that would change our category.

The net proceeds from the stock offering will significantly increase our liquidity and consolidated capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, which will increase our net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, as well as other factors associated with the stock offering, our return on equity will be adversely affected following the stock offering. See “Risk Factors – Risks Related to the Offering – Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.” Additionally, depending on the amount of net proceeds from the offering, it is possible that we will retain very limited amounts of capital at the holding company level.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. At June 30, 2020, we had outstanding commitments to originate loans of $4.0 million and unfunded lines of credit of $15.2 million. We anticipate that we will have sufficient funds available to meet our current lending commitments. Time deposits that are scheduled to mature in one year or less from June 30, 2020 totaled $78.2 million. Management expects to choose not to renew a substantial portion of these maturing time deposits. We may utilize Federal Home Loan Bank advances.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include data processing services, operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities.

Recent Accounting Pronouncements

See Note 2(r) to the Consolidated Financial Statements for a description of recent accounting pronouncements that may affect our financial condition and results of operations.

Impact of Inflation and Changing Price

The consolidated financial statements and related data presented elsewhere in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States of America which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF GENERATIONS BANCORP AND SENECA-CAYUGA BANCORP

Generations Bancorp

Generations Bancorp NY, Inc. (“Generations Bancorp”) is a Maryland corporation that was organized in August 2020. Upon completion of the conversion, it will become the holding company of Generations Bank and will succeed to all of the business and operations of Seneca-Cayuga Bancorp, Inc. (“Seneca-Cayuga Bancorp”) and The Seneca Falls Savings Bank, MHC, each of which will cease to exist upon completion of the conversion.

As part of the conversion, Generations Bancorp will receive the cash and securities held by Seneca-Cayuga Bancorp, the cash held by The Seneca Falls Savings Bank, MHC, and the net proceeds it retains from the offering, if any. A portion of the net proceeds will be used to fund a loan to the Generations Bank Employee Stock Ownership Plan and portions will be used to repay holding company borrowings and subordinated debt notes and repay litigation costs and expenses. Generations Bancorp will have no significant liabilities. It intends to use the support staff and offices of Generations Bank and will pay Generations Bank for these services. If Generations Bancorp expands or changes its business in the future, it may hire its own employees.

Generations Bancorp intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, it may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

Generations Bancorp will be subject to comprehensive regulation by the Federal Reserve Board.

Seneca-Cayuga Bancorp

Seneca-Cayuga Bancorp is a federal corporation that owns all of the outstanding shares of common stock of Generations Bank. At June 30, 2020, Seneca-Cayuga Bancorp had consolidated total assets of $372.3 million, deposits of $304.6 million and stockholders’ equity of $29.3 million.

In 2000 Generations Bank (previously named Seneca Falls Savings Bank) reorganized into a two-tier mutual holding company structure whereby Generations Bank became the wholly owned subsidiary of Seneca-Cayuga Bancorp and Seneca-Cayuga Bancorp became the wholly owned subsidiary of The Seneca Falls Savings Bank, MHC, a federal mutual holding company. In July 2006 Seneca-Cayuga Bancorp completed an initial minority stock offering whereby it sold 1,071,225 shares of common stock, representing 45% of its to-be outstanding shares of common stock, to the public, including 93,315 shares issued to the Seneca Falls Savings Bank Employee Stock Ownership Plan (the “ESOP”), and issued 1,309,275 shares of its common stock, representing 55.0% of its to-be outstanding shares of common stock, to The Seneca Falls Savings Bank, MHC. In September 2018, Generations Bank merged with Medina Savings and Loan Association (“Medina”), a New York-chartered mutual savings association, whereby Seneca-Cayuga Bancorp issued 171,440 shares of its common stock, representing an aggregate value of $2,143,000, the appraised value of Medina, to The Seneca Falls Savings Bank, MHC.

Seneca-Cayuga Bancorp is subject to comprehensive regulation by the Federal Reserve Board.

BUSINESS OF GENERATIONS BANK

Generations Bank is a federal savings bank headquartered in Seneca Falls, New York. We were organized in 1870 and have operated continuously since that time in the northern Finger Lakes region of New York State which is located in the central to northwestern portion of New York State.

We operate from our main office located in Seneca Falls, New York, our eight full-service branch offices, one drive-through facility and one in-store branch located in a Wal-Mart super center, located in Albion, Auburn, Farmington, Geneva, Medina, Phelps, Seneca Falls, Union Springs and Waterloo, New York which are located throughout the northern Finger Lakes region of New York State, which includes parts of Cayuga, Seneca, Wayne, Yates and Ontario counties as well as Orleans County as a result of the 2018 merger with Medina. Our market area for deposits includes the communities in which we maintain our banking office locations, while our primary deposit market area is Seneca County and our primary lending market area is broadly defined as Cayuga, Seneca, Ontario and Orleans counties, New York. Our address at our home office is 20 East Bayard Street, Seneca Falls, New York 13148 and the telephone number at our main office is (315) 568-5855.

Our business consists primarily of taking deposits from the general public and, through our commercial bank subsidiary, Generations Commercial Bank, from New York State and County municipalities and agencies, and investing those deposits, together with borrowings and funds generated from operations, in the origination and purchase of one- to four-family residential real estate loans, including home equity loans and lines of credit. We also purchase and originate a substantial amount of consumer loans, including automobile loans, recreational vehicle loans and manufactured home loans. To a lesser extent, we originate commercial real estate and multifamily loans, commercial business loans and residential and commercial construction loans. Most of our one- to four-family residential real estate loans are originated to borrowers in our market area. To diversify our loan portfolio more geographically, we purchase loans that have been originated outside of the region, including automobile loans, recreational vehicle loans and manufactured home loans originated throughout the United States. We also invest in securities, which currently consist primarily of municipal bonds issued by states, local municipalities and schools in the Northeastern United States, and to a far lesser extent mortgage-backed securities issued by U.S. government sponsored entities and Federal Home Loan Bank stock. Additionally, through our subsidiary, Generations Agency, Inc., we provide insurance as well as certain other financial products.

We offer a variety of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit accounts. We also utilize advances from the Federal Home Loan Bank for liquidity and for asset/liability management purposes.

On September 29, 2018, Generations Bank completed its acquisition of Medina Savings and Loan Association, a mutual savings association headquartered in Medina, New York.

In 2018, we formed Generations Commercial Bank, a New York State-chartered limited purpose commercial bank, as a subsidiary of Generations Bank. Generations Commercial Bank opened for business on January 2, 2019 and has the power to receive deposits only to the extent of funds of the United States and the State of New York and their respective agents, authorities and instrumentalities, and local governments as defined in Section 10(a)(1) of the New York General Municipal Law. At June 30, 2020, Generations Commercial Bank held $43.0 million of municipal deposits and subject to funding needs, we expect to continue to use municipal deposits in the future. However, in light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits to roll off at maturity without bidding for these ongoing relationships.

In the future we will consider converting Generations Bank to a commercial bank charter. If we were to make such a charter conversion, we would consider the merger of Generations Commercial Bank into Generations Bank.

Generations Bank and Generations Commercial Bank are subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency and the New York State Department of Financial Services (the “Department”), respectively, as their chartering agencies, and by the FDIC, as their deposit insurer.

Generations Bank’s website address is www.mygenbank.com. Information on this website is not and should not be considered a part of this prospectus.

Competition

We face significant competition in originating loans and attracting deposits. Our market area and other areas in which we operate have a high concentration of financial institutions, many of which are significantly larger institutions that have greater financial resources than we have, and many of which are our competitors to varying degrees. Our competition for loans comes principally from mortgage brokers and mortgage banking companies, commercial banks, savings banks, the U.S. Government, credit unions, leasing companies, insurance companies, real estate conduits and other companies that provide financial services to businesses and individuals. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from online financial institutions and non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

Seneca County represents our primary geographic market area for deposits. At June 30, 2019 (the latest date for which information is available), Generations Bank’s deposit market share was 22.0% of total Federal Deposit Insurance Corporation-insured deposits in Seneca County, representing the 3rd largest market share of seven institutions with banking offices in Seneca County. This data excludes deposits held by credit unions.

Market Area

We operate from our main office located in Seneca Falls, New York and our eight full-service branch offices, one drive-through facility and one in-store branch located in a Wal-Mart super center, located in Albion, Auburn, Farmington, Geneva, Medina, Phelps, Seneca Falls, Union Springs and Waterloo, New York which are located throughout the northern Finger Lakes region of New York State, which includes parts of Cayuga, Seneca, Wayne, Yates and Ontario counties as well as Orleans County as a result of the 2018 merger with Medina. Our market area for deposits includes the communities in which we maintain our banking office locations, while our primary deposit market area is Seneca County and our primary lending market area is broadly defined as Cayuga, Seneca, Ontario and Orleans counties, New York. We primarily serve rural, small town and suburban communities located in the northern Finger Lakes region extending from Medina, New York in the West to Auburn, New York in the East. We will, on occasion, originate loans secured by properties located outside of our primary market area. However, to diversity the geographic concentration in our loan portfolio, we purchase a substantial amount of automobile loans, recreational vehicle loans and manufactured home loans secured by collateral from outside of our primary market area.

The northern Finger Lakes region is located in the central to northwestern portion of New York State between the cities of Rochester and Syracuse, New York. Seneca Falls is located six miles south of Interstate 90, the major east-west highway that runs through the state of New York.

Seneca Falls and the surrounding areas include a diverse population of low- and moderate- income neighborhoods as well as middle class and more affluent neighborhoods. The housing consists mainly of single-family residences.

The economy in our market area is stable but we believe has limited industrial development compared to more urban and suburban areas. The economy in our market area is based on a mixture of service, manufacturing, wholesale/retail trade, and state and local government. The employment base is diversified and there is no dependence on one area of the economy for continued employment. Major employers in our market area include several hospitals and healthcare providers, several correctional facilities as well as a number of large manufacturing facilities including ITT Industries. Geneva and Auburn also serve as bedroom communities for nearby Rochester and Syracuse, New York.

Our future growth opportunities will be influenced by the growth and stability of the regional, state and national economies, other demographic trends and the competitive environment. Based on U.S. Census Bureau data and other published statistics, median household income in our market area is somewhat below the national and New York State average. Also, while household income in our market area is continuing to grow, it is growing at rates below the comparable state and national averages.

Our market area is largely rural and has experienced a population decline in recent years. Other than Monroe County which includes Rochester, New York and is more heavily populated, according to the United States Census Bureau, the total populations in July 2019 for Cayuga, Seneca, Ontario and Orleans counties, New York were approximately 76,000, 34,000, 110,000 and 40,000, respectively. Additionally, each of these counties, other than Ontario County (which increased by 1.6%) experienced a population decrease from 2010 through July 2019.

Lending Activities

General. Our principal lending activity has historically been originating and purchasing one- to four-family residential real estate loans, including home equity loans and lines of credit. Since 2008 we have not sold any loans into the secondary market and we do not intend to engage in significant loan sales in the future. We also purchase and originate a substantial amount of consumer loans, including automobile loans, recreational vehicle loans and manufactured home loans.

To a lesser extent, we also originate commercial real estate and multifamily loans, commercial business loans and residential construction and commercial construction loans.

We believe that originating and purchasing loans other than one- to four-family residential loans allows us to provide more comprehensive financial services to families and businesses within our community as well as increase the average yield in our loan portfolio without, we believe, undue risk, and additionally manage interest rate sensitivity. Moreover, to diversify our loan portfolio more geographically, we purchase loans that have been originated outside of our market area, including automobile loans, recreational vehicle loans and manufactured home loans originated throughout the United States. At June 30, 2020, the weighted average rate of our automobile, recreational vehicle and manufactured home loans was 6.87%. Subject to market conditions and our asset-liability analysis, in addition to one- to four-family residential real estate loans, we intend to continue to increase our focus on purchases and originations of automobile loans, recreational vehicles loans and manufactured home loans in an effort to diversify our overall loan portfolio and increase the overall yield earned on our loans. We have recently engaged a third-party to assist with our residential mortgage originations and additionally, to supplement these originations, we intend to increase purchases of one- to four-family residential real estate loans.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At June 30,		At December 31,
	2020		2019		2018
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential:
One- to four-family	$135,909	49.0%	$138,714	54.0%	$135,849	55.8%
Construction	221	0.1	828	0.3	930	0.4
Commercial:
Real estate - nonresidential	34,449	12.4	35,696	13.9	35,474	14.6
Multifamily	5,188	1.9	5,585	2.2	5,756	2.4
Construction	371	0.1	100	0.0	606	0.2
Commercial business	22,663	8.2	14,432	5.6	17,334	7.1
Consumer:
Home equity and junior liens	11,537	4.2	12,003	4.7	10,596	4.4
Manufactured homes	30,020	10.8	23,769	9.3	18,965	7.8
Automobile	23,154	8.3	21,083	8.2	14,068	5.8
Student	2,290	0.8	2,251	0.9	1,674	0.7
Other consumer (1)	11,660	4.2	2,348	0.9	1,847	0.8
Total loans	277,432	100.0%	256,809	100.0%	243,099	100.0%
Less:
Deferred loan costs (fees)	8,405		4,895		3,031
FV credit and yield adjustment	(390)		(424)		(482)
Allowance for loan losses	(1,996)		(1,660)		(1,548)
Total loans, net	$283,451		$259,620		$244,100

	At December 31,
	2017		2016		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Residential:
One- to four-family	$114,783	52.4%	$106,396	52.2%	$98,476	49.3%
Construction	577	0.3	269	0.1	520	0.3
Commercial:
Real estate - nonresidential	36,549	16.7	36,310	17.8	35,829	17.9
Multifamily	5,731	2.6	787	0.4	824	0.4
Construction	2,803	1.3	5,082	2.5	3,658	1.8
Commercial business	15,511	7.1	14,170	7.0	16,709	8.4
Consumer:
Home equity and junior liens	7,771	3.6	6,788	3.3	5,938	3.0
Manufactured homes	19,710	9.0	19,834	9.7	20,029	10.0
Automobile	12,604	5.8	11,845	5.8	15,635	7.8
Student	1,252	0.6	855	0.4	549	0.3
Other consumer	1,361	0.6	1,715	0.8	1,630	0.8
Total loans	218,652	100.0%	204,051	100.0%	199,797	100.0%
Less:
Deferred loan costs (fees)	3,069		3,335		4,030
FV credit and yield adjustment	—		—		—
Allowance for loan losses	(2,483)		(3,150)		(2,214)
Total loans, net	$219,238		$204,236		$201,613

(1)	At June 30, 2020, includes $7.9 million of recreational vehicle loans.

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at December 31, 2019. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the year ending December 31, 2020. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

	One- to four- family	Residential construction	Commercial real estate	Multifamily	Commercial construction	Commercial business
	(Dollars In thousands)
Due During the Years Ending December 31,
2020	$44	$828	$1,404	$328	$100	$5,253
2021	120	—	5	—	—	131
2022	364	—	112	—	—	1,615
2023 to 2024	1,815	—	2,172	—	—	3,048
2025 to 2029	6,879	—	2,951	—	—	3,336
2030 to 2034	15,749	—	12,281	64	—	1,013
2035 and beyond	113,743	—	16,771	5,193	—	36
Total	$138,714	$828	$35,696	$5,585	$100	$14,432

	Home equity and LOC	Manufactured Homes	Automobile	Student	Other Consumer	Total
		(Dollars In thousands)
Due During the Years Ending December 31,
2020	$240	$9	$255	$—	$77	$8,538
2021	239	30	1,693	—	158	$2,376
2022	875	29	609	2	244	$3,850
2023 to 2024	1,688	520	9,475	—	431	$19,149
2025 to 2029	7,512	4,808	9,051	707	728	$35,972
2030 to 2034	1,403	8,988	—	1,542	524	$41,564
2035 and beyond	46	9,385	—	—	186	$145,360
Total	$12,003	$23,769	$21,083	2,251	$2,348	$256,809

Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at December 31, 2019 that are contractually due after December 31, 2020.

	Due After December 31, 2020
	Fixed	Adjustable	Total
	(In thousands)
Residential:
One- to four-family	$129,295	$9,419	$138,714
Construction	828	—	828
Commercial:
Real estate - nonresidential	6,758	28,938	35,696
Real estate - Multifamily	—	5,585	5,585
Construction	100	—	100
Commercial business	8,521	5,911	14,432
Consumer:
Home equity and lines of credit	10,697	1,306	12,003
Manufactured homes	23,769	—	23,769
Automobile	21,083	—	21,083
Student	2,251	—	2,251
Other consumer	2,317	31	2,348
Total loans receivable	$205,619	$51,190	$256,809

Loan Approval Procedures and Authority. Pursuant to federal law, the aggregate amount of loans that Generations Bank is permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Generations Bank’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At June 30, 2020, based on the 15% limitation, Generations Bank’s loans-to-one-borrower limit was $4.8 million. At June 30, 2020, Generations Bank had no borrowers with outstanding balances in excess of this amount. At June 30, 2020, our largest loan outstanding with one borrower was $3.3 million, secured by a motel with furniture and fixtures, and was performing in accordance with its original repayment terms on that date.

Our lending is subject to written underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower, credit histories that we obtain, and property valuations (consistent with our appraisal policy) prepared by outside independent licensed appraisers approved by our board of directors as well as internal evaluations, where permitted by regulations. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, bank statements and tax returns. For residential mortgage lending, we generally follow underwriting procedures that are consistent with the Federal Home Loan Bank’s Mortgage Finance Partnership Program (MFP) guidelines.

Under our loan policy, the individual sponsoring an application is responsible for ensuring that all documentation is obtained prior to the submission of the application to an independent underwriter and/or officer for approval. In addition, an underwriting and/or approving officer verifies that the application meets our underwriting guidelines described below. Also, each application file is reviewed to assure its accuracy and completeness. Our quality control process includes reviews of underwriting decisions, appraisals and documentation. We are currently using the services of an independent company to perform the underwriting quality control reviews of residential mortgages.

Our senior officers and chief underwriter have approval authority for one- to four-family residential loans for up to $600,000. One- to four-family residential loans over $600,000 to $750,000 require the approval of Generations Bank’s Chief Executive Officer or its Senior Vice President of Credit Administration. Multifamily, commercial real estate and commercial business loans up to $750,000 require the approval of Generations Bank’s Chief Executive Officer or its Senior Vice President of Credit Administration. Consumer loans to a single related borrower that aggregate over $250,000 to $1.0 million, or non-consumer loans to a single related borrower that aggregate over $750,000 to $1.0 million, require approval by the Chief Executive Officer and Senior Vice President of Credit Administration or Chief Financial Officer. Generally, all loans in excess of $1.0 million to our in-house limits need approval of the Lending Committee, which is comprised of the Chief Executive Officer, Chief Financial Officer, the Senior Vice President of Credit Administration and Director of Growth and Profitability and any loan in excess of our in-house limits requires the approval of the full board of directors.

Generally, we require title insurance or abstracts on our mortgage loans as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. We also require flood insurance to protect the property securing its interest when the property is located in a Special Flood Hazard Area designated by the Federal Emergency Management Agency (FEMA) and is participating in the National Flood Insurance Program.

One- to Four-Family Residential Real Estate Lending. Historically, we have emphasized the origination of one- to four-family residential real estate loans. At June 30, 2020 we had $135.9 million of loans secured by one- to four-family residential real estate, representing 49.0% of our total loan portfolio. We originate both fixed-rate and adjustable-rate residential mortgage loans. At June 30, 2020, the one- to four-family residential mortgage loans held in our portfolio due after June 30, 2021 were comprised of 93.4% fixed-rate loans and 6.6% adjustable-rate loans. At that date, the average outstanding one- to four-family residential real estate loan balance was $89,000 and the largest outstanding residential loan had a principal balance of $494,000. Virtually all of the one- to four-family residential real estate loans we originate are secured by properties located in our market area. Due to consumer demand in the low interest rate environment, in recent years most of our originations are fixed-rate loans secured by one- to four-family residential real estate. See “− Originations, Sales and Purchases of Loans.”

Recently, we engaged a third party to assist in the origination of one- to four-family residential real estate loans. Utilizing a third party to originate these loans will likely result in slightly lower average yields on our one- to four-family residential real estate loans as we will be required to pay the originator a fee at the time of purchase.

Beginning in the fourth quarter of 2020, we expect to begin purchasing one- to four-family, owner-occupied residential real estate loans from a third-party originator. These loans will adhere to all of our credit, underwriting and loan policy criteria and will be comprised of conventional “conforming loans” and/or our product offerings to low- and moderate-income borrowers and/or to first time home buyers and are expected to be secured by homes located in central and western New York. The purchase price of these loans will be the loan’s principal balance plus a purchase fee based on the loan’s principal balance. The loans will be non-recourse to the seller (except for certain contractual representations) and the contractual agreement will prohibit re-solicitation by the seller for a defined period of time. After purchase, we will provide all servicing and collections activities. The note, collateral and loan documentation will be transferred by assignment. Although we believe that we have procedures in place to review and assess the risks of this third-party vendor relationship, because these parties are not our employees, we assume risks associated with unsatisfactory origination procedures, including compliance with federal, state and local laws.

Our one- to four-family residential real estate loans are generally underwritten according to the Federal Home Loan Bank’s Mortgage Partnership Finance Program (MPF) guidelines and we refer to loans that conform to such guidelines as “conforming loans.” However, since 2008 we have not sold any loans into the secondary market and we do not intend to engage in significant loan sales in the future. We generally originate both fixed-rate and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Federal Housing Finance Agency for Fannie Mae. We also originate loans above this lending limit, which are referred to as “jumbo loans.”

Our one- to four-family residential real estate loans typically have terms of up to 30 years, with non-owner occupied loans limited to a maximum term of 20 years. Our adjustable-rate one- to four-family residential real estate loans generally have fixed rates for initial terms of one, three or five years, and adjust thereafter at those intervals at a margin. In recent years, this margin has been between 2.75% and 3.25% over the weekly average yield on U.S. treasury securities adjusted to a constant maturity of one year. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. We retain and service all adjustable-rate one- to four-family residential real estate loans that we originate. We make such loans at rates and terms in accordance with market and competitive factors.

Although adjustable-rate mortgage loans may reduce to an extent our vulnerability to changes in market interest rates because they periodically re-price, as interest rates increase, the required payments due from the borrower also increase (subject to rate caps), increasing the potential for default by the borrower. At the same time, the ability of the borrower to repay the loan and the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustments of the contractual interest rate are also limited by the maximum periodic and lifetime rate adjustments permitted by our loan documents. Moreover, the interest rates on most of our adjustable-rate loans do not adjust for up to five years after origination. As a result, the effectiveness of adjustable-rate mortgage loans in compensating for changes in general interest rates may be limited during periods of rapidly rising interest rates. At June 30, 2020, $8.9 million, or 6.6% of our one- to four-family residential loans, had adjustable rates of interest.

We do not offer “interest only” or “balloon” mortgage loans on permanent one- to four-family residential real estate loans (where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan or in the case of “balloon” mortgages, the principal balance does not fully amortize over the loan’s term). We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. Generally, we do not offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans with credit scores less than 660), except for loans originated with the backing of a state or federal mortgage agency or for sale in the secondary market.

We generally limit the loan-to-value ratios of our owner-occupied one- to four-family residential mortgage loans to 95% of the purchase price or appraised value, whichever is lower. For state and federal agency-backed residential mortgages, loan to value ratios may exceed 95% up to the respective agency’s maximum loan to value limit. Non-owner occupied one- to four-family residential mortgage loans are limited to an 75% loan-to-value ratio.

Our residential mortgage loans customarily include due-on-sale clauses giving us the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

Commercial Real Estate and Multifamily Lending. Our commercial real estate loans are secured primarily by office buildings, hotel and motels, wineries, manufacturing facilities, churches, retail and mixed-use properties, and light industrial properties located in our primary market area. Our multifamily loans are secured primarily by five or more-unit residential buildings. At June 30, 2020, we had $34.9 million in commercial real estate loans and $5.2 million in multifamily real estate loans, representing 12.6% and 1.9% of our total loan portfolio, respectively.

Our commercial real estate and multifamily loans generally have a maximum term of 20 years and fixed or adjustable rates based upon indexes from the Federal Home Loan Bank and the Constant Maturity Treasury Bill Index, plus a margin. Most rates adjust annually after a three, five or seven-year initial fixed-rate period. These loans are generally made in amounts of up to 75% of the lesser of the appraised value or the purchase price of the property with a projected debt service coverage ratio of at least 120%.

Appraisals on properties securing commercial real estate and multifamily loans are performed by an independent appraiser with a second review of the completed appraisal by a second independent appraiser and are also reviewed by Generation Bank’s management. Our underwriting procedures include considering the borrower’s expertise and require verification of the borrower’s credit history, income and financial statements, banking relationships, references and income projections for the property. Generally, we obtain personal guarantees on these loans.

A commercial real estate or multifamily borrower’s financial information is monitored on an ongoing basis by requiring periodic financial statement updates, payment history reviews and periodic face-to-face meetings with the borrower. We generally require these commercial borrowers to provide annually updated financial statements and federal tax returns. These requirements also apply to the individual guarantors as well as any other business guarantors of our commercial borrowers. We also generally require borrowers with rental investment property to provide an annual report of income and expenses for the property, including a tenant list and copies of leases, as applicable.

At June 30, 2020, our largest commercial real estate relationship had seven loans outstanding with an aggregate balance of $3.3 million. These loans were originated in 2016 and are secured by a motel and furniture and equipment. At June 30, 2020, our largest multifamily loan had a balance of $2.7 million and is secured by a 58-unit apartment building in Corning, New York. At June 30, 2020, these loans were performing in accordance with their repayment terms.

Commercial real estate and multifamily loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate and multifamily real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced, the borrower’s ability to repay the loan may be impaired. At June 30, 2020 we had four commercial real estate and multifamily loans with an aggregate principal balance of $2.1 million which were 90 days or more delinquent.

The following tables set forth information regarding our nonresidential real estate loans at June 30, 2020 and December 31, 2019.

June 30, 2020:

Collateral Type	Number of Loans	Balance
		(In thousands)
Agricultural	5	$5,038
Auto Dealership	2	1,638
Church	6	1,109
Hospitality	8	3,863
Manufacturing	4	1,586
Professional Services Building	34	8,239
Recreational	2	1,089
Retail	14	3,600
Retail Rental	23	8,722
Total	98	$34,884

December 31, 2019:

Collateral Type	Number of Loans	Balance
		(In thousands)
Agricultural	6	$5,300
Auto Dealership	5	1,845
Church	7	1,167
Hospitality	8	3,889
Manufacturing	4	1,689
Professional Services Building	30	7,801
Recreational	2	1,104
Retail	20	4,019
Retail Rental	22	8,882
Total	104	$35,696

At June 30, 2020, we have identified 31 one- to four-family residential real estate, commercial real estate and multifamily customers with loans totaling $10.4 million that we believe may experience significant adverse impact to their finances or related businesses due to the Covid-19 pandemic.

We consider a number of factors in originating commercial real estate and multifamily loans. We evaluate the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower’s experience in owning or managing similar property and the borrower’s payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the ratio of the loan amount to the appraised value of the mortgaged property and the debt service coverage ratio (the ratio of net operating income to debt service). All commercial real estate and multifamily loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are generally obtained from the principals of nonresidential and multifamily real estate borrowers.

Commercial Business Loans. We make primarily secured loans to professionals, sole proprietorships and small businesses for commercial, corporate and business purposes. Commercial business loan products include term loans and revolving lines of credit. Such loans are often used for working capital purposes or for purchasing equipment, inventory or furniture. Our commercial business loans are made with either adjustable or fixed rates of interest. Adjustable rates are based on the prime rate, as published in The Wall Street Journal, or Federal Home Loan Bank or U.S. Treasury indexes, plus a margin. Fixed-rate commercial business loans are primarily set at a margin above the prime rate or the applicable Federal Home Loan Bank’s amortizing index. At June 30, 2020, $22.6 million, or 8.2% of our total loan portfolio was comprised of commercial business loans, of which $10.0 million were PPP loans guaranteed by the SBA, described below. At June 30, 2020, we have identified 12 commercial business customers with loans totaling $9.1 million that we believe may experience significant adverse impact to their finances or related businesses due to the Covid-19 pandemic.

When making commercial business loans, we consider the financial statements of the borrower, the lending history of the borrower, the debt service capabilities of the borrower, the projected cash flows of the business, the value of the collateral, if any, and whether the loan is guaranteed by the principals of the borrower. Commercial business loans are generally secured by accounts receivable, inventory and equipment. Depending on the amount of the loan and the collateral used to secure the loan, commercial loans are made in amounts of up to 80% of the value of the collateral securing the loan.

Commercial business loans generally have a greater credit risk than one- to four-family residential real estate loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the economy in which it operates (including today’s recessionary economy). Further, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. We seek to minimize these risks through our underwriting standards.

At June 30, 2020, our largest commercial business loan relationship was with an automobile dealership with a principal balance of $2.6 million and was secured by real estate, vehicle inventory, furniture, fixtures and equipment. At this date, these loans were performing in accordance with their repayment terms.

The CARES Act established the PPP through the SBA, which allowed us to lend money to small businesses to maintain employee payrolls through the Covid-19 crisis with guarantees from the SBA. Under this program, loan amounts may be forgiven if the borrower maintains employee payrolls and meet certain other requirements. PPP loans have a fixed interest rate of 1.00% and a maturity date of either two or five years. Such loans totaled $10.0 million at June 30, 2020.

Manufactured Home Lending. In recent years, the largest portion of our consumer loan portfolio has been manufactured home loans. These loans are considered consumer loans and not one- to four-family residential real estate loans because they are not secured by the underlying real estate. We accept manufactured home loan applications obtained by a third party. The loans are secured by the manufactured homes that are affixed to a third-party leased pad site and are located generally in New York, New Jersey, Pennsylvania, Connecticut and Massachusetts, primarily in retirement communities. The loans are underwritten and approved by Generations Bank underwriters according to our lending policy, which provides for a maximum loan-to-value of 90% and takes into consideration the applicant’s previous credit history and an assessment of the applicant’s ability to make the proposed payments. If home transportation, set-up and insurance costs or origination fees are financed, the loan-to-value may exceed 100%.

If Generations Bank funds the loan, the third party is paid a lump sum referral and servicing fee for each loan. The third-party seller’s servicing is limited to certain collection services in the event the loan becomes delinquent. Generations Bank provides all remaining services. A portion of the fee paid, which is deferred and amortized over the life of the loan, is placed into an escrow account to be used to reimburse the Bank for any losses incurred under the program and for the refund of any unearned fees which result from loan prepayments or foreclosures. Additionally, since 2006, we have purchased manufactured home loans from a third-party vendor, and in 2019 we began purchasing manufactured home loans from a second vendor. Should we discontinue any of these relationships or otherwise be unable to use these vendors in the future, our ability to acquire manufactured home loans that meet our guidelines may be disrupted. Moreover, because these loans are originated by third-parties which are not our employees, we assume risks associated with unsatisfactory origination procedures, including compliance with federal, state and local laws. Finally, although we believe that we have procedures in place to review and assess the risks of these third-party vendor relationship, one of these relationships is new or “unseasoned,” and the purchased loans have not been outstanding for a sufficient period of time to demonstrate performance and indicate the potential risks in the loan portfolio.

Our manufactured home loans are typically originated at somewhat higher fixed rates than one- to four-family residential real estate loans and are fully amortizing with contractual maturities generally of up to 20 years. At June 30, 2020, $30.0 million, or 10.8% of our total loan portfolio, were manufactured home loans, and the loss escrow was $2.2 million. At June 30, 2020, the weighted average yield of our manufactured home loans was 6.87%, and at that date we had no manufactured home loans that were 90 days or more delinquent.

Because manufactured home loans may be based on the cost of the manufactured housing as well as improvements and because manufactured homes may decline in value due to wear and tear following their initial sale, the value of the collateral securing a manufactured home loan may be less than the loan balance. As a result, such loans generally carry a higher degree of credit risk and may be more vulnerable to today’s adverse economic conditions than are one- to four-family residential real estate loans.

Automobile Lending. We originate automobile loans through our branch network and also accept automobile applications from automobile dealerships with approved indirect lending agreements with us. Beginning in 2016, we have materially grown our automobile loan portfolio through the purchase of such loans through one loan broker with loans made throughout the Northeast and in 2020 we entered into a relationship with a second auto loan broker and we expect to materially increase purchases of automobile loans in the future. Under the agreements, loan applications are obtained by the auto dealership and forwarded to Generations Bank for consideration. Generations Bank funds the loan if the proposed loan meets our underwriting standards. When considering whether to approve the loan, we review the collateral, the applicant’s credit history and the applicant’s income as compared to all debt payments, including the proposed loan.

Our automobile loans have fixed rates with contractual maturities of up to 84 months, depending upon the age of the vehicle. The maximum loan is limited to 125% of the Manufacturer’s Suggested Retail Price for new vehicles and NADA’s clean retail value for used vehicles. For dealer-referred indirect lending, a fee is paid to the dealership, which is deferred and amortized over the life of the loan, for each loan that is funded, but there are no dealer reserves. At June 30, 2020, we had $23.2 million, or 8.3% of total loans, of automobile loans outstanding. At this date, 12 automobile loans with an aggregate principal balance of $50,000 were 90 days or more delinquent. At June 30, 2020, the weighted average yield of our automobile loans was 6.13%.

Automobile loans are subject to many of the same risks discussed with respect to other consumer loans, including that the value of the collateral, which tends to depreciate quickly, may become less than the loan amount. Also, such loans are more vulnerable to changes in the overall economy.

Additionally, there are risks associated with the reliance on third parties to originate these loans. Should we discontinue any of these third-party vendor relationships or otherwise be unable to use these vendors in the future, our ability to acquire automobile loans that meet our guidelines may be disrupted. Moreover, because these loans are originated by third-parties which are not our employees, we assume risks associated with unsatisfactory origination procedures, including compliance with federal, state and local laws. Finally, although we believe that we have procedures in place to review and assess the risks of these third-party vendor relationship, one of these relationships is new or “unseasoned,” and the purchased loans have not been outstanding for a sufficient period of time to demonstrate performance and indicate the potential risks in the loan portfolio.

Home Equity Loans and Lines of Credit. We originate fixed-rate home equity loans and both fixed-rate and adjustable-rate home equity lines of credit secured by a lien on the borrower’s residence. Our home equity products are limited to 80% of the property value less any other third-party mortgages.  If Generations Bank holds both the first mortgage and second position, home equity loan or lines of credit may be combined and are limited to 90% of the property’s value. We use the same underwriting standards for home equity lines and loans as we use for one- to four-family residential real estate loans. The fixed-rate for home equity loans and lines of credit are generally determined as a percentage over the prime rate. The variable interest rates for home equity lines of credit float at a stated margin over the highest prime rate published in The Wall Street Journal and may not exceed 15.00% over the life of the loan. We currently offer home equity loans with terms of up to 15 years with principal and interest paid monthly from the closing date. The home equity lines provide for an initial revolving draw period of up to 10 years. The outstanding principal balance is then fully repaid in monthly principal and interest payments are calculated on a 15-year amortization. At the end of the initial 10 years, the line is to be paid in full. At June 30, 2020, we had $11.5 million, or 4.2% of total loans, of home equity loans and outstanding advances under home equity lines and an additional $1.4 million of funds committed, but not advanced, under home equity lines of credit. At June 30, 2020, there were five home equity loan totaling $84,000 that were 90 days or more delinquent. Home equity lending is subject to many of the same risks as one- to four-family residential loans except that home equity loans tend to have higher loan-to-value ratios and higher household debt and thus may be more vulnerable to adverse economic conditions.

Other Consumer Lending. We offer a variety of other secured and unsecured consumer loans, including loans secured by recreational vehicles, boats, savings deposits and student loans. Although most of our consumer loans are secured, we also make a limited amount of unsecured personal loans. We currently originate substantially all of our other consumer loans within New York State (outside of New York City and Long Island). Other consumer loans increased $9.4 million, or 203.3%, to $14.0 million, representing 5.0% of the gross loan portfolio, at June 30, 2020 from $4.6 million, or 1.8% of our total loan portfolio, at December 31, 2019. The increase resulted primarily from the purchase of $7.9 million of recreational vehicle loans beginning in February 2020 from one vendor. We intend to continue to increase significantly our consumer loans secured by recreational vehicles. At June 30, 2020, the median loan balance of our recreational vehicle loans was $24,000 and the weighted average yield of these loans was 8.88% at this date.

We believe that the purchase of recreational vehicle loans is subject to the same substantial risks that we discuss in “ – Automobile Lending” above.

We offer student loans to both in-school (full or part-time) students and out of school students. For out of school students and their caregivers who borrowed for their education, our loan program allows the borrower to consolidate both federal and private student loans. There are no prepayment penalties. At June 30, 2020, $2.3 million, or 0.8% of our total loan portfolio, was student loans.

The terms of other types of other consumer loans vary according to the type of collateral, length of contract, and creditworthiness of the borrower. The underwriting standards employed for consumer loans include a determination of the applicant’s payment history on other debts and an assessment of the borrower’s ability to meet payments on the proposed loan along with his existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Unsecured personal loans are available to creditworthy borrowers for a variety of personal needs and have been extended on a limited basis.

Other consumer loans may entail greater risk than residential mortgage loans, as they are typically unsecured or secured by rapidly depreciable assets. In such cases, any repossessed collateral for defaulted consumer loans may not provide adequate sources of repayment for the outstanding loan balances as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Also, such loans are more vulnerable to changes in the overall economy than are residential loans. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. At June 30, 2020, one other consumer loan totaling $2,000 was 90 days or more delinquent. There can be no assurance that delinquencies will not increase in the future.

Construction Loans. To a limited extent, we make construction loans to individuals for the construction of their primary residences and loans to builders and commercial borrowers. On an extremely limited basis, we have made land loans primarily to complement our construction lending activities, as such loans are generally secured by lots that will be used for residential development. Land loans also include loans secured by land purchased for other uses such as hunting and fishing. At June 30, 2020, our construction loans, including land loans, totaled $592,000, representing 0.2% of our total loan portfolio.

Loans to individuals for the construction of their residences are typically originated as construction/permanent loans, with a construction phase for up to six months. Upon completion of the construction phase, the loan automatically becomes a permanent loan. These construction loans have rates and terms comparable to one- to four-family residential loans offered by us. During the construction phase, the borrower pays interest only. The maximum loan-to-value ratio of owner-occupied, one- to four-family construction loans is generally 85%. Residential construction loans are generally underwritten pursuant to the same guidelines used for originating permanent residential loans. Land loans are generally offered for terms of up to 10 years. The maximum loan-to-value ratio of land loans is 65% for undeveloped land/lots and 75% for land/lots developed with utilities and roads.

Loan Originations, Purchases and Sales

Lending activities are conducted primarily by our loan personnel operating at our main and branch office locations and by our loan officers. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both fixed- and adjustable-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon relative customer demand for such loans, which is affected by current and expected future levels of market interest rates. We originate real estate and other loans through our loan officers, marketing efforts, our customer base, walk-in customers and referrals from real estate brokers, builders and attorneys.

We generally originate conforming one- to four-family residential real estate loans that can be sold in the secondary market (with or without servicing retained). However, since 2008, we have not sold loans that we originate and we do not intend to sell loans in the future.

Manufactured Home Loan Purchases. We purchase manufactured home loans originated by two established national third-party lenders. Loans are originated in 43 states and are generally located in the Southeast, southern Midwest and southern Western states. The loans are secured by a first lien position on the manufactured homes which are placed on third-party leased pad sites within a community of manufactured homes. These manufactured home loans are not secured by the underlying real estate. At June 30, 2020, the principal balances of our manufactured home loans ranged from $12,000 to $229,000, and at this date the median principal balance of our manufactured home loans was $79,000.

Underwriting and approval is completed by the third party according to our lending policy and all applicable federal and state governing rules. The underwriting takes into consideration the applicant’s credit history, home value and an assessment of the applicant’s ability to make the proposed payments. If home transportation, set-up and insurance costs or origination fees are financed, the loan-to-value may exceed 100%. The note, collateral and loan documentation are taken by assignment. All submitted purchase requests are reviewed by a Generations Bank underwriter to ensure all established criteria of Generations Bank have been met prior to purchase. If they are not, we may choose to refuse the purchase. The seller provides all servicing and collection activity. There are no dollar volume purchase requirements and the program can be terminated by Generations Bank with contractual notification.

For each purchased manufactured home loan, the third party seller is paid a lump sum referral fee and a monthly servicing fee. A portion of the fee paid, which is deferred and amortized over the life of the loan, is placed into an escrow account to be used to reimburse Generations Bank for any credit losses incurred under the program and for the refund of any unearned fees which result from loan prepayments.

Our manufactured home loans are typically originated at somewhat higher fixed rates than one- to four-family residential real estate loans and are fully amortizing with contractual maturities generally of up to 25 years. At June 30, 2020, $30.0 million, or 10.8% of our total loan portfolio, were purchased manufactured home loans, and the loss escrow was $2.2 million. During the six months ended June 30, 2020 and the year ended December 31, 2019, we purchased $8.1 million and $9.0 million manufactured home loans. At June 30, 2020, we had no purchased manufactured home loans that were 90 days or more delinquent.

Because the loan amount for a manufactured home loan may be based on the cost of the manufactured home as well as improvements and because manufactured homes may decline in value due to wear and tear following their initial sale, the value of the collateral securing a manufactured home loan may be less than the loan balance. As a result, such loans may be deemed to carry a higher degree of credit risk and be more vulnerable to today’s adverse economic conditions than are one- to four-family residential real estate loans.

Purchased Automobile and Other Consumer (Recreational Vehicle) Loans. We purchase automobile loans from two third-party originators. From one of those originators we also purchase loans secured by recreational vehicles and, to a lesser extent, other loans secured by boats and personal property. These loans are primarily originated within New York, Pennsylvania and the New England states. The loans are underwritten and approved by the third party according to Generation Bank’s credit policy and all applicable federal and state regulations. The underwriting takes into consideration the applicant’s credit history, collateral value and an assessment of the applicant’s ability to make the proposed payments. If extended warranties, other add-ons and sales tax are financed, the loan-to-value may exceed 100%. Prior to purchase, a Generations Bank underwriter reviews all purchase submittals to ensure all of Generations Bank’s criteria have been met. If they are not, we may choose to refuse the purchase. For one third-party seller there is a minimum monthly aggregate dollar purchase of $250,000. There is no monthly minimum purchase amount for the second third-party seller. Both contractual agreements can be terminated by either party with required notification. The note, collateral and loan documentation are taken by assignment.

Our purchased automobile and recreational vehicle loans have fixed rates of interest with contractual maturities of up to 84 months, depending upon the age of the vehicle. The maximum loan is limited to 135% of the Manufacturer’s Suggested Retail Price for new vehicles or NADA’s clean retail value for used vehicles. For loans purchased from one seller, Generations Bank provides all servicing and collection activities while the second seller, after loan purchase, provides all servicing and collections activities for Generations Bank. If we purchase an automobile or recreational vehicle loan, we pay a lump sum referral fee and a monthly servicing fee (as applicable) for each loan. A portion of the fee paid, which is deferred and amortized over the life of the loan, is placed into an escrow account to be used to reimburse Generations Bank for any credit losses incurred under the program and for the refund of any unearned fees which result from loan prepayments.as defined in the contractual agreements. Where the seller provides servicing of the loans purchased, a separate monthly servicing fee is paid on the applicable outstanding loan balances.

At June 30, 2020, $21.2 million, or 7.6% of our total loan portfolio, were purchased automobile loans and $7.9 million, or 2.8% of our total loan portfolio, were purchased recreational vehicle loans. Of the automobile loans, $20.2 million were purchased from one vendor with no loss escrow reserves held at June 30, 2020. The remaining $1.0 million of purchased automobile loans as well as the $7.9 million of recreational vehicle loans were purchased from another vendor, and at June 30, 2020, we had a loss escrow of $675,000 for these $8.9 million of loans. During the six months ended June 30, 2020 and the year ended December 31, 2019, we purchased $6.5 million and $13.4 million of automobile loans, respectively, and we purchased $7.9 million and no recreational vehicle loans, respectively. Consistent with our business plan, we expect to continue to increase our purchases of recreational vehicle loans. At June 30, 2020, two purchased automobile loans with an aggregate principal balance of $10,000 were 90 days or more delinquent and no recreational vehicle loans were delinquent.

Automobile loans and recreational vehicle loans, which we classify as other consumer loans, are subject to many of the same risks discussed with respect to other consumer loans, including that the value of the collateral, which tends to depreciate quickly, may become less than the loan amount. Also, such loans are more vulnerable to changes in the overall economy.

Purchased One- to Four-Family, Owner-Occupied Residential Real Estate Loans. Beginning in the fourth quarter of 2020, we expect to begin purchasing one- to four-family, owner-occupied residential real estate loans from a third-party originator. These loans will adhere to all of Generations Bank’s credit, underwriting and loan policy criteria and will be comprised of conventional “conforming loans” and/or Generations Bank’s product offerings to low- and moderate-income borrowers and/or to first time home buyers and are expected to be made for homes located in central and western New York. There would be no minimum monthly purchase requirement and the contractual agreement would be cancellable upon agreed upon notice. The purchase price would be the loan’s principal balance plus a margin of the loan’s principal balance. The loans would be non-recourse to the seller (except for certain contractual representations) and the contractual agreement would prohibit re-solicitation by the seller for a defined period of time. After purchase, Generations Bank would provide all servicing and collections activities. The note, collateral and loan documentation would be taken by assignment.

The following table sets forth our loan origination, purchase, sale, and principal repayment activity during the periods indicated.

	Six Months Ended June 30,	Years Ended December 31,
	2020	2019	2018	2017	2016	2015
	(Dollars in thousands)
Total loans, including loans held for sale, at beginning of period	$256,809	$243,099	$218,652	$204,051	$199,797	$202,456

Loans originated:
Residential:
One- to four-family	4,836	10,225	11,819	18,023	17,645	18,893
Construction	—	788	1,325	1,709	732	1,159
Commercial:
Real estate - nonresidential	1,632	3,848	6,007	3,876	4,692	9,684
Multifamily	—	—	429	2,042	1	47
Construction	—	—	634	1,002	2,014	2,656
Commercial business	10,050	5,998	29,588	21,451	10,016	11,981
Consumer:
Home equity and junior liens	20	900	3,033	3,241	2,681	2,166
Manufactured homes	—	—	187	468	—	1,849
Automobile	—	993	904	—	—	246
Student	40	810	2,190	523	12	—
Other consumer	—	154	1,038	1,062	1,327	2,200
Total loans originated	16,578	23,715	57,154	53,397	39,120	50,881

Loans purchased:
Residential:
One- to four-family	—	—	21,808	—	—	—
Construction	—	—	962	—	—	—
Commercial:
Real estate - nonresidential	—	—	2,272	—	—	—
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	558	—	—	—
Consumer:
Home equity and junior liens	—	—	1,352	—	—	—
Manufactured homes	8,101	8,962	2,497	2,964	2,975	1,841
Automobile	6,476	13,492	6,934	5,391	2,001	—
Student	—	—	—	—	—	—
Other consumer	9,717	449	673	—	—	—
Total loans purchased	24,294	22,903	37,056	8,335	4,976	1,841

	Six Months Ended June 30,	Years Ended December 31,
	2020	2019	2018	2017	2016	2015
	(Dollars in thousands)
Loans sold:
Residential:
One- to four-family	—	—	(120)	—	—	—
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	—	—	—	—	—	—
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer:
Home equity and junior liens	—	—	—	—	—	—
Manufactured homes	—	—	—	—	—	—
Automobile	—	—	—	—	—	—
Student	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—
Total loans sold	—	—	(120)	—	—	—

Other:
Principal repayments	(20,249)	(32,908)	(69,643)	(47,131)	(39,842)	(55,381)

Net loan activity	20,623	13,710	24,447	14,601	4,254	(2,659)
Total loans, including loans held for sale, at end of period	$277,432	$256,809	$243,099	$218,652	$204,081	$199,797

Delinquencies and Non-Performing Assets

Delinquency Procedures. When a borrower fails to make a required payment on a loan, we attempt to cause the delinquency to be cured by contacting the borrower. A late notice is generated and is sent to all mortgage loans 15 days delinquent and to all consumer loans 10 days delinquent. The borrower is contacted by the collections officer 20 days after the due date of all loans. Another late notice along with any required demand letters as set forth in the loan contract are sent 30 days after the due date. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date.

If the delinquency is not cured by the 60th day, the customer is normally provided 30 days written notice that the account will be referred to counsel for collection and foreclosure, if necessary. If it becomes necessary to foreclose, the property is sold at public sale and we may bid on the property to protect our interest. The decision to foreclose is made by the collection officer in our organization.

All loan charge offs are recommended by the collections officer and approved by either the President or the Executive Vice President. Our procedure for repossession and sale of collateral are subject to various requirements under New York State consumer protection laws.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure it is classified as foreclosed real estate until it is sold. The real estate is recorded at estimated fair value less estimated selling costs at the date of acquisition, and any resulting write-down is charged to the allowance for loan losses. Subsequent decreases in the value of the property are charged to operations through the creation of a valuation allowance. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized to the extent the estimated fair value, less estimated costs to sell, exceed its carrying amount.

For manufactured home loans, when a borrower falls ten days delinquent, a late notice is generated and sent. In addition, a copy of the delinquency notice is sent to the third party that originates manufactured home loans. The third party performs all other collection related activities to bring the loan current. The third party determines whether to repossess the collateral. Any losses incurred by Generations Bank are reimbursed to us from the loan escrow account held at Generations Bank.

Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At June 30, 2020
Residential:
One- to four-family	45	$3,265	30	$2,321	75	$5,586
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	1	68	4	2,059	5	2,127
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	7	278	3	192	10	470
Consumer:
Home equity loans and lines of credit	5	121	5	84	10	205
Manufactured homes	15	973	—	—	15	973
Automobile	29	198	12	50	41	248
Student	—	—	—	—	—	—
Other consumer	10	138	1	2	11	140
Total loans receivable	112	$5,041	55	$4,708	167	$9,749

At December 31, 2019
Residential:
One- to four-family	69	$5,369	38	$2,259	107	$7,628
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	2	1,738	3	912	5	2,650
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	8	564	1	73	9	637
Consumer:
Home equity loans and lines of credit	11	225	7	154	18	379
Manufactured homes	9	262	—	—	9	262
Automobile	50	261	9	54	59	315
Student	2	35	—	—	2	35
Other consumer	11	78	—	—	11	78
Total loans receivable	162	$8,532	58	$3,452	220	$11,984

At December 31, 2018
Residential:
One- to four-family	82	$6,141	32	$1,677	114	$7,818
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	3	2,614	3	859	6	3,473
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	4	1,637	3	196	7	1,833
Consumer:
Home equity loans and lines of credit	9	143	5	124	14	267
Manufactured homes	12	423	—	—	12	423
Automobile	66	398	14	64	80	462
Student	1	27	1	8	2	35
Other consumer	18	115	—	24	18	139
Total loans receivable	195	$11,498	58	$2,952	253	$14,450

	Loans Delinquent For
	30-89 Days		90 Days and Over		Total
	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
At December 31, 2017
Residential:
One- to four-family	44	$3,472	23	$1,274	67	$4,746
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	4	2,544	2	617	6	3,161
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	3	131	6	1,952	9	2,083
Consumer:
Home equity loans and lines of credit	8	154	3	46	11	200
Manufactured homes	14	647	—	—	14	647
Automobile	146	1,058	37	281	183	1,339
Student	—	—	—	—	—	—
Other consumer	6	6	2	1	8	7
Total loans receivable	225	$8,012	73	$4,171	298	$12,183

At December 31, 2016
Residential:
One- to four-family	53	$3,789	19	$1,122	72	$4,911
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	2	1,661	4	666	6	2,327
Multifamily	1	169	—	—	1	169
Construction	—	—	—	—	—	—
Commercial business	2	122	4	1,642	6	1,764
Consumer:
Home equity loans and lines of credit	5	108	5	92	10	200
Manufactured homes	8	339	—	—	8	339
Automobile	175	1,442	61	651	236	2,093
Student	—	—	—	—	—	—
Other consumer	3	16	—	—	3	16
Total loans receivable	249	$7,646	93	$4,173	342	$11,819

At December 31, 2015
Residential:
One- to four-family	58	$3,933	14	$1,134	72	$5,067
Construction	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	1	94	3	177	4	271
Multifamily	1	45	—	—	1	45
Construction	—	—	—	—	—	—
Commercial business	2	35	6	1,808	8	1,843
Consumer:
Home equity loans and lines of credit	3	47	1	36	4	83
Manufactured homes	13	572	1	15	14	587
Automobile	235	2,561	52	541	287	3,102
Student	—	—	—	—	—	—
Other consumer	3	55	2	4	5	59
Total loans receivable	316	$7,342	79	$3,715	395	$11,057

Forbearances Programs in Response to Government actions and the Covid-19 Pandemic

In March 2020, we began communicating with our business customers to ascertain whether the Covid-19 pandemic and economic shutdown had or was expected to have a significant adverse effect on their respective businesses. We also provided loan customers an opportunity to defer payments for up to five months. At June 30, 2020, 227 customers with loan balances of $28.9 million had deferred loan payments pursuant to this program. At September 30, 2020, all of these loans had returned to their regular payments cycles. When the loans come off deferment, the maturity has been extended such that the monthly payment remains the same, except for those loans with escrow. For loans with escrow, an escrow analysis was performed and the escrow portion of the payment was adjusted to make up any shortage. We have not deferred our recognition of interest income with respect to loans subject to deferment. As of the date of this prospectus, we are unable to determine the aggregate amount of loans that will likely become delinquent after the respective deferral; however, we are monitoring these loans and we have identified customers with loans totaling $10.4 million that we believe may experience significant adverse impact to their finances or related businesses due to the Covid-19 pandemic.

At September 30, 2020, a one- to four-family residential real estate loan with a $65,000 balance was 90 days delinquent and a one- to four-family residential real estate loan with a balance of $391,000 was 30 days delinquent. Additionally, at this date, one relationship with five loans totaling $515,000 were 60 days delinquent and had been classified as substandard subsequent to June 30, 2020.  The loans are secured by residential investor properties.

Our nonperforming loans may increase significantly later in 2020 as loan modifications expire and the impact of current government stimulus programs wanes, and therefore we anticipate that our loan loss provision will be greater in the remainder of the year ending December 31, 2020, as compared to comparable periods in 2019, when our provision was relatively low by historical standards due to the positive economic conditions at that time.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of the Comptroller of the Currency (“OCC”) to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances in an amount deemed prudent by management to cover probable accrued losses. General allowances represent loss allowances which have been established to cover probable accrued losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific loss allowances.

In connection with the filing of our periodic reports with the OCC and in accordance with our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification in accordance with applicable regulations.

On the basis of this review of our assets, our classified or special mention assets (presented gross of allowance) at the dates indicated were as follows:

	At June 30,	At December 31,
	2020	2019	2018
	(In thousands)
Special mention assets	$4,830	$6,476	$5,523
Substandard assets (1)	8,486	7,053	8,284
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$13,316	$13,529	$13,807

(1)	Includes $3.7 million, $3.9 million and $4.1 million of assets which are performing at June 30, 2020, December 31, 2019 and December 31, 2018, respectively.

Non-Performing Assets. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days delinquent unless the loan is well-secured and in the process of collection. Loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not received for loans placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until the loans qualifies for return to accrual. Generally, loans are restored to accrual status when all the principal and interest amounts contractually due are brought current, and future payments are reasonably assured. Loans are moved to non-accrual status in accordance with our policy, which is typically after 90 days of non-payment.

The following table sets forth information regarding our non-performing assets and troubled debt restructurings at the dates indicated. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, and loans modified at interest rates materially less than prevailing market rates.

Except as disclosed in the foregoing tables, there were no other loans at June 30, 2020 that are not already disclosed where there is information about possible credit problems of borrowers that caused us serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

	At June 30,	At December 31,
	2020	2019	2018	2017	2016	2015
	(Dollars in thousands)
Non-accrual loans:
Residential:
One- to four-family	$2,321	$2,259	$1,677	$963	$1,122	$1,203
Construction	—	—	—	—	—	—
Commercial:
Real estate – nonresidential	2,059	2,509	859	468	666	177
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	192	1,195	196	1,952	1,642	1,846
Consumer:
Home equity loans and lines of credit	84	154	124	46	92	36
Manufactured homes	—	—	—	—	—	15
Automobile	50	54	64	276	635	544
Student	—	—	8	—	—	—
Other consumer	2	—	33	1	—	4
Total non-accrual loans	4,708	6,171	2,961	3,706	4,157	3,825

Accruing loans 90 days or more past due:
Residential:
One- to four-family	$—	$—	$—	$316	$—	$—
Construction	—	—	—	—	—	—
Commercial:
Real estate – nonresidential	—	—	—	149	—	—
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer:
Home equity loans and lines of credit	—	—	—	—	—	—
Manufactured homes	—	—	—	—	—	—
Automobile	—	—	—	—	—	—
Student	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—
Total accruing loans 90 days or more past due	—	—	—	465	—	—

Real estate owned:
Residential:
One- to four-family	—	60	50	138	174	429
Construction	—	—	—	—	—	—
Commercial:
Real estate – nonresidential	25	—	—	—	—	—
Multifamily	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer:
Home equity loans and lines of credit	—	—	—	—	—	—
Manufactured homes	—	—	—	—	—	—
Automobile	—	10	—	—	—	303
Student	—	—	—	—	—	—
Other consumer	—	—	—	—	—	—
Total real estate owned	25	70	50	138	174	732

Total non-performing assets	$4,733	$6,241	$3,011	$4,309	$4,331	$4,557

Ratios:
Total non-performing loans to total loans	1.70%	2.40%	1.22%	1.91%	2.04%	1.91%
Total non-performing loans to total assets	1.26%	1.78%	0.93%	1.44%	1.52%	1.36%
Total non-performing assets to total assets	1.27%	1.80%	0.95%	1.48%	1.59%	1.62%

For the year ended December 31, 2019, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $125,000. Interest income recognized on such loans for the year ended December 31, 2019 was $103,000.

Troubled Debt Restructurings. We occasionally modify loans to help a borrower stay current on his or her loan and to avoid foreclosure.  We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, or to provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests.

Under the CARES Act, Covid-19 related modifications to loans that were current as of December 31, 2019 are exempt from troubled debt restructuring classification under U.S. GAAP. In addition, the bank regulatory agencies have issued interagency guidance stating that Covid-19 related short-term modifications (i.e., six months or less) for loans that were current as of the loan modification program implementation date are not troubled debt restructurings. As of June 30, 2020, we had granted short-term deferrals on 227 loans that were otherwise performing, totaling approximately $28.9 million. See, “ − Forbearances Programs in Response to Government actions and the Covid-19 Pandemic.”

At June 30, 2020, we had 17 loans totaling $2.7 million that were classified as troubled debt restructurings.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: (1) specific allowances for identified impaired loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan as well as the shortfall in collateral value could result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current housing price depreciation, in determining the appropriateness of the allowance for loan losses for our residential real estate portfolio. We use evidence obtained from our own loan portfolio as well as published housing data on our local markets from third party sources we believe to be reliable as a basis for assumptions about the impact of housing depreciation.

Substantially all of our loans are secured by collateral. Loans 90 days past due and other classified loans are evaluated for impairment and general or specific allowances are established. Typically for a nonperforming real estate loan in the process of collection, the value of the underlying collateral is estimated using either the original independent appraisal, adjusted for current economic conditions and other factors, or a new independent appraisal, or evaluation and related general or specific allowances for loan losses are adjusted on a quarterly basis. If a nonperforming real estate loan is in the process of foreclosure and/or there are serious doubts about further collectability of principal or interest, and there is uncertainty about the value of the underlying collateral, we will order a new independent appraisal or evaluation if it has not already been obtained. Any shortfall would result in immediately charging off the portion of the loan that was impaired.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the probable incurred losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current real estate environment.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, as an integral part of their examination process, the OCC will periodically review our allowance for loan losses. The OCC may have judgments different than management’s, and we may determine to increase our allowance as a result of these regulatory reviews.

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or for the Six Months Ended June 30,		At or For the Years Ended December 31,
	2020	2019	2019	2018	2017	2016	2015
	(Dollars in thousands)
Balance at beginning of year	$1,660	$1,548	$1,548	$2,483	$3,150	$2,214	$2,507

Provision for loan losses	180	180	360	175	420	2,315	950

Charge-offs:
Residential:
One- to four-family	(8)	—	(42)	(30)	(49)	(46)	(207)
Construction	—	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	—	(18)	(18)	(4)	(82)	—	—
Multifamily	—	—	—	—	—	—	(21)
Construction	—	—	—	—	—	—	—
Commercial business	—	(58)	(106)	(531)	(31)	(162)	(66)
Consumer:
Home equity loans and lines of credit	—	—	—	(41)	—	—	—
Manufactured homes	—	—	—	—	—	—	—
Automobile	(29)	(67)	(137)	(636)	(1,008)	(1,191)	(1,037)
Student	—	—	(25)	—	—	—	—
Other consumer	(17)	(43)	(68)	(11)	(8)	(18)	(4)
Total charge-offs	(54)	(186)	(396)	(1,253)	(1,178)	(1,417)	(1,335)

Recoveries:
Residential:
One- to four-family	2	2	2	13	11	12	42
Construction	—	—	—	—	—	—	—
Commercial:
Real estate - nonresidential	—	3	—	—	—	—	—
Multifamily	9	1	9	4	—	4	—
Construction	—	—	—	—	—	—	—
Commercial business	140	79	79	44	—	—	—
Consumer:
Home equity loans and lines of credit	12	—	—	1	—	—	—
Manufactured homes	—	—	—	—	—	—	—
Automobile	35	27	52	77	72	18	48
Student	—	—	1	—	—	—	—
Other consumer	12	3	5	4	8	4	2
Total recoveries	210	115	148	143	91	38	92

Net (charge-offs) recoveries	156	(71)	(248)	(1,110)	(1,087)	(1,379)	(1,243)

Balance at end of period	$1,996	$1,657	$1,660	$1,548	$2,483	$3,150	$2,214

Ratios:
Allowance for loan losses to non-performing loans at end of year	42.40%	30.38%	26.90%	52.28%	59.53%	75.78%	57.88%
Allowance for loan losses to total loans outstanding at end of year	0.72%	0.68%	0.65%	0.64%	1.14%	1.54%	1.11%
Net (charge-offs) recoveries to average loans outstanding at end of period	0.06%	(0.03)%	(0.10)%	(0.50)%	(0.51)%	(0.69)%	(0.62)%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

				At December 31,
	At June 30, 2020			2019			2018
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential:
One- to four-family	$549	31.1%	49.0%	$375	22.9%	54.0%	$314	22.2%	55.8%
Construction	1	0.1	0.1	2	0.1	0.3	1	0.1	0.4
Commercial:
Real estate - nonresidential	509	28.8	12.6	421	25.7	13.9	202	14.3	14.6
Multifamily	41	2.3	1.9	17	1.0	2.2	12	0.8	2.4
Construction	—	—	—	—	—	—	—	—	0.2
Commercial business	380	21.5	8.1	527	32.2	5.6	523	36.9	7.1
Consumer:
Home equity loans and lines of credit	38	2.0	4.2	50	3.1	4.7	58	4.1	4.4
Manufactured homes	—	—	10.8	—	—	9.3	—	0.0	7.8
Automobile	134	7.6	8.3	142	8.7	8.2	228	16.1	5.8
Student	70	4.0	0.8	69	4.2	0.9	50	3.5	0.7
Other consumer	46	2.6	4.2	35	2.1	0.9	28	2.0	0.8
Total allowance for loan losses	$1,768	100.0%	100.0%	$1,638	100.0%	100.0%	$1,416	100.0%	100.0%
Unallocated	228			22			132
Total	$1,996			$1,660			$1,548

	At December 31,
	2017			2016			2015
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Residential:
One- to four-family	$282	12.7%	52.4%	$377	12.3%	52.2%	$304	13.9%	49.3%
Construction	1	0.0	0.3	1	0.0	0.1	1	0.0	0.3
Commercial:
Real estate - nonresidential	335	15.0	16.7	403	13.2	17.8	332	15.2	17.9
Multifamily	11	0.5	2.6	2	0.1	0.4	2	0.1	0.4
Construction	—	0.0	1.3	47	1.5	2.5	55	2.5	1.8
Commercial business	591	26.5	7.1	230	7.5	7.0	371	16.9	8.4
Consumer:
Home equity loans and lines of credit	21	0.9	3.6	14	0.5	3.3	10	0.5	3.0
Manufactured homes	—	0.0	9.0	—	0.0	9.7	—	0.0	10.0
Automobile	929	41.7	5.8	1,950	63.7	5.8	1,085	49.6	7.8
Student	12	0.5	0.6	19	0.6	0.4	12	0.5	0.3
Other consumer	49	2.2	0.6	19	0.6	0.8	18	0.8	0.8
Total allocated allowance for loan losses	$2,231	100.0%	100.0%	$3,062	100.0%	100.0%	$2,190	100.0%	100.0%
Unallocated	252			88			24
Total	$2,483			$3,150			$2,214

At June 30, 2020, our allowance for loan losses represented 0.72% of total loans and 42.40% of nonperforming loans. Nonperforming loans decreased to $4.7 million at June 30, 2020 from $6.2 million at December 31, 2019. The decrease resulted primarily from a return of a $2.6 million commercial relationship to accrual status, partially offset by a $1.1 million commercial real estate relationship being moved to nonaccrual. The $2.6 million commercial relationship returned to accrual status as all payments over the previous six months were made timely and cash reserves held to offset potential losses were $206,000. The relationship remains classified as substandard. The $1.1 million commercial real estate loan is secured by a strip mall in upstate New York and became 90 days delinquent during the quarter ended June 30, 2020. The loan is classified as substandard.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet day-to-day, cyclical and long-term liquidity needs, to help mitigate interest rate and market risk within the parameters of our interest rate risk policy, and to generate a dependable flow of earnings within the context of our interest rate and credit risk objectives. Subject to loan demand and our interest rate risk analysis, we will increase the balance of our investment securities portfolio when we have excess liquidity. We expect to initially invest a substantial portion of the proceeds of the offering in short-term and other investments, including U.S. government securities.

Our investment policy was adopted by the board of directors. The investment policy is reviewed annually by the board of directors. All investment decisions require the approval of the Chief Executive Officer or Chief Financial Officer. The Chief Financial Officer provides an investment schedule detailing the investment portfolio which is reviewed at least monthly by the Bank’s asset-liability committee and the board of directors.

Our current investment policy permits, with certain limitations, investments in United States Treasury securities; securities issued by the United States Government and its agencies or government sponsored enterprises including mortgage-backed securities and collateralized mortgage obligations (“CMO”) issued by Fannie Mae, Ginnie Mae and Freddie Mac; equity securities, corporate bonds and obligations; debt securities of state and municipalities; commercial paper; certificates of deposits in other financial institutions, and bank-owned life insurance.

At June 30, 2020, our investment portfolio consisted of securities and obligations issued by State and local municipalities, equity securities consisting of mutual funds, and to a lesser extent mortgage-backed securities. At June 30, 2020, we owned $2.3 million of Federal Home Loan Bank stock. As a member of the Federal Home Loan Bank of New York, we are required to purchase stock in the Federal Home Loan Bank of New York, which stock is carried at cost and classified as restricted equity securities.

Securities Portfolio Composition. The following table sets forth the amortized cost and fair value of our securities portfolio (excluding Federal Home Loan Bank common stock) at the dates indicated.

			At December 31,
	At June 30, 2020		2019		2018		2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities available for sale:
Residential mortgage-backed -U.S. government and agency securities	$44	$45	$48	$50	$1,440	$1,404	$1,501	$1,446
Residential mortgage-backed -Private label securities	—	—	—	—	45	306	77	339
State and political subdivision securities	30,832	32,511	29,746	30,577	9,910	10,016	6,175	6,391
Other investments	—	—	—	—	—	—	537	537
Total securities available for sale	$30,876	$32,556	$29,794	$30,627	$11,395	$11,726	$8,290	$8,713

			At December 31,
	At June 30, 2020		2019		2018		2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities held to maturity:
Residential mortgage-backed -U.S. government and agency securities	$1,819	$1,867	$2,078	$2,110	$2,764	$2,821	$3,750	$3,818
State and political subdivision securities	—	—	—	—	—	—	780	786
Total	$1,819	$1,867	$2,078	$2,110	$2,764	$2,821	$4,530	$4,604

			At December 31,
	At June 30, 2020		2019		2018		2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Equity Securities:
Large cap equity mutual fund	$30	$30	$31	$31	$24	$24	$16	$25
Other mutual funds	1,051	1,051	2,548	2,548	10,878	10,878	16,617	16,076
Other investments	—	—	—	—	—	—	—	—
Total	$1,081	$1,081	$2,579	$2,579	$10,902	$10,902	$16,633	$16,101

State and Political Subdivision Securities.  Generations Bank and its subsidiary Generations Commercial Bank purchase state and political subdivision securities in order to: (i) generate positive interest rate spread with minimal administrative expense; (ii) lower credit risk as a result of purchasing general obligations which are subject to the levy of ad valorem taxes within the municipalities’ jurisdiction; (iii) increase liquidity, (iv) provide low cost funding to the local communities within our market area, and (v) serve as collateral for municipal deposits in excess of FDIC limits.  State and political subdivision securities purchased within New York State are exempt from taxes for both Federal and State income tax purposes.  As a result, the yield on these securities as reported within the financial statements, are lower than would be attained on other investment options. The portfolio consists of either short-term obligations, due within one year, or are serial or statutory installment bonds which require semi-annual or annual payments of principal and interest.  We believe that the prepayment risk on these securities is low as most of the bonds are newly issued in an historically low interest rate environment. In light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits at Generations Commercial Bank to roll off at maturity without bidding for these ongoing relationships, and sold a portion of our municipal securities to fund the outflow of fund.

Management believes that credit risk on its state and political subdivision securities portfolio is low. Management analyzes each security prior to purchase and closely monitors these securities by obtaining data collected from the New York State Comptroller’s office when published annually. Management also reviews any underlying ratings of the securities in its assessment of credit risk.

Mortgage-Backed Securities. At June 30, 2020, we had mortgage-backed securities with a carrying value of $1.9 million. Mortgage-backed securities are securities issued in the secondary market that are collateralized by pools of mortgages. Certain types of mortgage-backed securities are commonly referred to as “pass-through” certificates because the principal and interest of the underlying loans is “passed through” to investors, net of certain costs, including servicing and guarantee fees. Mortgage-backed securities typically are collateralized by pools of one- to four-family or multifamily mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities pool and resell the participation interests in the form of securities to investors such as Generations Bank. The interest rate of the security is lower than the interest rates of the underlying loans to allow for payment of servicing and guaranty fees. All of our mortgage-backed securities are backed by either Freddie Mac, Ginnie Mae or Fannie Mae, which are government-sponsored enterprises.

Residential mortgage-backed securities issued by United States Government agencies and government-sponsored enterprises are more liquid than individual mortgage loans because there is an active trading market for such securities. In addition, residential mortgage-backed securities may be used to collateralize our borrowings. Investments in residential mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or accretion of any discount relating to such interests, thereby affecting the net yield on our securities. Current prepayment speeds determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

Portfolio Maturities and Yields. The composition and maturities of our investment securities portfolio at June 30, 2020 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. No tax-equivalent yield adjustments were made, as the effect thereof was not material.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities available for sale:
Residential mortgage-backed - U.S. government and agency securities	$—	—%	$4	5.06%	$15	5.60%	$25	2.47%	$44	$45	3.77%
State and political subdivision securities	1,309	2.13%	535	2.77%	4,768	2.86%	24,220	2.97%	30,832	32,511	2.91%
Total securities available for sale	$1,309		$539		$4,783		$24,245		$30,876	$32,556

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Securities held to maturity:
Residential mortgage-backed - U.S. government and agency securities	$—	—%	$5	3.66%	$9	8.37%	$1,805	2.17%	$1,819	$1,867	2.21%
Total	$—		$5		$9		$1,805		$1,819	$1,867

Sources of Funds

General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including demand accounts, NOW accounts, money market accounts, savings accounts and certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. In recent years we have emphasized, subject to market conditions, demand, interest-bearing checking and savings accounts. Also, primarily for municipal deposits received in Generations Commercial Bank, we participate in reciprocal deposit services for our customers through the Certificate Deposit Account Registry Service (CDARS) and Insured Cash Sweep networks, which are currently considered by the bank regulators, to be brokered deposits. At June 30, 2020, we participated out approximately $25.1 million of our certificates of deposit, representing 8.2% of our total deposits, through these reciprocal deposit services. At June 30, 2020, these certificates of deposit had an average term to maturity of 3.77 months. Early withdrawal of these deposits is not permitted, which makes these accounts a more stable source of funds.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and the favorable image of Generations Bank in the community to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in interest rates and competition. Our ability to gather deposits is affected by the competitive market in which we operate, which includes numerous financial institutions of varying sizes offering a wide range of products.

Effective December 31, 2018, we established Generations Commercial Bank (the “Commercial Bank”), a New York State chartered limited-purpose commercial bank, formed expressly to enable local municipalities to deposit public funds with the Commercial Bank in accordance with existing New York State municipal law. The Commercial Bank opened for business on January 2, 2019. The addition of the Commercial Bank enabled deposit growth in public funds of $43.5 million in 2019, with $36.8 million of that amount held in short-term time deposits. The requirement to collateralize these public funds has been met by pledging municipal bonds with a market value of $12.9 million at December 31, 2019 and by entering the remaining uninsured balances into a reciprocal deposit network, as discussed above. The depository network arranges for the “redeposit” of the local government’s funds in one or more “banking institutions,” through a “deposit placement program,” in which the municipalities’ deposits are divided into multiple deposits, all under the $250,000 FDIC limit. The smaller deposits are made into other FDIC-insured banking institutions, thereby increasing the available FDIC coverage for the government entity. At the same time, each of the banking institutions into which a piece of the original deposit was made, makes a “reciprocal deposit” back into the Commercial Bank that holds the local government’s original deposit. At December 31, 2019, the Commercial Bank held $28.4 million in reciprocal deposit balances.

In light of the current historically low interest rate environment, in October 2020 we allowed a significant amount of municipal deposits at Generations Commercial Bank to roll off at maturity without bidding for these ongoing relationships, and sold a portion of our municipal securities to fund the outflow of fund.

Deposits. The following table sets forth the distribution of our total deposit accounts, by account type, for the periods indicated.

	For the Six Months Ended			For the Years Ended December 31,
	June 30, 2020			2019			2018			2017
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
Non-interest- bearing checking	$38,887	12.8%	—%	$38,098	13.4%	—%	$38,501	14.8%	—%	$26,173	11.6%	—%
Interest-bearing checking	45,512	14.9	0.06	27,525	9.7	0.07	26,228	10.1	0.09	21,186	9.4	0.10
Money market	25,242	8.3	0.46	24,861	8.8	0.60	21,732	8.3	0.54	11,096	4.9	0.56
Savings	95,379	31.3	0.46	85,300	30.1	0.86	91,911	35.3	0.45	83,482	37.0	0.18
Certificates of deposit	99,629	32.7	1.84	107,554	38.0	2.01	82,071	31.5	1.72	83,743	37.1	1.50

Total deposits	$304,649	100.0%		$283,338	100.0%		$260,443	100.0%		$225,680	100.0%

As of June 30, 2020, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $76.2 million. The following table sets forth the maturity of those certificates as of June 30, 2020.

At June 30, 2020
(In thousands)
Three months or less	$5,385
Over three months through six months	47,764
Over six months through one year	11,935
Over one year	11,138

Total	$76,222

As of June 30, 2020, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $250,000 was approximately $33.6 million. The following table sets forth the maturity of those certificates as of June 30, 2020.

At June 30, 2020
(In thousands)
Three months or less	$3,143
Over three months through six months	20,486
Over six months through one year	5,325
Over one year	4,602

Total	$33,556

Borrowings. We may obtain advances from the Federal Home Loan Bank by pledging as security our capital stock in the Federal Home Loan Bank and certain of our mortgage loans and mortgage-backed securities. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. Recently, we have lengthened the maturities of some of our Federal Home Loan Bank advance borrowings to reduce interest rate risk. At June 30, 2020, we had $32.6 million of Federal Home Loan Bank advances (net of deferred prepayment penalties). In addition to funding portfolio loans, we sometimes use Federal Home Loan Bank advances for short-term funding needs arising from our mortgage-banking activities.

Generations Bank also has an $8.0 million line of credit with a correspondent bank. At June 30, 2020, there were no outstanding advances on this line. Generations Bank also has an additional $5.5 million fed funds line of credit with other financial institutions. This line is unsecured. At June 30, 2020, there were no outstanding advances on this line.

In June 2011, Seneca-Cayuga Bancorp issued $735,000 in fixed-rate subordinated debt. The notes, including principal and interest paid at 8% per annum, are subordinate and junior in right of payment to all obligations of Seneca-Cayuga Bancorp. All notes have a maturity date of June 30, 2021, however, we may, at our option, redeem some or all of the subordinated notes on any interest payment date at a redemption price of 100% of the principal amount plus any accrued but unpaid interest. Interest payments are made on January 15th and July 15th of each year. Of the subordinated debt outstanding at June 30, 2020, $500,000 was held by the Company’s directors and their affiliates. We intend to use a portion of the net proceeds from the offering to repay the $735,000 balance of these subordinated debt notes.

In July 2020, Seneca-Cayuga Bancorp obtained a $500,000 fixed-rate borrowing. The note, including principal and interest, has an interest rate of 6.0% and is due February 15, 2021. We intend to use a portion of the net proceeds from the offering to repay the $500,000 balance of this borrowing.

The following table sets forth information concerning balances and interest rates on our borrowings at and for the periods shown:

	At or for the Six Months Ended June 30,		At or For the Years Ended December 31,
	2020	2019	2019	2018	2017
	(Dollars in thousands)
Balance at end of period	$33,338	$25,439	$32,183	$26,304	$43,402
Maximum outstanding at any month end	$35,833	$35,210	$42,912	$43,582	$61,410
Weighted average interest rate at end of period	2.05%	2.26%	1.97%	2.58%	1.86%
Average interest rate during period	2.09%	2.28%	2.18%	2.07%	1.82%

Employees

At June 30, 2020, we had 101 full-time employees and two part-time employees. Management believes that we have a good working relationship with our employees.

Properties

At June 30, 2020, the net book value of our office properties was $14.6 million, and the net book value of our furniture, fixtures and equipment was $1.4 million. The following table sets forth information regarding our offices at June 30, 2020.

Location	Leased or Owned	Year Acquired or Leased	Net Book Value of Real Property
			(In thousands)
Main Office:
Corporate Headquarters 20 East Bayard Street Seneca Falls, New York 13148	Owned	2013	$5,328

Branch Offices:
19 Cayuga Street Seneca Falls, New York 13148	Owned	1977	2,060

621 North Seward Avenue Auburn, New York 13021	Owned	2011	1,461

10 Osborne Street Auburn, New York 13021	Owned	2008	1,164

152 Cayuga Street Union Springs, New York 13160	Owned	2009	713

1865 North Road Waterloo, New York 13165	Owned	2010	1,365

342 Hamilton Street Geneva, New York 14456	Owned	2004	1,094

89 Main Street Phelps, New York 14532	Owned	2009	306

6120 State Route 96 Farmington, New York 14425	Owned	2014	1,852

13858 State Route 31 Albion, New York 14411 (Inside Walmart) (1)	Leased	2018	n/a

11182 Maple Ridge Road Medina, New York 14103	Owned	2018	658

(1)	We expect to close this branch office in June 2021 upon expiration of its lease.

Subsidiary Activities

Generations Bank is the only subsidiary of Seneca-Cayuga Bancorp. Generations Bank has two wholly owned subsidiaries: Generations Commercial Bank, a New York-chartered special purpose commercial bank, and Generations Agency, Inc., a New York corporation which provides personal and commercial insurance products.

Litigation Settlement

In November 7, 2019, Stilwell Partners, L.P. and Stilwell Activist Investors (the “Stilwell Parties”) filed an action (19-CV-6823-FPG) in the United States District Court) for the Western District of New York to enforce a demand to review certain books and records of Seneca-Cayuga Bancorp. On April 7, 2020 the Court entered an order that Stillwell’s motion was granted in part and denied in part.

On May 4, 2020, the parties executed a Settlement Agreement and a Lawsuit Settlement Agreement and General Release (together, the “Standstill Agreement”) which settled this litigation. Under the terms of the Standstill Agreement, Seneca-Cayuga Bancorp and The Seneca Falls Savings Bank, MHC (the “Seneca Parties”) agreed to (i) announce their intention to implement a second step stock conversion and adopt a plan of conversion and reorganization to effectuate the conversion, (ii) reimburse the Stilwell Parties the sum of $119,000 for legal fees within five days following the completion of the second step conversion (iii) at least annually beginning one year following the completion of the second step conversion, evaluate the implementation of a stock repurchase plan and (iv) upon its formation, secure that Generations Bancorp enters into an agreement to be bound under these same covenants. Under the terms of the Standstill Agreement, the Stilwell Parties agreed to, among other things, during the term of the Standstill Agreement (i) limit its purchases and certain sales to large holders of Seneca-Cayuga Bancorp or Generations Bancorp stock, (ii) abstain from proposing or suggesting a merger or similar transaction, (iii) not nominate or assist any other person in nominating a person for election to the Board of Directors or make a shareholder proposal, (iv) abstain from soliciting proxies or participating in the solicitation of proxies in opposition to the Board of Directors, (v) not vote for any nominee for election to the Board of Directors other than those nominated or supported by the Board of Directors, (vi) not initiate or participate in any litigation against Seneca-Cayuga Bancorp or Generations or its affiliates, (vii) not request or assist or induce any other party to request to amend or waive any provisions of the Settlement Agreement and (vii) not disparage the Company or any of its affiliates. The Standstill Agreement will terminate on the business day following the third annual meeting of stockholders of Generations Bancorp following the consummation of the conversion.

The boards of the Seneca Parties believed the Standstill Agreement was in the best interest of stockholders and the overall organization because it eliminated the expense and distraction of litigation and enhanced the ability of the board and management to focus on the execution of the organization’s business plan. In addition, the boards had previously voted to implement a second step transaction during 2020 and the boards believe that the settlement of the litigation will facilitate the execution of the second step conversion in the interests of the stockholders and the organization’s other stakeholders.

SUPERVISION AND REGULATION

General

Generations Bank is a federally chartered savings bank and Generations Commercial Bank is a New York-chartered bank. The Federal Deposit Insurance Corporation (“FDIC”) through the DIF (“Deposit Insurance Fund”) insures their deposit accounts up to applicable limits. Generations Bank and Generations Commercial Bank are subject to extensive regulation by the Office of the Comptroller of the Currency (“OCC”) and the New York State Department of Financial Services (the “Department”), respectively, as their chartering agencies, and by the FDIC, as their deposit insurer. Generations Bank and Generations Commercial Bank are required to file reports with, and are periodically examined by the OCC and the Department, respectively, as well as the FDIC concerning their activities and financial condition, and must obtain regulatory approvals prior to entering into certain transactions, including, but not limited to, mergers with or acquisitions of other banking institutions. Generations Bank is a member of the Federal Home Loan Bank of New York and is subject to certain regulations by the Federal Home Loan Bank System. Both Seneca-Cayuga Bancorp and The Seneca Falls Savings Bank, MHC, as savings and loan holding companies, are subject to regulation and examination by the Federal Reserve Board (“FRB”) and are required to file reports with the FRB.

Any future laws or regulations, whether enacted by Congress or implemented by the FDIC, the OCC, the Department or the FRB, could have a material adverse impact on Generations Bank, Generations Commercial Bank, Seneca-Cayuga Bancorp or The Seneca Falls Savings Bank, MHC.

Certain of the regulatory requirements applicable to Generations Bank, Generations Commercial Bank, Seneca-Cayuga Bancorp and The Seneca Falls Savings Bank, MHC are referred to below or elsewhere herein.

Individual Minimum Capital Ratios

By letter dated September 10, 2020, based on its supervisory profile, the Office of the Comptroller of the Currency (“OCC”) established higher individual minimum capital ratios for Generations Bank. Specifically, effective September 10, 2020, Generations Bank is required to maintain a leverage ratio of 8.0% and a total capital ratio of 12.0%. At September 30, 2020, Generations Bank’s leverage ratio was 8.54% and its total capital ratio was 13.26%.

The consummation of the conversion and stock offering will result in increased capital levels for Generations Bank. See, “Historical and Pro Forma Regulatory Capital Compliance.” However, we may not remain in compliance with the imposed individual minimum capital ratios following the completion of the conversion and offering. Failure to remain in compliance with the imposed individual minimum capital ratios following the completion of the conversion and offering may result in our needing to reduce our total assets in order to meet our individual minimum capital ratios, which would likely reduce our earnings. Moreover, in the event that we are in material non-compliance with the individual minimum capital ratios, the OCC has the authority to subject us to more restrictive enforcement actions, such as a cease and desist order, civil money penalties or removal of directors and officers from their positions with Generations Bank.

The individual minimum capital ratios will remain in effect until terminated, modified, or suspended in writing by the OCC. There can be no assurance that Generations Bank will be successful in complying fully with the individual minimum capital ratios. Only the OCC has the ability to determine whether or not the individual minimum capital ratios have been met. The individual minimum capital ratios may result in increased regulatory compliance expense.

Federal Banking Regulation

Business Activities. A federal savings bank derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and federal regulations issued thereunder. Under these laws and regulations, Generations Bank may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets and non-residential real estate loans which may not in the aggregate exceed 400% of capital, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, certain types of debt securities and certain other assets. Generations Bank also may establish subsidiaries that may engage in activities not otherwise permissible for Generations Bank, including real estate investment and securities and insurance brokerage.

Examinations and Assessments. Generations Bank is primarily supervised by the OCC, and as such is required to file reports with and is subject to periodic examination by the OCC. Generations Bank also is required to pay assessments to the OCC to fund the agency’s operations.

Capital Requirements. Federal regulations require FDIC-insured depository institutions, including federal savings banks, to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio, a Tier 1 capital to risk-based assets ratio, a total capital to risk-based assets ratio and a Tier 1 capital to total assets leverage ratio. The existing capital requirements were effective January 1, 2015 and are the result of a final rule implementing regulatory amendments based on recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

The capital standards require the maintenance of common equity Tier 1 capital, Tier 1 capital and Total capital to risk-weighted assets of at least 4.5%, 6% and 8%, respectively. The regulations also establish a minimum required leverage ratio of at least 4% Tier 1 capital. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and Additional Tier 1 capital. Additional Tier 1 capital generally includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus Additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (“AOCI”), up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Generations Bank and Generations Commercial Bank have exercised this one-time opt-out and therefore do not include AOCI in their regulatory capital determinations. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

On April 9, 2020, the FRB, the OCC, and the FDIC issued an interim final rule (“IFR”) to allow banking organizations to exclude from regulatory capital measures any exposures pledged as collateral for a non-recourse loan from the Federal Reserve. Since Paycheck Protection Program Liquidity Facility (“PPPLF”) extensions of credit are non-recourse, Paycheck Protection Program loans pledged to the PPPLF qualify for exclusion under the IFR.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, an institution’s assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests), are multiplied by a risk weight factor assigned by the regulations based on the risk deemed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential mortgages, a risk weight of 100% is assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements.

The Economic Growth, Regulatory Relief and Consumer Protection Act (“EGRRCPA”), enacted in May 2018, required the federal banking agencies, including the OCC, to establish for institutions with assets of less than $10 billion a “community bank leverage ratio” of between 8% to 10%. Institutions with capital complying with the ratio and otherwise meeting the specified requirements (including off-balance sheet exposures of 25% or less of total assets and trading assets and liabilities of 5% or less of total assets) and electing the alternative framework are considered to comply with the applicable regulatory capital requirements, including the risk-based requirements.

The community bank leverage ratio was established at 9% Tier 1 capital to total average assets, effective January 1, 2020. A qualifying institution may opt in and out of the community bank leverage ratio framework on its quarterly call report. An institution that temporarily ceases to meet any qualifying criteria is provided with a two quarter grace period to again achieve compliance. Failure to meet the qualifying criteria within the grace period or maintain a leverage ratio of 8% or greater requires the institution to comply with the generally applicable capital requirements.

Section 4012 of the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”) required that the community bank leverage ratio be temporarily lowered to 8%. The federal regulators issued a rule making the reduced ratio effective April 23, 2020. The rules also established a two quarter grace period for a qualifying community bank whose leverage ratio falls below the 8% community bank leverage ratio requirement, or fails to meet other qualifying criteria, so long as the bank maintains a leverage ratio of 7% or greater. Another rule was issued to transition back to the 9% community bank leverage ratio by increasing the ratio to 8.5% for calendar year 2021 and to 9% thereafter.

At June 30, 2020, Generations Bank’s and Generations Commercial Bank’s capital exceeded all applicable requirements.

Prompt Corrective Action. Under the federal Prompt Corrective Action statute, the OCC is required to take supervisory actions against undercapitalized institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. An institution that has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a common equity Tier 1 ratio of less than 4.5% or a leverage ratio of less than 4% is considered to be “undercapitalized.” A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a common equity Tier 1 ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be “critically undercapitalized.” The previously referenced final rule establishing an elective “community bank leverage ratio” regulatory capital framework provides that a qualifying institution whose capital exceeds the community bank leverage ratio and opts to use that framework will be considered “well-capitalized” for purposes of prompt corrective action.

Generally, the OCC is required to appoint a receiver or conservator for a federal savings bank that becomes “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings bank that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5.0% of the federal savings bank’s assets at the time it was deemed to be undercapitalized by the OCC or the amount necessary to restore the savings bank to adequately capitalized status. This guarantee remains in place until the OCC notifies the savings bank that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as restrictions on capital distributions and asset growth. The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings banks, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At June 30, 2020, Generations Bank met the criteria for being considered “well capitalized,” which means that its total risk-based capital ratio exceeded 10%, its Tier 1 risk-based ratio exceeded 8.0%, its common equity Tier 1 ratio exceeded 6.5% and its leverage ratio exceeded 5.0%.

Loans-to-One Borrower. A federal savings bank generally may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of June 30, 2020, Generations Bank was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Requirement. As a federal savings bank, Generations Bank must satisfy the qualified thrift lender, or “QTL,” requirement by meeting one of two tests: the HOLA QTL test or the Internal Revenue Service (IRS) Domestic Building and Loan Association (DBLA) test. The federal savings bank may use either test to qualify and may switch from one test to the other.

Under the HOLA QTL test, Generations Bank must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” in at least nine of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

“Qualified thrift investments” include various types of loans made for residential and housing purposes, investments related to such purposes, including certain mortgage-backed and related securities, and loans for personal, family, household and certain other purposes up to a limit of 20% of portfolio assets. “Qualified thrift investments” also include 100% of an institution’s credit card loans, education loans and small business loans. Generations Bank also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

Under the IRS DBLA test, a federal savings bank must meet the business operations test and the 60% of assets test. The business operations test requires that the federal savings bank’s business consists primarily of acquiring the savings of the public (75% of its deposits, withdrawable shares, and other obligations must be held by the general public) and investing in loans (more than 75% of its gross income consists of interest on loans and government obligations and various other specified types of operating income that federal savings banks ordinarily earn). For the 60% of assets test, a federal savings bank must maintain at least 60% of its total in “qualified investments” as of the close of the taxable year or, at the option of the taxpayer, may be computed on the basis of the average assets outstanding during the taxable year.

A federal savings bank that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At June 30, 2020, Generations Bank satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings bank, which include cash dividends, stock repurchases and other transactions charged to the capital account. A federal savings bank must file an application for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the federal savings bank’s net income for that year to date plus the association’s retained net income for the preceding two years;

•	the federal savings bank would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or OCC-imposed condition; or

•	the federal savings bank is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every federal savings bank that is a subsidiary of a holding company must still file a notice with the OCC at least 30 days before its board of directors declares a dividend or approves a capital distribution.

The OCC may disapprove a notice or application if:

•	the federal savings bank would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All federal savings banks have a responsibility under the Community Reinvestment Act and related federal regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings bank, the OCC is required to assess the federal savings bank’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A federal savings bank’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications, such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice. Generations Bank received a “satisfactory” Community Reinvestment Act rating in its most recent examination.

In June 2020, the OCC published amendments to its Community Reinvestment Act regulations. The final rule clarifies and expands the activities that qualify for Community Reinvestment Act credit, updates where activities count for such credit and, according to the agency, seeks to create a more consistent and objective method for evaluating Community Reinvestment Act performance. The final rule is effective October 1, 2020 but compliance with the revised requirements is not mandatory until January 1, 2024 for institutions of Generations Bank’s asset size.

Privacy Standards. Generations Bank is subject to FDIC regulations regarding the privacy protection provisions of the Gramm-Leach-Bliley Act. These regulations require Generations Bank to disclose its privacy policy, including identifying with whom it shares “non-public personal information” to customers at the time of establishing the customer relationship and annually thereafter. The regulations also require Generations Bank to provide its customers with initial notices that accurately reflect its privacy policies and practices. Generations Bank is also required to make its privacy policies available to customers through its website. In addition, Generations Bank is required to provide its customers with the ability to “opt-out” of having Generations Bank share their non-public personal information with unaffiliated third parties before it can disclose such information, subject to certain exceptions.

Cybersecurity. In additional to the provisions in the Gramm-Leach-Bliley Act relating to data security (discussed below), Seneca-Cayuga Bancorp and its subsidiaries are, and Generations Bancorp will be, subject to many federal and state laws, regulations and regulatory interpretations which impose standards and requirements related to cybersecurity. For example, in March 2015, federal regulators issued two related statements regarding cybersecurity. One statement indicates that financial institutions should design multiple layers of security controls to establish lines of defense and to ensure that their risk management processes also address the risk posed by compromised customer credentials, including security measures to reliably authenticate customers accessing internet-based services of the financial institution. The other statement indicates that a financial institution’s management is expected to maintain sufficient business continuity planning processes to ensure the rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack involving destructive malware. A financial institution is also expected to develop appropriate processes to enable recovery of data and business operations and address rebuilding network capabilities and restoring data if the institution or its critical service providers fall victim to this type of cyber-attack. Financial institutions that fail to observe this regulatory guidance on cybersecurity may be subject to various regulatory sanctions, including financial penalties.

Anti-Money Laundering and OFAC. Under federal law, financial institutions must maintain anti-money laundering programs that include established internal policies, procedures, and controls. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must meet enhanced standards for due diligence and customer identification. Financial institutions must take reasonable steps to conduct enhanced scrutiny of account relationships to guard against money laundering and to report any suspicious transactions. Law enforcement authorities have been granted increased access to financial information maintained by financial institutions. Bank regulators routinely examine institutions for compliance with these obligations and they must consider an institution's compliance in connection with the regulatory review of applications, including applications for banking mergers and acquisitions. The U.S. Department of the Treasury's Office of Foreign Assets Control, or “OFAC,” is responsible for helping to insure that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations, and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If Generations Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, Generations Bank must freeze or block such account or transaction, file a suspicious activity report and notify the appropriate authorities. The U.S. Treasury Department’s Financial Crises Enforcement Network (“FinCEN”) issued a final rule in 2016 increasing customer due diligence requirements for banks, including adding a requirement to identify and verify the identity of beneficial owners of customers that are legal entities, subject to certain exclusions and exemptions. Compliance with this rule was required in May 2018.

Transactions with Related Parties. A federal savings bank’s authority to engage in transactions with its “affiliates” is limited by OCC regulations and by Sections 23A and 23B of the Federal Reserve Act (the “FRA”). The term “affiliates” for these purposes generally means any company that controls, is controlled by, or is under common control with an institution. Seneca-Cayuga Bancorp is, and Generations Bancorp will be, an affiliate of Generations Bank. In general, transactions with affiliates must be on terms that are as favorable to the association as comparable transactions with non-affiliates. In addition, certain types of these transactions are restricted to an aggregate percentage of the association’s capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the association. In addition, OCC regulations prohibit a federal savings bank from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary.

Generations Bank’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the FRA and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders (i) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and (ii) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Generations Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved by Generations Bank’s Board of Directors.

Enforcement. The OCC has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or to recommend to the Comptroller of the OCC that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The guidelines address internal controls and information systems, internal audit systems, credit underwriting, loan documentation, interest rate risk exposure, asset growth, compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Deposit Insurance. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor.

The FDIC’s assessment system is based on each institution’s total assets less tangible capital, and ranges from 1.5 to 40 basis points. Assessments for institutions of less than $10 billion of assets are based on financial measures and supervisory ratings derived from statistical modeling estimating the institution’s probability of failure over a three year period.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Neither Generations Bank nor Generations Commercial Bank believes that it is taking any action or is subject to any condition or violation that could lead to termination of its deposit insurance.

On September 30, 2018, the Deposit Insurance Fund Reserve Ratio reached 1.36 percent. Because the reserve ratio has exceeded 1.35 percent, two deposit insurance assessment changes occurred under the FDIC regulations:

•	Surcharges on large banks (total consolidated assets of $10 billion or more) ended; the last surcharge on large banks was collected on December 28, 2018.

•	Small banks (total consolidated assets of less than $10 billion) were awarded assessment credits for the portion of their assessments that contributed to the growth in the reserve ratio from 1.15 percent to 1.35 percent, to be applied when the reserve ratio is at least 1.38 percent.

In January 2019, the FDIC provided us notification that a credit in the amount of $37,000 was calculated for Generations Bank and no credit was calculated for Generations Commercial Bank. During the fiscal year ended June 30, 2020, the FDIC offset regular deposit insurance assessments with these credits. At June 30, 2020, there were no remaining credits outstanding for Generations Bank and Generations Commercial Bank.

National Bank Powers Election

Effective July 1, 2019, the OCC issued a final rule, pursuant to EGRRCPA, that permits an eligible federal savings bank with total consolidated assets of $20 billion or less as of December 31, 2017, to elect to operate with national bank powers without converting to a national bank charter. The effect of the so-called “covered savings association” election is that a federal savings bank, such as Generations Bank, generally has the same rights and privileges, including commercial lending authority, as a national bank that has its main office in the same location as the home office of the covered savings association. The covered savings association is also subject to the same duties, liabilities and limitations applicable to a national bank, some of which are more restrictive than those applicable to federal savings banks. A covered savings association retains its federal savings bank charter and continues to be subject to the corporate governance laws and regulations applicable to such federal savings banks, including as to its bylaws, board of directors and shareholders, capital distributions and mergers. Generations Bank has not made such an election.

Prohibitions Against Tying Arrangements. Federal savings banks are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Generations Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of New York, Generations Bank is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its borrowings from the Federal Home Loan Bank, whichever is greater. As of June 30, 2020, Generations Bank was in compliance with this requirement.

Federal Reserve System. The Federal Reserve Board regulations require federal savings banks to maintain noninterest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. In April 2020, due to a change in its approach to monetary policy, the Board of Governors of the Federal Reserve System announced an interim rule to amend Regulation D requirements and reduce reserve requirement ratios to zero. The Federal Reserve Board has indicated that it has no plans to re-impose reserve requirements, but may do so in the future if conditions warrant. At June 30, 2020, Generations Bank was in compliance with these reserve requirements.

Other Regulations

Interest and other charges collected or contracted for by Generations Bank are subject to state usury laws and federal laws concerning interest rates. Generations Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

•	Truth in Savings Act; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Generations Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	The USA PATRIOT Act, which requires financial institutions to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

•	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

Generations Bancorp will be a savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Generations Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Generations Bank or Generations Commercial Bank.

As a savings and loan holding company, Generations Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if Generations Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Generations Bancorp has no present intention to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such factors as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Capital Requirements. Savings and loan holding companies of under $3 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve Board determines otherwise in particular cases.

Source of Strength. The Federal Reserve Board has promulgated regulations implementing the “source of strength” doctrine that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends and Share Repurchases. The Federal Reserve Board has issued supervisory policies regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Generations Bancorp to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

Commercial Bank Regulation

Our commercial bank, Generations Commercial Bank, derives its authority primarily from the applicable provisions of the New York Banking Law and the regulations adopted under that law. Our commercial bank is limited in its investments and the activities that it may engage in to those permissible under applicable state law and those permissible for national banks and their subsidiaries, unless those investments and activities are specifically permitted by the Federal Deposit Insurance Act or the FDIC determines that the activity or investment would pose no significant risk to the deposit insurance fund. We limit our commercial bank activities to accepting municipal deposits and acquiring municipal and other securities.

Under New York Banking Law, our commercial bank is not permitted to declare, credit or pay any dividends if its capital stock is impaired or would be impaired as a result of the dividend. In addition, the New York Banking Law provides that our commercial bank cannot declare or pay dividends in any calendar year in excess of “net profits” for such year combined with “retained net profits” of the two preceding years, less any required transfer to surplus or a fund for the retirement of preferred stock, without prior regulatory approval.

Our commercial bank is subject to minimum capital requirements imposed by the FDIC that are substantially similar to the capital requirements imposed on Generations Bank, discussed above. Capital requirements higher than the generally applicable minimum requirements may be established for a particular bank if the FDIC determines that a bank’s capital is, or may become, inadequate in view of the bank’s particular circumstances. Failure to meet capital guidelines could subject a bank to a variety of enforcement actions, including actions under the FDIC’s prompt corrective action regulations.

At June 30, 2020, Generations Commercial Bank met the criteria for being considered “well-capitalized.”

Federal Securities Laws

Generations Bancorp common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Generations Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Generations Bancorp’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Generations Bancorp may be resold without registration. Shares purchased by an affiliate of Generations Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Generations Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Generations Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Generations Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Generations Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company, such as Generations Bancorp, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. There is a presumption of control upon the acquisition of 10% or more of a class of voting stock if the holding company involved has its shares registered under the Securities Exchange Act of 1934, or if no other persons will own, control or hold the power to vote a greater percentage of that class of voting security after the acquisition.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company has a “controlling influence” of a bank or savings and loan holding company for this purpose.

Emerging Growth Company Status

Generations Bancorp will be an emerging growth company. For as long as Generations Bancorp continues to be an emerging growth company, it may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, Generations Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Such an election is irrevocable during the period a company is an emerging growth company. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Generations Bancorp will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of the conversion; (ii) the first fiscal year after our annual gross revenues are $1.07 billion (adjusted for inflation) or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million at the end of the second quarter of that fiscal year. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

TAXATION

The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp and Generations Bank are, and Generations Bancorp will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Seneca-Cayuga Bancorp, Generations Bancorp or Generations Bank.

Our federal tax returns were audited in 2016 and our state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Seneca-Cayuga Bancorp and Generations Bank report their income and expenses on the cash method of accounting and use a tax year ending December 31 for filing their federal income tax returns.

Net Operating Loss Carryovers. As a result of the Tax Cuts and Jobs Act generally, a financial institution may carry net operating losses forward indefinitely for losses generated in taxable years ending after December 31, 2017. At June 30, 2020, Seneca Cayuga Bancorp had net operating loss carryforwards of approximately $2.5 million which expire in years 2027-2037. Additionally, Seneca Cayuga Bancorp generated a loss of $2.2 million in 2019 and through June 30, 2020 with no expiration period. The loss generated in 2018 was carried back under provisions of the CARES Act.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (CARES) Act was enacted. The CARES Act includes several provisions that impact Seneca Cayuga Bancorp, including net operating losses and AMT credits. Under the CARES Act, the current net operating loss rules put in place under the Tax Cuts and Jobs Act (TCJA) are temporarily revised to allow losses arising in tax years 2018, 2019 and 2020 to be carried back five years. Seneca Cayuga Bancorp generated a net operating loss in 2018 and intends to carry it back. The net operating losses are recorded at a tax rate of 21%, the current statutory rate. Seneca Cayuga Bancorp is expected to recognize a tax benefit in 2020 for the rate differential between the current rate and the rate in effect in the period to which the net operating loss will be carried back. The CARES Act also allows corporations to immediately claim unused AMT credits, making these fully refundable in in tax years beginning in 2018 and 2019.

Capital Loss Carryovers. A corporation cannot recognize capital losses in excess of capital gains generated. Generally, a financial institution may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which carried and is used to offset any capital gains. Any undeducted loss remaining after the five year carryover period is not deductible. At June 30, 2020, Seneca-Cayuga Bancorp had no capital loss carryovers.

Corporate Dividends. We may generally exclude from our income 100% of dividends received from Generations Bank as a member of the same affiliated group of corporations.

State Taxation

New York State Taxation. Taxable income is apportioned to New York State based on the location of the taxpayer’s customers, with special rules for income from certain financial transactions. The location of the taxpayer’s offices and branches are not relevant to the determination of income apportioned to New York State. The statutory tax rate is currently 6.5%. An alternative tax on apportioned capital, capped at $5.0 million for a tax year, is imposed to the extent that it exceeds the tax on apportioned income. The New York State alternative tax rate is 0.05% for 2019, 0.025% for 2020 and completely phased out as of January 1, 2021. Qualified community banks and thrift institutions that maintain a qualified loan portfolio are entitled to a specially computed modification that reduces the income taxable to New York State.

Maryland State Taxation. As a Maryland business corporation, Generations Bancorp is required to file an annual report with and pay franchise taxes to the State of Maryland.

MANAGEMENT

Our Directors and Executive Officers

Directors of Generations Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The executive officers of Generations Bancorp and Generations Bank are elected annually. The following table states our directors’ and executive officers’ names, their ages as of June 30, 2020, the years when they began serving as directors of Generations Bank and the years when their current terms expire.

Name (1)	Position(s) Held With Generations Bancorp and Generations Bank	Age	Director Since	Current Term Expires
Menzo D. Case	President, Chief Executive Officer and Director	56	2008	2022
Bradford M. Jones	Chairman of the Board	69	1996	2021
Dr. Jose A. Acevedo	Director	56	2017	2022
Cynthia S. Aikman	Director	57	2018	2022
James E. Gardner	Director	55	2018	2021
Gerald Macaluso	Director	69	2004	2021
Dr. Frank J. Nicchi	Director	68	2006	2023
Dr. August P. Sinicropi	Director	72	1993	2023
Vincent P. Sinicropi	Director	65	1999	2023
Shelley J. Tafel	Senior Vice President/Chief Financial Officer	54	n/a	n/a
Kenneth V. Winn	Senior Vice President/Credit Administration	62	n/a	n/a

(1)	The mailing address for each person listed is 20 East Bayard Street, Seneca Falls, New York 13148.

The business experience for the past five years of each of our directors and executive officers is set forth below. The directors’ biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Upon consummation of the conversion, each director will also be a director of Generations Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

Menzo D. Case is our President and Chief Executive Officer, positions he has held since 2008. Mr. Case began his employment with Generations Bank in 1999 as Treasurer and Chief Financial Officer and became Executive Vice President in 2002. Mr. Case has over 27 years of experience in banking. He serves as a board member and audit committee chair for Finger Lakes Health Systems, Inc., Geneva, New York and is a board member for the New York Chiropractic College in Seneca Falls, New York. Mr. Case is a board member and actively volunteers for Habitat for Humanity of Seneca County, New York, an organization which has built homes for over 115 Seneca County residents over the 20 year period of his involvement.

Mr. Case’s extensive knowledge of the banking industry and strong leadership skills provides the board with invaluable insight and guidance into the business and regulatory requirements of today’s banking environment.

Dr. Jose A. Acevedo is the President and Chief Executive Officer of Finger Lakes Health in Geneva and Finger Lakes Health College of Nursing & Health Sciences, positions he has held since 2010. Dr. Acevedo joined Finger Lakes Health in 2004 as VP of Medical Affairs and Chief Medical Officer. Dr. Acevedo is active in civic and community affairs through his participation in Geneva 2030 and board membership for the Healthcare Association of New York State. Additionally, he has served on the Independent Judicial Election Qualification Commission, as well as on the boards of Keuka College, the Boys & Girls Club and the Geneva Community Center Advisory Council.

Dr. Acevedo’s contacts in the local business and healthcare community and management experience make him a valuable resource for the board of directors.

Cynthia S. Aikman, MPA is self-employed as a Consulting Business Development Specialist. She has served as a Legislator for Cayuga County, New York from 2009 to 2013 and as an instructor at Onondaga Community College. Ms. Aikman serves as a board member for the Cayuga Economic Development Agency (CEDA), serving on its Strategic Planning & Business Development Committees. Ms. Aikman is also the Founder and Trustee of the Cayuga Women’s Business Trust Fund.

Ms. Aikman’s contacts in local business and government communities as well as her legislative experience make her a valuable resource for the board of directors.

James E. Gardner is the Vice President/Commercial Operations for The Barden & Robeson Corporation in Middleport, New York, where he has been employed since 1992. Mr. Gardner was appointed to the board in 2018 in connection with our merger with Medina Savings and Loan Association. He currently is involved with the Medina Lions Club and is a board member with his local Knights of Columbus and he frequently represents Barden Building Systems at the Buffalo Niagara Builders Association events.

Mr. Gardner’s connections to the local business community in Orleans County makes him a valuable resource for the board of directors.

Bradford M. Jones is retired. He has served as Chairman of the board of directors since 2018. Prior to his retirement in 2012, from 2007 until 2012, Mr. Jones was General Manager of Thruway Fasteners, Liverpool, New York, and from 1975 until 2007 served in positions of increasing importance at ITT - Goulds Pumps, Auburn Operations (New York). Mr. Jones also served as Mayor for the Village of Seneca Falls, New York from 1996 to 2000.

Mr. Jones’ contacts in the local business and government communities and management experience make him a valuable resource for the board of directors.

Gerald Macaluso. Mr. Macaluso is retired. Prior to his retirement in 2012, Mr. Macaluso was Principal at DeSales High School in Geneva, New York and, from 1998 until 2008, was Superintendent for Seneca Falls Central School District, New York. Mr. Macaluso is active in civic and cultural matters in the community. He serves on the board of Literacy Volunteers of Seneca County, is a member of the Seneca Falls Rotary Club, serves as an Ombudsman for LifeSpan/Rochester and is a driver for Meals on Wheels/Seneca County. Additionally, Mr. Macaluso volunteers on the Finance Committee for St. Francis/St. Claire Catholic Parish and is Vice President and serves on the Board of Directors for Catholic Charities of the Finger Lakes.

Mr. Macaluso’s contacts in the local business community and management experience make him a valuable resource for the board of directors.

Dr. Frank J. Nicchi. Dr. Nicchi is retired. Prior to his retirement in August 2017, Dr. Nicchi was President of the New York Chiropractic College in Seneca Falls, New York, a position he held from 2000 until his retirement. Dr. Nicchi also served on the Board of the Association of Chiropractic Colleges (ACC), a consortium of 19 chiropractic colleges located in the United States, Canada and New Zealand during his term as president of the College.

Dr. Nicchi’s contacts in the local business community and management experience make him a valuable resource for the board of directors.

Dr. August P. Sinicropi. Dr. Sinicropi is retired. Prior to his retirement in 2017, Dr. Sinicropi was an optometrist, operating his own practice in Seneca Falls, New York for over 45 years. He has served as a member of the New York State Optometric Association Board of Directors, the Women’s Rights National Historical Park Public Advisory Commission and the Seneca Falls Historical Society Board of Directors. Additionally, he is the founding Chair of the New York State Heritage Area Park in Seneca Falls and former Chair of Finger Lakes Optometric Association, the Seneca County Chamber of Commerce and the Seneca Falls Local Development Corporation. Dr. Sinicropi is the brother of Director Vincent P. Sinicropi.

Dr. Sinicropi’s experience as a small business owner and his contacts in the local business community make him a valuable resource to the board of directors.

Vincent P. Sinicropi. Mr. Sinicropi is a certified public accountant currently operating his own CPA practice in Seneca Falls, New York. He is a former partner in the CPA firm of EFP Rotenberg LLP, based in Rochester, New York. Prior to that he was a partner in the CPA firm of Sinicropi & Healy, LLP and its predecessors for over 20 years before the merger of the firm with EFP Rotenberg LLP in 2011. He is a member of the AICPA and the New York State Society of CPAs. Mr. Sinicropi is the brother of Director Dr. August P. Sinicropi.

Mr. Sinicropi’s experience as an accountant and his contacts in the local business community make him a valuable resource to the board of directors.

Executive Officers Who are Not Directors

Shelley J. Tafel is our Senior Vice President and Chief Financial Officer, positions she has held since 2016. Prior to this, from the time she joined Generations Bank in 2011 until 2016 she served as VP/Chief Financial Officer. Previous to joining Generations Bank, for five years Ms. Tafel was Vice-President/Controller at another community financial institution in New York State. Ms. Tafel is a New York licensed CPA.

Kenneth V. Winn serves as our Senior Vice President/Credit Administration, a position he has held since 2016. In this role, Mr. Winn manages the commercial and residential credit administration functions for Generations Bank. Prior to joining Generations Bank, from 2014 to 2016 Mr. Winn was a credit consultant to a variety of community bank and credit unions. Prior to this, Mr. Winn served as Executive Vice President and Chief Risk Officer (from 2012-2014) and Senior Vice-President/Senior Credit Administrator/Compliance Director and Risk Officer (from 2004 to 2012) at another financial institution.

Board Independence

The Board of Directors has determined that each of our directors, other than Menzo D. Case, is considered independent under the Nasdaq Stock Market corporate governance listing standards. Mr. Case is not considered independent because he is an executive officer of Generations Bank. In determining the independence of our directors, the Board of Directors considered relationships between Generations Bank and our directors that are not required to be reported under “ − Transactions With Certain Related Persons,” below.

Code of Ethics for Senior Officers

We have adopted a Code of Ethics for Senior Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics for Senior Officers is available on our website at www.mygenbank.com. Amendments to and waivers from the Code of Ethics for Senior Officers will also be disclosed on our website.

We have also established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits publicly traded companies from making loans to their executive officers and directors, but it contains a specific exemption from the prohibition for loans made by federally insured financial institutions, such as Generations Bank, to their executive officers and directors in compliance with federal banking regulations. At June 30, 2020, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Generations Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at June 30, 2020, and were made in compliance with federal banking regulations.

Additionally, pursuant to our Code of Ethics for Senior Officers, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before Generations Bank.

Director Bradford M. Jones is the guarantor to a commercial loan made to a company which is owned by his son but which is no longer in business. Director Jones, as guarantor, continues to make the payments on this loan.  The loan was made on commercially reasonable terms with an interest rate of 6.00% in accordance with our underwriting policies and procedures. Since January 1, 2019, the largest aggregate balance of the loan was $428,000 and at June 30, 2020, the balance of this loan was $407,000. Since January 1, 2019, principal of $22,400 and interest of $39,100 has been repaid on the loan. At all times since the loan was made, the loan has been current in accordance with its payment terms.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of Generations Bancorp has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. The table below sets forth the directors of each of the listed standing committees.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Vincent P. Sinicropi (Chair)	Bradford M. Jones (Chair)	Bradford M. Jones (Chair)
Cynthia S. Aikman	Gerald Macaluso	Gerald Macaluso
James E. Gardner	Frank J. Nicchi	Frank J. Nicchi
Bradford M. Jones	August P. Sinicropi	August P. Sinicropi

Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our President and Chief Executive Officer, Menzo D. Case, and our two other most highly compensated executive officers for the year ended December 31, 2019. Each individual listed in the table below is referred to as a “Named Executive Officer.”

Name and Principal Position	Year	Salary ($)	All Other Compensation ($)(1)	Total ($)
Menzo D. Case President and Chief Executive Officer	2019	263,417	46,975	310,392

Shelley J. Tafel SVP, Chief Financial Officer	2019	163,922	15,124	179,046

Kenneth V. Winn SVP, Director of Credit Administration	2019	142,047	11,263	153,310

(1)	The amounts in this column reflect what Generations Bank paid for, or reimbursed, the applicable Named Executive Officer for the various benefits and perquisites received. A break-down of the various elements of compensation in this column is set forth in the following table:

All Other Compensation
Name	Year	ESOP Contribution ($) (a)	Employer Contributions To 401(k) Plan and HSA Match ($)	Automobile ($)	Life Insurance ($)	SERP Contribution ($)	Payment for Unused Vacation Time ($)	Total All Other Compensation ($)
Menzo D. Case	2019	4,692	2,232	1,702	1,562	29,088	7,699	46,975
Shelley J. Tafel	2019	2,756	4,282	—	586	7,500	—	15,124
Kenneth V. Winn	2019	2,392	2,142	—	729	—	6,000	11,263

(a) Calculated using the closing market price as of December 31, 2019.

Benefit Plans and Agreements

Current Employment Agreements. Generations Bank entered into amended and restated employment agreements with each of Mr. Menzo D. Case and Ms. Shelley J. Tafel effective as of July 29, 2019. Each agreement has similar terms and the agreements provide for an initial term of three years. Commencing on the first anniversary of the agreements and on each subsequent anniversary thereafter, the agreements will be renewed for an additional year so that the remaining term will be three years for each agreement, unless a notice is provided to the executive that the agreement will not renew. The current base salaries for Mr. Case and Ms. Tafel are $277,560 and $172,890, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs and other fringe benefit plans applicable to executive employees. The executive’s employment may be terminated for cause at any time, in which event the executive would have no right to receive compensation or other benefits for any period after termination.

Certain events resulting in the executive’s termination or resignation entitle the executive to payments of severance benefits following termination of employment. In the event of termination of employment by Generations Bank for a reason other than cause, retirement or disability, or in the event of the employee’s voluntary termination of employment following a failure to reelect the employee to his executive position, or a reduction in the employee’s base salary or benefits, a material change in the employee’s functions, duties or responsibilities which would cause the employee’s position to become one of lesser responsibility, importance or scope, the relocation of the employee’s principal place of employment by more than 25 miles, or a material breach of the employment agreement, each agreement provides that the employee would be entitled to a lump sum cash payment equal to one and one-half times the sum of (i) the highest rate of base salary paid to the employee at any time under the employment agreement, and (ii) the greater of (A) the average annual bonus paid to the employee with respect to the three most recently completed fiscal years, or (B) the cash bonus paid to the employee with respect to the fiscal year ended prior to termination of employment. Generations Bank will also provide the employee, at Generation Bank’s expense, with continued life, medical, and dental coverage for a period of 18 months following such termination of employment, or an amount of cash necessary for the employee to obtain such coverage on his own; provided that such coverage period shall be 18 months from the date of termination of employment. Under the circumstances, described above, the employee will also vest in any non-vested stock options previously granted to the employee.

In the event of a change in control, then the employee would be entitled to a lump sum cash payment equal to three times the sum of (i) the highest rate of base salary paid to the employee at any time under the employment agreement, and (ii) the average annual bonus paid to the employee with respect to the three most recently completed fiscal years, paid on the effective date of the change in control. In the event of the employee’s termination on or after a change in control, Generations Bank will also provide the employee, at Generation Bank’s expense, with continued life, medical, and dental coverage for a period of 36 months following such termination of employment, or an amount of cash necessary for the employee to obtain such coverage on his own; provided that such coverage period shall be 36 months in the event of a change in control. Under the circumstances, described above, the employee will also vest in any non-vested stock options previously granted to the employee.

In the event of the employee’s termination of employment due to disability, the employee will be entitled to receive 75% of his base salary and the continuation of life, medical and dental coverage until the earlier of (i) the date the employee returns to full-time employment in the same capacity prior to his termination, (ii) employee’s full-time employment with another employer, (iii) employee’s attainment of age 65, or (iv) employee’s death. In the event of the employee’s death during the term of the agreement, his beneficiaries or estate shall receive employee’s base salary for one year from the date of employee’s death, and medical, dental and other insurance benefits will be provided for employee’s family for one year after employee’s death.

New Employment Agreements. In connection with the second-step conversion, Generations Bank has entered into new employment agreements with Mr. Menzo D. Case and Ms. Shelley J. Tafel, which will be effective on the date of the second-step conversion, and which will supersede each executive’s current employment agreement described above. The new employment agreements delete all references to The Seneca Fall Savings Bank, MHC (since this entity will not continue after the second-step conversion) and replace all references to Seneca-Cayuga Bancorp with Generations Bancorp as the successor entity to Seneca-Cayuga Bancorp. In all other respects, the new employment agreements are substantially similar as described above.

Amended and Restated Directors Retirement Plan. Generations Bank sponsors a deferred compensation plan for directors. Under the plan, eligible directors may elect to defer receipt of all or a portion of their compensation by filing a written election with the plan administrator in the year prior to the year of deferral. Benefits under the plan commence upon the participant’s separation from service as a director, and may be paid in the form of a lump sum, or in quarterly or annual installments over a period of up to 10 years. Participants may elect separate distribution forms or schedules on a year by year basis with respect to compensation covered by deferral elections for such years. Additionally, Generations Bank will make an annual contribution to each participant’s account each year (assuming the participant has not had a separation from service) ending the year in which the participant attains age 75. Such contribution is determined by the board of directors at the time the participant becomes eligible to participate in the plan. The plan is a nonqualified plan intended to comply with Section 409A of the Internal Revenue Code, and will be administered and construed in all respects in order to comply with such intent.

Supplemental Executive Retirement Plans. Generations Bank has entered into a supplemental executive retirement plan with Mr. Case and Ms. Tafel. Under the terms of the plans, Mr. Case and Ms. Tafel are entitled to the value of their account balance upon termination of employment or death. Generations Bank has credited Mr. Case’s account balance with $261,792 as of December 31, 2019 and Ms. Tafel’s account balance with $22,500 as of December 31, 2019. Generations Bank will make an additional contribution of $29,088 on each subsequent January 1 through December 31, 2028 to Mr. Case’s plan account balance and Generations Bank will make an additional contribution of $7,500 on each subsequent January 1 through December 31, 2031 to Mr. Tafel’s plan account balance, provided that the applicable executive is employed with Generations Bank on the date of such contribution. In the event of a change in control, Generations Bank shall make a contribution to the participant’s account in the amount equal to the present value of any remaining annual contributions. The participant’s account shall be distributed to the participant within thirty (30) days of the date of the participant’s separation from service either in a lump sum or ten equal annual installments, in accordance with the participant’s election upon the participant’s initial eligibility.

401(k) Plan. Generations Bank maintains the Generations Bank 401(k) Plan (“401(k) Plan”). Employees who have attained age 18 and completed 500 hours of service within a 6-month period or 1,000 hours of service within a 12-month period are eligible to participate in the 401(k) Plan. Under the 401(k) Plan a participant may elect to defer, on a pre-tax basis, up to 100% of his or her salary in any plan year, subject to limits imposed by the Internal Revenue Code. For 2020, the salary deferral contribution limit is $19,500, provided, however, that a participant over age 50 may contribute an additional $6,500, for a total contribution of $26,000. If a participant has completed 1,000 of service within a 12-month period, Generations Bank matches 25% of participant salary deferrals up to 15% of a participant’s annual compensation. Generally, unless the participant elects otherwise, the participant’s account balance will be distributed as a result of his or her termination of employment with Generations Bank. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options.

Frozen Defined Benefit Pension Plans. Generations Bank maintains two defined benefit pension plans for eligible employees, both of which are frozen. The Generations Bank Pension Plan accrues benefits for eligible employees of Generations Bank that were hired prior to October 1, 2016 and The Retirement Plan of Medina Savings & Loan Association Pension Plan covers former eligible employees of Medina Savings & Loan Association, which merged with Generations Bank in March 2018. At December 31, 2019, the accumulated benefit obligation for the Generations Bank Pension Plan and for The Retirement Plan of Medina Savings & Loan Association Pension Plan was $9.8 million and $3.6 million, respectively.

Employee Stock Ownership Plan. In connection with Seneca-Cayuga Bancorp’s stock offering in 2006, Generations Bank adopted an Employee Stock Ownership Plan for eligible employees. Eligible employees begin participation in the Employee Stock Ownership Plan upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period and attaining age 21.

In connection with Seneca-Cayuga Bancorp’s stock offering in 2006, the Employee Stock Ownership Plan trustee purchased, on behalf of the Employee Stock Ownership Plan, 93,315 shares of Seneca-Cayuga Bancorp. The Employee Stock Ownership Plan funded its stock purchase with a loan from Seneca-Cayuga Bancorp equal to the aggregate purchase price of the common stock. The loan is repaid principally through Generations Bank’s contribution to the Employee Stock Ownership Plan and dividends payable on common stock held by the Employee Stock Ownership Plan over the anticipated 20-year term of the loan. The interest rate for the Employee Stock Ownership Plan loan is a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering.

The trustee holds the shares purchased by the Employee Stock Ownership Plan in an unallocated suspense account, and shares are released from the suspense account on a pro-rata basis as the loan is repaid. The trustee allocates the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Each participant vests in his or her benefit at a rate of 20% per year beginning after two years, such that the participant will be fully vested upon completion of six years of credited service. However, each participant who was employed by Generations Bank prior to the offering will receive credit for vesting purposes for years of service prior to the adoption of the Employee Stock Ownership Plan. A participant also will become fully vested automatically in his or her benefit upon normal retirement, death or disability, a change in control, or termination of the Employee Stock Ownership Plan. Generally, a participant will receive a distribution from the Employee Stock Ownership Plan upon separation from service.

The Employee Stock Ownership Plan permits a participant to direct the trustee as to how to vote the shares of common stock allocated to his or her account. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Generations Bank will record a compensation expense for the Employee Stock Ownership Plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to each participant’s account. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in our earnings.

In connection with the second-step conversion, we expect the Employee Stock Ownership Plan to purchase up to 8% of the shares of Generations Bancorp common stock sold in the offering. We anticipate that the Employee Stock Ownership Plan will fund its stock purchase with a loan from Generations Bancorp equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Generations Bank’s contribution to the Employee Stock Ownership Plan and dividends payable on common stock held by the Employee Stock Ownership Plan over the anticipated 25-year term of the loan. The interest rate for the Employee Stock Ownership Plan loan is expected to be a fixed rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. It is expected that the original ESOP loan from Seneca-Cayuga Bancorp to the ESOP in connection with the 2006 offering will be refinanced and rolled into the loan to be received by the ESOP from Generations Bancorp in connection with the conversion. If market conditions warrant, in the judgment of its trustees, the Employee Stock Ownership Plan’s subscription order will not be filled and the Employee Stock

Ownership Plan may elect to purchase shares in the open market following the completion of the conversion, subject to applicable regulatory approvals.

Equity Awards at Year-End. There are no outstanding equity awards since Seneca-Cayuga Bancorp does not maintain an equity plan. The Named Executive Officers have not been granted any stock options or restricted stock awards.

Director Compensation

The following table sets forth for the year ended December 31, 2019 the total remuneration we paid to directors of Seneca-Cayuga Bancorp and/or directors of Generations Bank. Mr. Case does not receive additional compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)	Total ($)
Dr. Jose A. Acevedo	24,000	24,000
Cynthia S. Aikman	24,000	24,000
James E. Gardner	24,000	24,000
Bradford M. Jones	31,200	31,200
Gerald Macaluso	24,000	24,000
Dr. Frank J. Nicchi	24,000	24,000
Dr. August P. Sinicropi	24,000	24,000
Vincent P. Sinicropi	30,000	30,000
David H. Swenson (1)	24,000	24,000

(1) Director Swenson is retiring from the boards and is not a director of Generations Bancorp.

For the year ended December 31, 2019, each director of Generations Bank was paid retainer of $2,000 per month, except the Chairman of the Board was paid a retainer of $2,600 per month and the Chairman of the Audit Committee was a paid a retainer of $2,500 per month

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The new stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plan, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Generations Bank has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Generations Bank or Generations Bancorp, Inc.; and

•	our executive officers or directors must exercise or forfeit their options in the event that Generations Bank becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the conversion. In the event either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Seneca-Cayuga Bancorp held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock at September 30, 2020. For purposes of this table, a person is deemed to be the beneficial owner of any shares of common stock over which the owner has, or shares, directly or indirectly, voting or investment power or as to which the owner has the right to acquire beneficial ownership at any time within 60 days after September 30, 2020.

	Number of Shares		Percent Outstanding (1)
5% Beneficial Owners:
The Seneca Falls Savings Bank, MHC	1,480,715		60.1%

Stilwell Activist Fund, L.P.
Stilwell Activist Investments, L.P
Stilwell Partners, L.P.
Stilwell Value LLC
Joseph Stilwell
111 Broadway, 12th Floor
New York, New York 10006	244,101		9.9	%(2)

Directors (3):
Dr. Jose A. Acevedo	—		*
Cynthia S. Aikman	—		*
Menzo D. Case	63,075	(4)	2.6
James E. Gardner	1,000		*
Bradford M. Jones	7,779		*
Gerald Macaluso	1,000		*
Dr. Frank J. Nicchi	2,000		*
Dr. August P. Sinicropi	14,248	(5)	*
Vincent P. Sinicropi	10,000	(6)	*

Executive Officers Who Are Not Directors:
Shelley J. Tafel	9,234	(7)	*
Kenneth V. Winn	418	(8)	*

All directors and executive officers as a group (11 persons)	108,754		4.4%

*	Less than 1%.
(1)	Based on 2,463,507 shares outstanding at September 30, 2020.
(2)	Based on the Company’s knowledge and belief
(3)	The mailing address for each person listed is 20 E Bayard Street, Seneca Falls, NY 13148.
(4)	Includes 26,761 shares held in Mr. Case’s 401(k) account; 26,361 shares held in Mr. Case’s supplemental executive retirement plan; 7,178 shares held in Mr. Case’s employee stock ownership plan account; 1,550 shares held in Mr. Case’s individual retirement account; and 1,225 shares held jointly with other family members.
(5)	Shares are held in Dr. Sinicropi’s individual retirement account.
(6)	Shares are held in Mr. Sinicropi’s individual retirement account.
(7)	Includes 4,973 shares in Ms. Tafel’s 401(k) account, 2,055 shares in Ms. Tafel’s supplemental executive retirement account and 2,206 in Ms. Tafel’s employee stock ownership plan account.
(8)	Includes 418 shares in Mr. Winn’s employee stock ownership account.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Generations Bancorp’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Generations Bank common stock at September 30, 2020;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering – Additional Limitations on Common Stock Purchases.” Federal conversion regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

	Number of	Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner	Exchange Shares to Be Held (1)	Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
Dr. Jose A. Acevedo	—	3,000	$30,000	3,000	*	%
Cynthia S. Aikman	—	3,700	37,000	3,700	*
Menzo D. Case	54,414	10,000	100,000	64,414	3.0
James E. Gardner	862	2,000	20,000	2,862	*
Bradford M. Jones	6,710	19,600	196,000	26,310	1.2
Gerald Macaluso	862	—	—	862	*
Dr. Frank J. Nicchi	1,725	4,600	46,000	6,325	*
Dr. August P. Sinicropi	12,291	2,800	28,000	15,091	*
Vincent P. Sinicropi	8,627	—	—	8,627	*
Shelley J. Tafel	7,966	—	—	7,966	*
Kenneth V. Winn	360	—	—	360	*
All Directors and Executive Officers	93,817	45,700	$457,000	139,517	6.6%

*	Less than 1%.
(1)	Based on information presented under “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 0.8627 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	Assuming an exchange ratio of 1.1672 at the maximum of the offering range, directors and executive officers would beneficially own 172,637 shares, or 6.0% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of The Seneca Falls Savings Bank, MHC and Seneca-Cayuga Bancorp have approved the plan of conversion. The plan of conversion must also be approved by the stockholders of Seneca-Cayuga Bancorp and the members of The Seneca Falls Savings Bank, MHC (i.e., depositors of Generations Bank). Special meetings of stockholders and members have been called for this purpose. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Generations Bancorp becoming the holding company for Generations Bank. The approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. We have also filed applications with the Office of the Comptroller of the Currency with respect to amendments to Generations Bank’s charter, and with the New York State Department of Financial Services (the “Department”) with respect to the indirect change in control of Generations Commercial Bank. The approval of the Office of the Comptroller of the Currency and the Department are required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board, the Office of the Comptroller of the Currency or the Department does not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. The Seneca Falls Savings Bank, MHC will be merged into Seneca-Cayuga Bancorp and as a result The Seneca Falls Savings Bank, MHC will cease to exist. Seneca-Cayuga Bancorp, which owns 100% of the outstanding common stock of Generations Bank, will merge into a new Maryland corporation named Generations Bancorp NY, Inc. (“Generations Bancorp”) and as a result Seneca-Cayuga Bancorp will cease to exist. As part of the conversion, the

60.1% ownership interest of The Seneca Falls Savings Bank, MHC in Seneca-Cayuga Bancorp will be offered for sale in the stock offering. When the conversion is completed, Generations Bancorp will own all of the outstanding common stock of Generations Bank and public stockholders will own all of the outstanding common stock of Generations Bancorp. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Seneca-Cayuga Bancorp common stock owned by persons other than The Seneca Falls Savings Bank, MHC will be converted automatically into the right to receive new shares of Generations Bancorp common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Seneca-Cayuga Bancorp for new shares of Generations Bancorp, the public stockholders will own the same aggregate percentage of shares of common stock of Generations Bancorp that they owned in Seneca-Cayuga Bancorp immediately before the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, and adjusted downward to reflect certain assets held by The Seneca Falls Savings Bank, MHC.

Subject to available funds, we intend to invest up to $10.0 million of the net proceeds from the offering into Generations Bank, or such lesser amount to enable Generations Bancorp to repay certain borrowings and litigation expenses. At the minimum of the offering range, this would equate to an investment of approximately $9.0 million into Generations Bank and Generations Bancorp retaining approximately $95,000 of the net proceeds. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental eligible account holders, and other members (qualifying depositors). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons (including trusts of natural persons) residing in the New York counties of Cayuga, Seneca, Ontario and Orleans; and

(ii)	Seneca-Cayuga Bancorp’s public stockholders at the close of business on November 2, 2020.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “ − Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated community offering in which KBW will be sole manager. See “− Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Generations Bancorp. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “− Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each office of Generations Bank. The plan of conversion is also filed as an exhibit to The Seneca Falls Savings Bank, MHC’s application for conversion, of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website (www.sec.gov). See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. While Generations Bank exceeds all regulatory capital requirements, the proceeds from the offering will significantly augment our capital position and enable us to support our planned growth by increasing our regulatory loans-to-one borrower limit and by reducing our loan concentrations as a percent of capital. The augmented capital will be essential to the continued implementation of our business strategy.

•	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure is a more flexible form of organization that will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for Generations Bancorp common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Maximize shareholder value. Although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive merger and acquisition candidate for other institutions. Applicable regulations prohibit the merger and acquisition of Generations Bancorp for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of The Seneca Falls Savings Bank, MHC (i.e., depositors of Generations Bank) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of The Seneca Falls Savings Bank, MHC will also be approving the merger of The Seneca Falls Savings Bank, MHC with and into Seneca-Cayuga Bancorp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Seneca-Cayuga Bancorp and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Seneca-Cayuga Bancorp held by the public stockholders of Seneca-Cayuga Bancorp (i.e., all stockholders other than The Seneca Falls Savings Bank, MHC) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Generations Bancorp becoming the holding company for Generations Bank. The approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. The Office of the Comptroller of the Currency must also approve an amendment to Generations Bank’s charter to establish a liquidation account and the Department must approve an application for the indirect change of control of Generations Commercial Bank. The approvals of the Office of the Comptroller of the Currency and of the Department are required before we can consummate the conversion and issue shares of common stock.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Seneca-Cayuga Bancorp common stock will be converted automatically into the right to receive a number of shares of Generations Bancorp common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Generations Bancorp after the conversion as they held in Seneca-Cayuga Bancorp immediately before the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, and adjusted downward to reflect certain assets held by The Seneca Falls Savings Bank, MHC. The exchange ratio will not depend on the market value of Seneca-Cayuga Bancorp common stock. The exchange ratio will be based on the percentage of Seneca-Cayuga Bancorp common stock held by the public, the independent valuation of Generations Bancorp prepared by Keller & Company, Inc. and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 0.8627 shares for each publicly held share of Seneca-Cayuga Bancorp at the minimum of the offering range to 1.1672 shares for each publicly held share of Seneca-Cayuga Bancorp at the maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of Generations Bancorp as of August 21, 2020, assuming public stockholders of Seneca-Cayuga Bancorp own 39.9% of the outstanding shares of Seneca-Cayuga Bancorp common stock and The Seneca Falls Savings Bank, MHC has cash of $16,000 immediately before the completion of the conversion. The table also shows how many shares of Generations Bancorp a hypothetical owner of Seneca-Cayuga Bancorp common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of Generations Bancorp to be Issued for Shares of Seneca-Cayuga Bancorp		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Whole Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)
Minimum	1,277,125	60.1	847,875	39.9	2,125,000	0.8627	$8.63	$17.71	86
Midpoint	1,502,500	60.1	997,500	39.9	2,500,000	1.0150	10.15	15.85	101
Maximum	1,727,875	60.1	1,147,125	39.9	2,875,000	1.1672	11.67	14.47	116

(1)	Represents the value of shares of Generations Bancorp common stock to be received in the conversion by a holder of one share of Seneca-Cayuga Bancorp, pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Generations Bank of accepting deposits and making loans. Generations Bank will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, Generations Bank will continue to offer existing services to depositors, borrowers and other customers.

Mr. David Swenson who is currently a director of Seneca-Cayuga Bancorp is retiring upon consummation of the conversion and Ms. Cynthia Aikman and Frank J. Nicchi, each of whom is a director of The Seneca Falls Savings Bank, MHC but not of Seneca-Cayuga Bancorp are directors of Generations Bancorp. All of the other existing directors of Seneca-Cayuga Bancorp serving at the time of the conversion will be the directors of Generations Bancorp upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Generations Bank at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Generations Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion.

Effect on Voting Rights of Depositors. Depositors of Generations Bank are members of, and have voting rights in, The Seneca Falls Savings Bank, MHC, as to all matters requiring a vote of members. Upon completion of the conversion, depositors will no longer have voting rights. All voting rights in Generations Bank will be vested in Generations Bancorp as the sole stockholder of Generations Bank. The stockholders of Generations Bancorp will possess exclusive voting rights with respect to Generations Bancorp common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the New York income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Generations Bank, the public stockholders of Seneca-Cayuga Bancorp (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders, or other members. See “ − Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Generations Bank has both a deposit account in Generations Bank and a pro rata ownership interest in the net worth of The Seneca Falls Savings Bank, MHC based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of The Seneca Falls Savings Bank, MHC and Generations Bank; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account receives a pro rata ownership interest in The Seneca Falls Savings Bank, MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of The Seneca Falls Savings Bank, MHC, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that The Seneca Falls Savings Bank, MHC and Generations Bank are liquidated completely. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of The Seneca Falls Savings Bank, MHC after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by Generations Bancorp and Generations Bank in an aggregate amount equal to (i) The Seneca Falls Savings Bank, MHC’s ownership interest in Seneca-Cayuga Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of The Seneca Falls Savings Bank, MHC as of the date of the latest statement of financial condition of The Seneca Falls Savings Bank, MHC before the consummation of the conversion (excluding its ownership of Seneca-Cayuga Bancorp). Generations Bancorp and Generations Bank will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Generations Bank or Generations Commercial Bank after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with Generations Bank or Generations Commercial Bank a liquidation interest in the residual net worth, if any, of Generations Bancorp or Generations Bank (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) Generations Bancorp and Generations Bank or (b) Generations Bank. See “− Liquidation Rights.”

Under the regulations of the Federal Reserve Board which govern mutual-to-stock conversions of mutual holding companies, noninterest-bearing demand deposit accounts do not meet the definition of qualifying deposits, and, therefore, a holder of a non-interest bearing demand deposit account would not qualify as an eligible account holder or as a supplemental eligible account holder for purposes of obtaining a purchase priority in the stock offering or having the right to an interest in the liquidation account which is required to be established in connection with the conversion transaction.

However, because we afforded subscription rights to holders of noninterest-bearing demand accounts in our 2006 stock offering, we submitted to the Federal Reserve Board a request for a waiver from this regulation and the Federal Reserve Board has granted the request. As a result, a depositor of Generations Bank or Generations Commercial Bank who has an eligible noninterest-bearing demand deposit account as of the eligibility record date or the supplemental eligibility record date will be deemed to be an eligible account holder or a supplemental eligible account holder, as applicable, by reason of this account.

The inclusion of depositors with noninterest-bearing demand deposits as eligible account holders and supplemental eligible account holders will have a dilutive effect on other qualifying depositors with respect to their stock purchase priorities. It will also have a dilutive effect on the interest of all other eligible account holders and supplemental eligible account holders with respect to the liquidation account that will be established in connection with the conversion transaction.

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and valuation updates, Keller & Company, Inc. will receive a fee of $38,000, as well as payment for reimbursable expenses. We have paid Keller & Company, Inc. no fees during the previous three years. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Keller & Company, Inc. by us or by an intentional omission by us to state a material fact in the information provided, except where Keller & Company, Inc. has been negligent or at fault.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Seneca-Cayuga Bancorp. Keller & Company, Inc. also considered the following factors, among others:

•	the present results and financial condition of Seneca-Cayuga Bancorp and the projected results and financial condition of Generations Bancorp;

•	the economic and demographic conditions in Seneca-Cayuga Bancorp’s existing market area;

•	certain historical, financial and other information relating to Seneca-Cayuga Bancorp;

•	a comparative evaluation of the operating and financial characteristics of Seneca-Cayuga Bancorp with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on Generations Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Generations Bancorp; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan and bank holding companies that Keller & Company, Inc. considered comparable to Generations Bancorp under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on a securities exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Generations Bancorp also consisted of fully converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, Keller & Company, Inc. limited the peer group to companies with assets of less than $1.4 billion, to companies located in the Midwest, Northeast, Mid-Atlantic and Southeast regions of the United States, to companies with an equity to assets ratio of at least 7.0% but not more than 20.0%, and to companies with a core return on average assets of less than 1.05%.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Keller & Company, Inc. placed the greatest emphasis on the price-to-book approach in estimating pro forma market value. Keller & Company, Inc. did not consider the pro forma price-to-assets and price-to-earnings approaches to be meaningful in preparing the appraisal, as these approaches are more meaningful when a company has higher equity and higher earnings. The price-to-assets approach was less meaningful for Generations Bancorp as it has lower equity of 7.88% of assets and lower earnings and core earnings in 2020, and minimal earnings in 2019 and a loss in 2018.

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to the pro forma market value based on a comparison of Generations Bancorp with the peer group. Keller & Company, Inc. made downward adjustments for earnings, financial condition, stock liquidity, dividends, subscription interest, and marketability of the issue; made an upward adjustment for balance sheet growth; and made no adjustments for management and market area.

Included in Keller & Company, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of Generations Bancorp after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 0.24% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of August 21, 2020, the estimated pro forma market value of Generations Bancorp was $25.0 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $21.3 million and a maximum of $28.8 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Seneca-Cayuga Bancorp common stock owned by The Seneca Falls Savings Bank, MHC. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Seneca-Cayuga Bancorp common stock owned by The Seneca Falls Savings Bank, MHC, certain assets held by The Seneca Falls Savings Bank, MHC and the $10.00 price per share, the minimum of the offering range is 1,277,125 shares, the midpoint of the offering range is 1,502,500 shares and the maximum of the offering range is 1,727,875 shares.

The board of directors of Generations Bancorp reviewed the independent valuation and, in particular, considered the following:

•	Seneca-Cayuga Bancorp’s financial condition and results of operations;

•	a comparison of financial performance ratios of Seneca-Cayuga Bancorp to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Seneca-Cayuga Bancorp common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of Seneca-Cayuga Bancorp or Generations Bank or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Generations Bancorp to less than $21.3 million or more than $28.8 million, the appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to Generations Bancorp’s registration statement.

The following table presents a summary of selected pricing ratios for Generations Bancorp (on a pro forma basis) at and for the twelve months ended June 30, 2020, and for the peer group companies based on earnings and other information at and for the twelve months ended June 30, 2020, with stock prices at August 21, 2020, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 32.21% on a price-to-book value basis, a discount of 31.72% on a price-to-tangible book value basis, and a premium of 72.40% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Seneca-Cayuga Bancorp’s common stock. The closing price of the common stock was $7.75 per share on May 5, 2020, the last trading day immediately preceding the announcement of the conversion, and $7.31 per share on August 21, 2020, the effective date of the appraisal.

	Price-to-earnings multiple (1)(2)		Price-to-book value ratio	Price-to-tangible book value ratio
Generations Bancorp (on a pro forma basis, assuming completion of the conversion)
Maximum	30.26	x	66.45%	69.11%
Midpoint	26.48	x	60.53%	63.09%
Minimum	22.64	x	54.05%	56.47%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	16.26	x	89.29%	92.40%
Medians	12.08	x	84.55%	88.79%

(1)	Price-to-earnings multiples calculated by Keller & Company, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”
(2)	As of the August 21, 2020, based on each of the peer group company’s reported earnings for the twelve months ended June 30, 2020, the price to earnings multiple for the common stock of each of the peer group companies was: Eagle Financial Bancorp, Inc. (29.36x); Equitable Financial Corp. (14.45x); First Savings Financial Group (8.43x); HMN Financial, Inc. (8.31x); Home Fed Bancorp of Louisiana (10.17x); IF Bancorp, Inc. (14.64x); Mid-Southern Bancorp, Inc. (39.25x); Prudential Bancorp, Inc. (8.96x); Severn Bancorp, Inc. (10.81x); and WVS Financial Corp. 9.20x).

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Keller & Company, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers Generations Bank as a going concern and should not be considered as an indication of the liquidation value of Generations Bank. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $28.8 million and a corresponding increase in the offering range to more than 1,727,875 shares, or a decrease in the minimum of the valuation range to less than $21.3 million and a corresponding decrease in the offering range to fewer than 1,277,125 shares, then we will promptly return, with interest at 0.10% per annum, all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond December 22, 2022, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Generations Bancorp’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Generations Bancorp’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “ − Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Generations Bank or Generations Commercial Bank with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on July 31, 2019 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $300,000 (30,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “ − Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on July 31, 2019. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Seneca-Cayuga Bancorp or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding July 31, 2019.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Generations Bank’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and by our tax-qualified employee stock benefit plans, each depositor of Generations Bank or Generations Commercial Bank with a Qualifying Deposit at the close of business on September 30, 2020, who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”), will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “ − Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at September 30, 2020. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, by our tax-qualified employee stock benefit plans and by Supplemental Eligible Account Holders, (i) each depositor of Generations Bank at the close of business on November 2, 2020 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “ − Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at November 2, 2020. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 2:00 p.m., Eastern time, on December 15, 2020, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible account holder can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights which have not been exercised before the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 1,277,125 shares have not been sold in the offering by January 29, 2021 and the Federal Reserve Board has not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.10% per annum, for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond January 29, 2021, we will resolicit purchasers in the offering as described under “− Procedure for Purchasing Shares in the Subscription and Community Offerings − Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered in the community offering with the following preferences:

(i)	Natural persons (including trusts of natural persons) residing in the New York counties of Cayuga, Seneca, Ontario and Orleans;

(ii)	Seneca-Cayuga Bancorp’s public stockholders at the close of business on November 2, 2020; and

(iii)	Other members of the general public.

Subscribers in the community offering may purchase up to $300,000 (30,000 shares) of common stock, subject to the overall purchase limitations. See “ − Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in the New York counties of Cayuga, Seneca, Ontario and Orleans, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Seneca-Cayuga Bancorp or members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond January 29, 2021, in which case we will resolicit purchasers.

Syndicated Community Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated community offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated community offering is held, KBW will serve as sole manager. In such capacity, KBW may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Neither KBW nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, KBW has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

If there is a syndicated community offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to Generations Bancorp for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Generations Bank or wire transfers). See “ − Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated community offering to the extent consistent with Rules 10b-9 and 15c2-4 of the Securities Exchange Act of 1934, as amended, and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

A syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering, unless extended with the approval of the Federal Reserve Board, if necessary.

If for any reason we cannot effect a syndicated community offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will consider a firm commitment public offering, if feasible. The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangement.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(ii)	Tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering;

(iii)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $600,000 (60,000 shares) of common stock in all categories of the offering combined;

(iv)	The number of shares of common stock that an existing Seneca-Cayuga Bancorp public stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Seneca-Cayuga Bancorp common stock, may not exceed 9.9% of the shares of common stock of Generations Bancorp to be issued and outstanding at the completion of the conversion and offering; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Generations Bank and their associates, in the aggregate, when combined with shares of common stock of Generations Bancorp issued in exchange for existing shares of Seneca-Cayuga Bancorp, may not exceed 28% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of The Seneca Falls Savings Bank, MHC and stockholders of Seneca-Cayuga Bancorp, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable limit, and other large subscribers may be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

The term “associate” of a person means:

(i)	any corporation or organization (other than Generations Bank, Generations Bancorp, Seneca-Cayuga Bancorp or The Seneca Falls Savings Bank, MHC or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Seneca-Cayuga Bancorp or Generations Bank.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to Seneca-Cayuga Bancorp or other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Generations Bancorp or Generations Bank and except as described below. Any purchases made by any associate of Generations Bancorp or Generations Bank for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “ − Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Generations Bancorp”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained KBW, which is a broker-dealer registered with the Financial Industry Regulatory Authority. KBW will assist us on a best efforts basis in the subscription and community offerings by:

•	advising us on the financial and securities market implications of the conversion and the plan of conversion;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•	assisting us in analyzing proposals from outside vendors in connection with the offering, as needed;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•	providing such other financial advisory and investment banking services as may be reasonably necessary to promote the successful completion of the offering.

For these services, KBW has received a non-refundable management fee of $25,000 and will receive at the closing of the offering a success fee equal to 1% of the aggregate purchase price of Common Stock sold in the Subscription Offering and 2% of the aggregate purchase price of Common Stock sold in the Community Offering, excluding shares purchased by our officers, directors, or employees (or members of their immediate family), including any IRAs for the benefit of such persons, the ESOP, tax-qualified or stock based compensation plans or similar plan created by the Company for some or all of its directors or employees, subject to the payment of a minimum success fee of $300,000. The management fee, to the extent actually paid at or before closing, will be credited against the success fee. In addition, if KBW is required or requested to provide significant services as a result of a resolicitation of subscribers, KBW will be entitled to additional compensation for such services, not to exceed $25,000.

Syndicated Community Offering. If shares of common stock are sold in a syndicated community offering, we will pay a fee of up to 6.0% of the aggregate dollar amount of common stock sold in the syndicated community offering to KBW and any other broker-dealers included in the syndicated community offering. The success fee to be paid to KBW for its services in the subscription and community offerings will be credited against any fee payable for services in the syndicated community offering.

Expenses. KBW also will be reimbursed for reasonable out-of-pocket expenses, not to exceed $30,000, and fees and expenses of its legal counsel not to exceed $75,000. These expenses may be increased by additional amounts not to exceed $15,000 and $25,000, respectively, if unusual circumstances arise or a delay or resolicitation occurs, including a delay in the offering that would require an update to the financial information included in this prospectus. In no event shall out-of-pocket expenses, including fees and expenses of legal counsel, exceed $145,000. If the plan of conversion is terminated or if KBW’s engagement is terminated in accordance with the provisions of the agency agreement, KBW will receive reimbursement of its reasonable out-of-pocket expenses. KBW shall have earned in full, and be entitled to be paid in full, all fees then due and payable at such date of termination. We have separately agreed to pay KBW up to $45,000 in fees and expenses for serving as records management agent, as described below.

Records Management

We have also engaged KBW as conversion and records management agent in connection with the conversion and the subscription and community offerings. In its role as conversion and records management agent, KBW will assist us in the offering by:

•	reviewing our deposit accounts and create a master file of The Seneca Falls Savings Bank, MHC’s members (i.e., depositors of Generations Bank) as of the key record dates;

•	assisting us in designing and preparing proxy forms and stock order forms;

•	tabulating proxies from members;

•	acting as or supporting the inspector of election at The Seneca Falls Savings Bank, MHC’s special meeting of members and Seneca-Cayuga Bancorp’s special meeting of stockholders;

•	operating and managing the Stock Information Center; and

•	processing stock order forms.

KBW will receive fees of $30,000 for these services, of which $10,000 has been paid as of the date of this prospectus. These fees can be increased by up to $10,000 if there are material changes in regulations or the plan of conversion, or there are delays requiring duplicate or replacement processing. KBW will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $15,000.

Indemnity

We will indemnify KBW against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of KBW’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Generations Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of KBW. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

Each of our directors and executive officers has agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of KBW, they will not, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Generations Bancorp stock or any securities convertible into or exchangeable or exercisable for Generations Bancorp stock, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Generations Bancorp stock, or (iii) announce any intention to take any of the foregoing actions, whether any such transaction is to be settled by delivery of stock or other securities, in cash or otherwise.  In addition, our directors and executive officers have agreed that they will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any shares of Generations Bancorp common stock or any security convertible into or exercisable or exchangeable for Generations Bancorp common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 2:00 p.m., Eastern time, on December 15, 2020, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond January 29, 2021 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.10% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.10% per annum, for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before the December 15, 2020 expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before the expiration date or hand delivered any later than two days before the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.10% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied, email PDFs, or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 2:00 p.m., Eastern time, on December 15, 2020. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. We will use our best effort to allow hand-delivery of stock order forms to our executive office, located at 20 East Bayard Street, Seneca Falls, New York, which is open between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday. However, due to the Covid-19 pandemic and possible closures of public spaces, we ask that you call the stock information center at (877) 643-8217 to confirm the availability of hand-delivery. We will not accept stock order forms at our other offices. Do not mail stock order forms to Generations Bank’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time before completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Generations Bank, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Generations Bancorp – do not remit cash; or

(ii)	authorization of withdrawal of available funds from your Generations Bank or Generations Commercial Bank deposit account(s).

Appropriate means for designating withdrawals from deposit account(s) at Generations Bank or Generations Commercial Bank are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Generations Bank and will earn interest at 0.10% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash, any type of third-party checks (including those payable to you and endorsed over to Generations Bancorp) or a Generations Bank or Generations Commercial Bank line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Generations Bank. See “ − Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Generations Bank deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “ − Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not be accepted.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by January 29, 2021. If the subscription and community offerings are extended past January 29, 2021, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.10% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Generations Bank from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Generations Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase. In addition, if our 401(k) plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Generations Bank or other retirement account to purchase shares of common stock in the offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Generations Bank’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in an IRA held at Generations Bank, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. You may, but are under no obligation to, select KBW or one of its affiliated broker dealers, Stifel, Nicolaus & Company, Incorporated (“SN”) or Century Securities Associates (“CSA”), as your IRA custodian. If you do purchase shares of Generations Bancorp common stock using funds from a KBW, SN or CSA IRA account, you acknowledge that KBW, SN or CSA, as applicable, did not recommend or give you advice regarding such purchase. Other than the standard account fees and compensation associated with all IRA accounts, KBW, SN and CSA do not receive additional fees or compensation as a result of the purchase of Generations Bancorp common stock through a KBW, SN or CSA IRA or retirement account. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Generations Bank or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the December 15, 2020 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, call our Stock Information Center at (877) 643-8217 (toll-free). The Stock Information Center is open Monday through Friday between 10:00 a.m. and 4:00 p.m., Eastern time, and will be closed on bank holidays.

Liquidation Rights

Liquidation Before the Conversion. In the unlikely event that The Seneca Falls Savings Bank, MHC is liquidated before the conversion, all claims of creditors of The Seneca Falls Savings Bank, MHC would be paid first. Thereafter, if there were any assets of The Seneca Falls Savings Bank, MHC remaining, these assets would first be distributed to depositors of Generations Bank pro rata based on the value of their accounts at Generations Bank.

Liquidation Following the Conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Generations Bancorp for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) The Seneca Falls Savings Bank, MHC’s ownership interest in Seneca-Cayuga Bancorp’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of The Seneca Falls Savings Bank, MHC as of the date of the latest statement of financial condition of The Seneca Falls Savings Bank, MHC before the consummation of the conversion (excluding its ownership of Seneca-Cayuga Bancorp). The plan of conversion also provides for the establishment of a parallel liquidation account in Generations Bank to support the Generations Bancorp liquidation account if Generations Bancorp does not have sufficient assets to fund its obligations under the Generations Bancorp liquidation account.

In the unlikely event that Generations Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Generations Bancorp, a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Generations Bank or Generations Bancorp above that amount.

The liquidation account established by Generations Bancorp is intended to provide qualifying depositors of Generations Bank and Generations Commercial Bank with a liquidation interest (exchanged for the liquidation interests such persons had in The Seneca Falls Savings Bank, MHC) after the conversion in the event of a complete liquidation of Generations Bancorp and Generations Bank or a liquidation solely of Generations Bank. Specifically, in the unlikely event that either (i) Generations Bank or (ii) Generations Bancorp and Generations Bank were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of the close of business on July 31, 2019 and September 30, 2020 of their interests in the liquidation account maintained by Generations Bancorp. Also, in a complete liquidation of both entities, or of Generations Bank only, when Generations Bancorp has insufficient assets (other than the stock of Generations Bank) to fund the liquidation account distribution owed to Eligible Account Holders, and Generations Bank has positive net worth, then Generations Bank shall immediately make a distribution to fund Generations Bancorp’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Generations Bancorp as adjusted periodically pursuant to the plan of conversion and federal regulations. If Generations Bancorp is completely liquidated or sold apart from a sale or liquidation of Generations Bank, then the Generations Bancorp liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the Generations Bank liquidation account, subject to the same rights and terms as the Generations Bancorp liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Generations Bancorp will transfer, or, upon the prior written approval of the Federal Reserve Board, may transfer the liquidation account and the depositors’ interests in such account to Generations Bank and the liquidation account shall thereupon be subsumed into the liquidation account of Generations Bank.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Generations Bancorp or Generations Bank is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Generations Bank or Generations Commercial Bank as of the close of business on July 31, 2019 or September 30, 2020, respectively, equal to the proportion that the balance of such account holder’s deposit account at the close of business on July 31, 2019 or September 30, 2020, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Generations Bank and Generations Commercial Bank on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account at the close of business on July 31, 2019 or September 30, 2020, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Generations Bank, Generations Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Generations Bancorp or Generations Bank would prevail in a judicial proceeding.

The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Generations Bank and Generations Bancorp have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of The Seneca Falls Savings Bank, MHC with and into Seneca-Cayuga Bancorp will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in The Seneca Falls Savings Bank, MHC for liquidation interests in Seneca-Cayuga

Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of The Seneca Falls Savings Bank, MHC to Seneca-Cayuga Bancorp and the assumption by Seneca-Cayuga Bancorp of The Seneca Falls Savings Bank, MHC’s liabilities, if any, in constructive exchange for liquidation interests in Seneca-Cayuga Bancorp.

4.	The basis of the assets of The Seneca Falls Savings Bank, MHC and the holding period of such assets to be received by Seneca-Cayuga Bancorp will be the same as the basis and holding period of such assets in The Seneca Falls Savings Bank, MHC immediately before the exchange.

5.	The merger of Seneca-Cayuga Bancorp with and into Generations Bancorp will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Seneca-Cayuga Bancorp nor Generations Bancorp will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Seneca-Cayuga Bancorp and the holding period of such assets to be received by Generations Bancorp will be the same as the basis and holding period of such assets in Seneca-Cayuga Bancorp immediately before the exchange.

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Seneca-Cayuga Bancorp for interests in the liquidation account in Generations Bancorp.

8.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Seneca-Cayuga Bancorp for interests in the liquidation account established in Generations Bancorp will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.	Each stockholder’s aggregate basis in shares of Generations Bancorp common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Seneca-Cayuga Bancorp common stock surrendered in the exchange.

10.	Each stockholder’s holding period in its Generations Bancorp common stock received in the exchange will include the period during which the Seneca-Cayuga Bancorp common stock surrendered was held, provided that the Seneca-Cayuga Bancorp common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.	Except with respect to cash received in lieu of fractional shares, current stockholders of Seneca-Cayuga Bancorp will not recognize any gain or loss upon their exchange of Seneca-Cayuga Bancorp common stock for Generations Bancorp common stock.

12.	Cash received by any current stockholder of Seneca-Cayuga Bancorp in lieu of a fractional share interest in shares of Generations Bancorp common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Generations Bancorp common stock, which the stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Generations Bancorp common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Generations Bancorp common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that at the effective date of the conversion the fair market value of the benefit provided by the liquidation account of Generations Bank supporting the payment of the Generations

Bancorp liquidation account in the event either Generations Bank (or Generations Bancorp and Generations Bank) were to liquidate after the conversion (including a liquidation of Generations Bank or Generations Bank and Generations Bancorp following a purchase and assumption transaction with a credit union) when Generations Bancorp lacks sufficient net assets to pay the liquidation account due is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Generations Bank liquidation account as of the effective date of the conversion.

15.	It is more likely than not that the basis of the shares of Generations Bancorp common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Generations Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by Generations Bancorp on the receipt of money in exchange for Generations Bancorp common stock sold in the offering.

We believe that the tax opinions summarized above address the material federal income tax consequences that are generally applicable to The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp, Generations Bank, Generations Bancorp, persons receiving subscription rights, and stockholders of Seneca-Cayuga Bancorp. With respect to items 13 and 15 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Luse Gorman, PC further noted that Keller & Company, Inc. has issued a letter that the subscription rights have no ascertainable fair market value. Luse Gorman, PC also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to liquidation of a solvent bank and/or holding company (other than as set forth below); (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holders will be reduced as their deposits in Generations Bank or Generations Commercial Bank are reduced; (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets by a credit union; and (v) the Generations Bank liquidation account payment obligation arises only if Generations Bancorp lacks sufficient assets to fund the liquidation account or if Generations Bank (or Generations Bank and Generations Bancorp) enters into a transaction to transfer Generations Bank’s assets and liabilities to a credit union.

In addition, we have received a letter from Keller & Company, Inc. stating its belief that the benefit provided by the Generations Bank liquidation account supporting the payment of the liquidation account if (i) Generations Bancorp lacks sufficient net assets or (ii) Generations Bank (or Generations Bank and Generations Bancorp) enters into a transaction to transfer Generations Bank’s assets and liabilities to a credit union, does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Generations Bank liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but those rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Bonadio & Co, LLP that the New York income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Generations Bancorp’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Generations Bank, Seneca-Cayuga Bancorp, Generations Bancorp or The Seneca Falls Savings Bank, MHC generally may not be sold for a period of one year following the closing of the conversion, except if the individual dies. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Generations Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR STOCKHOLDERS OF SENECA-CAYUGA BANCORP

General. As a result of the conversion, stockholders of Seneca-Cayuga Bancorp will become stockholders of Generations Bancorp. The differing rights of stockholders of Seneca-Cayuga Bancorp and stockholders of Generations Bancorp result from differences between federal and Maryland law and regulations, and differences between Seneca-Cayuga Bancorp’s federal stock charter and bylaws and Generations Bancorp’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Generations Bancorp’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Seneca-Cayuga Bancorp consists of 9,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

The authorized capital stock of Generations Bancorp consists of 14,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and Generations Bancorp’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Seneca-Cayuga Bancorp.

Seneca-Cayuga Bancorp’s charter and Generations Bancorp’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, The Seneca Falls Savings Bank, MHC is required to own not less than a majority of the outstanding shares of Seneca-Cayuga Bancorp common stock. The Seneca Falls Savings Bank, MHC will no longer exist following completion of the conversion.

Generations Bancorp’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Seneca-Cayuga Bancorp’s charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Generations Bancorp stockholders due to requirements of the Nasdaq Stock Market and to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Seneca-Cayuga Bancorp’s charter or bylaws nor Generations Bancorp’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “ − Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Seneca-Cayuga Bancorp’s ability to pay dividends depends, to a large extent, upon Generations Bank’s ability to pay dividends to Seneca-Cayuga Bancorp, which is restricted by federal regulations related to federal savings banks and by federal income tax considerations.

The same restrictions will apply to Generations Bank’s ability to pay of dividends to Generations Bancorp. In addition, Maryland law generally provides that Generations Bancorp is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make Generations Bancorp insolvent.

Board of Directors. Seneca-Cayuga Bancorp’s bylaws and Generations Bancorp’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Seneca-Cayuga Bancorp’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of Seneca-Cayuga Bancorp to fill vacancies may only serve until the next election of directors by stockholders. Under Generations Bancorp’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Seneca-Cayuga Bancorp do not limit the personal liability of directors or officers.

Generations Bancorp’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to Generations Bancorp for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit Generations Bancorp.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations and Seneca-Cayuga Bancorp’s bylaws, Seneca-Cayuga Bancorp will indemnify its current and former directors, officers and employees for any amount for which that person becomes liable under a judgment in, and any reasonable costs incurred in connection with, any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Seneca-Cayuga Bancorp or its stockholders. Seneca-Cayuga Bancorp also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may become entitled to indemnification.

The articles of incorporation of Generations Bancorp provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law and regulation. Maryland law allows Generations Bancorp to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Generations Bancorp. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Seneca-Cayuga Bancorp’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting.

Generations Bancorp’s bylaws provide that special meetings of stockholders may be called by the president, the chairman or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Seneca-Cayuga Bancorp’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Seneca-Cayuga Bancorp at least five days before the date of any such meeting.

Generations Bancorp’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Generations Bancorp not less than 90 days nor more than 100 days before the anniversary date of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days before the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Generations Bancorp at the principal executive office of Generations Bancorp no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interests of Generations Bancorp and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are not in stockholders’ best interests.

Stockholder Action Without a Meeting. Under Seneca-Cayuga Bancorp’s bylaws and under Maryland law with respect to Generations Bancorp, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Seneca-Cayuga Bancorp, provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, have held at least 5% of the company’s total shares, have the right to inspect the company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. Generations Bancorp’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Seneca-Cayuga Bancorp’s charter contained a similar provision which expired after the fifth anniversary of the initial mutual holding company reorganization of Generations Bank.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Generations Bancorp’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of Generations Bancorp’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Director Qualifications. Generations Bancorp’s bylaws provide that certain individuals are not eligible for election or appointment as a director, including an individual who (i) in the past ten years, has been subject to a cease and desist, consent or other formal order, other than a civil money penalty, from a financial or securities regulatory agency; (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; (iii) is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime or (iv) other than the persons appointed as directors in connection with the formation of Generations Bancorp and other than persons who are also executive officers of Generations Bancorp or of Generations Bank, did not, at the time of his or her first election or appointment to the board of directors, maintain his or her principal residence (as determined by reference to such person’s most recent tax returns, copies of which shall be provided to Generations Bancorp for the sole purpose of determining compliance with this requirement of the bylaws) within thirty (30) miles of an office of Generations Bancorp or Generations Bank for a period of at least one (1) year before the date of his or her purported nomination, election or appointment to the board of directors. The bylaws also prohibit service on the board of directors where an individual: is, at the same time, associated with a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization that engages in financial services related business activities or solicits customers in the same market area as Generations Bancorp or any of its subsidiaries; does not agree in writing to comply with all of Generations Bancorp’s policies applicable to directors including but not limited to its confidentiality policy and confirm in writing his or her qualifications under the bylaws; is a party to any agreement or arrangement with a party other than Generations Bancorp or a subsidiary that (1) materially limits his or her voting discretion as a member of the board of directors, or (2) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Generations Bancorp; or is the nominee or representative of a company or other entity of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the board of directors under the bylaws (other than the age limitation or residency requirement).

Additionally, Seneca-Cayuga Bancorp’s bylaws provide that no person who is 75 or older shall be eligible for election, reelection, appointment, or reappointment to the board of Seneca-Cayuga Bancorp and no director shall serve as such beyond the last day of the calendar year in which he or she attains age 75. Similarly, Generations Bancorp’s bylaws provide that no person who is 75 or older shall be eligible for election, reelection, appointment, or reappointment to the board of Generations Bancorp and no director shall serve as such beyond the date of the annual meeting following the calendar year in which the person attains age 75.

Other than for the age restriction, Seneca-Cayuga Bancorp’s charter and bylaws do not provide for restrictions on service as a director.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Generations Bancorp and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Generations Bancorp’s voting stock after the date on which Generations Bancorp had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Generations Bancorp at any time after the date on which Generations Bancorp had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Generations Bancorp A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Generations Bancorp and an interested stockholder generally must be recommended by the board of directors of Generations Bancorp and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Generations Bancorp, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Generations Bancorp other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Generations Bancorp’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving a federal mid-tier stock holding companies, like Seneca-Cayuga Bancorp.

Mergers, Consolidations and Sales of Assets. As a result of an election made in Generations Bancorp’s articles of incorporation, a merger or consolidation of Generations Bancorp requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90%-owned subsidiary of Generations Bancorp.

Under Maryland law, a sale of all or substantially all of Generations Bancorp’s assets other than in the ordinary course of business, or a voluntary dissolution of Generations Bancorp, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies, like Seneca-Cayuga Bancorp.

Evaluation of Offers. The articles of incorporation of Generations Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Generations Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Generations Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Generations Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Generations Bancorp and its subsidiaries and on the communities in which Generations Bancorp and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Generations Bancorp;

•	whether a more favorable price could be obtained for Generations Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Generations Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Generations Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Generations Bancorp to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Seneca-Cayuga Bancorp’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, stockholders of Generations Bancorp will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Generations Bancorp is a party as long as the common stock of Generations Bancorp trades on a national securities exchange. Additionally, Generation Bancorp’s articles of incorporation provide that Generations Bancorp’s stockholders will not be entitled to dissenters’ rights of appraisal with respect to a merger or consolidation of Generations Bancorp with another corporation unless the board of directors determines by a resolution approved by a majority of directors then in office that dissenters’ rights shall apply to all or any classes of stock.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies, like Seneca-Cayuga Bancorp.

Forum Selection for Certain Stockholder Lawsuits. The Articles of Incorporation of Generations Bancorp provide that, unless Generations Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Generations Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Generations Bancorp to Generations Bancorp or Generations Bancorp’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Generations Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Generations Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both.

Seneca-Cayuga Bancorp’s charter and bylaws do not contain a similar provision.

Amendment of Governing Instruments. No amendment of Seneca-Cayuga Bancorp’s charter may be made unless it is first proposed by the board of directors, then approved or preapproved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to Seneca-Cayuga Bancorp’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Seneca-Cayuga Bancorp at any legal meeting.

Generations Bancorp’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Generations Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Generations Bancorp;

(xi)	the limitation of liability of officers and directors to Generations Bancorp for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	the requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

Generations Bancorp’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Generations Bancorp’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF GENERATIONS BANCORP

Although the board of directors of Generations Bancorp is unaware of any effort that might be made to obtain control of Generations Bancorp after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Generations Bancorp’s articles of incorporation to protect the interests of Generations Bancorp and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Generations Bancorp or its stockholders.

The following discussion is a general summary of the material provisions of Maryland law, Generations Bancorp’s articles of incorporation and bylaws, Generations Bank’s charter and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Generations Bancorp’s articles of incorporation and bylaws are included as part of The Seneca Falls Savings Bank, MHC’s application for conversion filed with the Federal Reserve Board and Generations Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of Generations Bancorp

Maryland law, as well as Generations Bancorp’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Generations Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Generations Bank, restrictions based upon prior legal or regulatory violations, age limitations, and a requirement that, with limited exceptions, board members must have resided within thirty miles of a Generations Bank office for at least one year prior to any purported nomination, election or appointment to the board. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Generations Bancorp’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “ − Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Generations Bancorp will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Generations Bancorp” The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Generations Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of Generations Bancorp that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Generations Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Stockholders of Seneca-Cayuga Bancorp – Amendment of Governing Instruments.”

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Generations Bancorp’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Generations Bancorp in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law, which permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between Generations Bancorp and an “interested stockholder.” See “Comparison of Stockholder Rights for Stockholders of Seneca-Cayuga Bancorp – Mergers, Consolidations and Sales of Assets.”

Evaluation of Offers. The articles of incorporation of Generations Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Generations Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Generations Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholder Rights for Stockholders of Seneca-Cayuga Bancorp – Evaluation of Offers.”

Purpose and Anti-Takeover Effects of Generations Bancorp’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of Generations Bancorp and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Generations Bancorp and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Generations Bancorp and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Generations Bancorp and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Generations Bancorp’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Charter of Generations Bank

Generations Bank’s charter will provide that for a period of five years from the closing of the conversion and offering, no person other than Generations Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Generations Bank. This provision will not apply to any tax-qualified employee benefit plan of Generations Bank or Generations Bancorp or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, a federal law, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Generations Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

The Federal Reserve Board has adopted a final rule, effective September 30, 2020, that revises its framework for determining whether a company has a “controlling influence” of a bank or savings and loan holding company for this purpose.

DESCRIPTION OF CAPITAL STOCK OF GENERATIONS BANCORP

General

Generations Bancorp is authorized to issue 14,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Generations Bancorp currently expects to issue in the offering and exchange up to 2,875,000 shares of common stock, at the maximum of the offering range. Generations Bancorp will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and non-assessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Generations Bancorp may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if Generations Bancorp’s assets are less than the amount necessary to satisfy the requirement set forth above, Generations Bancorp may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by Generations Bancorp is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce Generations Bancorp’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of Generations Bancorp will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Generations Bancorp issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering, the holders of common stock of Generations Bancorp will have exclusive voting rights in Generations Bancorp. They will elect Generations Bancorp’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Generations Bancorp’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Generations Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federally chartered stock savings bank, corporate powers and control of Generations Bank are vested in its board of directors, who elect the officers of Generations Bank and who fill any vacancies on the board of directors. Voting rights of Generations Bank are vested exclusively in the owners of the shares of capital stock of Generations Bank, which will be Generations Bancorp, and voted at the direction of Generations Bancorp’s board of directors. Consequently, the holders of the common stock of Generations Bancorp will not have direct control of Generations Bank.

Liquidation. In the unlikely event of any liquidation, dissolution or winding up of Generations Bank, Generations Bancorp, as the holder of 100% of Generations Bank’s capital stock, would be entitled to receive all assets of Generations Bank available for distribution, after payment or provision for payment of all debts and liabilities of Generations Bank, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the unlikely event of liquidation, dissolution or winding up of Generations Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Generations Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Generations Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of Generations Bancorp’s authorized shares of preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Generations Bancorp’s common stock is Computershare Trust Company, N.A., Canton, Massachusetts.

CHANGE IN ACCOUNTANTS

Prior to this stock offering, the consolidated financial statements of Seneca-Cayuga Bancorp for the year ended December 31, 2019 were audited by Bonadio & Co., LLP (“Bonadio”). During the year ended December 31, 2019, Bonadio performed non-audit services for Seneca-Cayuga Bancorp. During 2019, Seneca-Cayuga Bancorp was not a public company and was not subject to Securities and Exchange Commission regulations for public companies.

In connection with this offering, on April 30, 2020, Seneca-Cayuga Bancorp dismissed Bonadio and on May 5, 2020, Seneca-Cayuga Bancorp engaged BKD, LLP (“BKD”), an independent registered public accounting firm, to audit its consolidated financial statements as of and for the years ended December 31, 2019 and 2018. These consolidated financial statements, including BKD’s audit report thereon, are included in this prospectus. Prior to engaging BKD, Seneca-Cayuga Bancorp did not consult with BKD during the years ended December 31, 2019 and 2018 on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Seneca-Cayuga Bancorp’s consolidated financial statements, or any other matter that was the subject of a disagreement as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a reportable event as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The engagement of BKD was approved by the audit committee of the board of directors of Seneca-Cayuga Bancorp.

Bonadio’s report on the consolidated financial statements of Seneca-Cayuga Bancorp as of and for the year ended December 31, 2019 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2019, and the subsequent interim period through April 30, 2020, Seneca-Cayuga Bancorp had no disagreements with Bonadio on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Bonadio to make reference in connection with its opinion to the subject matter of the disagreement during its audit of the year ended December 31, 2019. During the fiscal year ended December 31, 2019, and the subsequent interim period through April 30, 2020, there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Bonadio was provided with a copy of the above statements on or about September 1, 2020, and Seneca-Cayuga Bancorp requested that it furnish a letter to the Securities and Exchange Commission stating whether or not it agrees with these statements. Bonadio has furnished a letter dated September 9, 2020 addressed to the Securities and Exchange Commission and filed as Exhibit 16 to Generations Bancorp’s registration statement stating its agreement with the above statements as they relate to Bonadio.

EXPERTS

The consolidated financial statements of Seneca-Cayuga Bancorp as of December 31, 2019 and 2018 and for the years then ended have been included in this prospectus and in the registration statement in reliance upon the report of BKD, LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication in this prospectus of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock of Generations Bancorp upon completion of the conversion and offering and of its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Generations Bancorp, The Seneca Falls Savings Bank, MHC, Seneca-Cayuga Bancorp and Generations Bank, has issued to Generations Bancorp its opinions regarding the legality of the common stock and the federal income tax consequences of the conversion. Bonadio & Co., LLP, Syracuse, New York, has provided an opinion to us regarding the New York income tax consequences of the conversion. Certain legal matters will be passed upon for KBW and, in the event of a syndicated community offering, for any other co-managers, by Breyer & Associates PC, McLean, Virginia.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Generations Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Generations Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

The Seneca Falls Savings Bank, MHC has filed an application for conversion with the Federal Reserve Board, and Generations Bancorp has filed a savings and loan holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact H. Robert Tillman, Assistant Vice President of the Federal Reserve Bank of Philadelphia, at (215) 574-4155. The plan of conversion is available for inspection, upon request, at each of Generations Bank’s offices.

In connection with the offering, Generations Bancorp will register its common stock under Section 12 of the Securities Exchange Act of 1934 and, upon such registration, Generations Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Generations Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the completion of the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SENECA-CAYUGA BANCORP

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Financial Condition at June 30, 2020 (unaudited) December 31, 2019 and 2018	F-3
Consolidated Statements of Operations for the Six Months Ended June 30, 2020 and 2019 (unaudited) and the Years Ended December 31, 2019 and 2018	F-4
Consolidated Statements of Comprehensive Income (Loss) for the Six Months Ended June 30, 2020 and 2019 (unaudited) and the Years Ended December 31, 2019 and 2018	F-5
Consolidated Statements of Change in Shareholders’ Equity for the Six Months Ended June 30, 2020 and 2019 (unaudited) and the Years Ended December 31, 2019 and 2018	F-6
Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019 (unaudited) and the Years Ended December 31, 2019 and 2018	F-7
Notes to Consolidated Financial Statements	F-8

*       *       *

Separate financial statements for Generations Bancorp have not been included in this prospectus because Generations Bancorp has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses

.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the consolidated financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors, Audit Committee and Management

Seneca-Cayuga Bancorp, Inc.

Seneca Falls, New York

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial condition of Seneca-Cayuga Bancorp, Inc. (“Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.

We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BKD, LLP

We have served as the Company’s auditor since 2020.

Cincinnati, Ohio

August 25, 2020

Seneca-Cayuga Bancorp, Inc.
Consolidated Statements of Financial Condition

	June 30,	December 31,
(In thousands, except share data)	2020	2019	2018
	(unaudited)
ASSETS:
Cash and due from banks	$8,040	$6,685	$5,438
Interest earning deposits	5,491	6,763	3,697
Total cash and cash equivalents	13,531	13,448	9,135
Investment securities available-for-sale, at fair value	32,556	30,627	11,726
Investment securities held-to-maturity (fair value 2020-$1,867, 2019-$2,110 and 2018-$2,821)	1,819	2,078	2,764
Equity investment securities, at fair value	1,081	2,579	10,902
Federal Home Loan Bank stock, at cost	2,271	2,267	2,087
Loans	285,447	261,280	245,648
Less: Allowance for loan losses	1,996	1,660	1,548
Loans receivable, net	283,451	259,620	244,100
Premises and equipment, net	17,187	17,588	18,489
Bank-owned life insurance	6,960	6,893	6,762
Pension plan asset	8,256	7,605	6,362
Foreclosed real estate & repossessed assets	25	70	50
Goodwill	792	792	792
Intangible assets, net	881	913	968
Accrued interest receivable	1,547	1,215	1,046
Other assets	1,963	1,854	2,979
Total assets	$372,320	$347,549	$318,162

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing	$52,274	$38,098	$38,501
Interest-bearing	252,375	245,240	221,942
Total deposits	304,649	283,338	260,443
Short-term borrowings	-	-	1,000
Long-term borrowings	32,603	31,448	24,569
Subordinated debt	735	735	735
Advances from borrowers for taxes and insurance	2,780	2,712	2,715
Other liabilities	2,215	1,085	1,331
Total liabilities	342,982	319,318	290,793
Shareholders' equity:
Preferred stock, par value $0.01; 1,000,000 shares authorized; none issued	-	-	-
Common stock, par value $0.01; 9,000,000 shares authorized; 2,551,940 shares issued in 2020, 2019 and 2018; 2,463,507, 2,467,507 and 2,471,200 shares outstanding in 2020, 2019 and 2018	26	26	26
Additional paid in capital	11,958	11,962	11,958
Retained earnings	19,262	18,571	18,484
Accumulated other comprehensive loss	(941)	(1,662)	(2,411)
Treasury stock, at cost; 88,433, 84,433 and 80,740 shares in 2020, 2019 and 2018	(615)	(573)	(532)
Stock held in rabbi trust	(290)	-	-
Unearned ESOP shares, at cost	(62)	(93)	(156)
Total shareholders' equity	29,338	28,231	27,369
Total liabilities and shareholders' equity	$372,320	$347,549	$318,162

The accompanying notes are an integral part of the consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.
Consolidated Statements of Operations

	Six Months		Years Ended
	Ended June 30,		December 31,
(In thousands, except per share data)	2020	2019	2019	2018
	(unaudited)
Interest and dividend income:
Loans, including fees	$6,034	$5,824	$11,742	$10,640
Debt and equity securities:
Taxable	53	44	117	230
Tax-exempt	497	305	678	517
Interest earning deposits	10	34	102	58
Other	71	60	129	169
Total interest income	6,665	6,267	12,768	11,614
Interest expense:
Deposits	1,239	1,222	2,533	1,948
Short-term borrowings	-	1	29	87
Long-term borrowings	313	258	546	534
Subordinated debt	29	29	59	59
Total interest expense	1,581	1,510	3,167	2,628
Net interest income	5,084	4,757	9,601	8,986
Provision for loan losses	180	180	360	175
Net interest income after provision for loan losses	4,904	4,577	9,241	8,811
Noninterest income:
Banking fees and service charges	729	767	1,642	1,381
Mortgage banking income, net	25	53	84	109
Insurance commissions	406	437	804	871
Investment services commissions	84	169	284	304
Earnings on bank-owned life insurance	67	63	131	127
Unrealized gains (losses) on equity securities	(207)	211	270	(462)
Net gain on sale of available-for-sale securities	-	-	265	20
Net gain on sale of equity securities	29	27	-	-
Other charges, commissions & fees	381	8	68	764
Total noninterest income	1,514	1,735	3,548	3,114
Noninterest expense:
Compensation and benefits	2,758	3,120	6,137	6,094
Occupancy and equipment	1,051	1,130	2,122	2,069
Service charges	950	1,034	2,257	1,662
Regulatory assessments	134	139	212	250
Professional and other services	266	190	479	871
Advertising	217	200	388	376
Other expenses	575	588	1,262	962
Total noninterest expenses	5,951	6,401	12,857	12,284
Income (Loss) before income taxes	467	(89)	(68)	(359)
Benefit for income taxes	(224)	-	(155)	(146)
Net income (loss)	691	(89)	87	(213)
Net income (loss) available to common shareholders	$691	$(89)	$87	$(213)
Earnings (loss) per common share	$0.29	($0.04)	$0.04	($0.09)

The accompanying notes are an integral part of the consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.

Consolidated Statements of Comprehensive (Loss) Income

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2020	2019	2019	2018
	(unaudited)
Net income (loss)	$691	$(89)	$87	$(213)
Other comprehensive income (loss), before tax:
Unrealized gains on securities available-for-sale:
Unrealized holding gains arising during the period	846	410	776	79
Reclassification adjustment for net gains included in net income	-	-	(274)	(20)
Net unrealized gains on securities available-for-sale	846	410	502	59
Defined benefit pension plan:
Net gains (losses) arising during the period	-	-	255	(797)
Reclassification of amortization of net losses recognized in net pension expense	67	96	191	119
Reclassification of amortization of prior service credit recognized in net pension expense	-	-	-	(6)
Net change in defined benefit pension plan asset	67	96	446	(684)
Other comprehensive income (loss), before tax	913	506	948	(625)
Tax effect	(192)	(107)	(199)	52
Other comprehensive income (loss), net of tax	721	399	749	(573)
Total comprehensive income (loss)	$1,412	$310	$836	$(786)

The accompanying notes are an integral part of the consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.
Consolidated Statements of Changes in Shareholders' Equity

				Accumulated			Stock
		Additional		Other		Unearned	Held by
	Common	Paid in	Retained	Comprehensive	Treasury	ESOP	Rabbi
(In thousands, except share data)	Stock	Capital	Earnings	Loss	Stock	Shares	Trust	Total
Balance, January 1, 2020	$26	$11,962	$18,571	$(1,662)	$(573)	$(93)	$-	$28,231
Net income	-	-	691	-	-	-	-	691
Other comprehensive income	-	-	-	721	-	-	-	721
Purchase of common stock for SERPs	-	-	-	-	-	-	(290)	(290)
Repurchase of common stock	-	-	-	-	(42)	-	-	(42)
ESOP shares committed to be released (6,221 shares)	-	(4)	-	-	-	31	-	27
Balance, June 30, 2020 (unaudited)	$26	$11,958	$19,262	$(941)	$(615)	$(62)	$(290)	$29,338

Balance, January 1, 2019	$26	$11,958	$18,484	$(2,411)	$(532)	$(156)	$-	$27,369
Net income	-	-	87	-	-	-	-	87
Other comprehensive income	-	-	-	749	-	-	-	749
Repurchase of common stock	-	-	-	-	(41)	-	-	(41)
ESOP shares committed to be released (6,221 shares)	-	4	-	-	-	63	-	67
Balance, December 31, 2019	$26	$11,962	$18,571	$(1,662)	$(573)	$(93)	$-	$28,231

Balance, January 1, 2018	$24	$9,808	$19,077	$(2,218)	$(521)	$(217)	$-	$25,953
Net loss	-	-	(213)	-	-	-	-	(213)
Other comprehensive loss	-	-	-	(573)	-	-	-	(573)
Reclassification adjustment (1)	-	-	(380)	380	-	-	-	-
Acquisition of Medina Savings & Loan	2	2,141	-	-	-	-	-	2,143
Repurchase of common stock	-	-	-	-	(11)	-	-	(11)
ESOP shares committed to be released (6,221 shares)	-	9	-	-	-	61	-	70
Balance, December 31, 2018	$26	$11,958	$18,484	$(2,411)	$(532)	$(156)	$-	$27,369

(1) Includes reclassification adjustment from accumulated other comprehensive loss to retained earnings to reflect the accounting treatment of the change in fair values of equity securities in accordance with the adoption of Accounting Standard Update 2016-01.

The accompanying notes are an integral part of the consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.
Consolidated Statements of Cash Flows

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2020	2019	2019	2018
	(unaudited)
OPERATING ACTIVITIES
Net income (loss)	$691	$(89)	$87	$(213)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	180	180	360	175
Deferred income tax benefit	(224)	-	(159)	(150)
Realized losses (gains) on sales of:
Real estate acquired through foreclosure	-	3	4	-
Premises and equipment	-	36	36	-
Available-for-sale investment securities	-	-	(265)	(20)
Equity securities	(29)	(27)	-	-
Gain on merger with Medina Savings and Loan Association	-	-	-	(657)
Writedown of premises and equipment to fair value	25	-	-	-
Writedown of other real estate owned to fair value	5	-	-	-
Unrealized (gains) losses on equity securities	207	(211)	(270)	462
Directors' retirement plan net gains	(51)	-	-	-
Depreciation	532	545	1,080	1,041
Prepaid conversion costs expensed	-	-	209	-
Amortization of intangible asset	32	22	55	-
Amortization of fair value adjustment to purchased loan portfolio	(34)	(23)	(57)	-
ESOP expense	27	34	67	70
Amortization of deferred loan costs	129	65	134	244
Earnings on bank-owned life insurance	(67)	(63)	(131)	(127)
Change in pension plan assets	(585)	(602)	(797)	(60)
Net amortization of premiums and discounts on investment securities	(18)	69	53	11
Net change in accrued interest receivable	(332)	(55)	(169)	216
Net change in other assets and liabilities	298	1,413	1,128	(1,456)
Net cash provided by (used in) operating activities	786	1,297	1,365	(464)
INVESTING ACTIVITIES
Net change in interest-bearing time deposits in other banks	-	-	-	3,640
Cash received in merger with Medina Savings and Loan Association	-	-	-	8,801
Purchase of equity investment securities	(1)	(62)	(76)	(304)
Purchase of investment securities available-for-sale	(1,064)	(8,868)	(20,146)	(3,728)
Net proceeds from the (purchase of) redemption of Federal Home Loan Bank stock	(4)	72	(180)	512
Proceeds from maturities and principal reductions of:
Available-for-sale investment securities	3	1,704	1,707	100
Held-to-maturity investment securities	255	224	676	1,748
Proceeds from sale of:
Available-for-sale investment securities	-	-	259	-
Equity investment securities	1,904	8,657	8,670	5,056
Real estate acquired through foreclosure	42	29	58	159
Premises and equipment	-	95	95	17
Proceeds from receipt of available-for-sale securities pending settlement	-	-	-	11,521
Net change in loans	(24,106)	(1,269)	(16,039)	1,918
Purchase of premises and equipment	(156)	(560)	(809)	(952)
Net cash (used in) provided by investing activities	(23,127)	22	(25,785)	28,488
FINANCING ACTIVITIES
Net change in demand deposits, savings accounts, and money market accounts	29,453	(1,840)	(2,588)	(2,077)
Net change in time deposits	(7,333)	1,944	30,710	8,058
Net proceeds from the redemption of brokered time deposits	(809)	(2,716)	(5,227)	(21,624)
Net repayments of from short-term borrowings	-	(1,000)	(1,000)	(1,000)
Payments on long-term borrowings	(4,845)	(3,867)	(8,121)	(9,511)
Proceeds from long-term borrowings	6,000	4,000	15,000	1,000
Repurchase of common stock	(42)	(38)	(41)	(11)
Net cash (used in) provided by financing activities	22,424	(3,517)	28,733	(25,165)
Increase in cash and cash equivalents at beginning of period	83	(2,198)	4,313	2,859
Cash and cash equivalents at beginning of period	13,448	9,135	9,135	6,276
Cash and cash equivalents at end of period	$13,531	$6,937	$13,448	$9,135

Supplemental Cash Flows Information
Cash paid during the period for:
Interest	$1,533	$1,522	$3,154	$2,634
Income Taxes	-	-	-	6
Transfer of loans to foreclosed real estate	2	27	82	72

Seneca-Cayuga Bancorp, Inc. merged with Medina Savings and Loan Association effective September 29, 2018.
In conjunction with the merger, liabilities were assumed as follows:

Fair value of assets acquired				$54,275
Less common stock issued				2,143
Less gain on merger recognized				657
Liabilities assumed				$51,475

The accompanying notes are an integral part of the consolidated financial statements.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

1.	Organization and Nature of Operations

Seneca-Cayuga Bancorp, Inc. (the “Holding Company”) is a federally chartered stock holding company and a subsidiary of The Seneca Falls Savings Bank, MHC (the “Mutual Holding Company”), a federally chartered mutual holding company. At June 30, 2019 and December 31, 2019, the Mutual Holding Company owned 1,480,715 shares, or 60.10% and 60.01%, respectively, of the Holding Company’s outstanding stock, and the remaining Holding Company stock is held by the public or has been repurchased by the Holding Company. The Mutual Holding Company activity is not included in the accompanying consolidated financial statements.

Generations Bank (the “Bank”) is a wholly owned subsidiary of the Holding Company. Originally called Seneca Falls Savings Bank, the Bank changed its name in 2012 to improve name and brand recognition. On September 29, 2018, Medina Savings and Loan Association (“MSL”), a mutual savings and loan association owned by its depositors, was merged into the Bank as additional retail offices, expanding our market footprint. All assets and liabilities of MSL were acquired and the consideration given in exchange for this mutual transaction was the issuance of Holding Company stock to our Mutual Holding Company. Based on a third party appraised value of MSL, 171,440 shares were issued to the Mutual Holding Company.

Effective December 31, 2018, the Bank officially established Generations Commercial Bank (the “Commercial Bank”), a New York State chartered limited-purpose commercial bank formed expressly to enable local municipalities to deposit public funds with the Bank in accordance with existing NYS municipal law. Although having received regulatory approval and funding the Commercial Bank with $2,500,000 in capital in the year-end December 31, 2018, the Commercial Bank opened for business on January 2, 2019.

The Bank maintains its executive offices and main retail location in Seneca Falls, New York, with retail offices in Waterloo, Geneva, Auburn, Union Springs, Phelps, Farmington, Medina and Albion, New York. The Bank is a community-oriented savings institution whose business primarily consists of accepting deposits from customers within its market area and investing those funds in loans secured by one- to four-family residential real estate, commercial real estate, business or personal assets and in investment securities. The Bank also offers financial and investments services to its customers through licensed employees.

In addition, Generations Agency, Inc. (the “Agency”) offers personal and commercial insurance products through licensed employees in the same market area. The Agency is the Bank’s wholly-owned subsidiary.

2.	Summary of Significant Accounting Policies

a.	Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Holding Company, the Bank, the Commercial Bank and the Agency. The consolidated entity is referred to as the “Company” in the following notes to the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

Amounts in the prior year’s consolidated financial statements have been reclassified whenever necessary to conform to the current year’s presentation. Such reclassifications had no impact on net income.

b.	Use of Estimates

The preparation of consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has identified the allowance for loan losses, deferred income taxes, pension obligations, the determination of the fair value of assets and liabilities assumed through acquisition and the evaluation of investment securities for other-than-temporary impairment to be the accounting areas that require the most subjective and complex judgments, and as such, could be the most subject to revision as new information becomes available.

The Company is subject to the regulations of various governmental agencies. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances, and operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examinations.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

c.	Cash and Cash Equivalents

Cash and cash equivalents include cash, amounts due from banks, including interest-bearing demand deposits and items in the process of collection. The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.

d.	Securities

The Company reports debt securities in one of the following categories:

(i)                  “held-to-maturity” which management has the positive intent and ability to hold debt securities to maturity. These securities are reported at amortized cost adjusted for the amortization of premiums and accretion of discounts; or

(ii)                “available-for-sale” which includes all other debt securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive loss.

The Company classifies its debt securities in one of these categories based upon determinations made at the time of purchase, and re-evaluates their classification each quarter-end.

Premiums and discounts on debt securities are amortized, or accreted, to interest income over the term of the security and adjusted for the effect of actual prepayments in the case of mortgage-backed securities. Gains and losses on the sales of securities are recognized in income when sold, using the specific identification method, on a trade date basis.

Equity securities are reported at fair value, with unrealized gains and losses included in earnings.

Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying consolidated financial statements.

Note 4 to the consolidated financial statements includes additional information about the Company’s accounting policies with respect to the impairment of investment securities.

e.	Federal Home Loan Bank of New York Stock

The Bank, as a member of the Federal Home Loan Bank (“FHLB”) system, is required to maintain an investment in capital stock of the FHLB. Based on redemption provisions of the FHLB, the stock has no quoted fair value and is carried at cost, which approximates fair value.

f.	Loans Receivable

The Company grants residential mortgage, commercial and consumer loans to customers, principally located in the Finger Lakes Region of New York State and extending north to Orleans County. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at their outstanding unpaid principal balances, less the allowance for loan losses and plus net deferred loan origination costs. The ability of the Company’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the market area.

Interest income is generally recognized when income is earned using the interest method. Nonrefundable loan fees received, and the related direct origination costs incurred, are deferred and amortized over the life of the loan using a method that approximates the interest method, resulting in a constant effective yield over the loan term. Deferred fees are recognized into income and deferred costs are charged to income immediately upon prepayment of the related loan.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The loans receivable portfolio is segmented into residential mortgage, commercial and consumer loans. The residential mortgage segment consists of one- to four-family first-lien residential mortgages and construction loans. Commercial loans consist of the following classes: real estate secured by nonresidential property, real estate secured by multi-family residences, construction and other commercial and industrial loans. Consumer loans include home equity (both installment loans and lines of credit), residential junior-lien loans, manufactured home loans, automobile, student and other consumer loans.

g.	Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the consolidated statement of financial condition date and is recorded as a reduction of loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable is charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Consumer loans not secured by residential real estate are generally charged off no later than 90 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying amount of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, automobile loans identified in pools by product and underwriting standards, as well as smaller balance homogeneous consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative risk factors. These qualitative risk factors include:

•	Asset quality trends
•	The trend in loan growth and portfolio mix
•	Regional and local economic conditions
•	Historical loan loss experience
•	Underlying credit quality

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation.

The risk characteristics within the loan portfolio vary depending on the loan segment. Consumer loans generally are repaid from personal sources of income. Risks associated with consumer loans primarily include general economic risks such as declines in the local economy creating higher rates of unemployment. Those conditions may also lead to a decline in collateral values should the Company be required to repossess the collateral securing consumer loans. These economic risks also impact the commercial loan segment, however commercial loans are considered to have greater risk than consumer loans as the primary source of repayment is from the cash flow of the business customer. Real estate loans, including residential mortgages, commercial real estate loans and home equity loans comprise approximately 77% of the portfolio in 2019 and 78% in 2018. Loans secured by real estate provide the best collateral protection and thus significantly reduce the inherent risk in the portfolio.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial loans, by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying amount exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For commercial loans secured by real estate, including those in construction, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made as to whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging’s or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a troubled debt restructuring agreement.

Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Loans classified as troubled restructurings are designated as impaired.

The indirect automobile program loans, and the loans originated under a direct sub-prime automobile program, are evaluated separately from the rest of the consumer loan portfolio. Due to the inherent risk of the program loans, they are evaluated based on the historical losses in the portfolio and discounted collateral values. Since this piece of the portfolio no longer enjoys the participation of the dealers, their continuing reserves and dealer cooperation, there are no longer available cash reserves accumulated as part of the indirect loan assignment agreements with local dealers. The direct sub-prime automobile program was offered to consumers for approximately six months in 2014. The program was discontinued after a detailed analysis revealed that the loan type carried higher risk characteristics than the other automobile portfolios. We have analyzed the historical loss factors to date and have assigned higher reserve factors to these loans to represent the associated risk. Reserves for this loan type are based on the rate of delinquency, the prospect of payment established by collection efforts and discounted collateral values.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for all loans.

Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as loss are considered uncollectible and are charged to the allowance for loans losses. Loans not classified are rated as pass.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

j.	Income Recognition on Impaired and Non-accrual Loans

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan may be currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on non-accrual status, unpaid interest is reversed and charged to interest income. Interest received on non-accrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification.

When future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a non-accrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

i.	Premises and equipment

Land is carried at cost. Buildings, improvements and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is provided on a straight-line basis over the estimated useful lives of the related assets, which is generally 15 to 40 years for buildings and 3 to 10 years for furniture, equipment, computers and software. Leasehold improvements are amortized over the shorter of the terms of the lease or useful life. Maintenance and repairs are charged to operating expenses as incurred. The asset cost and accumulated depreciation are removed from the accounts for assets sold or retired and any resulting gain or loss is included in the determination of income. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be recoverable.

j.	Bank-owned life insurance

The Bank invests in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Bank on a chosen group of employees. The Bank is the owner and beneficiary of the life insurance policies, and as such, the investment is carried at the cash surrender value of the underlying policies. In 2012, the Bank purchased additional BOLI to offset the cost of the director’s retirement plan and the addition of a supplemental executive retirement plan. The 2012 purchase of $2 million in additional BOLI on senior management includes a split-dollar arrangement on a portion of the insurance benefit. The policies are carried at the cash surrender value and the liability for the split dollar arrangement is recorded in other liabilities. Income from the increase in cash surrender value of the policies is included in noninterest income on the consolidated statements of operations.

k.	Intangible assets and goodwill

Intangible assets represent acquired assets that lack physical substance, but can be distinguished from goodwill because of contractual or other legal rights. The Company’s intangible assets include customer lists and covenants not to compete that were acquired in connection with business acquisitions. On December 28, 2016, the Company purchased the John G. Sweeney Agency, Inc. and the associated covenant not to compete was recorded as an intangible asset. Goodwill is reflected in the insurance agency segment. This asset will be amortized over 7 years in accordance with the life identified in the purchase contract.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Additionally, as part of recording the purchase of assets and liabilities of MSL at fair value upon the September 29, 2018 merger, Generations Bank recorded a $964,000 Core Deposit Intangible (“CDI”). The CDI valuation method employed a discounted cash flow analysis to determine the fair value of the acquired core deposits to fund operations, versus using comparable term (i.e. term to maturity) wholesale borrowings. A positive valuation results because the overall cost of core deposits (interest rate plus operating expense less other income) is lower than the cost of a laddered portfolio of borrowings structured with the same maturity as the projected core deposit base. As of the Valuation Date, the value of Medina’s core deposits was, in aggregate, $964,000 on a pre-tax basis, equal to 2.50% of the acquired core deposits. This asset will be amortized over 15 years in accordance with the fair value analysis provided by a third party.

The Company reviews its identifiable assets for impairment whenever events or circumstances indicate that the carrying value may not be recoverable.

Goodwill represents the excess of the cost of an acquisition over the fair value of tangible and identifiable intangible assets acquired in a business combination utilizing purchase accounting. The stock purchase of the John G. Sweeney Agency, Inc. was recorded as goodwill of $792,000. The value of goodwill is tested at least annually for impairment. The MSL merger did not have goodwill and in fact was recorded with a bargain purchase gain of $549,000, which is reported as other noninterest income in 2018.

l.	Employee benefit plans

The Bank funds two noncontributory defined benefit pension plans, one plan that accrues benefits for employees of Generations Bank that were hired prior to October 1, 2016 and the second plan that was acquired with the MSL merger and covers MSL employees that were participants of that plan effective June 30, 2018. Both plans have been frozen to new employees and cover eligible Company employees at least 21 years of age and with at least one year of service. Benefits under these plans generally are based on employees’ years of service and compensation. The Bank makes annual contributions to the plans equal to the maximum amount that can be deducted for income tax purposes.

The Bank sponsors an Employee Stock Ownership Plan (“ESOP”) covering substantially all full time employees. Acquisitions of the Holding Company’s common stock for the Plan by the Bank were funded internally through a borrowing from the Holding Company, which is repayable semi-annually with interest over fifteen years. The cost of shares issued to the ESOP but not allocated to participants is presented in the consolidated statement of financial condition as a reduction of shareholders’ equity. ESOP shares are released to participants proportionately as the loan is repaid. Allocations to individual accounts are based on participant compensation. As shares are committed to be released to participants, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings per share computations. The difference between the market price and the cost of shares committed to be released is recorded as an adjustment to additional paid-in-capital. Dividends on allocated shares reduce retained earnings; dividends on unallocated ESOP shares reduce debt and accrued interest.

The Company has a defined contribution plan under section 401(k) of the Internal Revenue Code. This plan covers all Company employees with at least six months of service. The Company’s contributions to this plan are discretionary, begin after one year of service and are determined annually by the Board of Directors. Employee contributions are voluntary. Employees vest immediately in their own contributions, and vest in the Company’s contributions based on years of service.

The Company has a Directors Retirement Plan for the benefit of its eligible non-employee members of the Board of Directors of the Company. This plan is an unfunded arrangement and intended to comply with Internal Revenue Code Section 409A. The plan allows for deferred compensation elections and a supplemental contribution by the Bank. The Company also has a supplemental executive retirement plan, under Internal Revenue Code Section 409A, for selected officers. This plan is an unfunded arrangement that consists on an annual contribution calculated based on a target benefit.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

m.	Foreclosed real estate and repossessed assets

Real estate and other assets acquired in settlement of loans are carried at the fair value of the property at the date of acquisition less estimated selling costs. The following table represents the detail of such assets at December 31:

	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Foreclosed real estate	$25	$60	$50
Repossessed assets	-	10	-
	$25	$70	$50

Write-downs from cost to fair value less estimated selling costs, which are required at the time of foreclosure or repossession, are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of estimated selling costs and the net operating expenses of foreclosed assets, are charged to other noninterest expenses and were approximately $10,000 and $7,000 for the six months ended June 30, 2020 and 2019 and $16,000 and $14,000 for 2019 and 2018, respectively.

At June 30, 2020 there were seven one- to four-family residential mortgage loans and two home equity loans in the process of foreclosure for a total of $381,000. At December 31, 2019, there were five one- to four-family residential mortgage loans and two related home equity loans in the process of foreclosure for a total of $278,000. At December 31, 2018, there were three one- to four-family residential mortgage loans in the process of foreclosure for a total of $70,000.

n.	Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

o.	Income taxes

Deferred income tax assets and liabilities are determined using the liability method. Under this method, the net deferred tax asset or liability is recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as net operating losses, capital losses and contribution carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date. To the extent that current available evidence about the future raises doubt about the likelihood of a deferred tax asset being realized, a valuation allowance is established. The judgment about the level of future taxable income, including that which is considered capital, is inherently subjective and is reviewed on a continual basis as regulatory and business factors change. Interest and penalties are included as a component of noninterest expense if incurred.

Uncertain tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent. The terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment. At June 30, 2020 and December 31, 2019, the Company had no uncertain tax positions.

p.	Comprehensive income

Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and unrecognized gains or losses and prior service credits for the defined benefit pension plan are reported as a separate component of the shareholders’ equity section of the consolidated statements of financial condition, such items, along with net income, are components of comprehensive income.

The amounts of income tax (expense) benefit allocated to each component of other comprehensive income are as follows for the six months ended June 30, 2020 and 2019 and for years ended December 31, 2019 and 2018:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	For Six Months		For Years Ended
	Ended June 30,		December 31,
(In thousands)	2020	2019	2019	2018
	(unaudited)
Unrealized (gains) losses on securities available-for-sale:
Unrealized holding gains arising during the period	$(178)	$(87)	$(163)	$(94)
Reclassification adjustment for net gains included in net income	-	-	58	4
Net unrealized gains on securities available-for-sale	(178)	(87)	(105)	(90)
Defined benefit pension plan:
Net plan (gains) losses arising during the period	-	-	(54)	167
Reclassification of amortization of net losses and prior service credit
recognized in net pension expense	(14)	(20)	(40)	(25)
Net change in defined benefit pension plan asset	(14)	(20)	(94)	142
	$(192)	$(107)	$(199)	$52

The balances and changes in the components of accumulated other comprehensive income (loss), net of tax, are as follows:

	Unrealized		Accumulated
	(Losses) Gains	Defined	Other
	on Securities	Benefit	Comprehensive
(In thousands)	Available-for-Sale	Pension Plan	Income (Loss)
Balance, January 1, 2018	$(86)	$(2,132)	$(2,218)
Other comprehensive gain before reclassifications	(16)	(629)	(645)
Amounts reclassified from AOCI to the income statement	(16)	88	72
Net current-period other comprehensive income (loss) for 2018	(32)	(541)	(573)
Amounts reclassified from AOCI to retained earnings (1)	380	-	380
Balance, December 31, 2018	$262	$(2,673)	$(2,411)
Other comprehensive gain before reclassifications	612	202	814
Amounts reclassified from AOCI to the income statement	(216)	151	(65)
Net current-period other comprehensive income for 2019	396	353	749
Balance, December 31, 2019	$658	$(2,320)	$(1,662)
Other comprehensive gain before reclassifications	668	-	668
Amounts reclassified from AOCI to the income statement	-	53	53
Net current-period other comprehensive income for six months ended June 30, 2020	668	53	721
Balance, June 30, 2020	$1,326	$(2,267)	$(941)

(1) Reclassification from accumulated other comprehensive loss to retained earnings for the change in accounting treatment adopted under ASU 2016-01. This amendment requires equity securities to be measured at fair value and the change in fair value to be recognized through net income.

The following table presents the amounts reclassified out of each component of accumulated other comprehensive loss for the six months ended June 30, 2020 and 2019 and for years ended December 31, 2019 and 2018:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	Amounts Reclassified From AOCI(2)
	For Six Months		For Years Ended
	Ended June 30,		December 31,		Affected Line Item in the
(In thousands)	2020	2019	2019	2018	Statement of Income
	(unaudited)
Available-for-sale securities:
Realized gain on sale of securities	$-	$-	$274	$20	Net gain on sale of available-for-sale securities
Tax effect	-	-	(58)	(4)	Provision for income taxes
	$-	$-	$216	$16	Net income
Defined benefit pension plan:
Retirement plan net losses recognized in net periodic pension cost	$(67)	$(96)	$(191)	$(113)	Compensation and benefits
Tax effect	14	20	40	25	Provision for income taxes
	$(53)	$(76)	$(151)	$(88)	Net loss

(2) Amounts in parentheses indicate debits in net income.

q.	Earnings (Loss) Per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. The weighted-average number of common shares outstanding was 2,456,000, 2,456,000 and 2,453,000 for the six months ended June 30, 2020 and for 2019 and 2018, respectively. The Company has not granted any restricted stock awards or stock options and had no potentially dilutive common stock equivalents. Unallocated common shares held by the ESOP are not included in the weighted-average number of common shares outstanding for purposes of calculating basic earnings per common share until they are committed to be released.

On May 20, 2008, the Board of Directors of the Company authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its outstanding shares (excluding shares held by Seneca Falls Savings Bank, MHC, the Company’s mutual holding company), or up to 119,025 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. Repurchased shares are held as treasury stock and are available for general corporate purposes. The Company conducts such repurchases in accordance with a Rule 10b5-1 trading plan.

r.	Recently Adopted and Recently Issued Accounting Pronouncements

On January 1, 2018, the Company adopted Accounting Standard Update (“ASU”) 2016-01 amending guidance on “Financial Instruments (Subtopic 825-10)”. This amendment addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. These amendments require equity securities to be measured at fair value with changes in the fair value to be recognized through net income. The amendments also simplify the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. In 2018, the Company recorded a cumulative-effect adjustment to decrease retained earnings in the amount of $380,000 representing the unrealized gain, net of tax, on these equity securities. Changes in fair value during the six months ended June 30, 2020 and 2019 and for years ended December 31, 2019 and 2018 have been recognized in net income.

On January 1, 2018, the Company adopted ASU 2017-07 amending guidance on “Compensation - Retirement Benefits (Topic 715)” to improve the presentation of net periodic pension cost and net periodic postretirement benefit cost. ASU 2017-07 requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. If a separate line item or items are used to present the other components of net benefit cost, that line item or items must be appropriately described. If a separate line item or items are not used, the line item or items used in the income statement to present the other components of net benefit cost must be disclosed. Prior to adoption of this update, the Company presented all components of net periodic pension cost in “compensation and benefits expense” on its income statement. The Company is continuing to present all components of net period pension cost in “compensation and benefits expense” for the six months ended June 30, 2020 and 2019 and for years ended December 31, 2019 and 2018. Further details regarding the Company’s net periodic pension cost are provided in Note 14 to these Consolidated Financial Statements.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

On January 1, 2018, the Company adopted ASU 2014-09 amending guidance on “Revenue from Contracts with Customers (Topic 606)”. The objective of the ASU is to align the recognition of revenue with the transfer of promised goods or services provided to customers in an amount that reflects the consideration which the entity expects to be entitled in exchange for those goods or services. This ASU replaces most existing revenue recognition guidance under GAAP. A significant amount of the Company’s revenues are derived from net interest income on financial assets and liabilities, which are excluded from the scope of the amended guidance. With respect to noninterest income, the Company has identified revenue streams within the scope of the guidance, which include service charges on deposits, cardholder fees, investment services fees, insurance commissions and loan servicing fees. Further details regarding the revenue recognition of these revenue streams is provided in Note 20 to these Consolidated Financial Statements.

On January 1, 2019, the Company adopted ASU No. 2016-02, which amended guidance on “Leases (Topic 842)”. The new guidance establishes the principles to report transparent and economically neutral information about the assets and liabilities that arise from leases. The objective of this standard is to present a more faithful representation of the rights and obligations arising from leases by requiring lessees to recognize the lease assets and lease liabilities that arise from leases in the statement of financial position and to disclose qualitative and quantitative information about lease transactions, such as information about variable lease payments and options to renew and terminate leases. The Company has one lease expiring in June 2021, and the obligation under the lease is not significant. Further details of the lease commitment are provided in Note 17 to these Consolidated Financial Statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40), Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” (“ASU 2018-15”). The amendments in ASU 2018-15 broaden the scope of ASC Subtopic 350-40 to include costs incurred to implement a hosting arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The costs are capitalized or expensed depending on the nature of the costs and the project stage during which they are incurred, consistent with the accounting for internal-use software costs. The amendments in ASU 2018-15 result in consistent capitalization of implementation costs of a hosting arrangement that is a service contract and implementation costs incurred to develop or obtain internal use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in ASU 2018-15. For public business entities, the ASU is effective for interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company early adopted ASU 2018-15, effective January 1, 2019. Further details regarding the system conversion and operations integration that occurred in 2019 related to the merger with MSL is detailed in Note 21 to these Consolidated Financial Statements.

In June 2016, the FASB issued ASU No. 2016-13, “Measurement of Credit Losses on Financial Instruments.” This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income.

In issuing the standard, the FASB is responding to criticism that today’s guidance delays recognition of credit losses. The standard will replace today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, will apply to: (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases, held-to-maturity securities, loan commitments, and financial guarantees.

The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities will measure credit losses in a manner similar to what they do today, except that the losses will be recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities will recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they do today.

The ASU also simplifies the accounting model for purchased credit-impaired debt securities and loans. ASU 2016-13 also expands the disclosure requirements regarding an entity’s assumptions, models, and methods for estimating the allowance for loan and lease losses. In addition, entities will need to disclose the amortized cost balance for each class of financial asset by credit quality indicator, disaggregated by the year of origination.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

ASU No. 2016-13 is effective for public business entities that are U.S. Securities and Exchange Commission (SEC) filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For SEC filers that are Smaller Reporting Companies, all other public business entities, and other non-public entities, the amendments are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach).

The Company is currently evaluating the impact of these amendments to the Company’s financial position and results of operations and currently does not know or cannot reasonably quantify the impact of the adoption of the amendments as a result of the complexity and extensive changes from these amendments. The Allowance for Loan Losses (ALL) estimate is material to the Company and given the change from an incurred loss model to a methodology that considers the credit loss over the life of the loan, there is the potential for an increase in the ALL at adoption date. The Company is anticipating a significant change in the processes and procedures to calculate the ALL, including changes in assumptions and estimates to consider expected credit losses over the life of the loan versus the current accounting practice that utilizes the incurred loss model. In addition, the current accounting policy and procedures for the other-than-temporary impairment on available-for-sale securities will be replaced with an allowance approach. The Company continues to collect and retain historical loan and credit data. The Company is in the process of identifying data gaps. Certain CECL models are currently being evaluated. The Audit Committee is informed of ongoing CECL developments. For additional information on the allowance for loan losses, see Notes 1 and 7.

3.	Balances at Other Banks

The Bank may be required to maintain cash balances on hand or with the Federal Reserve Bank. At June 30, 2020, the Bank did not have a reserve requirement. At December 31, 2019 and 2018, these reserve balances amounted to $1,745,000 and $1,089,000, respectively and were held in vault cash on hand and reported as cash and due from banks on the consolidated statements of financial condition.

4.	Securities

Investments in securities available-for-sale and held-to-maturity at June 30, 2020, December 31, 2019 and 2018 are summarized as follows:

	June 30, 2020 (unaudited)
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
Securities available-for-sale:
Residential mortgage-backed - US agency and GSEs	$44	$2	$(1)	$45
State and political subdivisions	30,833	1,678	-	32,511
Total securities available-for-sale	$30,877	$1,680	$(1)	$32,556

Securities held-to-maturity:
Residential mortgage-backed - US agency and GSEs	$1,819	$51	$(3)	$1,867
Total securities held-to-maturity	$1,819	$51	$(3)	$1,867

Equity securities:
Large cap equity mutual fund	$30			$30
Other mutual funds	1,051			1,051
Total of equity securities	$1,081			$1,081

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	December 31, 2019
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
Securities available-for-sale:
Residential mortgage-backed - US agency and GSEs	$48	$2	$-	$50
State and political subdivisions	29,746	903	(72)	30,577
Total securities available-for-sale	$29,794	$905	$(72)	$30,627

Securities held-to-maturity:
Residential mortgage-backed - US agency and GSEs	2,078	36	(4)	2,110
Total securities held-to-maturity	$2,078	$36	$(4)	$2,110

Equity securities:
Large cap equity mutual fund	$31			$31
Other mutual funds	2,548			2,548
Total of equity securities	$2,579			$2,579

	December 31, 2018
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(in thousands)	Cost	Gains	Losses	Value
Securities available-for-sale:
Residential mortgage-backed - US agency and GSEs	$1,440	$2	$(38)	$1,404
Residential mortgage-backed - private label	45	261	-	306
State and political subdivisions	9,910	117	(11)	10,016
Total securities available-for-sale	$11,395	$380	$(49)	$11,726
Securities held-to-maturity:
Residential mortgage-backed - US agency and GSEs	2,764	62	(5)	2,821
Total securities held-to-maturity	$2,764	$62	$(5)	$2,821
Equity securities:
Large cap equity mutual fund	$24			$24
Other mutual funds	10,878			10,878
Total equity securities	$10,902			$10,902

Gross unrealized losses on investment securities and the fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, is as follows:

	June 30, 2020 (unaudited)
	12 Months or Less		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
Securities available-for-sale:
Residential mortgage-backed - US agency and GSEs*	$24	$(1)	$3	$-	$27	$(1)
State and political subdivisions	-	-	-	-	-	-
Total securities available-for-sale	$24	$(1)	$3	$-	$27	$(1)
Securities held-to-maturity:
Residential mortgage-backed - US agency and GSEs	$86	$(2)	$101	$(1)	$186	$(3)
Total securities held-to-maturity	$86	$(2)	$101	$(1)	$186	$(3)
* Gross unrealized losses are less than $1,000.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	December 31, 2019
	12 Months or Less		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
Securities available-for-sale:
Residential mortgage-backed - US agency and GSEs*	$-	$-	$4	$-	$4	$-
State and political subdivisions	8,779	(72)	-	-	8,779	(72)
Total securities available-for-sale	$8,779	$(72)	$4	$-	$8,783	$(72)
Securities held-to-maturity:
Residential mortgage-backed - US agency and GSEs	$68	$(1)	$217	$(3)	$285	$(4)
Total securities held-to-maturity	$68	$(1)	$217	$(3)	$285	$(4)
* Gross unrealized losses are less than $1,000.

	December 31, 2018
	12 Months or Less		More than 12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
Securities available-for-sale:
Residential mortgage-backed - US agency and GSEs	$7	$(1)	$1,333	$(37)	$1,340	$(38)
State and political subdivisions	513	(1)	202	(10)	715	(11)
Total securities available-for-sale	$520	$(2)	$1,535	$(47)	$2,055	$(49)
Securities held-to-maturity:
Residential mortgage-backed - US agency and GSEs	$-	$-	$314	$(5)	$314	$(5)
Total securities held-to-maturity	$-	$-	$314	$(5)	$314	$(5)

The Company conducts a formal review of investment securities on a quarterly basis for the presence of other-than-temporary impairment (“OTTI”). Management assesses whether OTTI is present when the fair value of a debt security is less than its amortized cost basis at the statement of financial condition date. Under these circumstances, OTTI is considered to have occurred (1) if we intend to sell the security; (2) if it is “more likely than not” we will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. Credit-related OTTI is recognized in earnings while non-credit-related OTTI on securities not expected to be sold is recognized in other comprehensive income. Non-credit-related OTTI is based on other factors, including illiquidity. Presentation of OTTI is made in the consolidated statement of operations on a gross basis, including both the portion recognized in earnings as well as the portion recorded in other comprehensive income. Normally, the gross OTTI would then be offset by the amount of non-credit-related OTTI, showing the net as the impact on earnings. All OTTI charges have been credit-related to date, and therefore no offset has been presented on the consolidated statements of income.

Nine government agency and government sponsored enterprise (GSE) residential mortgage-backed security holdings have an unrealized loss as of December 31, 2019. The securities were issued by the Federal National Mortgage Association (FNMA), Federal Home Loan Mortgage Corporation (FHLMC) and the Government National Mortgage Association (GNMA). All of the nine government-backed securities that have unrealized losses are immaterial, with each of these securities having value deficiencies of $1,800 or less. None of the securities demonstrate a steadily increasing loss ratio and values fluctuate in reaction to the uncertainty of the economy. Principal and interest continue to be received on all securities as anticipated. The Company has the ability and intent to hold the securities through maturity or recovery of its amortized cost basis. With the government guarantees in place, management does not expect losses on these securities. No OTTI is deemed present on these securities.

There were six municipal bonds with an unrealized loss at December 31, 2019. One of the six bonds has a loss in market price that is clearly immaterial, at less than $650. All six of these bonds are new purchases that occurred in November of 2019 and as such, year-end is the first time that they are reported to have unrealized losses. The more significant unrealized losses are all occurring on the municipal bonds issued by Branford, Connecticut. These bonds all met our purchasing criteria, and since they are new to our portfolio, we will continue to monitor their performance in the future. The Company anticipates being paid in full. No OTTI is deemed present on these securities.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

One privately issued held-to-maturity mortgage-backed security was determined to have an other-than-temporary impairment and a $408,000 impairment loss was recorded in 2010. This security had been rated below investment grade by the rating agencies and, by the end of 2010; the foreclosure level had significantly increased for the supporting pool of mortgages. As a result of the credit quality deterioration, the full amount of the other-than-temporary impairment was recognized in income and the security was transferred to the available-for-sale portfolio at December 31, 2010. The carrying amount and fair value of the security at the date of transfer was $564,000. The security continued to receive principal and interest payments and during 2019, the carrying amount of the security had been reduced to zero. The security was sold in 2019 for a gain of $251,000.

The following table presents a roll-forward of the amount related to credit losses recognized in earnings for the years ended December 31:

(In thousands)	2019	2018
Beginning balance – January 1	$408	$408
Initial credit impairment	-	-
Subsequent credit impairments	-	-
Reductions for amounts recognized in earnings due to intent or requirement to sell	-	-
Reductions for securities sold	(408)	-
Reductions for increases in cash flows expected to be collected	-	-
Ending balance - December 31	$-	$408

The following is a summary of the amortized cost and estimated fair values of debt securities at June 30, 2020 and December 31, 2019, by remaining term to contractual maturity other than mortgage-backed securities. Actual maturities may differ from these amounts because certain issuers have the right to call or redeem their obligations prior to contractual maturity. The contractual maturities of mortgage-backed securities generally exceed 20 years; however, the effective average life is expected to be substantially shorter due to anticipated repayments and prepayments.

June 30, 2020 (unaudited)
	Securities		Securities
	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
(in thousands)	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$1,309	$1,310	$-	$-
Due over one year through five years	535	561	-	-
Due over five through ten years	4,768	5,069	-	-
Due after ten years	24,221	25,571	-	-
	30,833	32,511	-	-
Residential mortgage-backed securities	44	45	1,819	1,867
Total	$30,877	$32,556	$1,819	$1,867

 Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2019
	Securities		Securities
	Available-for-Sale		Held-to-Maturity
	Amortized	Estimated	Amortized	Estimated
(in thousands)	Cost	Fair Value	Cost	Fair Value
Due in one year or less	$1,288	$1,288	$-	$-
Due over one year through five years	525	537	-	-
Due over five through ten years	3,509	3,718	-	-
Due after ten years	24,424	25,034	-	-
	29,746	30,577	-	-
Residential mortgage-backed securities	48	50	2,078	2,110
Total	$29,794	$30,627	$2,078	$2,110

Gross realized gains (losses) on sales and redemptions of securities for the year ended December 31 are detailed below:

	Six Months	Years Ended
	Ended June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Realized gains	$-	$274	$21
Realized losses	-	-	(1)
	$-	$274	$20

Securities with a fair value of $22,243,000, $21,773,000 and $9,563,000 were pledged to collateralize certain deposit arrangements at June 30, 2020, December 2019 and 2018, respectively.

 Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

5.	Loans Receivable

Major classifications of loans at June 30, 2020 and December 31, 2019 and 2018 are as follows:

	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Originated Loans
Residential mortgages:
One- to four-family	$119,912	$120,208	$115,130
Construction	221	828	327
	120,133	121,036	115,457
Commercial loans:
Real estate - nonresidential	32,867	33,581	33,231
Multi-family	5,188	5,585	5,756
Construction	-	100	606
Commercial business	22,183	14,028	16,835
	60,238	53,294	56,428
Consumer:
Home equity and junior liens	9,917	10,170	8,361
Manufactured homes	30,020	23,769	18,965
Automobile	23,154	21,083	14,068
Student	2,290	2,251	1,674
Other consumer	11,413	1,987	1,251
	76,794	59,260	44,319
Total originated loans	257,165	233,590	216,204
Net deferred loan costs	8,475	4,986	3,131
Less allowance for loan losses	(1,996)	(1,660)	(1,548)
Net originated loans	$263,644	$236,916	$217,787

	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Acquired Loans
Residential mortgages:
One- to four-family	$15,997	$18,506	$20,719
Construction	-	-	603
	15,997	18,506	21,322
Commercial loans:
Real estate - nonresidential	2,017	2,115	2,243
Commercial business	386	404	499
	2,403	2,519	2,742
Consumer:
Home equity and junior liens	1,620	1,833	2,235
Other consumer	247	361	596
	1,867	2,194	2,831
Total acquired loans	20,267	23,219	26,895
Net deferred loan costs	(70)	(91)	(100)
Fair value credit and yield adjustment	(390)	(424)	(482)
Net acquired loans	$19,807	$22,704	$26,313

 Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	June 30,	December 31,
(In thousands)	2020	2019	2018
Total Loans	(unaudited)
Residential mortgages:
One- to four-family	$135,909	$138,714	$135,849
Construction	221	828	930
	136,130	139,542	136,779
Commercial loans:
Real estate - nonresidential	34,884	35,696	35,474
Multi-family	5,188	5,585	5,756
Construction	-	100	606
Commercial business	22,569	14,432	17,334
	62,641	55,813	59,170
Consumer:
Home equity and junior liens	11,537	12,003	10,596
Manufactured homes	30,020	23,769	18,965
Automobile	23,154	21,083	14,068
Student	2,290	2,251	1,674
Other consumer	11,660	2,348	1,847
	78,661	61,454	47,150
Total Loans	277,432	256,809	243,099
Net deferred loan costs	8,405	4,895	3,031
Fair value credit and yield adjustment	(390)	(424)	(482)
Less allowance for loan losses	(1,996)	(1,660)	(1,548)
Loans receivable, net	$283,451	$259,620	$244,100

The Company grants residential mortgage, commercial and consumer loans to customers throughout the Finger Lakes region of New York State, which includes parts of Cayuga, Seneca, Wayne, Yates and Ontario counties as well as Orleans County as a result of the 2018 merger. Although the Company has a diversified loan portfolio, a substantial portion of its debtors’ abilities to honor their contracts is dependent upon the counties’ employment and economic conditions. To further diversify the loan portfolio, the Company also purchases loans that have been originated outside of the region. High quality automobile loans, originated in Northeastern United States, are purchased regularly from BCI Financial Corporation, a Connecticut Company. In 2019, the Company also began to purchase modular home loans originated throughout the United States from Triad Financial Services, Inc., who then services the loans for the Company. In 2020, the Company began to purchase automobile and recreational vehicle loans originated in New York State from OneSource Financial.

Loan Origination / Risk Management

The Company has lending policies and procedures in place that are designed to maximize loan income within an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis. A reporting system supplements the review process by frequently providing management with reports related to loan production, loan quality, loan delinquencies, non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions.

The loan portfolio is segregated into risk rating categories based on the borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate. The risk ratings are evaluated at least annually for commercial loans unless credit deficiencies arise, such as delinquent loan payments, for commercial, residential mortgage or consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as loss are considered uncollectible and are charged to the allowance for loan loss. Loans not classified are rated as pass. See further discussion of risk ratings in Note 2.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The following table presents the classes of the loan portfolio summarized by the pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of June 30, 2020 and December 31 2019 and 2018:

June 30, 2020 (unaudited)
		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Originated Loans
Residential mortgages:
One- to four-family	$115,984	$1,830	$2,098	$-	$119,912
Construction	221	-	-	-	221
	116,205	1,830	2,098	-	120,133
Commercial loans:
Real estate - nonresidential	27,378	1,460	4,029	-	32,867
Multi-family	5,188	-	-	-	5,188
Construction	-	-	-	-	-
Commercial business	19,418	790	1,975	-	22,183
	51,984	2,250	6,004	-	60,238
Consumer:
Home equity and junior liens	9,849	19	49	-	9,917
Manufactured homes	29,905	115	-	-	30,020
Automobile	23,031	73	50	-	23,154
Student	2,290	-	-	-	2,290
Other consumer	11,398	13	2	-	11,413
	76,473	220	101	-	76,794
Total originated loans	$244,662	$4,300	$8,203	$-	$257,165

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Acquired Loans
Residential mortgages:
One- to four-family	$15,231	$518	$248	$-	$15,997
	15,231	518	248	-	15,997
Commercial loans:
Real estate - nonresidential	2,017	-	-	-	2,017
Commercial business	386	-	-	-	386
	2,403	-	-	-	2,403
Consumer:
Home equity and junior liens	1,535	50	35	-	1,620
Other consumer	247	-	-	-	247
	1,782	50	35	-	1,867
Total acquired loans	$19,416	$568	$283	$-	$20,267

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Total Loans
Residential mortgages:
One- to four-family	$131,215	$2,348	$2,346	$-	$135,909
Construction	221	-	-	-	221
	131,436	2,348	2,346	-	136,130
Commercial loans:
Real estate - nonresidential	29,395	1,460	4,029	-	34,884
Multi-family	5,188	-	-	-	5,188
Construction	-	-	-	-	-
Commercial business	19,804	790	1,975	-	22,183
	54,387	2,250	6,004	-	62,641
Consumer:
Home equity and junior liens	11,384	69	84	-	11,537
Manufactured homes	29,905	115	-	-	30,020
Automobile	23,031	73	50	-	23,154
Student	2,290	-	-	-	2,290
Other consumer	11,645	13	2	-	11,660
	78,255	270	136	-	78,661
Total loans	$264,078	$4,868	$8,486	$-	$277,432

December 31, 2019
		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Originated Loans
Residential mortgages:
One- to four-family	$116,414	$2,159	$1,635	$-	$120,208
Construction	828	-	-	-	828
	117,242	2,159	1,635	-	121,036
Commercial loans:
Real estate - nonresidential	29,192	1,479	2,910	-	33,581
Multi-family	5,585	-	-	-	5,585
Construction	100	-	-	-	100
Commercial business	10,222	1,798	2,008	-	14,028
	45,099	3,277	4,918	-	53,294
Consumer:
Home equity and junior liens	10,030	96	44	-	10,170
Manufactured homes	23,686	83	-	-	23,769
Automobile	20,975	54	54	-	21,083
Student	2,251	-	-	-	2,251
Other consumer	1,984	2	1	-	1,987
	58,926	235	99	-	59,260
Total originated loans	$221,267	$5,671	$6,652	$-	$233,590

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Acquired Loans
Residential mortgages:
One- to four-family	$17,387	$805	$314	$-	$18,506
	17,387	805	314	-	18,506
Commercial loans:
Real estate - nonresidential	2,115	-	-	-	2,115
Commercial business	404	-	-	-	404
	2,519	-	-	-	2,519
Consumer:
Home equity and junior liens	1,746	-	87	-	1,833
Other consumer	361	-	-	-	361
	2,107	-	87	-	2,194
Total acquired loans	$22,013	$805	$401	$-	$23,219

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Total Loans
Residential mortgages:
One- to four-family	$133,801	$2,964	$1,949	$-	$138,714
Construction	828	-	-	-	828
	134,629	2,964	1,949	-	139,542
Commercial loans:
Real estate - nonresidential	31,307	1,479	2,910	-	35,696
Multi-family	5,585	-	-	-	5,585
Construction	100	-	-	-	100
Commercial business	10,626	1,798	2,008	-	14,432
	47,618	3,277	4,918	-	55,813
Consumer:
Home equity and junior liens	11,776	96	131	-	12,003
Manufactured homes	23,686	83	-	-	23,769
Automobile	20,975	54	54	-	21,083
Student	2,251	-	-	-	2,251
Other consumer	2,345	2	1	-	2,348
	61,033	235	186	-	61,454
Total loans	$243,280	$6,476	$7,053	$-	$256,809

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2018
		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Originated Loans
Residential mortgages:
One- to four-family	$112,915	$1,019	$1,196	$-	$115,130
Construction	327	-	-	-	327
	113,242	1,019	1,196	-	115,457
Commercial loans:
Real estate - nonresidential	26,211	3,005	4,015	-	33,231
Multi-family	5,756	-	-	-	5,756
Construction	606	-	-	-	606
Commercial business	13,200	1,006	2,629	-	16,835
	45,773	4,011	6,644	-	56,428
Consumer:
Home equity and junior liens	8,291	33	37	-	8,361
Manufactured homes	18,742	223	-	-	18,965
Automobile	13,883	121	64	-	14,068
Student	1,674	-	-	-	1,674
Other consumer	1,196	55	-	-	1,251
	43,786	432	101	-	44,319
Total originated loans	$202,801	$5,462	$7,941	$-	$216,204

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Acquired Loans
Residential mortgages:
One- to four-family	$20,438	$49	$232	$-	$20,719
Construction	603	-	-	-	603
	21,041	49	232	-	21,322
Commercial loans:
Real estate - nonresidential	2,243	-	-	-	2,243
Commercial business	499	-	-	-	499
	2,742	-	-	-	2,742
Consumer:
Home equity and junior liens	2,148	-	87	-	2,235
Other consumer	560	12	24	-	596
	2,708	12	111	-	2,831
Total acquired loans	$26,491	$61	$343	$-	$26,895

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

		Special
(In thousands)	Pass	Mention	Substandard	Doubtful	Total
Total Loans
Residential mortgages:
One- to four-family	$133,353	$1,068	$1,428	$-	$135,849
Construction	930	-	-	-	930
	134,283	1,068	1,428	-	136,779
Commercial loans:
Real estate - nonresidential	28,454	3,005	4,015	-	35,474
Multi-family	5,756	-	-	-	5,756
Construction	606	-	-	-	606
Commercial business	13,699	1,006	2,629	-	17,334
	48,515	4,011	6,644	-	59,170
Consumer:
Home equity and junior liens	10,439	33	124	-	10,596
Manufactured homes	18,742	223	-	-	18,965
Automobile	13,883	121	64	-	14,068
Student	1,674	-	-	-	1,674
Other consumer	1,756	67	24	-	1,847
	46,494	444	212	-	47,150
Total loans	$229,292	$5,523	$8,284	$-	$243,099

Management has reviewed its loan portfolio and determined that, to the best of its knowledge, little or no exposure exists to sub-prime or other high-risk residential mortgages. The Company is not in the practice of originating these types of loans.

The Company did originate a small portfolio of sub-prime automobile loans in 2014. Upon assessment of the higher risk in this portfolio, the lending product was discontinued. It is anticipated to pay down quickly over a short-term. The allowance for loan losses was increased to cover the exposure inherent in the sub-prime automobile portfolio. The total outstanding balance of this discontinued sub-prime portfolio was $59,000, $181,000 and $811,000 at June 30, 2020, December 31, 2019 and 2018. Of the amount outstanding, $38,000, $125,000 and $594,000 of these loans were current and paying as agreed at June 30, 2020, December 31, 2019 and 2018.

Non-accrual and Past Due Loans

Loans are considered past due if the required principal and interest payments have not been received within thirty days of the payment due date.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

An age analysis of past due loans, segregated by class of loans, as of June 30, 2020 and December 31, 2019 and 2018 are as follows:

June 30, 2020 (unaudited)
			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Originated Loans
Residential mortgage loans:
One- to four-family	$1,729	$1,218	$2,073	$5,020	$114,892	$119,912
Construction	-	-	-	-	221	221
	1,729	1,218	2,073	5,020	115,113	120,133
Commercial loans:
Real estate - nonresidential	68	-	2,059	2,127	30,740	32,867
Multi-family	-	-	-	-	5,188	5,188
Construction	-	-	-	-	-	-
Commercial business	37	241	192	470	21,713	22,183
	105	241	2,251	2,597	57,641	60,238
Consumer loans:
Home equity and junior liens	64	-	49	113	9,804	9,917
Manufactured homes	471	502	-	973	29,047	30,020
Automobile	103	95	50	248	22,906	23,154
Student	-	-	-	-	2,290	2,290
Other consumer	125	13	2	140	11,273	11,413
	763	610	101	1,474	75,320	76,794
Total originated loans	$2,597	$2,069	$4,425	$9,091	$248,074	$257,165

			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Acquired Loans
Residential mortgage loans:
One- to four-family	$239	$79	$248	$566	$15,431	$15,997
Construction	-	-	-	-	-	-
	239	79	248	566	15,431	15,997
Commercial loans:
Real estate - nonresidential	-	-	-	-	2,017	2,017
Commercial business	-	-	-	-	386	386
	-	-	-	-	2,403	2,403
Consumer loans:
Home equity and junior liens	57	-	35	92	1,528	1,620
Other consumer	-	-	-	-	247	247
	57	-	35	92	1,775	1,867
Total acquired loans	$296	$79	$283	$658	$19,609	$20,267

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Total Loans
Residential mortgage loans:
One- to four-family	$1,968	$1,297	$2,321	$5,586	$130,323	$135,909
Construction	-	-	-	-	221	221
	1,968	1,297	2,321	5,586	130,544	136,130
Commercial loans:
Real estate - nonresidential	68	-	2,059	2,127	32,757	34,884
Multi-family	-	-	-	-	5,188	5,188
Construction	-	-	-	-	-	-
Commercial business	37	241	192	470	22,099	22,569
	105	241	2,251	2,597	60,044	62,641
Consumer loans:
Home equity and junior liens	121	-	84	205	11,332	11,537
Manufactured homes	471	502	-	973	29,047	30,020
Automobile	103	95	50	248	22,906	23,154
Student	-	-	-	-	2,290	2,290
Other consumer	125	13	2	140	11,520	11,660
	820	610	136	1,566	77,095	78,661
Total loans	$2,893	$2,148	$4,708	$9,749	$267,683	$277,432

December 31.2019
			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Originated Loans
Residential mortgage loans:
One- to four-family	$2,963	$1,656	$1,945	$6,564	$113,644	$120,208
Construction	-	-	-	-	828	828
	2,963	1,656	1,945	6,564	114,472	121,036
Commercial loans:
Real estate - nonresidential	350	1,388	912	2,650	30,931	33,581
Multi-family	-	-	-	-	5,585	5,585
Construction	-	-	-	-	100	100
Commercial business	540	24	73	637	13,391	14,028
	890	1,412	985	3,287	50,007	53,294
Consumer loans:
Home equity and junior liens	80	71	67	218	9,952	10,170
Manufactured homes	179	83	-	262	23,507	23,769
Automobile	207	54	54	315	20,768	21,083
Student	35	-	-	35	2,216	2,251
Other consumer	57	2	-	59	1,928	1,987
	558	210	121	889	58,371	59,260
Total originated loans	$4,411	$3,278	$3,051	$10,740	$222,850	$233,590

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Acquired Loans
Residential mortgage loans:
One- to four-family	$457	$293	$314	$1,064	$17,442	$18,506
	-	-	-	-	-	-
Commercial loans:	457	293	314	1,064	17,442	18,506
Real estate - nonresidential
Commercial business	-	-	-	-	2,115	2,115
Other commercial and industrial	-	-	-	-	404	404
	-	-	-	-	2,519	2,519
Consumer loans:
Home equity and junior liens	11	63	87	161	1,672	1,833
Other consumer	1	18	-	19	342	361
	12	81	87	180	2,014	2,194
Total acquired loans	$469	$374	$401	$1,244	$21,975	$23,219

			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Total Loans
Residential mortgage loans:
One- to four-family	$3,420	$1,949	$2,259	$7,628	$131,086	$138,714
Construction	-	-	-	-	828	828
	3,420	1,949	2,259	7,628	131,914	139,542
Commercial loans:
Real estate - nonresidential	350	1,388	912	2,650	33,046	35,696
Multi-family	-	-	-	-	5,585	5,585
Construction	-	-	-	-	100	100
Commercial business	540	24	73	637	13,795	14,432
	890	1,412	985	3,287	52,526	55,813
Consumer loans:
Home equity and junior liens	91	134	154	379	11,624	12,003
Manufactured homes	179	83	-	262	23,507	23,769
Automobile	207	54	54	315	20,768	21,083
Student	35	-	-	35	2,216	2,251
Other consumer	58	20	-	78	2,270	2,348
	570	291	208	1,069	60,385	61,454
Total loans	$4,880	$3,652	$3,452	$11,984	$244,825	$256,809

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2018
			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Originated Loans
Residential mortgage loans:
One- to four-family	$3,107	$1,072	$1,445	$5,624	$109,506	$115,130
Construction	-	-	-	-	327	327
	3,107	1,072	1,445	5,624	109,833	115,457
Commercial loans:
Real estate - nonresidential	1,072	1,542	859	3,473	29,758	33,231
Multi-family	-	-	-	-	5,756	5,756
Construction	-	-	-	-	606	606
Commercial business	1,478	159	196	1,833	15,002	16,835
	2,550	1,701	1,055	5,306	51,122	56,428
Consumer loans:
Home equity and junior liens	30	104	37	171	8,190	8,361
Manufactured homes	200	223	-	423	18,542	18,965
Automobile	305	93	64	462	13,606	14,068
Student	-	27	8	35	1,639	1,674
Other consumer	14	55	-	69	1,182	1,251
	549	502	109	1,160	43,159	44,319
Total originated loans	$6,206	$3,275	$2,609	$12,090	$204,114	$216,204

			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Acquired Loans
Residential mortgage loans:
One- to four-family	$1,602	$360	$232	$2,194	$18,525	$20,719
	-	-	-	-	603	603
Commercial loans:	1,602	360	232	2,194	19,128	21,322
Real estate - nonresidential
Commercial business	-	-	-	-	2,243	2,243
Other commercial and industrial	-	-	-	-	499	499
	-	-	-	-	2,742	2,742
Consumer loans:
Home equity and junior liens	4	5	87	96	2,139	2,235
Other consumer	34	12	24	70	526	596
	38	17	111	166	2,665	2,831
Total acquired loans	$1,640	$377	$343	$2,360	$24,535	$26,895

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

			90 Days
	30-59 Days	60-89 Days	or More	Total		Total Loans
(In thousands)	Past Due	Past Due	Past Due	Past Due	Current	Receivable
Total Loans
Residential mortgage loans:
One- to four-family	$4,709	$1,432	$1,677	$7,818	$128,031	$135,849
Construction	-	-	-	-	930	930
	4,709	1,432	1,677	7,818	128,961	136,779
Commercial loans:
Real estate - nonresidential	1,072	1,542	859	3,473	32,001	35,474
Multi-family	-	-	-	-	5,756	5,756
Construction	-	-	-	-	606	606
Commercial business	1,478	159	196	1,833	15,501	17,334
	2,550	1,701	1,055	5,306	53,864	59,170
Consumer loans:
Home equity and junior liens	34	109	124	267	10,329	10,596
Manufactured homes	200	223	-	423	18,542	18,965
Automobile	305	93	64	462	13,606	14,068
Student	-	27	8	35	1,639	1,674
Other consumer	48	67	24	139	1,708	1,847
	587	519	220	1,326	45,824	47,150
Total loans	$7,846	$3,652	$2,952	$14,450	$228,649	$243,099

Non-accrual loans, segregated by class of loan, were as follows:

		December 31,
(In thousands)	June 30, 2020	2019	2018
Residential mortgage loans:
1-4 family first-lien	$2,321	$2,259	$1,677
Construction	-	-	-
	2,321	2,259	1,677
Commercial loans:
Real estate - nonresidential	2,059	2,509	859
Real estate - multi-family	-	-	-
Construction	-	-	-
Other commercial and industrial	192	1,195	196
	2,251	3,704	1,055
Consumer loans:
Home equity and junior liens	84	154	124
Manufactured homes	-	-	-
Automobile	50	54	64
Student	-	-	8
Other consumer	2	-	33
	136	208	229
Total non-accrual loans	$4,708	$6,171	$2,961

There were no loans past due more than ninety days and still accruing interest at June 30, 2020, December 31, 2019 or 2018. The increase in the nonresidential and commercial loans that are non-accrual is attributable to one commercial relationship totaling $2.7 million that experienced performance issues and was restructured in December 2019. Although the loans are all current at year-end the restructure met the criteria for a Troubled Debt Restructuring, and as such, the accrual of interest has been suspended until the loans perform under the modified terms for a period of six months.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Troubled Debt Restructurings

The Company is required to disclose certain activities related to Troubled Debt Restructurings (TDR) in accordance with accounting guidance. Certain loans have been modified in a TDR where economic concessions have been granted to a borrower who is experiencing, or expected to experience, financial difficulties. These economic concessions could include a reduction in the loan interest rate, extension of payment terms, reduction of principal amortization, or other actions that the Company would not otherwise consider for a new loan with similar risk characteristics. The recorded investment for each TDR loan is determined by the outstanding balance less the allowance associated with the loan.

At December 31, 2018, the Company had 10 automobile loans, with an outstanding balance of $96,000, in the portfolio that had been modified by making concessions to maturity dates and, in some cases, lowering the interest rate from the original contract. Each modification was done to alleviate the borrowers’ financial difficulties and keep the collateral from repossession when the borrower met the eligibility criteria. At December 31, 2019, all ten of the modified loans are still outstanding, for a total of $81,000. Two of the outstanding auto TDRs are in non-accrual status due to delinquency greater than 90 days. Each of the other remaining TDR loans continues to accrue interest and have not defaulted since restructuring. Although these loans are considered impaired because they are TDR, they have not been assigned a specific reserve due to the small balance of the individual loans.

At June 30, 2020, six of the modified loans are outstanding, for a total of $47,000. One of the outstanding auto TDRs are in non-accrual status due to delinquency greater than 90 days. Each of the other remaining TDR loans continues to accrue interest and not defaulted since restructuring.

As a result of the merger in 2018, the Company acquired two consumer loans that met the criteria of a TDR. The two loans had an outstanding balance at December 31, 2018 of approximately $17,000. During 2019, one of those loans failed to perform under the modified terms and the balance of $7,000 was charged off against our loan allowance. The remaining consumer loan had an outstanding balance at December 31, 2019 of $7,000. This was paid in full after year-end.

In 2019, the Company modified a commercial loan that was originated through a program with Bankers Healthcare Group (BHG). This loan is also serviced by BHG, who maintains a 50% recourse share in losses from this loan program portfolio. BHG deferred payments for the borrower to bring the loan current after significant delinquency had occurred, making concessions to the maturity date but not the rate or principal due. The principal balance of this loan at December 31, 2019 is $25,000. Since modification, the loan continues to make regular on-time payments under the terms of the modification and is now considered current, but will be reported as a TDR until the outstanding balance is paid in full. The loan balance was $19,000 at June 30, 2020.

In 2018, a local automobile dealership with whom the Company has had a long-standing commercial relationship, began to experience cash flow concerns. At that time, additional loans were purchased from the dealership but, in order to ease the dealership’s cash flow and the payment process, the outstanding balance was re-amortized as one debt to one maturity date. The resulting consolidated balance was classified as a commercial loan to the dealership and considered a TDR. Although this loan remained current, the rest of the relationship began to suffer delinquencies and the borrowers needed assistance in determining their cash flow needs and sources. In December 2019, the Company restructured the entire relationship, which included the purchased loans consolidated in the previous year, a nonresidential mortgage, a dealer floorplan line of credit and two commercial term loans. All loans were cross-collateralized, additional collateral was obtained and temporary concessions were made as to loan interest rates and amortization. At June 30, 2020 and December 31, 2019, the total balance of the restructured loans in this relationship is $2,603,000 and $2,718,000, respectively. Regular weekly payments have been received in accordance with the modified terms.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Impaired Loans

The following table summarizes impaired loans information by portfolio class as of June 30, 2020 and December 31, 2019 and 2018:

June 30, 2020

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(In thousands)	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
One- to four-family residential mortgages	$1,752	$1,782	$-	$1,761	$26
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	3,590	3,590	-	3,602	36
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	1,645	1,645	-	1,728	43
Home equity and junior liens	84	84	-	84	1
Manufactured homes	-	-	-	-	-
Automobile	34	34	-	37	2
Student	-	-	-	-	-
Other consumer	-	-	-	-	-

With an allowance recorded:
One- to four-family residential mortgages	595	595	31	596	11
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	438	438	250	438	-
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	330	330	120	317	3
Home equity and junior liens	-	-	-	-	-
Manufactured homes	-	-	-	-	-
Automobile	41	41	25	43	2
Student	-	-	-	-	-
Other consumer	2	2	2	25	-

Total:
One- to four-family residential mortgages	2,347	2,377	31	2,357	37
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	4,028	4,028	250	4,040	36
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	1,975	1,975	120	2,045	46
Home equity and junior liens	84	84	-	84	1
Manufactured homes	-	-	-	-	-
Automobile	75	75	25	80	4
Student	-	-	-	-	-
Other consumer	2	2	2	25	-
	$8,511	$8,541	$428	$8,631	$124

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2019

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(In thousands)	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
One- to four-family residential mortgages	$2,150	$2,180	$-	$2,177	$76
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	2,472	2,472	-	1,015	31
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	1,622	1,622	-	974	53
Home equity and junior liens	131	131	-	132	7
Manufactured homes	-	-	-	-	-
Automobile	81	81	-	89	10
Student	-	-	-	-	-
Other consumer	-	-	-	-	-

With an allowance recorded:
One- to four-family residential mortgages	132	132	7	132	6
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	438	438	250	438	-
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	385	385	133	64	5
Home equity and junior liens	-	-	-	-	-
Manufactured homes	-	-	-	-	-
Automobile	-	-	-	-	-
Student	-	-	-	-	-
Other consumer	1	1	1	1	-

Total:
One- to four-family residential mortgages	2,282	2,312	7	2,309	82
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	2,910	2,910	250	1,453	31
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	2,007	2,007	133	1,038	58
Home equity and junior liens	131	131	-	132	7
Manufactured homes	-	-	-	-	-
Automobile	81	81	-	89	10
Student	-	-	-	-	-
Other consumer	1	1	1	1	-
	$7,412	$7,442	$391	$5,022	$188

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2018

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
(In thousands)	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
One- to four-family residential mortgages	$1,608	$1,638	$-	$1,647	$68
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	1,907	1,907	-	1,942	94
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	1,369	1,369	-	1,514	73
Home equity and junior liens	124	124	-	125	5
Manufactured homes	-	-	-	-	-
Automobile	96	96	-	105	13
Student	-	-	-	-	-
Other consumer	40	40	-	41	4

With an allowance recorded:
One- to four-family residential mortgages	-	-	-	-	-
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	438	438	60	438	-
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	1,260	1,260	124	1,142	19
Home equity and junior liens	-	-	-	-	-
Manufactured homes	-	-	-	-	-
Automobile	-	-	-	-	-
Student	-	-	-	-	-
Other consumer	1	1	1	1	-

Total:
One- to four-family residential mortgages	1,608	1,638	-	1,647	68
Construction residential mortgages	-	-	-	-	-
Commercial real estate - nonresidential	2,345	2,345	60	2,380	94
Multi-family	-	-	-	-	-
Construction commercial	-	-	-	-	-
Commercial business	2,629	2,629	124	2,656	92
Home equity and junior liens	124	124	-	125	5
Manufactured homes	-	-	-	-	-
Automobile	96	96	-	105	13
Student	-	-	-	-	-
Other consumer	41	41	1	42	4
	$6,843	$6,873	$185	$6,955	$276

The auto loan pools held by the Agency were restructured and included as a TDR in 2018 and were accounted for using a cash-basis. The Company recognized $8,000 in interest on the loan for the year ended December 31, 2018. Interest in the amount of $20,500 was recognized on a cash-basis on this loan in 2019. There were no other loans that had interest recognized using the cash-basis method of accounting.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

6.	Servicing

At June 30, 2020, December 31, 2019 and 2018, one- to four-family residential mortgage loans serviced for others amounted to approximately $14.8 million, $16.4 million and $19.0 million, respectively. These loans are not included in the accompanying consolidated statements of financial condition. A portion of the serviced loan portfolio, with outstanding balances totaling $13.0 million, $14.3 million and $16.8 million at June 30, 2020, December 31, 2019 and 2018, respectively, was sold with limited recourse provisions. See Note 17 for further information.

The balance of capitalized servicing rights included in other assets at June 30, 2020, December 31, 2019 and 2018, was $21,000, $23,000 and $26,000, respectively. Annual amortization of servicing rights is immaterial.

7.	Allowance for Loan Loss

Changes in the allowance for loan losses and information pertaining to the allocation of the allowance for loan losses and balances of the allowance for loan losses and loans receivable based on individual and collective impairment evaluation by loan portfolio class at and for the years ended December 31 are summarized as follows:

June 30, 2020 (unaudited)

	One- to four-	Construction	Commercial	Commercial
	family	residential	real estate	real estate	Construction	Commercial
(In thousands)	residential	mortgage	nonresidential	multi-family	commercial	business
Allowance for loan losses:
Beginning Balance	$375	$2	$421	$17	$-	$527
Charge-offs	(8)	-	-	-	-	-
Recoveries	2	-	-	9	-	140
Provision for loan losses	180	(1)	88	15	-	(287)
Ending balance	$549	$1	$509	$41	$-	$380
Ending balance: related to loans individually evaluated for impairment	$31	$-	$250	$-	$-	$132
Ending balance: related to loans collectively evaluated for impairment	$518	$1	$259	$41	$-	$248
Loans receivable:
Ending balance	$135,909	$221	$34,884	$5,188	$-	$22,569
Ending balance: individually evaluated for impairment	$2,347	$-	$4,028	$-	$-	$1,975
Ending balance: collectively evaluated for impairment	$133,562	$221	$30,856	$5,188	$-	$20,594

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

June 30, 2020 (cont'd) (unaudited)

	Home equity	Manufactured			Other
(In thousands)	and junior liens	Homes	Automobile	Student	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$50	$-	$142	$69	$35	$22	$1,660
Charge-offs	-	-	(29)	-	(17)	-	(54)
Recoveries	12	-	35	-	12	-	210
Provision for loan losses	(24)	-	(14)	1	16	206	180
Ending balance	$38	$-	$134	$70	$46	$228	$1,996
Ending balance: related to loans individually evaluated for impairment	$-	$-	$25	$-	$2	$-	$440
Ending balance: related to loans collectively evaluated for impairment	$38	$-	$109	$70	$44	$228	$1,556
Loans receivable:
Ending balance	$11,537	$30,020	$23,154	$2,290	$11,660	$-	$277,432
Ending balance: individually evaluated for impairment	$84	$-	$75	$-	$2	$-	$8,511
Ending balance: collectively evaluated for impairment	$11,453	$30,020	$23,079	$2,290	$11,658	$-	$268,921

December 31, 2019

	One- to four-	Construction	Commercial	Commercial
	family	residential	real estate	real estate	Construction	Commercial
(In thousands)	residential	mortgage	nonresidential	multi-family	commercial	business
Allowance for loan losses:
Beginning Balance	$314	$1	$202	$12	$-	$523
Charge-offs	(42)	-	(18)	-	-	(106)
Recoveries	2	-	-	9	-	79
Provision for loan losses	101	1	237	(4)	-	31
Ending balance	$375	$2	$421	$17	$-	$527
Ending balance: related to loans individually evaluated for impairment	$7	$-	$250	$-	$-	$133
Ending balance: related to loans collectively evaluated for impairment	$368	$2	$171	$17	$-	$394
Loans receivable:
Ending balance	$138,714	$828	$35,696	$5,585	$100	$14,432
Ending balance: individually evaluated for impairment	$2,282	$-	$2,910	$-	$-	$2,007
Ending balance: collectively evaluated for impairment	$136,432	$828	$32,786	$5,585	$100	$12,425

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2019 (cont'd)
	Home equity	Manufactured			Other
(In thousands)	and junior liens	Homes	Automobile	Student	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$58	$-	$228	$50	$28	$132	$1,548
Charge-offs	-	-	(137)	(25)	(68)	-	(396)
Recoveries	-	-	52	1	5	-	148
Provision for loan losses	(8)	-	(1)	43	70	(110)	360
Ending balance	$50	$-	$142	$69	$35	$22	$1,660
Ending balance: related to
loans individually evaluated
for impairment	$-	$-	$-	$-	$1	$-	$391
Ending balance: related to
loans collectively evaluated
for impairment	$50	$-	$142	$69	$34	$22	$1,269
Loans receivable:
Ending balance	$12,003	$23,769	$21,083	$2,251	$2,348	$-	$256,809
Ending balance: individually
evaluated for impairment	$131	$-	$81	$-	$1	$-	$7,412
Ending balance: collectively
evaluated for impairment	$11,872	$23,769	$21,002	$2,251	$2,347	$-	$249,397

December 31, 2018
	One- to four-	Construction	Commercial	Commercial
	family	residential	real estate	real estate	Construction	Commercial
(In thousands)	residential	mortgage	nonresidential	multi-family	commercial	business
Allowance for loan losses:
Beginning Balance	$282	$1	$335	$11	$-	$591
Charge-offs	(30)	-	(4)	-	-	(531)
Recoveries	13	-	-	4	-	44
Provision for loan losses	49	-	(129)	(3)	-	419
Ending balance	$314	$1	$202	$12	$-	$523
Ending balance: related to
loans individually evaluated
for impairment	$-	$-	$60	$-	$-	$124
Ending balance: related to
loans collectively evaluated
for impairment	$314	$1	$142	$12	$-	$399
Loans receivable:
Ending balance	$135,849	$930	$35,474	$5,756	$606	$17,334
Ending balance: individually
evaluated for impairment	$1,608	$-	$2,345	$-	$-	$2,629
Ending balance: collectively
evaluated for impairment	$134,241	$930	$33,129	$5,756	$606	$14,705

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

December 31, 2018 (cont'd)
	Home equity	Manufactured			Other
(In thousands)	and junior liens	Homes	Automobile	Student	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning Balance	$21	$-	$929	$12	$49	$252	$2,483
Charge-offs	(41)	-	(636)	-	(11)	-	(1,253)
Recoveries	1	-	77	-	4	-	143
Provision for loan losses	77	-	(142)	38	(14)	(120)	175
Ending balance	$58	$-	$228	$50	$28	$132	$1,548
Ending balance: related to
loans individually evaluated
for impairment	$-	$-	$-	$-	$1	$-	$185
Ending balance: related to
loans collectively evaluated
for impairment	$58	$-	$228	$50	$27	$132	$1,363
Loans receivable:
Ending balance	$10,596	$18,965	$14,068	$1,674	$1,847	$-	$243,099
Ending balance: individually
evaluated for impairment	$124	$-	$96	$-	$41	$-	$6,843
Ending balance: collectively
evaluated for impairment	$10,472	$18,965	$13,972	$1,674	$1,806	$-	$236,256

The indirect automobile program loans, and the loans originated under a direct sub-prime automobile program, are evaluated separately from the rest of the consumer loan portfolio due to the inherent risk of the program loans. Program loans are evaluated based on the historical losses in the portfolio, discounted collateral values, collection efforts and available cash reserves accumulated as part of the loan assignment agreements with local dealers. The direct sub-prime automobile program was offered to consumers for approximately six months in 2014. The program was discontinued after detailed analysis revealed that the loan type carried higher risk characteristics than anticipated. In the fourth quarter of 2014, the indirect program was discontinued with the two largest dealerships. Once discontinued, the portfolio no longer enjoyed the participation of the dealers, their continued building of cash reserves, which provided for losses incurred by the Company, and dealer cooperation, which impacted collection efforts. As such, we analyze these loans individually to determine the likelihood of repayment. In 2015, the dealer cash reserves ran out on the discontinued programs and the Company began to incur the losses through the allowance for loan losses. In 2016, all auto program losses ran through the allowance of loan losses and the Company incurred significant provision expense to record all anticipated future losses on the automobile portfolio in the reserve at December 31, 2016. In 2018, we continued to see the anticipated charge-offs of automobile program loans but remain adequately reserved without incurring additional provisions for such losses. At December 31, 2018, the total outstanding balance of all discontinued program loans was $811,000. In 2019, the majority of the remaining automobile program loans are current and remain adequately reserved without incurring additional provisions for such losses. At June 30, 2020 and December 31, 2019, the total outstanding balance of all discontinued program loans was $59,000 and $181,000, respectively.

8.	Federal Home Loan Bank of New York Stock

The Bank is required to maintain an investment in the stock of the Federal Home Loan Bank of New York (“FHLB”) in an amount equal to at least 1% of the unpaid principal balances of the Bank’s residential mortgage loans or 1/20 of its outstanding advances from the FHLB, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

9.	Premises and Equipment

A summary of the cost and accumulated depreciation of premises and equipment is as follows as of June 30, 2020 and December 31, 2019 and 2018:

	June 30,	December
(In thousands)	2020	2019	2018
Premises:	(unaudited)
Land	$3,884	$3,909	$3,931
Buildings and improvements	19,041	19,016	18,732
Equipment	6,707	6,638	6,273
Construction in progress	233	171	630
	29,865	29,734	29,566
Less: Accumulated depreciation	12,678	12,146	11,077
	$17,187	$17,588	$18,489

10.	Intangible Assets and Goodwill

Intangible assets and goodwill are summarized as follows:

	June 30, 2020 (unaudited)
	Gross
	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Value
Amortized intangible assets:
Non-compete agreements	$5	$(2)	$3
Core deposit intangible	964	(86)	878
Goodwill	792	-	792
	$1,761	$(88)	$1,673

	December 31, 2019
	Gross
	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Value
Amortized intangible assets:
Non-compete agreements	$5	$(2)	$3
Core deposit intangible	964	(54)	910
Goodwill	792	-	792
	$1,761	$(56)	$1,705

	December 31, 2018
	Gross
	Carrying	Accumulated	Net
(in thousands)	Amount	Amortization	Value
Amortized intangible assets:
Non-compete agreements	$5	$(1)	$4
Core deposit intangible	964	-	964
Goodwill	792	-	792
	$1,761	$(1)	$1,760

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

On December 28, 2016, the Company purchased the John G. Sweeney Agency, Inc. The acquisition of this insurance agency included both the purchase of all issued and outstanding common stock of the corporation and a non-compete agreement. Upon the acquisition of the agency, the corporation was dissolved and the value remitted for the purchase of said common shares was recorded as goodwill of $465,000, having no tangible assets associated with the transaction. In consideration for a non-compete covenant covering seven (7) years, the seller was paid $5,000, which was recorded as an intangible asset and will be amortized over the seven year period starting January 1, 2017.

On September 29, 2018, the Company merged Medina Savings and Loan Association into Generations Bank. The transaction was structured as a merger with a mutual entity. The consideration paid represents the appraised value of MSL. 171,440 shares of Company stock was issued to the Mutual Holding Company based on the market price per share of the Company as of the date of the merger. The assets and liabilities of MSL were marked to fair value as of the date of the merger. The fair value of the Core Deposit Intangible (“CDI”), was determined using such factors as deposit mix, interest costs, fee income generated and servicing costs. It is the economic benefit that a holder of deposits could expect to realize from the deposit base versus using an alternative source of funds. The CDI valuation employed a discounted cash flow analysis to determine the market value of the acquired core deposits to fund operations, versus using comparable term (i.e. term to maturity) wholesale borrowings. As of the Valuation Date, the intangible value of MSL’s core deposits was, in aggregate, $964,000 on a pre-tax basis, equal to 2.50% of the acquired core deposits. The fair value calculations include the present value of tax benefits assuming the intangible asset is amortized on a straight-line basis over 15 years with an effective tax rate of 21%.

Amortization expense for the core intangible asset for the years ended December 31, 2019, as well as the estimated aggregate amortization expense for each of the five succeeding years is summarized as follows:

(In thousands)
For Years Ended	Amortization
December 31,	Expense
2019	$54
2020	64
2021	64
2022	64
2023	64
2024	64
$320

Goodwill previously recorded is being amortized for federal and state income tax purposes.

There were no impairment losses on intangible assets or goodwill for the periods ended June 30, 2020, December 31, 2019 and 2018.

11.	Deposits

Deposits, by deposit type, are summarized as follows:

	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Checking accounts, non-interest bearing	$52,274	$38,098	$38,501
Checking accounts, interest-bearing	32,125	27,525	26,228
Money market accounts	25,242	24,861	21,732
Savings accounts	95,379	85,300	91,911
Time deposits	99,629	107,554	76,844
Brokered time deposits	-	-	5,227
	$304,649	$283,338	$260,443

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

In 2017, the Company began accepting brokered time deposits through a third party. All brokered time deposits had balances less than $250,000 and terms up to 52 weeks. Brokered deposits are a dependable means by which to diversify our funding sources and reduce the cost of funds compared to retail time deposits and borrowings. At December 31, 2019, all of the purchased brokered time deposits had matured and been paid out.

Effective December 31, 2018, the Bank officially established Generations Commercial Bank (the “Commercial Bank”), a New York State chartered limited-purpose commercial bank, formed expressly to enable local municipalities to deposit public funds with the Bank in accordance with existing NYS municipal law. The Commercial Bank opened for business on January 2, 2019. The addition of the Commercial Bank enabled deposit growth in public funds of $43.5 million in 2019, with $36.8 million of that amount held in short-term time deposits. The requirement to collateralize these public funds has been met by pledging municipal bonds with a fair value of $12.9 million at December 31, 2019 and by entering the remaining uninsured balances into a reciprocal deposit network. The depository network arranges for the “redeposit” of the local government’s funds in one or more “banking institutions,” through a “deposit placement program”, in which the municipalities’ deposits are divided into multiple deposits, all under the $250,000 FDIC limit. The smaller deposits are made into other FDIC-insured banking institutions, thereby increasing the available FDIC coverage for the government entity. At the same time, each of the banking institutions into which a piece of the original deposit was made, makes a “reciprocal deposit” back into the Bank that holds the local government’s original deposit. At June 30, 2020 and December 31, 2019, the Commercial Bank held $25.1 million and $28.4 million in reciprocal deposit balances, respectively.

Scheduled maturities of time deposits, including those that were obtained through the third party broker, at June 30, 2020 and December 31, 2019 are summarized as follows:

	June 30,	December 31,
(In thousands)	2020	2019
	(unaudited)
2020	$78,168	$81,106
2021	13,805	16,083
2022	3,797	6,114
2023	1,222	1,568
2024	1,747	1,574
Thereafter	890	1,109
	$99,629	$107,554

The aggregate amount of time deposits with balances equal to or greater than $250,000 was $33,556,000, $36,652,000 and $30,670,000 at June 30, 2020, December 31, 2019 and 2018, respectively. The increase in uninsured balances is the result of a $9,000,000 time deposit placed with the Commercial Bank from a local municipality. Although this deposit is over the FDIC insured limit, it is collateralized by pledged municipal bonds. Deposits at FDIC-insured institutions are insured up to $250,000 per depositor.

12.	Borrowings

The composition of borrowings (including subordinated debt) is as follows:

	June 30,	December 31,
(In thousands)	2020	2019	2018
Short-term:	(unaudited)
FHLB Advances	$-	$-	$1,000
Long-term:
FHLB fixed-rate term advances	$4,300	$3,300	$300
FHLB fixed-rate amortizing advances	28,303	28,148	24,269
Total long-term borrowings	$32,603	$31,448	$24,569
Subordinated debt	$735	$735	$735

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The principal balances and interest rates of the above fixed rate borrowings at June 30, 2020 and December 31, 2019 are as follows:

June 30, 2020 (unaudited)

(Dollars in thousands)	Principal	Rates
Long-term:
FHLB fixed-rate term advances	$4,300	1.45%-2.12%
FHLB fixed-rate amortizing advances	28,303	0.96%-3.03%
Total long-term borrowings	$32,603
Subordinated debt	$735	8.00%

December 31, 2019

(Dollars in thousands)	Principal	Rates
Long-term:
FHLB fixed-rate term advances	$3,300	1.74%-2.12%
FHLB fixed-rate amortizing advances	28,148	1.20%-3.03%
Total long-term borrowings	$31,448
Subordinated debt	$735	8.00%

The maturities of long-term borrowings and subordinated debt are as follows:

	June 30,	December 31,
(Dollars in thousands)	2020	2019
Short-term advances with FHLB	$-	$-
Long-term:	(unaudited)
Due within 1 year	$9,869	$8,171
Due within 2 years	8,301	9,285
Due within 3 years	6,216	7,814
Due within 4 years	2,503	2,457
Due within 5 years	5,791	2,986
Thereafter	658	1,470
Total long-term borrowings	$33,338	$32,183

The Bank has $100.2 million and $106.0 million borrowing availability with the Federal Home Loan Bank of New York (“FHLB”) at June 30, 2020 and December 31, 2019, respectively. The Bank’s aggregate unused FHLB borrowing capacity was approximately $67.6 million and $74.5 million at June 30, 2020 and December 31, 2019, respectively.

FHLB borrowings are secured by the Bank’s investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally FHLB stock and residential mortgage loans) not otherwise pledged, with a fair value (as defined) at least equal to 120% of outstanding advances, or $39.1 million and $37.7 million at June 30, 2020 and December 31, 2019. Residential mortgage loans with a carrying value of $76.2 million and $73.9 million at June 30, 2020 and December 31, 2019 and FHLB stock with a carrying value of $2.3 million at June 30, 2020 and December 31, 2019 have been pledged by the Company under the blanket collateral agreement to secure the Company’s borrowings. Additional borrowings are available to the Bank upon delivery of investment securities and/or loans secured by non-residential property.

The Bank also has an $8 million line of credit with a correspondent bank. Under the terms of the agreement, up to $4 million advanced is unsecured for terms of fourteen days or less. Any amount advanced over $4 million, or if the advance were extended for a term greater than fourteen days, would be secured by the delivery of collateral. The secured advance is limited to 80% of government agency sponsored mortgage-backed securities or 90% of United States Government Treasuries delivered. No advances received can exceed 50% of the Bank’s capital. At June 30, 2020 and December 31, 2019 and 2018, there were no outstanding advances on this line.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The Bank also has an additional fed funds line of credit with Zions Bank for $5,500,000. This line is unsecured. At June 30, 2020 and December 31, 2019 and 2018, there were no outstanding advances on this line.

In June 2011, the Company issued $735,000 in fixed-rate subordinated debt. The notes, including principal and interest paid at 8% per annum, are subordinate and junior in right of payment to all obligations of the Company. All notes have a maturity date of June 30, 2021, however, the Company may, at its option, redeem some or all of the subordinated notes on any interest payment date at a redemption price of 100% of the principal amount plus any accrued but unpaid interest. Interest payments are made on January 15th and July 15th of each year. Of the subordinated debt outstanding at June 30, 2020, December 31, 2019 and 2018, $500,000 was held by the Company’s directors and their affiliates each year.

13.	Income Taxes

The Company’s benefit for income taxes included in the consolidated statements of operations is as follows:

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2020	2019	2019	2018
Current tax expense:
Federal	$(710)	$2	$-	$-
State	13	-	4	4
Total current tax expense (benefit)	(697)	2	4	4
Deferred tax benefit:
Federal	473	(2)	(159)	(150)
State	-	-	-	-
Total deferred tax benefit	473	(2)	(159)	(150)
Benefit for income taxes	$(224)	$-	$(155)	$(146)

The Company files consolidated Federal income and New York State franchise tax returns on a calendar year basis. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are recorded in either other assets or other liabilities on the consolidated statements of financial condition and are as follows as of December 31:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	June 30,	December 31,
(In thousands)	2019	2019	2018
Assets:
Investment securities, impairment losses	$-	$-	$86
Investment securities, unrealized losses	-	-	107
Deferred Compensation	108	101	32
Allowance for loan losses	501	438	426
Net operating loss carryforward	990	1,427	1,098
Mortgage recording tax credit	3	11	14
AMT credit	-	4	8
Other	100	84	68
	1,702	2,065	1,839
Liabilities:
Pension	(1,734)	(1,597)	(1,336)
Intangible assets	(227)	(233)	(271)
Investment securities, unrealized gains	(371)	(150)	-
Mortgage servicing rights	(4)	(5)	(5)
Depreciation	(83)	(128)	(239)
Other	(6)	(10)	(12)
	(2,425)	(2,123)	(1,863)
Net deferred tax liability	$(723)	$(58)	$(24)

Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carry back period. A valuation allowance is provided when it is more likely than not that some portion, or all of the deferred tax assets, will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and the projected future level of taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. The judgment about the level of future taxable income is inherently subjective and is reviewed on a continual basis as regulatory and business factors change.

At June 30, 2020, Seneca Cayuga Bancorp had net operating loss carryforwards of approximately $2.5 million which expire in years 2027-2037. Additionally Seneca Cayuga Bancorp generated a loss of $2.2 million in 2019 and through June 30, 2020 with no expiration period. The loss generated in 2018 was carried back under provisions of the CARES Act.

Tax Cuts and Jobs Act (TCJA) repealed the corporate Alternative Minimum Tax (AMT) and as a result a portion of the Company's AMT credit carryover from prior years is refundable beginning in 2018.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (CARES) was enacted. The CARES Act includes several provisions that impact the Company, including net operating losses and AMT credits. Under the CARES Act, the current net operating loss rules put in place under the Tax Cuts and Jobs Act (TCJA) are temporarily revised to allow losses arising in tax years 2018, 2019 and 2020 to be carried back five years. The Company carried a 2018 loss back. The net operating losses are recorded at a tax rate of 21%, the current statutory rate. The Company recognized a $224,000 tax benefit in 2020 for the rate differential between the current rate and the rate in effect in the period to which the net operating loss was carried back. The CARES Act also allows corporations to immediately claim unused AMT credits, making these fully refundable in in tax years beginning in 2018 and 2019.

The Company and its subsidiaries are currently open to examination under the statute of limitations by the Internal Revenue Service and New York State for tax years 2016-2019.

A reconciliation of the federal statutory income tax rate to the effective income tax rate for the years ended December 31, is as follows:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
	(unaudited)
Federal statutory income tax rate	21.0%	21.0%	21.0%	21.0%
State tax, net of federal benefit	2.3%	0.0%	-4.7%	-0.9%
Bank owned life insurance and other permanent differences	-2.0%	14.7%	40.1%	7.4%
Tax exempt income	-21.0%	64.8%	189.8%	27.5%
Bargain purchase gain	0.0%	0.0%	0.0%	38.4%
Merger costs	0.0%	0.0%	0.0%	-17.2%
Tax rate differential for NOL carryback	-47.8%	0.0%	0.0%	0.0%
Other	-0.3%	-100.5%	-18.3%	-35.5%
Effective income tax rate	-47.8%	0%	227.9%	40.7%

As a thrift institution, the Bank is subject to special provisions in the tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions are determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses, and include a defined base-year amount. Deferred tax liabilities are recognized with respect to reserves in excess of the base-year amount, as well as any portion of the base-year amount that is expected to become taxable (or “recaptured”) in the foreseeable future. The Bank’s base-year tax bad debt reserves totaled $332,000 for Federal tax purposes at June 30, 2020 and December 31, 2019 and 2018.

14.	Employee Benefit Plans

401(k) Plan

The Company provides for a savings and retirement plan for employees, which qualifies under section 401(k) of the Internal Revenue Code. The plan provides for voluntary contributions by participating employees ranging from one percent to fifteen percent of their compensation, subject to certain limitations. In addition, the Company will make a matching contribution, equal to 25% of the employee’s contribution. Matching contributions vest to the employee ratably over a five-year period. For the periods ended June 30, 2020 and 2019 and December 31, 2019 and 2018, expense attributable to contributions made by the Company amounted to $25,000, $24,000, $53,000 and $59,000, respectively.

Defined Benefit Plan

The Company provides pension benefits for eligible employees through two defined benefit pension plans (the “Plans”). The original plan accrues benefits for employees of Generations Bank that were hired prior to October 1, 2016. A second plan was acquired with the MSL merger and covers MSL employees that were participants of that plan effective June 30, 2018. Both plans have been frozen to new employees and cover eligible Company employees at least 21 years of age and with at least one year of service. Eligible employees participate in the retirement plan on a non-contributing basis, and are fully vested after five years of service. Benefit payments to retired employees are based upon the length of service and percentages of average compensation over the employees’ service period. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

The following tables set forth the changes in the Plans’ benefit obligations, fair value of plan assets and the plans’ funded status as of December 31:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Generations Bank Plan:

(In thousands)	2019	2018
Change in benefit obligations:
Benefit obligations at beginning of year	$9,768	$10,377
Service cost	377	566
Interest cost	477	457
Actuarial loss (gain)	1,575	(1,286)
Benefits paid	(1,149)	(346)
Benefit obligations at end of year	11,048	9,768
Change in plan assets:
Fair value of plan assets at beginning of year	14,383	15,177
Actual return on plan assets	3,038	(807)
Benefits paid	(1,149)	(346)
Employer contributions	407	359
Fair value of plan assets at end of year	16,679	14,383

Funded Status	$5,631	$4,615

Medina Savings and Loan Plan:

(In thousands)	2019	2018
Change in benefit obligations:
Benefit obligations at merger date or beginning of year	$2,043	$3,977
Service cost	19	8
Interest cost	100	30
Actuarial loss (gain)	434	(855)
Benefits reimbursed (paid)	893	(1,117)
Benefit obligations at end of year	3,489	2,043
Change in plan assets:
Fair value of plan assets at merger date or beginning of year	3,790	5,222
Actual return on plan assets	780	(315)
Benefits reimbursed (paid)	893	(1,117)
Employer contributions	-	-
Fair value of plan assets at end of year	5,463	3,790

Funded Status	$1,974	$1,747

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Amounts recognized in accumulated other comprehensive loss as of December 31 were:

Generations Bank Plan:
(In thousands)	2019	2018
Unrecognized net loss	$2,985	$3,410
Tax Effect	627	716
	$2,358	$2,694

Medina Savings and Loan Plan:
(In thousands)	2019	2018
Unrecognized net gain	$(492)	$(29)
Tax Effect	(103)	(5)
	$(389)	$(24)

The accumulated benefit obligation for the Generations Bank defined benefit pension plan was $9,792,000 and $8,731,000 at December 31, 2019 and 2018, respectively. The accumulated benefit obligation for the Medina Savings and Loan defined benefit pension plan was $3,455,000 and $2,028,000 at December 31, 2019 and 2018.

The assumptions used to determine the benefit obligations are as follows:

Generations Bank Plan:
	2019	2018
Weighted average discount rate	4.130%	4.990%
Rate of increase in future compensation levels	4.000%	4.000%

Medina Savings and Loan Plan:
	2019	2018
Weighted average discount rate	4.200%	5.070%
Rate of increase in future compensation levels	3.000%	2.000%

The Company elects to use an analysis of the Plans expected future cash flows and high-quality fixed income investments currently available and expected to be available during the period to maturity of the pension benefits to yield the discount rates shown. This method determines the interest rate used to discount the expected cash flows from the retirement plan, establishing the pension benefit obligation and the post-retirement benefit obligation at December 31st of each year.

Each discount rate was developed by matching the expected future cash flows to high quality bonds. Every bond considered has earned ratings of at least AA by Fitch Group, AA by Standard & Poor’s, or Aa2 by Moody’s Investor Services. The bonds were not callable and their price was based on the most recent market transaction in the 75 days prior to the fiscal year end. Fixed coupon and zero coupon bonds were considered.

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The components of net periodic pension expense and amounts recognized in other comprehensive income are as follows for the years ended December 31:

Generations Bank Plan:
(In thousands)	2019	2018
Net periodic expenses recognized in income:
Service cost	$377	$566
Interest cost	477	456
Expected return on plan assets	(1,238)	(1,302)
Amortization of net losses	200	119
Amortization of prior service credit	-	(6)
Net periodic pension benefit	(184)	(167)
Other changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net actuarial (gain) loss	(225)	824
Amortization of net actuarial loss	(200)	(119)
Amortization of prior service credit	-	6
Total recognized in other comprehensive (income) loss	(425)	711
Total recognized in net periodic pension benefit and other comprehensive (income) loss	$(609)	$544

Medina Savings and Loan Plan:
(In thousands)	2019	2018
Net periodic expenses recognized in income:
Service cost	$19	$8
Interest cost	100	30
Expected return on plan assets	(316)	(69)
Amortization of net gain	(9)	-
Net periodic pension benefit	(206)	(31)
Other changes in plan assets and benefit obligations
recognized in other comprehensive (income) loss:
Net actuarial gain	(30)	(25)
Amortization of net actuarial gain	9	-
Total recognized in other comprehensive (income) loss	(21)	(25)
Total recognized in net periodic pension benefit and other comprehensive (income) loss	$(227)	$(56)

The estimated amount that will be amortized from accumulated other comprehensive loss on the Generations Bank plan into net periodic expense for the year ending December 31, 2020 is $135,000 of net loss. The prior service credit is fully amortized. The estimated amount that will be amortized from accumulated other comprehensive income on the Medina Savings and Loan plan into net periodic expense for the year ending December 31, 2020 is $0.

The following weighted-average assumptions were used to determine net periodic pension expense:

Generations Bank Plan:
	2019	2018
Weighted average discount rate	4.990%	4.490%
Long-term rate of return on plan assets	8.500%	8.500%
Rate of increase in future compensation levels	4.000%	4.000%

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Medina Savings and Loan Plan:
	2019	2018
Weighted average discount rate	5.070%	4.250%
Long-term rate of return on plan assets	6.750%	6.750%
Rate of increase in future compensation levels	2.000%	2.000%

The Bank expects to contribute $281,100 to the Generations Bank plan in 2020. Contributions to the Medina Savings and Loan plan are not expected in 2020.

The following table shows the expected benefit payments to be paid to participants for the years indicated:

Generations Bank Plan:
(In thousands)
For the years ended December 31,
2020	$416
2021	409
2022	382
2023	380
2024	438
2025-2029	2,833

Medina Savings and Loan Plan:
(In thousands)
For the years ended December 31,
2020	$180
2021	178
2022	191
2023	200
2024	204
2025-2029	1,088

Investment Policies and Strategies

Plan assets in both plans are invested in diversified investment funds that include equity and bond mutual funds, each with its own investment objectives, investment strategies and risks, as detailed in each fund’s prospectus. The Plan Sponsor determines the appropriate strategic asset allocation in accordance with the plan’s long-term investment objectives. The long-term investment objectives for both pension plans are to generate a return on plan assets that will meet or exceed the rate at which long-term obligations will grow to assist in maintaining plan assets at a level that will sufficiently cover long-term obligations.

Pension plan assets measured at fair value are summarized below. Level 1 values are determined using quoted prices in active markets; Level 2 values are based on significant observable inputs; and Level 3 values are estimated based on significant unobservable inputs.

The risk/volatility in the investments of the Generations Bank pension plan and the Medina Savings and Loan pension plan are managed by maintaining a broadly diversified combination of equity and fixed income portfolios with ample diversification within each fund as well. The current target allocation of both Plans’ assets is 65% in equity securities (stock & commodity mutual funds) and 35% in debt securities (bond mutual funds).

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Generations Bank Plan:
	December 31, 2019
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Asset Category:
Equities and Commodities:
(1) Select Fundamental Value	$-	$1,377	$-	$1,377
(2) Select Indexed Equity A	-	2,774	-	2,774
(3) Select Blue Chip Growth	-	1,388	-	1,388
(4) Mid-Cap Value	-	864	-	864
(5) Select S&P Mid-Cap Index		1,204		1,204
(6) Select Mid-Cap Growth	-	857	-	857
(7) Small-Cap	-	1,056	-	1,056
(8) Select Small-Cap Index	-	1,050	-	1,050
(9) Developing Markets	-	702	-	702
Fixed Income:
(10) Premier Short-Duration Bond	-	777	-	777
(11) Premier Core Bond	-	1,541	-	1,541
(12) Select MetWest Total Return	-	1,538	-	1,538
(13) Select Western Strategic Bond	-	1,551	-	1,551
Total	$-	$16,679	$-	$16,679

Generations Bank Plan:
	December 31, 2018
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Asset Category:
Equities and Commodities:
(1) Select Fundamental Value	$-	$1,076	$-	$1,076
(2) Select Indexed Equity A	-	2,174	-	2,174
(3) Select Blue Chip Growth	-	1,122	-	1,122
(4) Mid-Cap Value	-	674	-	674
(5) Select S&P Mid-Cap Index		925		925
(6) Select Mid-Cap Growth	-	694	-	694
(7) Small-Cap	-	776	-	776
(8) Select Small-Cap Index	-	794	-	794
(9) Developing Markets	-	605	-	605
Fixed Income:
(10) Premier Short-Duration Bond	-	781	-	781
(11) Premier Core Bond	-	1,580	-	1,580
(12) Select MetWest Total Return	-	1,595	-	1,595
(13) Select Western Strategic Bond	-	1,587	-	1,587
Total	$-	$14,383	$-	$14,383

Seneca-Cayuga Bancorp, Inc.
Notes to Consolidated Financial Statements
As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,
And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	December 31, 2019
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Asset Category:
Equities and Commodities:
(1) Select Fundamental Value	$-	$907	$-	$907
(2) Select Indexed Equity A	-	450	-	450
(3) Select Blue Chip Growth	-	454	-	454
(4) Mid-Cap Value	-	282	-	282
(5) Select S&P Mid-Cap Index		393		393
(6) Select Mid-Cap Growth	-	280	-	280
(7) Small-Cap	-	341	-	341
(8) Select Small-Cap Index	-	344	-	344
(9) Developing Markets	-	229	-	229
Fixed Income:
(10) Premier Short-Duration Bond	-	256	-	256
(11) Premier Core Bond	-	508	-	508
(12) Select MetWest Total Return	-	507	-	507
(13) Select Western Strategic Bond	-	512	-	512
Total	$-	$5,463	$-	$5,463

(1)	This fund invests in stocks of financially sound but temporarily out-of-favor companies providing above-average total return potential and selling at below average projected P/E multiples.
(2)	The fund seeks to match the performance of the S&P 500 by investing in a representative sample of the stocks in that index. The ability to match investment performance to the S&P 500 is effected by daily cash flow and expenses.
(3)	This fund invests at least 65% of assets in stocks of blue chip companies. These companies have a market capitalization of at least $200 million if included in the S&P 500 or the Dow Jones Industrial Average or $1 billion for companies not in these indices.
(4)	The investment seeks long-term capital appreciation. The fund invests, under normal circumstances, at least 80% of its net assets in equity investments of medium-capitalization companies. It invests principally in equity securities of medium-capitalization companies with market capitalizations within the range of the Russell Midcap Value Index at the time of investment.
(5)	The investment seeks to provide investment results approximating (before fees and expenses) the aggregate price and dividend performance of the securities included in the Standard & Poor's MidCap 400® Index.
(6)	The investment seeks growth of capital over the long-term. The fund invests primarily in equity securities of mid-capitalization companies. It normally invests at least 80% of its net assets in a broadly diversified portfolio of common stocks of mid-cap companies whose earnings the sub-advisors expect to grow at a faster rate than the average company.
(7)	The fund normally invests at least 80% of net assets in securities of small-capitalization companies. It invests primarily in equity securities. The fund may invest up to 25% of net assets in foreign securities and 10% of net assets in fixed-income securities such as investment-grade debt securities, longer-term U.S. government securities and high-quality money market investments.
(8)	The investment seeks to provide investment results approximating (before fees and expenses) the aggregate price and dividend performance of the securities included in the Russell 2000® Index.
(9)	The investment seeks capital appreciation aggressively. The fund mainly invests in common stock of issuers in emerging and developing markets throughout the world and may invest up to 100% of total assets in foreign securities. It normally invests at least 80% of net assets, plus borrowings for investment purposes, in equity securities of issuers whose principal activities are in at least three developing markets. The fund primarily invests in companies with high growth potential.
(10)	The investment seeks to achieve a high total rate of return primarily from current income while minimizing fluctuation in capital values.
(11)	The fund invests primarily in a diversified selection of investment-grade, publicly traded bonds including corporate, mortgage-backed, and government bonds. Normally, the portfolio duration will range from four to seven years.
(12)	The investment seeks maximum total return, consistent with preservation of capital and prudent investment management. Under normal circumstances, the fund invests at least 80% of its net assets in a diversified portfolio of investment grade fixed income securities (rated Baa3 or higher by Moody's, BBB- or higher by Standard & Poor's, BBB- or higher by Fitch, or A-2 by S&P, P-2 by Moody's, or F-2 by Fitch for short-term debt obligations, or, if unrated, determined by the fund's sub-adviser, Metropolitan West Asset Management, LLC, to be of comparable quality)
(13)	The investment seeks maximum total return, consistent with preservation of capital and prudent investment management. Under normal circumstances, the fund invests at least 80% of its net assets in a diversified portfolio of investment grade fixed income securities (rated Baa3 or higher by Moody's, BBB or higher by Standard & Poor's, BBB- or higher by Fitch, or A-2 by S&P, P-2 by Moody's, or F-2 by Fitch for short-term debt obligations, or, if unrated, determined by the fund's sub-adviser, Metropolitan West Asset Management, LLC, to be of comparable quality).

As of the 2018 year-end, the Medina Savings and Loan pension plan assets were invested in three diversified investments portfolios of the Pentegra Retirement Trust (the “Trust”), a private placement investment fund. The Trust had been given discretion by the former Plan Sponsor (MSL) to determine the appropriate strategic asset allocation versus the plan liabilities. This Plan was structured to utilize a Liability Driven Investment approach, which sought to fund the current and future liabilities of the Plan and aimed to mitigate funded status and contribution volatility. Under this approach, the target asset allocation was to hold 55% of assets in equity securities, 34% in intermediate-term investment grade bonds, 10% in long-duration bonds and 1% in a cash equivalent portfolio.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Medina Savings and Loan Plan:
	December 31, 2018
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Asset Category:
Equities:
(1) Large-Cap Value	$-	$353	$-	$353
(2) Large-Cap Growth	-	361	-	361
(3) Large-Cap Core	-	260	-	260
(4) Mid-Cap Value	-	77	-	77
(5) Mid-Cap Growth		78		78
(6) Mid-Cap Core	-	80	-	80
(7) Small-Cap Value	-	60	-	60
(8) Small-Cap Growth	-	107	-	107
(9) Small-Cap Core	-	61	-	61
(10) International Equity		435		435
Fixed Income:
(11) U.S. Core Bond	-	1,150	-	1,150
(12) Intermediate Duration	-	546	-	546
(12) Long Duration	-	158	-	158
(13) Money Market *	1	63	-	64
Total	$1	$3,789	$-	$3,790

* Includes cash equivalent investments in equity and fixed income strategies.

(1)	This fund contains large-cap stocks with above-average yield. The portfolio typically holds between 60 and 70 stocks.
(2)	This category seeks long-term capital appreciation by investing primarily in large growth companies based in the U.S.
(3)	This fund tracks the performance of the S&P 500 Index by purchasing the securities represented in the Index in approximately the same weightings as the Index.
(4)	This category employs an indexing investment approach designed to track the performance of the CRSP US Mid-Cap Value Index.
(5)	This category employs an indexing investment approach designed to track the performance of the CRSP US Mid-Cap Growth Index.
(6)	The investment seeks to track the performance of the S&P MidCap 400 Index.
(7)	This category consists of a selection of investments based on the Russell 2000® Value Index.
(8)	This category consists of a selection of investments based on the Russell 2000® Growth Index.
(9)	The investment consists of an index fund designed to track the Russell 2000, along with a fund investing in readily marketable securities of U.S. companies with market capitalization within the smallest 10% of the market universe, or smaller than the 1000th largest U.S. company.
(10)	This category has investments in medium to large non-U.S. companies, including high quality, durable growth companies and companies based in countries with stable economic and political systems. A portion of this category consists of an index fund designed to track the MSC ACWI ex-U.S. Net Dividend Return Index.
(11)	This category currently includes equal investments in three mutual funds, two of which usually hold at least 80% of fund assets in investment-grade fixed income securities, seeking to outperform the Barclays U.S. Aggregate Bond Index while maintaining a similar duration to that index. The third fund targets investments of 50% or more in mortgage-backed securities guaranteed by the U.S. government and its agencies.
(12)	This category consists mostly of a fund which seeks to track the Barclays Capital U.S. Corporate A or Better 5-20 Year Bullets Only Index along with a diversified mutual fund holding fixed income securities rated A or better.
(13)	This category consists of a fund that seeks to approximate the performance of the Barclays Capital U.S. Corporate A or Better 20+ Year Bullets Only Index over the long term.

Determination of Long-Term Rate of Return

The long-term rate of return on assets assumption for both the Generations Bank Plan and the Medina Savings and Loan Plan were set based on historical returns earned by equities and fixed income securities, adjusted to reflect expectations of future returns as applied to the Plan’s target allocation of asset classes. Equities and fixed income securities were assumed to earn real rates of return in the ranges of 5 - 9% and 2 - 6%, respectively. The long-term inflation rate was estimated to be 3%. When these overall return expectations are applied to the Plan’s target allocation, the result is an expected rate of return of 6% - 10%.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Employee Stock Ownership Plan (“ESOP”)

On July 10, 2006, the ESOP acquired 93,315 shares of the Company’s common stock with funds provided by a loan from the Company. The ESOP loan is repaid principally from the Bank’s contributions to the ESOP. The loan is being repaid in annual installments through 2021 and bears interest at the Wall Street Journal prime lending rate (4.75% at December 31, 2019). Shares are released to participants proportionately as the loan is repaid and totaled 6,221 shares for the years ended December 31, 2019 and 2018. No shares were released during the six month period ended June 30, 2020. Released shares totaled 83,983 and 77,762 for the years ended December 31, 2019 and 2018, respectively. Unreleased shares totaled 9,332 and 15,553 for the years ended December 31, 2019 and 2018, respectively. ESOP expense was $27,000, $33,000, $67,000 and $70,000 for the periods ended June 30, 2020 and 2019 and December 31, 2019 and 2018. At December 31, 2019, there were 9,332 shares unearned having an aggregate fair value of approximately $98,079, based on a fair value per share of $10.51. The Company is obligated at the option of each beneficiary to repurchase shares of the ESOP upon the beneficiary's termination or after retirement. The maximum repurchase obligation based on 83,983 shares released and fair value of $7.41 per share is $622,314 at June 30, 2020. The maximum repurchase obligation based on 83,983 shares released and fair value of $10.51 per share is $882,667 as of December 31, 2019. The maximum repurchase obligation based on 77,762 shares released and fair value of $10.31 per share is $801,731 as of December 31, 2018.

Directors’ Retirement Plan

In 2012, the Company adopted a Directors Retirement Plan for the benefit of its non-employee members of the Board of Directors. The program is a nonqualified deferred compensation arrangement designed to comply with Internal Revenue Code Section 409A. The Bank makes a supplemental contribution to the plan on an annual basis. The contributions are deposited into a rabbi trust and are thereby isolated from the Company’s working capital. The grantor trust holds and distributes the funds according to the plan and trust documents. Expense attributable to contributions made by the Company amounted to $13,000 for each of the six months ended June 30, 2020 and 2019 and $26,000 for each of the years ended December 31, 2019 and 2018.

Supplemental Executive Retirement Plan

A Supplemental Executive Retirement Plan was also established in 2012, for the benefit of a select group of management or highly compensated employees. This plan is structured as an unfunded arrangement that complies with IRC Section 409A, and allows for annual supplemental contributions to the plan by the Bank. The contributions are deposited into a rabbi trust and are thereby isolated from the Company’s working capital. The grantor trust holds and distributes the funds according to the plan and trust documents. The expense attributable to contributions made by the Company was $20,000 for each of the six months ended June 30, 2020 and 2019 and $39,000 for the years ended December 31, 2019 and 2018.

15.	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain amounts and ratios (set forth in the table below) of total core and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to total adjusted assets (as defined).

The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the BASEL III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2019 was 2.50%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of June 30, 2020 and December 31, 2019, the Bank meets all capital adequacy requirements to which they are subject.

As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized” the Bank must maintain minimum total core, risk-based, Tier 1 risk-based and common equity Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The Bank’s actual capital amounts and ratios as of June 30, 2020 and December 31, 2019 and 2018 are as follows:

					Minimum		Minimum
					To Be "Well-		For Capital
			Minimum		Capitalized"		Adequacy Plus Capital
			For Capital		Under Prompt		Conservation Buffer
	Actual		Adequacy Purposes		Corrective Provisions		Basel III Phase-In
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of June 30, 2020 (unaudited):
Common Equity Tier 1 Capital*	$28,178	11.39%	$11,135	4.50%	$16,084	6.50%	$17,321	7.00%
Total Capital (to Risk-Weighted Assets)	$32,390	13.09%	$19,796	8.00%	$24,745	10.00%	$25,982	10.50%
Tier 1 Capital* (to Risk-Weighted Assets)	$28,178	12.28%	$14,847	6.00%	$19,796	8.00%	$21,033	8.50%
Core Capital (to Total Adjusted Assets)	$30,394	8.30%	$14,640	4.00%	$18,301	5.00%	$16,471	4.50%
As of December 31, 2019:
Common Equity Tier 1 Capital*	$27,343	11.23%	$10,962	4.50%	$15,834	6.50%	$17,052	7.00%
Total Capital (to Risk-Weighted Assets)	$31,219	12.82%	$19,488	8.00%	$24,359	10.00%	$25,577	10.50%
Tier 1 Capital* (to Risk-Weighted Assets)	$27,343	12.13%	$14,616	6.00%	$19,488	8.00%	$20,706	8.50%
Core Capital (to Total Adjusted Assets)	$29,559	8.37%	$14,118	4.00%	$17,648	5.00%	$15,883	4.50%
As of December 31, 2018:
Common Equity Tier 1 Capital*	$26,887	10.94%	$11,060	4.50%	$15,975	6.50%	$15,668	6.38%
Total Capital (to Risk-Weighted Assets)	$30,888	12.57%	$19,661	8.00%	$24,577	10.00%	$24,269	9.88%
Tier 1 Capital* (to Risk-Weighted Assets)	$26,887	11.94%	$14,746	6.00%	$19,661	8.00%	$19,354	7.88%
Core Capital (to Total Adjusted Assets)	$29,340	9.08%	$12,928	4.00%	$16,160	5.00%	$14,544	4.50%

* Tier 1 Capital is reduced by low-level recourse for mortgages sold to FHLB.

The Company’s goal is to maintain a strong capital position, consistent with the risk profile of its subsidiary bank that supports growth and expansion activities while at the same time exceeding regulatory standards. At June 30, 2020 and December 31, 2019, Generations Bank exceeded all regulatory required minimum capital ratios and met the regulatory definition of a “well-capitalized” institution, i.e. a core capital ratio exceeding 5%, a common equity Tier 1 capital ratio exceeding 6.50%, a Tier 1 risk-based capital ratio exceeding 8% and a total risk-based capital ratio exceeding 10%.

16.	Dividends and Restrictions

The Holding Company’s ability to pay dividends to its shareholders is largely dependent on the Bank’s ability to pay dividends to the Company. In addition to the capital requirements discussed in Note 15, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations and policies. The amount of dividends the Bank may pay is equal to its net income for the year plus its net income for the prior two years that are still available for dividends. The amount of retained earnings legally available under these regulations approximated $494,000 as of December 31, 2019. Dividends paid by the Bank to the Holding Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

17.	Commitments and Contingencies

Credit Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit, interest rate or liquidity risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amounts of those instruments. The Bank has experienced minimal credit losses to date on its financial instruments with off-balance sheet risk and management does not anticipate any significant losses on its commitments to extend credit outstanding at June 30, 2020.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

At June 30, 2020 and December 31, 2019 and 2018, financial instruments whose contract amounts represent credit risk consist of the following:

	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Commitments to grant loans	$4,014	$4,847	$5,731
Unfunded commitments under lines of credit	15,220	17,072	17,412
Standby letters of credit	-	400	232

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include residential real estate and income-producing commercial properties. Loan commitments, including unused lines of credit and standby letters of credit, outstanding at June 30, 2020 with fixed interest rates amounted to approximately $3.7 million. Loan commitments, including unused lines of credit and standby letters of credit, outstanding at June 30, 2020 with variable interest rates amounted to approximately $15.5 million. Loan commitments, including unused lines of credit and standby letters of credit, outstanding at December 31, 2019 with fixed interest rates amounted to approximately $10.5 million. Loan commitments, including unused lines of credit and standby letters of credit, outstanding at December 31, 2019 with variable interest rates amounted to approximately $11.8 million. Loan commitments, including unused lines of credit and standby letters of credit and standby letters of credit, outstanding at December 31, 2018 with fixed interest rates amounted to approximately $11.9 million. Loan commitments, including unused lines of credit and standby letters of credit at December 31, 2018 with variable interest rates amounted of approximately $11.5 million. These outstanding loan commitments carry current market rates.

Unfunded commitments under revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Generally, all letters of credit, when issued have expiration dates. The credit risk involved in issuing letters of credit is essentially the same as those that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments. Management believes that the proceeds obtained through a liquidation of collateral and the enforcement of guarantees would be sufficient to cover the potential amount of future payments required under the corresponding guarantees.

Commitments to Originate and Sell one- to four-family Residential Mortgages

The Bank has entered into agreements with the Federal Home Loan Bank of New York as part of its Mortgage Partnership Finance Program (“MPF Program”) to originate and sell one- to four-family residential mortgages. The contracts call for the Bank to provide “best efforts” to meet the commitment, with no penalties to be paid in the event the Bank is not able to fulfill the commitment. At June 30, 2020, December 31, 2019 and 2018, there were no open contracts.

The Bank generally makes a determination whether to sell a loan between the time the loan is committed to be closed and the day after closing. If a loan is selected to be sold, a commitment to deliver the loan by a certain date is made under the MPF Program. At June 30, 2020, December 31, 2019 and 2018, the Bank had no open commitments to deliver loans.

In the event that the Bank is not able to deliver a specific loan committed, substitutions can generally be made. Otherwise, the Bank may extend the commitment for a fee, or the Bank is required to pay a pair-off fee. There were no extension or pair-off fees paid by the Bank for the periods ended June 30, 2020 and December 31, 2019 or 2018. The Bank has sold and funded $68.6 million under the MPF Program, inclusive of USDA loans, to date. The principal outstanding on loans sold under the MPF Program is $14.3 million. The Bank continues to service loans sold under the MPF Program.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Under the terms of the MPF Program, there is limited recourse back to the Bank for loans that do not perform in accordance with the terms of the loan agreement. Each loan that is sold under the program is “credit enhanced” such that the individual loan’s rating is raised to “AA,” as determined by the Federal Home Loan Bank of New York. The sum of each individual loan’s credit enhancement represents the total recourse back to the Bank. The total recourse back to the Bank for loans sold was $2.2 million at December 31, 2019. A portion of the recourse is offset by a “first loss account” to which funds are allocated by the Federal Home Loan Bank of New York annually in January. The balance of the “first loss account” allocated to the Bank is $78,500 at December 31, 2019. In addition, many of the loans sold under the MPF Program have primary mortgage insurance, which reduces the Bank’s overall exposure. The potential liability for the recourse is considered when the Bank determines its allowance for loan losses. At December 31, 2019, there were eight loans, five of which were USDA mortgages, that had been sold under the MPF Program, that were past due 30 days or more and had an outstanding principal balance of approximately $683,000.

Lease Commitments

As part of the MSL merger, the Bank took on the assignment of a non-cancelable operating lease with Wal-Mart East for the space occupied by the Albion retail office. This lease is set to expire on May 31, 2021. Lease expense, since the merger, is included in occupancy expense and was $23,000 for the six month periods ended June 30, 2020 and 2019 and $45,000 for the year ending December 31, 2019.

Future minimum lease commitments under the operating lease are as follows:

	June 30,	December 31,
(In thousands)	2020	2019
	(unaudited)
2020	23	46
2021	19	19
	$42	$65

The lease contains an option to extend for additional periods, which are not included in the commitments above. There are no plans to renew this lease.

18.	Concentrations of Credit Risk

The majority of the Company’s activities are with customers located in the Finger Lakes Region of New York, but we have now expanded our market footprint to include Orleans County, located Northwest of the Finger Lakes, and diversified our loan portfolio with loan purchased from areas outside of the local region. See notes 4, 5 and 17 to the consolidated financial statements that discuss the types of securities that the Company invests in, the types of lending the Company engages in and commitments outstanding. The Company does not have any significant concentrations in any one industry or customer. From time to time, the Bank will maintain balances with its correspondent banks that exceed the $250,000 federally insured deposit limits. At June 30, 2020 and December 31, 2019, the Company's cash accounts did not materially exceed federally insured limit of $250,000. At June 30, 2020 and December 31, 2019, the Company held $7,854,000 and $2,568,000 at the Federal Home Loan Bank and Federal Reserve Bank, which are not subject to FDIC limits. Management routinely evaluates the credit worthiness of these correspondent banks, and does not feel they pose a significant risk to the Company.

19.	Related Party Transactions

Certain officers, directors and their affiliates are engaged in transactions with the Bank in the ordinary course of business. It is the Bank’s policy that all related party transactions are conducted at “arm’s length” and all loans and commitments included in such transactions are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers.

The following is a summary of the loans made to officers, directors and their affiliates for the periods ended June 30 and December 31:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Beginning balance	$2,755	$2,224	$2,907
Originations	393	1,334	106
Payments and change in status	(302)	(803)	(789)
Ending balance	$2,846	$2,755	$2,224

The aggregate amount of deposits owned by related parties was $1.7 million, $1.5 million and $1.7 million at June 30, 2020 and December 31, 2019 and 2018, respectively.

20.	Revenue from Contracts with Customers

The majority of the Company's revenue-generating transactions are not subject to ASC Topic 606, including revenue generated from financial instruments, such as loans and investment securities, which are presented in our consolidated statements of operations as components of net interest income. All of the Company's revenue from contracts with customers in the scope of Topic 606 is recognized within non-interest income.

The following table presents revenues subject to Topic 606 for the periods ended June 30 and December 31, 2019 and 2018, respectively.

	Six Months Ended June 30,		Years Ended December 31,
(In thousands)	2020	2019	2019	2018
	(unaudited)
Service charges on deposit accounts	$311	$405	$730	$592
Debit card interchange and surcharge income	343	361	731	592
E-commerce income	-	-	23	19
Investment services income	84	169	284	304
Insurance commission and fees	406	437	793	865
Loan servicing fees	71	53	171	190
	$1,215	$1,425	$2,732	$2,562

Service charges on deposit accounts: The Company earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which included services such as stop payment charges, wire transfers, and official check charges, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer's request. Account maintenance and inactivity fees, which relate primarily to monthly maintenance and servicing, are recognized at the time the end of the month in which maintenance occurs. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer's account balance.

Debit card interchange and surcharge income: The Company earns interchange income from debit cardholder transactions conducted through the MasterCard International Inc. payment network. Additionally, ATM surcharges are also assessed on foreign (non-customer) users at the Company’s ATM network of machines. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and foreign surcharges are a fixed fee per transaction. Both are recognized daily, concurrently with the transaction processing services provided to cardholder.

E-commerce income: The Company earns fees for merchant transaction processing services provided to its business customers by a third party service provider. Fees are also earned for credit cards provided to its consumer and business customers by a third party provider. The fees represent a percentage of the monthly transaction activity net of related costs, and are received from the service providers on a monthly basis.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Investment services income: The Company earns fees from investment brokerage services provided to its customers by an employee who acts as an agent for a third-party service provider, Cadaret Grant. The Company receives commissions from Cadaret Grant on a monthly basis based upon customer activity and balances held for the month. The Company employs the agent that arranges the relationship between the customer and the brokerage service provider. Investment brokerage commissions are presented gross based on the commission percentage earned. All related costs are recorded as operating expense.

Insurance commissions and fees: Regular commissions are earned upon the effective date of bound insurance coverage. They are paid by the insurance carrier and recorded by the Company through a monthly remittance. Contingent commissions are based on a contract but are dependent, not only on the level of policies bound with the carrier, but also on loss claim levels experienced through the last day of the year, volume growth or shrinkage. The Agency’s business is not considered to be significant to the carriers, and many of our insurance carriers are combined under an umbrella with other independent agents, making the contingent commission earned dependent on a calculation that includes the experience of others. As such, the level of contingent commissions is not readily determinable until it is paid, but does not have a significant impact on the Company’s financial results.

Loan servicing fees: The majority of income derived from loans is excluded from the scope of the amended guidance on accounting for revenue from contracts with customers. However, servicing fee revenue is generated in the form of late charges on customer loans. Late fees are transaction-based and are recognized at the point in time that the customer has exceeded the loan payment grace-period and the Company has earned the fee based on loan note. Fees are assessed as a percentage of the past-due loan payment amount.

Rental income: The Company owns several properties that were originally held as part of the retail banking facilities but have since been leased out under one-year renewable operating leases. All leases are written with triple-net terms, making related expenses the responsibility of the lessor.

Net gains/losses on sales of premises and equipment: The Company holds premises and equipment for the purpose of conducting business in the normal course, and usually, when sold, it has immaterial value and is sold without a contract or simply is disposed. However, when a piece of real estate previously held as Bank premises is sold, the Company records a gain or loss from the sale of the real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of real estate to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the real estate asset is disposed and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

Net gains/losses on sales of foreclosed real estate: The Company records a gain or loss from the sale of foreclosed real estate when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of foreclosed real estate to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the foreclosed real estate asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

21.	Merger with Medina Savings and Loan Association

On September 29, 2018, the Company completed its merger with Medina Savings and Loan Association. MSL was a locally owned and managed institution with two locations in Orleans County, New York. The fair value of total assets acquired as a result of the merger totaled $54.3 million, loans totaled $26.7 million and deposits totaled $50.4 million. The Company completed the merger to enhance its competitive strategic position, potential prospective business opportunities, liquidity, prospective financial condition, future earnings and business prospects.

The merger with MSL was accounted for as a business combination using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration paid were recorded at estimated fair values on the acquisition date. The consideration paid represents the appraised value of MSL. 171,440 shares of Company stock was issued to the Mutual Holding Company based on the market price per share of the Company as of the date of the merger. There was no goodwill recorded in the merger. The application of purchase accounting resulted in a bargain purchase gain of approximately $657,000. The bargain purchase gain is reflected in other charges, commissions & fees in noninterest income in the consolidated statement of operations. The driver of the gain on merger is the mutual savings structure of MSL. The number of institutions that could merge with MSL was limited and the mutual holding company structure of the Company allowed the merger to occur.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The following table summarizes the consideration paid for MSL and the fair value of assets acquired and liabilities assumed as of the acquisition date:

Allocation of Purchase Price
(In thousands)
Fair value of assets acquired
Cash and cash equivalents	$8,801
Interest-bearing time deposits in other banks	3,640
Securities available-for-sale pending settlement	11,521
Federal Home Loan Bank stock	45
Loans	26,733
Premises and equipment	678
Pension plan asset	1,690
Core depost intangible	964
Accrued interest receivable	136
Other assets	67
Total assets	$54,275
Fair value of liabilities assumed
Deposits	$50,406
Advances from borrowers for taxes and insurance	531
Borrowings	300
Deferred income taxes	202
Other liabilities	36
Total liabilities	$51,475
Net Assets Acquired	$2,800

Stock price of Seneca-Cayuga Bancorp, Inc. on September 29, 2018	$12.50
Number of Shares issued to the Mutual Holding Company	171,440
Total Consideration	$2,143

Bargain Purchase Gain	$657

Securities available-for-sale, securities available-for-sale pending settlement and interest-bearing time deposits with other banks: The estimated fair values were determined using Level 2 inputs in the fair value hierarchy. The fair values were determined using independent pricing services.

Loans: Acquired loans (impaired and non-impaired) are initially recorded at their acquisition-date fair values using Level 3 inputs. Fair values are based on a discounted cash flow methodology that involves assumptions and judgments as to credit risk, expected life-time losses, environmental factors, collateral values, discount rates, expected payments and expected prepayments. Specifically, the Company engaged a third party to prepare three separate loan fair value adjustments that it believed a market participant might employ in estimating the entire fair value adjustment necessary under ASC 820-10 for the acquired loan portfolio. The three-separate fair valuation methodology employed are: 1) an interest rate loan fair value adjustment, 2) a general credit fair value adjustment, and 3) a specific credit fair value adjustment for purchased credit impaired loans subject to ASC 310-30 procedures. The credit adjustment on purchased credit impaired loans is derived in accordance with ASC 310-30 and represents the portion of the loan balances that has been deemed uncollectible based on the Company’s expectations of future cash flows for each respective loan.

For all acquired loans, the interest rate loan fair value adjustment was prepared. Loans were grouped into homogeneous pools by characteristics such as loan type, term, collateral and rate. Market rates for similar loans were obtained from various internal and external data sources and reviewed for reasonableness. The average of these rates was used as the fair value interest rate a market participant would utilize. A present value approach was utilized to calculate the interest rate fair value discount of $171,000.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Additionally for loans acquired without credit deterioration, the acquired loan portfolio was grouped into three categories to be evaluated against historical loss ratios. Based on the foregoing, primarily including the relatively benign credit environment which has prevailed resulting in limited charge-offs and loan losses, the credit adjustment was established utilizing both MSL’s loss history and minimum adjustments. The levels of historical loan losses experienced by Medina, as well as peer financial institutions in-state, were minimal and as noted above, and would result in an adjustment below the level a typical market participant would apply on a purchased loan portfolio. Accordingly, to reflect a more realistic hypothetical market participant assumption in the absence of material loan losses on a recent historical basis, minimum adjustments were applied based on observations within the industry. More specifically, construction and commercial real estate loans were assigned minimum adjustments of 1.50%, while one- to four-family residential mortgage loans were assigned a minimum of 1.0%, and other commercial and industrial loans had minimum adjustments of 1.54%. For loans rated “substandard”, as identified by management, an incremental adjustment of 200% above the baseline level for pass performing loan was established to account for the higher aggregate credit losses which are expected to result from the identified credit weaknesses; a similar incremental adjustment of 300% was made for TDR loans. A credit fair value discount of $319,000 was determined.

The acquired loans were recorded at fair value at the acquisition date without carryover of MSL’s previously established allowance for loan losses. The table below illustrates the fair value adjustments made to the amortized cost basis in order to present a fair value of the loans acquired.

Gross amortized cost basis at merger date	$27,223
Interest rate fair value adjustment on pools of homogeneous loans	(171)
Credit fair value adjustment on pools of homogeneous loans	(311)
Credit fair value adjustment on purchased credit impaired loans	(8)
Fair value of acquired loans at merger date	$26,733

Both the interest rate and credit fair value adjustments related to loans acquired without evidence of credit quality deterioration will be substantially recognized as interest income on a level yield amortization method over the expected life of the loans. As of June 30, 2020 and December 31, 2019 the remaining balance of the interest rate fair balance adjustment was $138,000 and $151,000, respectively. The remaining balance of the credit fair value discount was $252,000 and $274,000 at June 30, 2020 and December 31, 2019, respectively.

Premises and equipment: The Company acquired two retail offices of MSL, one of which is under an operating lease with the remaining balance of leasehold improvements amortizing through the end of the lease in 2021. The majority of the value in premises was derived from the retail office in Medina, which underwent a significant renovation and building addition in 2018, prior to the merger. The cost per square foot of the new addition was applied to the existing building to estimate the current fair value of that location.

Pension plan asset: The value of the plan assets is determined by a third party actuary for the plan in accordance with the requirements of ASC 715-20 and ASC 715-30. The fair value recorded as the funded status represents the Level 2 valuation of the plan investments offset by the project benefit obligation determined by the actuary in accordance with the provisions of the plan document.

Core deposit intangible: The fair value of the core deposit intangible (“CDI”) is the economic benefit that a holder of deposits could expect to realize from the deposit base versus using an alternative source of funds. The CDI analysis considered only checking, money market and savings accounts as “core deposits”, many of which represent deposit relationships of lengthy duration. The valuation is determined by the present value of the difference of the net cost of the core deposit base versus the same amount of funds from an alternative funding source. The alternative funding source considered herein are brokered certificates of deposit, with the rates for specific maturities blended to correspond to the projected maturity of the core deposit base. The calculation of the fair value of the core deposit base consists of a two-step process: (1) calculating the after-tax value of core deposits in comparison to the alternative cost of funds; and (2) quantifying the tax benefits that would be realized as a result of CDI amortization.

Deferred income taxes: The transaction is treated for tax purposes as a merger and accordingly, the assets acquired and the liabilities assumed are recorded at “carryover” tax basis equal to MSL’s tax carrying value immediately preceding the merger. Consequently, deferred tax assets or liabilities are required for each asset or liability for which there is a difference between carryover tax basis and fair value on the transaction date.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Deposits (including escrow): All savings and transaction accounts of MSL are subject to variable rates, and the offering rates and other characteristics of these account types are generally consistent with competitors. Such deposit funds had no maturity and could be withdrawn on short notice with no penalty. Accordingly, the fair value of such deposit accounts is considered to equal the carrying value as of the merger date. The fair value analysis for time deposits consists of comparing the contractual cost of the time deposits to market rates with corresponding maturities. The portfolio was stratified based on monthly maturity through August 31, 2028. Cash flows were calculated representing interest payments to account holders based on the contract and market rates. The valuation adjustment of $56,000 reflects the present value of the difference of the cash flows based on the contract and market rates. The remaining balance of the valuation adjustment at June 30, 2020 and December 31, 2019 is $41,000 and $47,000, respectively.

Borrowings: Carrying value on the date of acquisition was determined to be fair value.

Acquisition-Related Expenses: Acquisition-related expenses incurred by the Company associated with the acquisition of MSL were $294,000 for year ended December 31, 2018. Such costs include legal and accounting fees, which have been expensed as incurred. Contract termination expenses, system conversion, and operations integration occurred in 2019, when the operational conversion took place. The total cost of conversion was $465,200. Based on the breakdown of the costs, if costs were determined to be a termination fees, de-conversion of data or other expenses related to the management of the conversion project they were recorded to expense and amounted to $175,300 for the year ended December 31, 2019. Those costs that were associated with expanding the current computer system to accommodate new products and services for Medina customers were capitalized and will be amortized over the remaining life of our system contract. The capitalized portion of conversion costs was $289,900 upon early adoption of ASU 2018-15.

The results of MSL have been included in the Company’s consolidated financial statements since the September 29, 2018 acquisition date. The following schedule includes pro-forma results for the period ended December 31, 2018 as if MSL had occurred as of the beginning of the comparable prior-reporting period.

Summary of Operations
(In thousands)	2018
Net Interest Income	$10,488
Provision for Loan Losses	175
Net Interest Income after Provision for Loan Losses	10,313
Noninterest income	2,817
Noninterest expense	14,005
Loss before Income Taxes	(875)
Income Tax Benefit	(324)
Net Loss	$(551)

Basic and Diluted Loss Per Share	$(0.22)

The pro-forma information for the year ended 2018 includes approximately $359,000 of revenue and a pre-tax net loss of $48,000 from MSL since the acquisition. The pro-forma information adjustments are: $294,000 of non-recurring expenses directly related to the acquisition, $705,000 related to the sale of certain assets by the target prior to the merger by MSL and $557,000 related to change in control payments recognized prior to the merger by MSL and related tax effects.

The pro-forma financial information is presented for informational purposes as is not indicative of the results of operations that actually would of have been achieved had the acquisition been consummated as of that time, nor is it intended to be a projection of future results.

22.	Fair Value Disclosures

Management uses its best judgment in estimating the fair value of the Company’s financial assets and liabilities; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial assets and liabilities, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sale transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective reporting dates and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial assets and liabilities subsequent to the respective reporting dates may be different from the amounts reported at each reporting date.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The Company uses fair value measurements to record fair value adjustments to certain financial assets and liabilities and to determine fair value disclosures. The fair value of a financial asset or liability is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in some instances, there may be no quoted market prices for the Company’s various financial assets and liabilities. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the financial asset or liability.

Fair value measurement guidance established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets or liabilities.

Level 2: Quoted prices in markets that are not active, or inputs that are observable directly or indirectly, for substantially the full term of the asset or liability.

Level 3: Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e. supported with little or no market activity).

An asset or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. There have been no changes in valuation techniques during the periods ended June 30, 2020 and December 31, 2019 or 2018.

The following information should not be interpreted as an estimate of the fair value of the entire Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparison between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company’s assets and liabilities at June 30, 2020, December 31, 2019 and December 31, 2018.

Cash and due from banks: The carrying amounts of cash and due from banks approximate fair values.

Interest-earning deposits: The carrying amounts of interest-earning term deposits held in banks approximate fair values.

Investment securities: The fair values of trading, available-for-sale, held-to-maturity and equity securities are obtained from an independent third party and are based on quoted prices on a nationally recognized exchange (Level 1), where available.  At this time, only the equity securities qualify as a Level 1 valuation. If quoted prices are not available, fair values are measured by utilizing matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).  Management made no adjustment to the fair value quotes that were received from the independent third party pricing service. In 2019, the Company purchased municipal bonds from local government entities. Since these deals were constructed between the Company and the small local government entities, they have not been evaluated by a third party service, and there was no discernable market for these investments. As such, it is deemed that the carrying value approximated fair value (Level 3).

Municipal Bonds:

The significant unobservable inputs used in the fair value measurement of the Company's municipal bonds are premiums for unrated securities and marketability discounts. Significant increases (decreases) in either of those inputs in isolation would result in a significantly lower (higher) fair value measurement. In general, changes in either of those inputs will not affect the other input.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Federal Home Loan Bank (FHLB) stock: The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB, resulting in a Level 2 classification. There have been no identified events or changes in circumstances that may have a significant adverse effect on the FHLB stock.

Loans: The fair values of loans, excluding impaired loans, are estimated using discounted cash flow analyses, using market rates at the statement of financial condition date that reflect the credit and interest rate risk inherent in the loans, resulting in a Level 3 classification. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Future cash flows are then discounted using the Bank’s weighted average rate on new loans and thus the resulting fair value represents exit pricing. Generally, for variable rate loans that reprice frequently and with no significant changes in credit risk, fair values are based on carrying values.

Impaired loans: Impaired loans are those loans in which the Company has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third party appraisals of the properties or discounted cash flows based upon expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value consists of loan balances less their valuation allowances.

Deposits: The fair values disclosed for demand deposits (e.g., interest and non-interest checking) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts), and are therefore classified as Level 1. Savings and money market account fair values are based on estimated decay rates and current costs. Fair values for fixed rate certificates of deposit, including brokered deposits, are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits. Due to the inputs necessary to calculate the fair value, savings and time deposits are considered Level 3 valuations that estimate exit pricing.

Accrued interest: The carrying amounts of accrued interest receivable and payable approximate fair value, and due to the short-term (30 days or less) nature of the balances, are considered Level 1.

Borrowings: Fair values of FHLB advances are estimated using discounted cash flow analysis, based on quoted prices for new FHLB advances with similar credit risk characteristics, terms and remaining maturity, resulting in a Level 2 classification. These prices obtained from this active market represent a fair value that is deemed to represent the transfer price if the liability were assumed by a third party.

Subordinated Debt: The carrying value is deemed to approximate the fair value.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The following table presents a comparison of the carrying amount and estimated fair value of the Company’s financial instruments at June 30, 2020, December 31, 2019 and 2018:

	June 30, 2020 (unaudited)
	Carrying				Fair
(In thousands)	Amount	Level 1	Level 2	Level 3	Value
Financial assets:
Cash and cash equivalents	$13,531	$13,531	$-	$-	$13,531
Securities available-for-sale	32,556	-	28,892	3,664	32,556
Securities held-to-maturity	1,819	-	1,867	-	1,867
Equity securities	1,081	1,081	-	-	1,081
Loans receivable	283,451	-	-	280,951	280,951
Federal Home Loan Bank of New York stock	2,271	-	2,271	-	2,271
Accrued interest receivable	1,547	1,547	-	-	1,547
Financial liabilities:
Deposits	$304,649	$84,399	$-	$220,645	$305,044
Long-term borrowings	32,603	-	34,584	-	34,584
Subordinated debt	735	-	735	-	735
Accrued interest payable	152	152	-	-	152

	December 31, 2019
	Carrying				Fair
(In thousands)	Amount	Level 1	Level 2	Level 3	Value
Financial assets:
Cash and cash equivalents	$13,448	$13,448	$-	$-	$13,448
Securities available-for-sale	30,627	-	28,115	2,512	30,627
Securities held-to-maturity	2,078	-	2,110	-	2,110
Equity securities	2,579	2,579	-	-	2,579
Loans receivable	259,620	-	-	262,929	262,929
Federal Home Loan Bank of New York stock	2,267	-	2,267	-	2,267
Accrued interest receivable	1,215	1,215	-	-	1,215
Financial liabilities:
Deposits	$283,338	$65,623	$-	$218,004	$283,627
Long-term borrowings	31,448	-	32,874	-	32,874
Subordinated debt	735	-	735	-	735
Accrued interest payable	104	104	-	-	104

	December 31, 2018
	Carrying				Fair
(In thousands)	Amount	Level 1	Level 2	Level 3	Value
Financial assets:
Cash and cash equivalents	$9,135	$9,135	$-	$-	$9,135
Securities available-for-sale	11,726	-	11,726	-	11,726
Securities held-to-maturity	2,764	-	2,821	-	2,821
Equity securities	10,902	10,902	-	-	10,902
Loans receivable	244,100	-	-	242,480	242,480
Federal Home Loan Bank of New York stock	2,087	-	2,087	-	2,087
Accrued interest receivable	1,046	1,046	-	-	1,046
Financial liabilities:
Deposits	$260,443	$64,729	$-	$193,970	$258,699
Short-term borrowings	1,000	-	1,002	-	1,002
Long-term borrowings	24,569	-	25,007	-	25,007
Subordinated debt	735	-	735	-	735
Accrued interest payable	91	91	-	-	91

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The following tables summarize assets measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019 and 2018, segregated by the level of valuation inputs within the hierarchy utilized to measure fair value:

	June 30, 2020 (unaudited)
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Securities available-for-sale:
Debt investment securities:
Residential mortgage-backed - US agency and GSEs	$-	$45	$-	$45
Municipal bonds	-	28,847	3,664	32,511
Equity investment securities:
Large cap equity mutual fund	30	-	-	30
Other mutual funds	1,051	-	-	1,051
Total investment securities	$1,081	$28,892	$3,664	$33,637

	December 31, 2019
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Securities available-for-sale:
Debt investment securities:
Residential mortgage-backed - US agency and GSEs	$-	$50	$-	$50
Municipal bonds	-	28,065	2,512	30,577
Equity investment securities:
Large cap equity mutual fund	31	-	-	31
Other mutual funds	2,548	-	-	2,548
Total investment securities	$2,579	$28,115	$2,512	$33,206

	December 31, 2018
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Securities available-for-sale:
Debt investment securities:
Residential mortgage-backed - US agency and GSEs	$-	$1,404	$-	$1,404
Residential mortgage-backed - private label	-	306	-	306
Municipal bonds	-	10,016	-	10,016
Equity investment securities:
Large cap equity mutual fund	24	-	-	24
Other mutual funds	10,878	-	-	10,878
Total investment securities	$10,902	$11,726	$-	$22,628

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The changes in Level 3 assets measured at estimated fair value on a recurring basis during the periods ended June 30, 2020 and December 31, 2019 and 2018 were as follows:

(In thousands)	Investment Securities
Balance - January 1, 2020	$2,512
Total gains realized/unrealized:
Included in earnings	-
Included in other comprehensive income	-
Purchases	1,159
Principal payments	(7)
Sales	-
Balance - June 30, 2020 (unaudited)	$3,664

(In thousands)	Investment Securities
Balance - January 1, 2019	$-
Total gains realized/unrealized:
Included in earnings	-
Included in other comprehensive income	-
Purchases	2,528
Principal payments	(16)
Sales	-
Balance - December 31, 2019	$2,512

(In thousands)	Investment Securities
Balance - January 1, 2018	$537
Total gains realized/unrealized:
Included in earnings	-
Included in other comprehensive income	-
Settlements	-
Principal payments	(537)
Sales	-
Balance - December 31, 2018	$-

In 2020 and 2019, the Company purchased municipal bonds from local government entities and those bonds are being held in the Company’s vault. The Company receives scheduled principal and interest payments from the municipalities based on the terms of the bonds. Since there was no discernable market for these investments, management is unable to determine a good estimate of fair value. As such, the carrying value is deemed to approximate fair value (Level 3).

Sensitivity of Significant Unobservable Inputs:

The following is a description of the sensitivity of significant unobservable inputs, the interrelationships between those inputs and other unobservable inputs used in recurring fair value measurement and how those inputs might magnify or mitigate the effect of changes in the unobservable inputs on the fair value measurement.

Municipal Bonds: The significant unobservable inputs used in the fair value measurement of the Company’s municipal bonds are premiums for unrated securities and marketability discounts. Significant increases (decreases) in either of those inputs isolation would result in a significantly lower (higher) fair value measurement. In general, changes in either of those inputs will not affect the other input.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment).

The following tables summarize assets measured at fair value on a nonrecurring basis at June 30, 2020 and December 31, 2019 and 2018 segregated by the level of valuation inputs within the hierarchy utilized to measure fair value:

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	At June 30, 2020 (unaudited)
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Impaired loans	$-	$-	$969	$969
Foreclosed real estate & repossessed assets	-	-	25	25

	December 31, 2019
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Impaired loans	$-	$-	$565	$565
Foreclosed real estate & repossessed assets	-	-	70	70

	December 31, 2018
				Total Fair
(In thousands)	Level 1	Level 2	Level 3	Value
Impaired loans	$-	$-	$1,514	$1,514
Foreclosed real estate & repossessed assets	-	-	50	50

There have been no transfers of assets in or out of any fair value measurement level.

The following table presents quantitative information about Level 3 fair value measurements for assets measured at fair value on a nonrecurring basis at June 30, 2020 and December 31, 2019 and 2018:

Quantitative Information about Level 3 Fair Value Measurements
	Valuation	Unobservable	Range
	Techniques	Input	(Weighted Avg.)
Impaired loans -	Appraisal of collateral	Appraisal Adjustments	5% - 35% (20%)
1-4 family residential		Costs to Sell	5% - 15% (10%)

Impaired loans -	Appraisal of collateral	Appraisal Adjustments	5% - 35% (25%)
Commercial real estate		Changes in property condition	10% - 20% (15%)
		Costs to Sell	5% - 15% (10%)

Impaired loans -	USDA Guarantee	Government guaranteed portion	20% (20%)
Other commercial and industrial

Foreclosed real estate and repossessed assets -	Appraisal of collateral	Appraisal Adjustments	5% - 35% (25%)
		Changes in property condition	10% - 20% (15%)
		Costs to Sell	5% - 15% (10%)

Impaired loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific valuation allowance for loan losses. For collateral dependent loans, fair value is commonly based on recent real estate appraisals. These real estate appraisals may include up to three approaches to value: the sales comparison approach, the income approach (for income-producing property) and the cost approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available, if applicable. Although the fair value of the property normally will be based on an appraisal, the valuation should be consistent with the price that a market participant will pay to purchase the property at the measurement date. Circumstances may exist that indicate that the appraised value is not an accurate measurement of the property’s current fair value. Examples of such circumstances include changed economic conditions since the last appraisal, stale appraisals, or imprecision and subjectivity in the appraisal process. Appraisal adjustments may be made by management to reflect these conditions resulting in a discount of the appraised value. In addition, a discount is typically applied to account for estimated costs to sell. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuations, and management’s expertise and knowledge of the client and client’s business. The methods used to determine the fair values of impaired loans typically result in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

Foreclosed real estate & repossessed assets: Assets acquired through foreclosure, transfers in lieu of foreclosure or repossession are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Similar to the impaired loan disclosures above, fair value is commonly based on recent real estate appraisals, or estimated value from auction house or qualified dealer, and adjusted as deemed necessary by independent appraisers and management and estimated costs to sell resulting in a level 3 fair value classification. Foreclosed and repossessed assets are evaluated on a monthly basis to determine whether an additional reduction in the fair value less estimated costs to sell should be recorded.

23.	Parent Company Only Financial Information

The following presents the condensed financial information pertaining only to Seneca-Cayuga Bancorp, Inc. as of and for the periods ended June 30, 2020 and December 31, 2019 and 2018:

Statements of Condition	June 30,	December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Assets
Cash and cash equivalents	$25	$172	$303
Securities available-for-sale, at fair value	540	8	7
Investment in bank subsidiary	31,126	29,603	28,690
Note receivable - ESOP	120	120	196
Other assets	68	-	5
Total assets	$31,879	$29,903	$29,201
Liabilities and Shareholders' Equity
Due to Bank	$914	$582	$560
Subordinated debt	735	735	735
Deferred tax liability	272	272	427
Other liabilities	620	83	110
Shareholders' equity	29,338	28,231	27,369
Total liabilities and shareholders' equity	$31,879	$29,903	$29,201

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	Six Months Ended		Years Ended
Statements of Operations	June 30,		December 31,
(In thousands)	2020	2019	2019	2018
	(unaudited)
Income
Dividends from bank subsidiary	$-	$-	$-	$-
Dividends from securities available-for-sale	-	-	1	7
Interest income	3	5	11	12
Gain on merger with Medina Savings and Loan Association	-	-	-	657
Other noninterest income	(51)	-	1	-
Total income	(48)	5	13	676
Expenses
Interest expense	39	45	81	73
Other expenses	(3)	52	99	250
Total expenses	36	97	180	323
Loss before taxes and equity in undistributed net income (loss) of
bank subsidiary	(84)	(92)	(167)	353
Income tax expense (benefit)	-	-	(155)	-
Loss before equity in undistributed net income (loss) of bank subsidiary	(84)	(92)	(12)	353
Equity in undistributed net income (loss) of bank subsidiary	775	3	99	(566)
Net income (loss)	$691	$(89)	$87	$(213)

	Six Months Ended		Years Ended
Statements of Cash Flows	June 30,		December 31,
(In thousands)	2020	2019	2019	2018
	(unaudited)
Operating Activities
Net income (loss)	$691	$(89)	$87	$(213)
Equity in undistributed net income (loss) of bank subsidiary	(775)	(3)	(99)	566
Net change in other assets	(68)	(30)	6	83
Net change in other liabilities	5	(7)	(182)	513
Net cash (used in) provided by operating activities	(147)	(129)	(188)	949
Investing Activities
Proceeds from the sale of investment securities available-for-sale	-	-	-	1,561
Repayments received on ESOP note	-	-	76	73
Net cash provided by investing activities	-	-	76	1,634
Financing activities
Net proceeds from (repayment of) advances on note payable	42	15	22	(1,361)
Treasury stock purchases	(42)	(36)	(41)	(11)
Infusion of capital into bank subsidiary	-	-	-	(944)
Net cash used in financing activities	-	(21)	(19)	(2,316)
Net change in cash and cash equivalents	(147)	(150)	(131)	267
Cash and cash equivalents at beginning of year	172	303	303	36
Cash and cash equivalents at end of year	$25	$153	$172	$303

24.	Segment Information

The Company has three primary business segments, its community banking franchise, its insurance agency and a limited-purpose commercial bank, which opened for business in 2019 to provide municipal banking services.

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

The community banking segment provides financial services to consumers and businesses principally in the Finger Lakes Region and Orleans County of New York State. These services include providing various types of loans to customers, accepting deposits, mortgage banking and other traditional banking services. Parent company and treasury function income is included in the community-banking segment, as the majority of effort for these functions is related to this segment. Major revenue sources include net interest income, service fees on deposit accounts and investment services commission. Expenses include personnel and branch-network support charges.

The insurance agency segment offers insurance coverage to businesses and individuals in the Finger Lakes Region. The insurance activities consist of those conducted through the Bank’s wholly owned subsidiary, Generations Agency. The primary revenue source is commissions. Expenses include personnel and office support charges.

The municipal banking segment is a New York State chartered limited-purpose commercial bank formed expressly to enable local municipalities, primarily within the Finger Lakes Region and Northwest New York State, to deposit public funds with the Commercial Bank in accordance with existing NYS municipal law. The Commercial Bank opened for business on January 2, 2019 and is a wholly owned subsidiary of the Bank. The major revenue source is net interest income. Expenses include personnel, rent and support charges for using the assets and technology of the Bank.

Information about the segments is presented in the following table as of and for the periods ended June 30, 2020 and 2019 and December 31, 2019 and 2018:

	Six Months Ended June 30,
	2020				2019
	Community		Municipal		Community		Municipal
(unaduited)	Banking	Insurance	Banking		Banking	Insurance	Banking
(In thousands)	Activities	Activities	Activities	Total	Activities	Activities	Activities	Total
Net interest income	$4,815	$-	$269	$5,084	$4,725	$8	$24	$4,757
Provision for loan losses	180	-	-	180	180	-	-	180
Net interest income after				-				-
provision for loan losses	4,635	-	269	4,904	4,545	8	24	4,577
Total noninterest income	1,105	409	-	1,514	1,294	441	-	1,735
Compensation and benefits	(2,525)	(195)	(38)	(2,758)	(2,877)	(224)	(19)	(3,120)
Other noninterest expense	(3,059)	(89)	(45)	(3,193)	(3,173)	(84)	(24)	(3,281)
(Loss) income before income taxes	156	125	186	467	(211)	141	(19)	(89)
Benefit for income taxes	(224)	-	-	(224)	-	-	-	-
Net (loss) income	$380	$125	$186	$691	$(211)	$141	$(19)	$(89)
Total assets	$364,772	$1,365	$49,210	$415,347	$352,841	$2,203	$2,203	$355,044

Seneca-Cayuga Bancorp, Inc.

Notes to Consolidated Financial Statements

As of June 30, 2020 (Unaudited) and December 31, 2019 and 2018,

And Six Months Ended June 30, 2020 and 2019 (Unaudited) and Years Ended December 31, 2019 and 2018

	Years Ended December 31,
	2019				2018
	Community		Municipal		Community
	Banking	Insurance	Banking		Banking	Insurance
(In thousands)	Activities	Activities	Activities	Total	Activities	Activities	Total
Net interest income	$9,553	$21	$28	$9,602	$8,953	$33	$8,986
Provision for loan losses	360	-	-	360	175	-	175
Net interest income after
provision for loan losses	9,193	21	28	9,242	8,778	33	8,811
Total noninterest income	2,736	811	-	3,547	2,242	872	3,114
Compensation and benefits	(5,669)	(412)	(56)	(6,137)	(5,582)	(512)	(6,094)
Other noninterest expense	(6,412)	(242)	(66)	(6,720)	(6,027)	(163)	(6,190)
(Loss) income before income taxes	(152)	178	(94)	(68)	(589)	230	(359)
Provision for income taxes	(155)	-	-	(155)	(146)	-	(146)
Net (loss) income	$3	$178	$(94)	$87	$(443)	$230	$(213)
Total assets	$367,707	$2,328	$46,067	$416,102	$352,841	$2,203	$355,044

The following represents a reconciliation of the Company’s reported segment assets:

	At June 30,	At December 31,
(In thousands)	2020	2019	2018
	(unaudited)
Total assets for reportable segments	$415,347	$416,102	$355,044
Elimination of intercompany balances	(43,027)	(68,553)	(36,882)
Consolidated total assets	$372,320	$347,549	$318,162

The accounting policies of each segment are the same as those described in the summary of significant accounting policies.

25.	Subsequent Events

The Company has evaluated subsequent events through August 25, 2020, which is the date the consolidated financial statements were available for issuance. The United States, as well as many countries around the world, are presently in the midst of a global health emergency related to a virus, commonly known as Novel Coronavirus (COVID-19). The overall consequences of COVID – 19 on a global, national, regional and local level are unknown, but it has the potential to result in a significant economic impact. The impact of this situation on the Company and its future results and financial position is not presently determinable.

On May 6, 2020, the Holding Company’s Board of Directors announced that the Mutual Holding Company, the Holding Company and the Bank expect to implement a second step stock conversion in which the Mutual Holding Company would sell its majority ownership in the Company in a “second-step” stock offering. Simultaneously, the Holding Company, which is currently in the mutual holding company structure, would reorganize to a fully public stock holding company.

As part of the conversion and reorganization, the Bank would become a wholly owned subsidiary of a new holding company. Shares of common stock of the Holding Company held by persons other than the Mutual Holding Company (whose shares would be cancelled) would be converted into shares of common stock of the new holding company pursuant to an exchange ratio generally intended to preserve the percentage ownership interests of such persons.

The second step transaction is subject to the approval of the Company’s stockholders (including approval by a majority of the shares held by persons other than the Mutual Holding Company), the voting members of the Mutual Holding Company (depositors of the Bank), the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Generations Bancorp or Generations Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Generations Bancorp or Generations Bank since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,727,875 Shares

Generations Bancorp NY, Inc.

(Proposed Holding Company for Generations Bank)

COMMON STOCK

par value $0.01 per share

__________________

PROSPECTUS

__________________

Keefe, Bruyette & Woods

A Stifel Company

November 12, 2020

________________

These securities are not deposits or accounts and are not federally insured or guaranteed.

_________________

Until February 18, 2021, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.